Filed pursuant to Rule 424(b)(3)
Registration No. 333-282177

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
The board of directors of ChoiceOne Financial Services, Inc. (“ChoiceOne”) is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to ChoiceOne shareholders to solicit proxies to vote at a special meeting of ChoiceOne's shareholders to be held on December 12, 2024 at 8:00 a.m. local time, at 129 East Division Street, Sparta, Michigan 49345, and at any adjournments of the special meeting. The board of directors of Fentura Financial, Inc. (“Fentura”) is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to Fentura shareholders to solicit proxies to vote at a special meeting of Fentura's shareholders to be held virtually on December 12, 2024 at 8:00 a.m. eastern time, at www.virtualshareholdermeeting.com/FETM2024SM, and at any adjournments of the special meeting.
ChoiceOne and Fentura entered into an Agreement and Plan of Merger, dated as of July 25, 2024 (the “merger agreement”). Under the terms of the merger agreement, Fentura will be merged with and into ChoiceOne, with ChoiceOne as the surviving corporation (the “merger”). The boards of directors of each of ChoiceOne and Fentura have each unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby. At the ChoiceOne special meeting, ChoiceOne shareholders will be asked to approve the issuance of shares of ChoiceOne common stock to shareholders of Fentura in connection with the merger and a proposal to amend ChoiceOne’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000, among other things. At the Fentura special meeting, Fentura shareholders will be asked to approve a proposal to approve the merger agreement, among other things.
Completion of the merger is subject to the satisfaction of customary closing conditions, including receipt of all required regulatory approvals and ChoiceOne and Fentura shareholder approvals. Upon completion of the merger, Fentura shareholders will be entitled to receive 1.35 shares of ChoiceOne common stock for each share of Fentura common stock that they own immediately before completion of the merger. The exchange ratio is fixed, but is subject to adjustment in certain limited circumstances (as set forth in the merger agreement). ChoiceOne shareholders will continue to own their existing ChoiceOne shares.
ChoiceOne common stock is listed on the NASDAQ Capital Market under the trading symbol “COFS.” Fentura common stock is quoted for trading on the OTCQX under the symbol “FETM.” On July 25, 2024, the date of the merger agreement, the closing price per share of ChoiceOne common stock was $25.58 and the closing price per share of Fentura common stock was $33.30. On October 16, 2024, the closing price per share of ChoiceOne common stock was $31.43 and the closing price per share of Fentura common stock was $38.75. We urge you to obtain current market quotations for the shares of ChoiceOne common stock and Fentura common stock.
Please read this joint proxy statement and prospectus carefully because it contains important information about the merger and the merger agreement. Carefully read the risk factors beginning on page 20. You can also obtain additional information about ChoiceOne from documents that ChoiceOne has filed with the Securities and Exchange Commission at www.sec.gov.
The shares of ChoiceOne common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. ChoiceOne common stock is subject to investment risks, including possible loss of value.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement and prospectus or determined if this joint proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement and prospectus is dated October 18, 2024 and is first being mailed to ChoiceOne shareholders on or about October 22, 2024 and to Fentura shareholders on or about October 22, 2024.

ChoiceOne Financial Services, Inc.
109 East Division
Sparta, Michigan 49345
(616) 887-7366
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 12, 2024
To the Shareholders of ChoiceOne Financial Services, Inc.:
We are pleased to invite you to attend the special meeting of shareholders of ChoiceOne Financial Services, Inc., a Michigan corporation (“ChoiceOne”), which will be held at 129 East Division Street, Sparta, Michigan 49345 on December 12, 2024, at 8:00 a.m., local time, for the following purposes:
1.	To vote on a proposal to approve the issuance of shares of ChoiceOne common stock to shareholders of Fentura in connection with the merger;
2.
To vote on a proposal to approve an amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000, a copy of which is attached hereto as Annex B; and

3.	To vote on a proposal to adjourn the ChoiceOne special meeting, if necessary or appropriate, to solicit additional proxies in favor of proposals 1 and 2.
We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
The ChoiceOne board of directors has fixed the close of business on October 15, 2024 as the record date for the ChoiceOne special meeting. Only ChoiceOne shareholders of record at that time are entitled to receive notice of, and to vote at, the ChoiceOne special meeting or any adjournment of the special meeting.
The ChoiceOne board of directors has unanimously adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby, and unanimously recommends that ChoiceOne shareholders vote “FOR” proposals 1, 2, and 3.
Your vote is very important. Whether or not you expect to attend the ChoiceOne special meeting in person, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy, (ii) calling the toll-free number listed on the proxy or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.
The joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the ChoiceOne special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference herein, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of ChoiceOne common stock, please contact Adom Greenland at 109 East Division, Sparta, Michigan 49345 or (616) 887-7366.

On behalf of the ChoiceOne Board of Directors,

Kelly J. Potes
Chief Executive Officer

October 18, 2024
Sparta, Michigan

Fentura Financial, Inc.
175 North Leroy Street
Fenton, MI 48430-3805
(810) 629-2263
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 12, 2024,
To the Shareholders of Fentura Financial, Inc.:
We are pleased to invite you to attend the special meeting of shareholders of Fentura Financial, Inc., a Michigan corporation (“Fentura”), which will be held virtually on December 12, 2024 at 8:00 a.m., eastern time, for the following purposes:
1.	To vote on a proposal to approve the merger agreement; and
2.	To vote on a proposal to adjourn the Fentura special meeting, if necessary or appropriate, to solicit additional proxies in favor of proposal 1.
We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.
Shareholders may participate in the special meeting by visiting the following website: www.virtualshareholdermeeting.com/FETM2024SM. To participate in the special meeting, you will need the 16-digit control number included on your notice, on your form of proxy or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the special meeting. However, even if you plan to attend the special meeting, Fentura recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the special meeting.
The Fentura board of directors has fixed the close of business on October 15, 2024 as the record date for the Fentura special meeting. Only Fentura shareholders of record at that time are entitled to receive notice of, and to vote at, the Fentura special meeting or any adjournment of the special meeting.
The Fentura board of directors has unanimously adopted the merger agreement and authorized and approved the merger and the transactions contemplated thereby, and unanimously recommends that Fentura shareholders vote “FOR” proposals 1 and 2.
Your vote is very important. Whether or not you expect to attend the Fentura special meeting, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy, (ii) calling the toll-free number listed on the proxy or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.
The joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Fentura special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference herein, and the Annexes in their entirety. If you have any questions concerning the merger, the merger agreement or the joint proxy statement and prospectus, or would like additional copies, please contact Aaron Wirsing at 175 North Leroy Street, Fenton, MI 48430 or (810) 629-2263.

On behalf of the Fentura Board of Directors,

Ronald L. Justice
Chief Executive Officer

October 18, 2024
Fenton, Michigan

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS	1
ADDITIONAL INFORMATION	2
QUESTIONS AND ANSWERS	3
SUMMARY	7
The Companies	7
The Merger	7
Summary Historical Consolidated Financial Data of ChoiceOne	11
Summary Historical Consolidated Financial Data of Fentura	13
Summary Selected Pro Forma Combined Data (Unaudited)	15
Comparative Per Share Data (Unaudited)	16
Comparative Market Prices	17
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
NON-GAAP FINANCIAL MEASURES	19
RISK FACTORS	20
THE CHOICEONE PROPOSALS	24
ChoiceOne Proposal 1 – Approval of Issuance of ChoiceOne Shares to Fentura Shareholders in the Merger	24
ChoiceOne Proposal 2 – Approval of the Amendment to ChoiceOne's Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	24
ChoiceOne Proposal 3 – ChoiceOne Adjournment Proposal	24
THE FENTURA PROPOSALS	26
Fentura Proposal 1 – Approval of the Merger Agreement	26
Fentura Proposal 2 – Fentura Adjournment Proposal	26
THE CHOICEONE SPECIAL MEETING	27
Date, Time and Place	27
Purpose of the ChoiceOne Special Meeting	27
ChoiceOne Record Date; Shareholders Entitled to Vote	27
Voting by ChoiceOne's Directors and Executive Officers	27
Quorum and Adjournment	27
Required Vote	28
Voting of Proxies by Holders of Record	28
Shares Held in Street Name	28
Attending the Meeting; Voting in Person	29
Revocation of Proxies	29
Solicitation of Proxies	29
THE FENTURA SPECIAL MEETING	30
Date, Time and Place	30
Purpose of the Fentura Special Meeting	30
Fentura Record Date; Shareholders Entitled to Vote	30
Voting by Fentura's Directors and Executive Officers	30
Quorum and Adjournment	30
Required Vote	31
Voting of Proxies by Holders of Record	31
Shares Held in Street Name	31
Attending or Voting at the Meeting	31
Revocation of Proxies	32
Solicitation of Proxies	32

i

ii

iii

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS
This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by ChoiceOne, constitutes a prospectus of ChoiceOne under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of ChoiceOne common stock to be offered to Fentura shareholders in connection with the merger. This joint proxy statement and prospectus also constitutes a proxy statement for ChoiceOne under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and a proxy statement for Fentura. It also constitutes a notice of meeting with respect to the special meeting of ChoiceOne shareholders and a notice of meeting with respect to the special meeting of Fentura shareholders.
You should rely only on the information contained in or incorporated by reference herein. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus. You should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement and prospectus to ChoiceOne shareholders or Fentura shareholders nor the issuance by ChoiceOne of shares of common stock pursuant to the merger will create any implication to the contrary.
This joint proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement and prospectus regarding ChoiceOne has been provided by ChoiceOne and information contained in this joint proxy statement and prospectus regarding Fentura has been provided by Fentura.
All references in this joint proxy statement and prospectus to “ChoiceOne” refer to ChoiceOne Financial Services, Inc. All references in this joint proxy statement and prospectus to “ Fentura” refer to Fentura Financial, Inc. All references in this joint proxy statement and prospectus to “we,” “our” and “us” refer to ChoiceOne and Fentura collectively, unless otherwise indicated or as the context requires.

ADDITIONAL INFORMATION
This joint proxy statement and prospectus references important business and financial information about ChoiceOne and Fentura from other documents that are not included in or delivered with this joint proxy statement and prospectus. You can obtain any of the documents filed with the SEC by ChoiceOne at no cost from the SEC's website at www.sec.gov. You can also obtain those documents referenced in this joint proxy statement and prospectus free of charge by requesting copies in writing or by telephone from ChoiceOne or Fentura, as applicable, at the respective address or telephone number below:

ChoiceOne Financial Services, Inc. 109 East Division Sparta, Michigan 49345 (616) 887-7366 Attention: Adom Greenland	Fentura Financial, Inc. 175 North Leroy Street Fenton, MI 48430-3805 (810) 629-2263 Attention: Aaron D. Wirsing

Investors may also visit ChoiceOne's or Fentura's website for more information about ChoiceOne or Fentura, respectively. ChoiceOne's website is www.choiceone.bank. Fentura's website is www.fentura.com. Information included on these websites is not incorporated by reference into, and does not constitute a part of, this joint proxy statement and prospectus.
If you would like to request any documents, please do so by December 5, 2024 in order to receive them before the special meetings.
For a more detailed description of the information incorporated by reference herein and how you may obtain it, see “Where You Can Find More Information” beginning on page 151.

QUESTIONS AND ANSWERS
Q:	Why am I receiving this joint proxy statement and prospectus and what will I be asked to vote on?
A:
ChoiceOne and Fentura have agreed to the merger pursuant to the terms of the merger agreement, a copy of which is included in this joint proxy statement and prospectus as Annex A. In order to complete the merger, among other things, ChoiceOne shareholders must approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger and an amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and Fentura shareholders must approve the merger agreement. In addition, while not conditions to the closing of the merger, ChoiceOne shareholders will vote on the ChoiceOne adjournment proposal and Fentura shareholders will vote on the Fentura adjournment proposal.

ChoiceOne and Fentura will hold separate special meetings of their shareholders to vote on these proposals.
Q:	What will I receive in the merger?
A:
ChoiceOne shareholders: Whether or not the merger is completed, ChoiceOne shareholders will retain the ChoiceOne common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of ChoiceOne common stock in the merger.

Fentura shareholders: If the merger is completed, Fentura shareholders will be entitled to receive 1.35 shares of ChoiceOne common stock for each share of Fentura common stock that they hold immediately before the effective time of the merger, plus cash in lieu of any fractional share of ChoiceOne common stock. The exchange ratio is fixed, but is subject to adjustment in certain limited circumstances (as set forth in the merger agreement). We urge you to obtain current market quotations for the shares of ChoiceOne common stock and Fentura common stock.
Q:	When and where will the special meetings be held?
A:
ChoiceOne shareholders: The special meeting of ChoiceOne shareholders will be held at 129 East Division Street, Sparta, Michigan 49345, on December 12, 2024, at 8:00 a.m., local time. For additional information about the meeting details, see “The ChoiceOne Special Meeting” on page 27.

Fentura shareholders: The special meeting of Fentura shareholders will be held virtually, on December 12, 2024, at 8:00 a.m., eastern time at www.virtualshareholdermeeting.com/FETM2024SM. For additional information about the meeting details, see “The Fentura Special Meeting” on page 30.
Q:	Who is entitled to vote at the special meetings?
A:
ChoiceOne shareholders: The record date for the ChoiceOne special meeting is October 15, 2024. Only record holders of shares of ChoiceOne common stock at the close of business on such date are entitled to notice of, and to vote at, the ChoiceOne special meeting.

Fentura shareholders: The record date for the Fentura special meeting is October 15, 2024. Only record holders of shares of Fentura common stock at the close of business on such date are entitled to notice of, and to vote at, the Fentura special meeting.
Q:	What constitutes a quorum at the special meetings?
A:
ChoiceOne shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the ChoiceOne special meeting must be present in person or represented by proxy to constitute a quorum. All shares of ChoiceOne common stock represented at the ChoiceOne special meeting, either in person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Fentura shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Fentura special meeting must be present virtually or represented by proxy to constitute a quorum. All shares of Fentura common stock represented at the Fentura special meeting, either virtually or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Q:	How many votes do I have?
A:
ChoiceOne shareholders: With respect to each proposal to be presented at the ChoiceOne special meeting, record holders of ChoiceOne common stock are entitled to one vote for each share of ChoiceOne common stock held at the close of business on the ChoiceOne record date.

Fentura shareholders: With respect to each proposal to be presented at the Fentura special meeting, record holders of Fentura common stock are entitled to one vote for each share of Fentura common stock held at the close of business on the Fentura record date.
Q:	What vote is required to approve each proposal?
A:
ChoiceOne shareholders: The proposal to amend ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock requires the affirmative vote of a majority of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote and abstentions will have the same effect as a vote against the proposal.

The proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger and the ChoiceOne adjournment proposal each require the affirmative vote of a majority of the votes cast on each proposal at the ChoiceOne special meeting. Failures to vote and abstentions will have no effect on the votes for the proposals.
Fentura shareholders: The proposal to approve the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Fentura common stock entitled to vote at the special meeting. Failures to vote and abstentions will have the same effect as a vote against this proposal.
The Fentura adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Fentura special meeting. Failures to vote and abstentions will have no effect on the vote for the proposal.
Q:	How does the ChoiceOne board of directors recommend that ChoiceOne shareholders vote?
A:
The ChoiceOne board of directors recommends that ChoiceOne shareholders vote “FOR” the proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger, “FOR” the proposal to approve the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and “FOR” the ChoiceOne adjournment proposal.

Q:	How does the Fentura board of directors recommend that Fentura shareholders vote?
A:	The Fentura board of directors recommends that Fentura shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the Fentura adjournment proposal.
Q:	How do I vote if I am a shareholder of record?
A:
ChoiceOne shareholders: If you were a record holder of ChoiceOne common stock at the close of business on the record date for the ChoiceOne special meeting, you may vote in person by attending the ChoiceOne special meeting or you may authorize a proxy to vote by:

•	submitting your ChoiceOne proxy by mail by using the provided self-addressed, stamped envelope;
•	visiting the internet site listed on the ChoiceOne proxy and following the instructions provided on that site anytime until 11:59 p.m. Eastern Time on December 11, 2024; or
•	calling the toll-free number listed on the ChoiceOne proxy and following the instructions provided in the recorded message anytime until 11:59 p.m. Eastern Time on December 11, 2024.
Fentura shareholders: If you were a record holder of Fentura common stock at the close of business on the record date for the Fentura special meeting, you may vote by attending the Fentura special meeting virtually or, you may authorize a proxy to vote by:
•	submitting your Fentura proxy by mail by using the provided self-addressed, stamped envelope;
•	visiting the internet site listed on the Fentura proxy and following the instructions provided on that site anytime until 11:59 p.m. Eastern Time on December 11, 2024; or
•	calling the toll-free number listed on the Fentura proxy and following the instructions provided in the recorded message anytime until 11:59 p.m. Eastern Time on December 11, 2024.

Q:	My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?
A:
No. If your shares are held through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement and prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee will not vote your shares on any of the proposals to be considered at the ChoiceOne special meeting or the Fentura special meeting, as applicable.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy directly to ChoiceOne or Fentura or by voting in person or virtually, as applicable, at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.
Q:	What will happen if I return my proxy without indicating how to vote?
A:
ChoiceOne shareholders: If you properly complete and sign your proxy but do not indicate how your shares of ChoiceOne common stock should be voted on a proposal, the shares of ChoiceOne common stock represented by your proxy will be voted as the ChoiceOne board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger, “FOR” the proposal to approve the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and “FOR” the ChoiceOne adjournment proposal.

Fentura shareholders: If you properly complete and sign your proxy but do not indicate how your shares of Fentura common stock should be voted on a proposal, the shares of Fentura common stock represented by your proxy will be voted as the Fentura board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, and “FOR” the Fentura adjournment proposal.
Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?
A:
Yes. If you are the record holder of either ChoiceOne or Fentura common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Corporate Secretary of ChoiceOne or the Corporate Secretary of Fentura, as applicable;
•	timely delivering a new, valid proxy bearing a later date;
•	casting a subsequent vote via telephone or the internet; or
•
attending the special meeting and voting in person or virtually, as applicable. Simply attending the ChoiceOne special meeting or the Fentura special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you hold shares of either ChoiceOne or Fentura in “street name,” you must contact your broker, bank or other nominee to change your vote.
Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?
A:	ChoiceOne shareholders: If you are a ChoiceOne shareholder, after the merger is completed, you are not required to take any action with respect to your shares of ChoiceOne common stock.
Fentura shareholders: If you are a Fentura shareholder, after the merger is completed, each share of Fentura common stock that you hold will be converted automatically into the right to receive 1.35 shares of ChoiceOne common stock, together with cash in lieu of any fractional share. You will receive instructions at that time regarding exchanging your Fentura shares for shares of ChoiceOne common stock. You do not need to take any action at this time. Please do not send your Fentura stock certificates with your proxy.

Q:	What are the material U.S. federal income tax consequences of the merger to ChoiceOne shareholders and Fentura shareholders?
A:
ChoiceOne and Fentura intend for the merger to be treated, and the obligation of ChoiceOne and Fentura to complete the merger is conditioned upon the receipt of an opinion from their respective legal counsel to the effect that the merger will be treated, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ChoiceOne shareholders: If you are a ChoiceOne shareholder, you will not recognize gain or loss on the retention of your ChoiceOne common stock pursuant to the merger.
Fentura shareholders: In general, if you are a Fentura shareholder and the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of your shares of Fentura common stock solely for shares of ChoiceOne common stock pursuant to the merger. However, you generally will recognize gain (or loss) on the receipt of cash in lieu of the receipt of a fractional share of ChoiceOne common stock pursuant to the merger in an amount equal to the difference between the cash received for such fractional share and your tax basis in your shares of Fentura common stock allocable to that fractional share.
For greater detail, see “Material U.S. Federal Income Tax Consequences” on page 82.
The U.S. federal income tax consequences described above may not apply to all holders of Fentura common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.
Q:	Are shareholders entitled to dissenters' rights?
A:
Under Michigan law, holders of Fentura common stock may dissent from the merger and be paid the “fair value” for their shares of Fentura common stock if the merger is approved. To be entitled to this payment, a Fentura shareholder must not vote for approval of the merger agreement and must deliver a written notice of dissent to Fentura before the vote of Fentura shareholders on the merger agreement. Fentura shareholders should read carefully the section of this joint proxy statement and prospectus entitled “Dissenters' Rights” on page 149.

Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise.
Q:	What if I hold shares in both ChoiceOne and Fentura?
A:
If you are both a ChoiceOne shareholder and a Fentura shareholder, you will receive two separate packages of proxy materials. A vote cast as a ChoiceOne shareholder will not count as a vote cast as a Fentura shareholder, and a vote cast as a Fentura shareholder will not count as a vote cast as a ChoiceOne shareholder. Therefore, please separately submit a proxy for each of your ChoiceOne and Fentura shares.

Q:	Who can help answer my questions?
A:
Shareholders of ChoiceOne or Fentura who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy, or who desire additional copies of this joint proxy statement and prospectus or additional proxies, should contact:

ChoiceOne Financial Services, Inc.
Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003
833-550-0985
COFS@allianceadvisors.com
Fentura Financial, Inc.
Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003
888-490-5073
FETM@allianceadvisors.com
You may also contact ChoiceOne Financial Services, Inc.’s Chief Financial Officer, Adom Greenland at (616) 887-7366 or Fentura Financial Inc.’s Chief Financial Officer, Aaron Wirsing at (810) 629-2263.

SUMMARY
The Companies
ChoiceOne
ChoiceOne Financial Services, Inc.
109 East Division
Sparta, Michigan 49345
Telephone: (616) 887-7366
ChoiceOne is a financial holding company incorporated in Michigan in February 1986 and headquartered in Sparta, Michigan. ChoiceOne's business is concentrated in the banking industry segment. ChoiceOne's common stock trades on the NASDAQ Capital Market under the symbol COFS.
As of June 30, 2024, ChoiceOne had, on a consolidated basis, total assets of $2.6 billion, gross loans of $1.4 billion, total deposits of $2.1 billion, and total shareholders' equity of $214.5 million. ChoiceOne conducts substantially all of its operations through its subsidiary, ChoiceOne Bank. ChoiceOne Bank's primary market areas lie within Kent, Muskegon, Newaygo, and Ottawa counties in western Michigan, and Lapeer, Macomb, and St. Clair counties in southeastern Michigan. As of June 30, 2024, ChoiceOne operated 29 full-service offices, five loan production offices, and one wealth office to serve these markets.
More information about ChoiceOne is available by visiting the “Investor Relations” section of its website at www.choiceone.bank. Information contained on ChoiceOne's website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For a more complete description of ChoiceOne's business, financial condition, results of operations and other important information, please refer to ChoiceOne's filings with the SEC that are incorporated by reference herein, including its Annual Report on Form 10-K for the year ended December 31, 2023. For instructions on how to find copies of these documents, see “Where You Can Find More Information” on page 151.
Fentura
Fentura Financial, Inc.
175 North Leroy Street
Fenton, MI 48430-3805
Telephone: (810) 629-2263
Fentura is a financial holding company incorporated in Michigan in December 1987 and headquartered in Fenton, Michigan. Fentura's business is concentrated in the banking industry segment. Fentura's common stock is quoted for trading on the OTCQX under the symbol FETM.
As of June 30, 2024, Fentura had, on a consolidated basis, total assets of $1.8 billion, gross loans of $1.5 billion, total deposits of $1.4 billion, and total shareholders' equity of $143.3 million. Fentura conducts substantially all of its operations through its wholly-owned subsidiary bank, The State Bank. Fentura's primary market areas lie within Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw, and Shiawassee counties in Michigan. As of June 30, 2024, Fentura operated 20 full-service offices and one loan production center to serve these markets.
More information about Fentura is available by visiting Fentura's website at www.fentura.com. Information contained on Fentura's website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For instructions on how to request additional information or documents from Fentura, see “Where You Can Find More Information” on page 151.
The Merger (see page 33)
Effects of the Merger (see page 33)
Subject to the terms and conditions of the merger agreement, as of the effective time of the merger, Fentura will be merged with and into ChoiceOne, the separate corporate existence of Fentura shall cease, and ChoiceOne shall be the surviving corporation in the merger.
Upon completion of the merger, Fentura shareholders will automatically have the right to receive 1.35 shares (the “exchange ratio”) of ChoiceOne common stock for each share of Fentura common stock they hold immediately before completion of the merger, plus cash in lieu of any fractional share of ChoiceOne common stock.

ChoiceOne's Reasons for the Merger and Recommendation of the ChoiceOne Board of Directors (see page 39)
The board of directors of ChoiceOne supports the merger and believes that it is in the best interests of ChoiceOne and its shareholders. In adopting the merger agreement and recommending approval of the ChoiceOne proposals set forth in this joint proxy statement and prospectus, the ChoiceOne board of directors consulted with members of ChoiceOne management and with ChoiceOne's legal and financial advisors, and also considered a number of factors that the ChoiceOne board of directors viewed as supporting its decisions, including, among other factors, that the merger will allow ChoiceOne to expand its franchise in attractive markets, is expected to enhance earnings and profitability beginning in 2025, will provide greater operating scale with a combined organization of approximately $4.3 billion in total assets and $3.6 billion in total deposits, and will result in manageable tangible book value dilution with an expected earn-back period of less than three years.
The ChoiceOne board of directors unanimously recommends that ChoiceOne shareholders vote “FOR” the proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger, “FOR” the proposal to approve the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and “FOR” the ChoiceOne adjournment proposal.
Fentura's Reasons for the Merger and Recommendation of the Fentura Board of Directors (page 36)
The board of directors of Fentura supports the merger and believes that it is in the best interests of Fentura and its shareholders. The board of directors of Fentura believes that partnering with ChoiceOne will maximize the long-term value of its shareholders' investment in Fentura, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Michigan. The Fentura board of directors considered a number of factors in adopting the merger agreement and recommending its approval by the shareholders of Fentura, including, among other factors, the potential of higher growth prospects of the combined company, ability for Fentura’s shareholders to participate in future earnings and appreciation in value of the combined company, availability of greater resources, operational efficiencies due to cost savings, the ability to expand to new geographical markets, retention of Fentura’s employees following the merger, and the fairness of the merger consideration to Fentura’s shareholders.
The Fentura board of directors unanimously recommends that Fentura shareholders vote “FOR” the proposal to approve the merger agreement, and “FOR” the Fentura adjournment proposal.
Opinion of ChoiceOne's Financial Advisor in Connection with the Merger (see page 51)
In connection with the adoption of the merger agreement, ChoiceOne's financial advisor, Janney Montgomery Scott LLC (“Janney”), delivered a written opinion, dated July 25, 2024, to the ChoiceOne board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be paid by ChoiceOne in the merger is fair, from a financial point of view, to ChoiceOne. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion, is attached as Annex D to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the ChoiceOne board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ChoiceOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ChoiceOne board of directors in connection with the merger, and it does not constitute a recommendation to any holder of ChoiceOne common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of Fentura's Financial Advisor in Connection with the Merger (see page 41)
In connection with the adoption of the merger agreement, Fentura's financial advisor, Hovde Group, LLC (“Hovde”), delivered a written opinion, dated July 25, 2024, to the Fentura board of directors, based upon and subject to the analysis and qualifications set forth therein, as of the date of the opinion, the exchange ratio to be received by the holders of Fentura common stock pursuant to the merger is fair, from a financial point of view, to holders of Fentura common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde in preparing the opinion, is attached as Annex E to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the Fentura board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Fentura to engage in the merger or enter into the merger agreement or constitute a recommendation to the Fentura board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Fentura common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Interests of Certain Fentura Directors and Executive Officers in the Merger (see page 62)
In considering the recommendation of the Fentura board of directors that Fentura shareholders vote to approve the proposals submitted for the Fentura shareholder vote set forth in this joint proxy statement and prospectus, Fentura shareholders should be aware that Fentura directors and executive officers have interests in the merger that are different from, or in addition to, those of Fentura shareholders generally. The Fentura board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that its shareholders approve the proposals submitted for the Fentura shareholder vote set forth in this joint proxy statement and prospectus.
Voting by Directors and Executive Officers and Voting Agreement (see page 27)
At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne directors, executive officers and their affiliates were entitled to vote 692,491 shares of ChoiceOne common stock, or approximately 7.7% of ChoiceOne common stock outstanding on that date. At the close of business on the record date for the Fentura special meeting, Fentura directors, executive officers and their affiliates were entitled to vote 469,704 shares of Fentura common stock, or approximately 10.4% of Fentura common stock outstanding on that date.
Fentura's directors and executive officers have entered into a Voting Agreement with ChoiceOne obligating them to vote their shares, in their capacity as Fentura shareholders, in favor of the merger agreement, subject to limited exceptions.
Regulatory Approval Required for the Merger (see page 65)
Approval of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) is required to complete the merger. The application to obtain such approval was filed by ChoiceOne on August 30, 2024. Approval has not yet been obtained. While ChoiceOne and Fentura expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.
Conditions to Completion of the Merger (see page 76)
The obligations of ChoiceOne and Fentura to complete the merger are subject to the satisfaction of certain conditions, including:
•	the approval by ChoiceOne shareholders of the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 15,000,000 to 30,000,000;
•	the approval by ChoiceOne shareholders of the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger;
•	the approval by Fentura shareholders of the merger agreement;
•	the declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement and prospectus forms a part;
•	the shares of ChoiceOne common stock to be issued as merger consideration have been accepted for listing on the NASDAQ Capital Market;
•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing completion of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the completion of the merger; and

•
the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would constitute a materially burdensome regulatory condition (as defined in the merger agreement).

In addition, each of ChoiceOne's and Fentura's obligations to effect the merger is subject to the satisfaction or waiver of additional conditions relating to the accuracy of the other party's representations and warranties, the performance of the other party's covenants, the absence of a material adverse effect on the other party and certain other matters.
No Solicitation of Alternative Proposals (see page 73)
If Fentura receives a bona fide unsolicited acquisition proposal from a third party and Fentura's board of directors, among other things, determines in good faith (after consultation with its legal and financial advisors) that such unsolicited proposal is or is reasonably likely to result in a superior proposal to the merger, then Fentura may furnish non-public information to and enter into discussions with that third party regarding the alternative acquisition proposal. Otherwise, the merger agreement generally precludes Fentura from directly soliciting or engaging in discussions or negotiations with a third party with respect to an alternative acquisition proposal.
Termination of the Merger Agreement (see page 78)
ChoiceOne and Fentura may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger agreement by shareholders. Either company may also terminate the merger agreement if the merger is not completed by July 25, 2025, subject to certain exceptions. In addition, Fentura may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions and the payment of a termination fee and either party may terminate the merger agreement in certain other circumstances.
Termination Fees (see page 79)
In the event of termination of the merger agreement in connection with a takeover proposal and certain other circumstances, Fentura may be required to pay a termination fee of $7,000,000.
Material U.S. Federal Income Tax Consequences of the Merger (see page 82)
ChoiceOne and Fentura expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, then, in general, Fentura shareholders who exchange their Fentura common stock for ChoiceOne common stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange. However, Fentura shareholders who receive cash in lieu of any fractional share of ChoiceOne common stock will recognize taxable gain or loss on that exchange in an amount equal to the difference between the cash received for such fractional share and such shareholder's tax basis in its shares of Fentura common stock allocable to that fractional share.
The U.S. federal income tax consequences described above may not apply to all holders of ChoiceOne and Fentura common stock. Your tax consequences will depend on your individual situation. You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.
Dissenters' Rights (see page 149)
Under Michigan law, the holders of Fentura common stock are entitled to dissenters' rights in connection with the merger. Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise.

Summary Selected Historical Consolidated Financial Data of ChoiceOne
The following tables set forth summary selected historical consolidated financial information of ChoiceOne as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022. The summary selected balance sheet and income statement data as of and for the six months ended June 30, 2024 and 2023 was derived from ChoiceOne's unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024, incorporated by reference herein. The summary selected balance sheet data as of December 31, 2023 and 2022 and the summary selected income statement data for the years ended December 31, 2023 and 2022 was derived from ChoiceOne's audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference herein. You should read this information in conjunction with ChoiceOne's consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2023. The historical results set forth below are not necessarily indicative of future results.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Income Statement Data:
Interest income	$58,376	$44,714	$98,980	$75,060
Interest expense	23,531	11,611	33,095	7,746
Net interest income	34,845	33,103	65,885	67,314
Provision for credit losses	—	(225)	150	250
Net gains (losses) on securities sales	—	—	(71)	(809)
Other noninterest income	8,134	7,156	14,977	14,881
Noninterest expense	27,962	27,568	55,074	53,478
Income before income tax	15,017	12,916	25,567	27,658
Income tax expense	2,797	2,070	4,306	4,018
Net income	$12,220	$10,846	$21,261	$23,640
Cash dividends declared per common share	$0.54	$0.52	$1.05	$1.01

Performance:
Earnings per common share
Basic	$1.62	$1.44	$2.82	$3.15
Diluted	1.61	1.44	2.82	3.15
Book value per common share	28.32	23.79	25.92	22.47
Return on average assets(1)	0.93%	0.90%	0.85%	1.00%
Return on average shareholders' equity(1)	11.91%	12.75%	12.00%	13.25%
Net interest margin	2.81%	2.88%	2.77%	3.01%
Net interest margin (tax-equivalent)(2)	2.88%	2.95%	2.83%	3.09%

Balance Sheet Data:
Total assets	$2,623,067	$2,483,726	$2,576,706	$2,385,915
Earning assets	2,412,326	2,277,665	2,377,331	2,182,866
Gross loans(3)	1,443,473	1,273,152	1,415,363	1,194,616
Total deposits	2,126,679	2,086,388	2,122,055	2,118,003
Borrowings	210,000	160,000	200,000	50,000
Subordinated debentures	35,630	35,385	35,507	35,262
Shareholders' equity	214,519	179,240	195,634	168,874
	2024	2023	2023	2022

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average Balance Sheet Summary
Total assets	$2,634,382	$2,407,032	$2,493,840	$2,373,374
Earning assets	2,490,648	2,294,872	2,378,646	2,232,844
Gross loans(3)	1,424,266	1,210,611	1,265,261	1,104,030
Total deposits	2,145,968	2,083,096	2,111,970	2,133,790
Borrowings	212,418	103,900	141,507	13,537
Subordinated debentures	35,566	35,321	35,382	35,211
Shareholders' equity	205,274	170,106	177,201	178,415

(1)	Annualized for the six months ended June 30, 2024 and 2023.
(2)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities. See Annex H – Reconciliation of Non-GAAP Financial Measures.

(3)	Includes core loans, loans held for sale and loans to other financial institutions.

Summary Selected Historical Consolidated Financial Data of Fentura
The following tables set forth summary selected historical consolidated financial information of Fentura as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022. The summary selected balance sheet and income statement data as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022 was derived from Fentura's unaudited interim consolidated financial statements and audited consolidated financial statements, respectively, included as Annex G to this joint proxy statement and prospectus and incorporated by reference herein. You should read this information in conjunction with Fentura’s consolidated financial statements and related notes and “Fentura’s Management’s Discussion and Analysis of Financial Condition and Operations” beginning on page 94. The historical results set forth below are not necessarily indicative of future results.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Income Statement Data:
Interest income	$43,028	$38,232	$79,681	$59,220
Interest expense	18,965	11,804	28,087	6,767
Net interest income	24,063	26,428	51,594	52,453
Provision for credit losses	753	441	(58)	3,105
Net gains (losses) on securities sales	—	—	—	—
Other noninterest income	4,669	4,788	9,271	9,880
Noninterest expense	22,087	21,953	42,668	40,585
Income before income tax	5,892	8,822	18,255	18,643
Income tax expense	1,122	1,752	3,626	3,710
Net income	$4,770	$7,070	$14,629	$14,933
Cash dividends declared per common share	$0.22	0.20	0.40	0.36

Performance:
Earnings per common share
Basic	$1.07	$1.60	$3.30	$3.38
Diluted	1.07	1.60	3.30	3.38
Book value per common share	31.91	29.30	31.02	28.40
Return on average assets(1)	0.54%	0.84%	0.85%	0.98%
Return on average shareholders' equity(1)	6.78%	11.08%	11.14%	12.30%
Net interest margin	2.87%	3.29%	3.17%	3.67%
Net interest margin (tax-equivalent)(2)	2.89%	3.32%	3.17%	3.67%

Balance Sheet Data:
Total assets	$1,756,629	$1,718,819	$1,738,952	$1,688,863
Earning assets	1,655,188	1,616,689	1,651,216	1,591,033
Gross loans	1,459,929	1,472,288	1,473,471	1,436,166
Total deposits	1,427,059	1,380,192	1,394,182	1,332,883
Borrowings	164,397	186,550	184,500	208,350
Trust-preferred securities	14,000	14,000	14,000	14,000
Shareholders' equity	143,301	130,690	138,702	126,087

	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average Balance Sheet Summary:
Total assets	$1,767,127	$1,696,660	$1,718,339	$1,523,419
Earning assets	1,676,786	1,606,599	1,627,284	1,429,605
Gross loans	1,466,747	1,458,766	1,468,193	1,247,996
Total deposits	1,434,807	1,329,367	1,359,768	1,269,944
Borrowings	181,498	224,653	212,781	116,596
Trust-preferred securities	14,000	14,000	14,000	14,000
Shareholders' equity	141,568	128,673	131,341	121,422

(1)	Annualized for the six months ended June 30, 2024 and 2023.
(2)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities. See Annex H – Reconciliation of Non-GAAP Financial Measures.

Summary Selected Pro Forma Combined Data (Unaudited)
The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.
The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential benefits of the merger, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the period presented.

($ in thousands, except per share data)	For the six months ended June 30, 2024	For the year ended December 31, 2023
Pro Forma Combined Income Statement Data
Net interest income	$67,410	$134,483
Provision for credit losses	753	92
Noninterest income	12,803	24,177
Operating expenses	53,229	104,101
Income tax expense	5,037	10,167
Net income	21,195	44,299
Net income per common share
Basic	$1.41	$2.96
Diluted	$1.41	$2.95

($ in thousands, except per share data)	As of June 30, 2024
Pro Forma Combined Balance Sheet Data(1)
Total assets	$4,428,537
Total loans	$2,840,645
Total deposits	$3,553,738
Shareholders' equity	$399,180

(1)
The pro forma combined comparative per share data (see below) and pro forma combined balance sheet data assumes the issuance as merger consideration of approximately 6,061,617 shares of ChoiceOne common stock. This is based on the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock outstanding as of the respective balance sheet date, and a market price per share of ChoiceOne common stock of $29.30 as of December 31, 2023 and $28.65 as of June 30, 2024. The number of shares to be issued is subject to adjustment in certain limited circumstances.

Comparative Per Share Data (Unaudited)
The following table shows information about earnings per share, dividends paid per share, and tangible book value per share, on a historical basis and on a pro forma combined and equivalent pro forma per share basis.

Comparative Per Share Data	ChoiceOne Historical	Fentura Historical	Pro Forma Combined(1)(2)	Equivalent Pro Forma Per Share of Fentura(3)
Six months ended June 30, 2024:
Basic earnings	$1.62	$1.07	$1.55	$2.10
Diluted earnings	1.61	1.07	1.55	2.09
Cash dividends paid	0.54	0.22	0.54	0.73
Tangible book value(4)	20.22	29.84	15.88	21.44

Year ended December 31, 2023:
Basic earnings	$2.82	$3.30	$3.26	$4.40
Diluted earnings	2.82	3.30	3.25	4.39
Cash dividends paid	1.05	0.40	1.05	1.42
Tangible book value(4)	17.73	28.92	14.18	19.14

(1)
The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of ChoiceOne and Fentura, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of ChoiceOne and Fentura, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value amount, however, does include the impact of estimated contractually obligated merger costs due upon completion of the merger. The average pro forma shares of ChoiceOne and Fentura reflect historical basic and diluted shares, plus historical basic and diluted average shares of Fentura, as adjusted based on the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.

(2)	Pro forma combined cash dividends paid represents ChoiceOne's historical amounts only.
(3)
The equivalent pro forma per share amounts of Fentura were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.35 shares of ChoiceOne common stock for each share of Fentura common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.

(4)	Non-GAAP financial measure. See Annex H – Reconciliation of Non-GAAP Financial Measures.

Comparative Market Prices
The following table shows the high, low and closing sale prices of ChoiceOne common stock as quoted for trading on the NASDAQ Capital Market and of Fentura common stock as quoted for trading on the OTCQX, and dividends paid by each of ChoiceOne and Fentura, for each of the quarterly periods presented. The over-the-counter market quotations for Fentura reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	ChoiceOne Common Stock			Fentura Common Stock
	High	Low	Closing	High	Low	Closing
2024
First Quarter	31.20	23.24	27.35	27.20	24.06	24.40
Second Quarter	28.74	21.52	28.65	24.39	22.50	22.50
2023
First Quarter	29.53	25.15	25.24	24.10	21.10	21.31
Second Quarter	26.39	20.33	23.00	21.21	19.00	19.35
Third Quarter	25.25	19.41	19.64	23.74	19.35	23.74
Fourth Quarter	32.14	15.84	29.30	27.20	22.73	27.20
2022
First Quarter	27.17	24.30	25.06	29.25	27.20	27.90
Second Quarter	25.97	19.42	20.14	27.85	24.40	25.00
Third Quarter	24.00	19.20	21.72	25.20	23.00	23.00
Fourth Quarter	29.99	21.00	29.00	23.40	22.12	22.20

The table below sets forth the closing sale prices of each of ChoiceOne and Fentura common stock as of (a) July 24, 2024, the last trading day before the merger agreement was announced, and (b) October 16, 2024, the last practicable trading date before the date of this joint proxy statement and prospectus. The table also sets forth, for each date, the equivalent price per share of Fentura common stock, which was calculated by multiplying the exchange ratio of 1.35 by the closing price of ChoiceOne common stock on such date.

	ChoiceOne Common Stock	Fentura Common Stock	Equivalent Price per Share of Fentura Common Stock
July 24, 2024	$29.76	$29.90	$40.18
October 16, 2024	$31.43	$38.75	$42.43

The market price of ChoiceOne common stock and Fentura common stock will fluctuate prior to the date of the ChoiceOne special meeting, the date of the Fentura special meeting and the date a Fentura shareholder receives the merger consideration. Fentura shareholders should obtain a current price quotation for the shares of ChoiceOne common stock to update the implied value for a share of Fentura common stock.
Fentura has been paying a regular quarterly cash dividend on Fentura common stock. Pursuant to the merger agreement, Fentura may not declare, pay, or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Fentura common stock except for regular quarterly cash dividends of $0.11 per share on Fentura common stock payable in the ordinary course of business consistent with past practice.
As of October 15, 2024, there were 396 shareholders of record of Fentura common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement and prospectus and the documents incorporated by reference herein contain forward-looking statements regarding ChoiceOne's and Fentura's outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on ChoiceOne's future financial performance (including anticipated accretion to earnings per share and tangible book value earn back period), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger, and consequences of Fentura's integration into ChoiceOne. Words such as “anticipated,” “believes,” “estimated,” “expected,” “projected,” “assumed,” “approximately,” “continued,” “should,” “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a guaranty of future results and is presented for informational purposes only.
Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Neither ChoiceOne nor Fentura assumes any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Risk factors relating both to the merger and the integration of Fentura into ChoiceOne after closing include, without limitation and in addition to those set forth elsewhere in this joint proxy statement and prospectus:
•
the failure to obtain necessary regulatory approvals when expected or at all and the risk that such approvals may result in the imposition of conditions that could constitute a materially burdensome regulatory condition;

•	the failure of either ChoiceOne or Fentura to obtain shareholder approval or to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the dilution caused by the issuance of additional shares of ChoiceOne common stock as merger consideration;
•	the ability of ChoiceOne to successfully combine and integrate the businesses of ChoiceOne and Fentura;
•
the possibility that the anticipated benefits of the transaction, including anticipated cost savings, synergies, and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Fentura do business, or as a result of other unexpected factors or events;

•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•
risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions and possible failures in realizing the anticipated benefits from acquisitions;

•	diversion of management's attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
•	the outcome of any legal proceedings that may be instituted against ChoiceOne or Fentura.
In addition, risk factors include, but are not limited to, the risk factors described in this joint prospectus and proxy statement under the heading “Risk Factors” beginning on page 20 and in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2023. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

NON-GAAP FINANCIAL MEASURES
In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this joint proxy statement and prospectus and the documents incorporated by reference herein include certain non-GAAP financial measures. Non-GAAP financial measures include financial measures that exclude or include amounts, or are subject to adjustments that have the effect of excluding or including amounts, that are otherwise included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in a company's statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include other operating and statistical measures, or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.
ChoiceOne and Fentura each believe that the non-GAAP financial measures presented in this joint proxy statement and prospectus and the documents incorporated by reference herein provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne and Fentura. The non-GAAP financial measures set forth in this joint proxy statement and prospectus and the documents incorporated by reference herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. Moreover, the manner in which ChoiceOne or Fentura calculates the non-GAAP financial measures that it discusses in this joint proxy statement and prospectus and the documents incorporated by reference herein may differ from the manner in which other banking organizations calculate measures with similar names. You should understand how such other banking organizations calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures in this joint proxy statement and prospectus and the documents incorporated by reference herein when comparing such non-GAAP financial measures.
Where non-GAAP financial measures are used herein, the most directly comparable GAAP financial measure, as well as the reconciliation to the most directly comparable GAAP financial measure, can be found in Annex H to this joint proxy statement and prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the risk factors included in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2023 and the matters addressed in this joint proxy statement and prospectus under the heading “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the merger agreement.
The value of the merger consideration will fluctuate with the price of ChoiceOne common stock and Fentura shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each share of Fentura common stock will be converted into the right to receive merger consideration consisting of shares of ChoiceOne common stock and cash in lieu of any fractional share pursuant to the terms of the merger agreement. There will be no adjustment made to the merger consideration as a result of fluctuations in the market price of ChoiceOne common stock or Fentura common stock. As a result, it is likely that the value of ChoiceOne common stock that a Fentura shareholder receives in the merger will be different than the value of such shares on the date that the Fentura board of directors and the ChoiceOne board of directors adopted the merger agreement, on the date of the information concerning ChoiceOne common stock value presented in this joint proxy statement and prospectus, on the date that you vote to approve the merger agreement, and on the date the merger is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in ChoiceOne's or Fentura's business, operations and prospects, and regulatory considerations. Many of these factors are beyond ChoiceOne's and Fentura's control. Accordingly, at the time of the ChoiceOne or the Fentura special meeting, as applicable, you will not necessarily know or be able to calculate the exact value of the shares of ChoiceOne common stock the Fentura shareholders will receive upon completion of the merger. You should obtain current market quotations for shares of ChoiceOne common stock and for shares of Fentura common stock.
Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated or constitute a materially burdensome regulatory condition.
Before the merger may be completed, regulatory approvals must be obtained from the Federal Reserve Board. The Federal Reserve Board will consider, among other factors, the competitive impact of the merger, Fentura's and ChoiceOne's financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and may impose conditions, limitations, obligations or restrictions on the conduct of the combined company's business or require changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals or whether any conditions, limitations, obligations or restrictions will be imposed and, if imposed, whether such conditions, limitations, obligations or restrictions will have the effect of preventing or materially delaying the completion of the merger, will constitute a materially burdensome regulatory condition, will impose additional material costs on or materially limit the revenues of the combined company following the merger or otherwise materially reduce the anticipated benefits of the merger.
Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party's business and operations.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ChoiceOne or Fentura. These uncertainties may impair ChoiceOne's or Fentura's ability to attract, retain and motivate key personnel until the merger is completed. Retention of certain employees by ChoiceOne and Fentura may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ChoiceOne or Fentura, ChoiceOne's business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with ChoiceOne or Fentura to seek to change existing business relationships with ChoiceOne or Fentura, or delay or defer certain business decisions with respect to ChoiceOne or Fentura, which could negatively affect ChoiceOne's or Fentura's respective revenues, earnings and cash flows, as well as the market price of ChoiceOne common stock or Fentura common stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts each of ChoiceOne and Fentura from taking specified actions without the consent of the other until the merger occurs or the merger agreement is terminated. These restrictions may prevent ChoiceOne or Fentura from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Completion of the Transaction,” beginning on page 70, for a summary of certain of the contractual restrictions to which ChoiceOne and Fentura are subject.
Combining the two companies may be more difficult, costly or time-consuming than we expect.
The difficulties of merging the operations of Fentura with those of ChoiceOne include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the business activities of the companies, and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and integration of Fentura into ChoiceOne could have an adverse effect on the business and results of operations of Fentura or ChoiceOne. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, including their business models, employees, cultures and operating systems. Inability to integrate our operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.
ChoiceOne shareholders' and Fentura shareholders' percentage ownership of the combined company will be much smaller than their percentage ownership of ChoiceOne or Fentura individually.
ChoiceOne shareholders currently have the right to vote in the election of the ChoiceOne board of directors and on other matters affecting ChoiceOne, and Fentura shareholders currently have the right to vote in the election of the Fentura board of directors and on other matters affecting Fentura. When the merger occurs, each Fentura shareholder will become a shareholder of ChoiceOne, and each of the ChoiceOne shareholders and Fentura shareholders will have a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of either ChoiceOne or Fentura individually. Because of this, each of the ChoiceOne shareholders and Fentura shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of ChoiceOne or Fentura individually.
The market price of ChoiceOne's common stock following the merger may be affected by factors different from those affecting the market prices of Fentura's common stock or ChoiceOne's common stock prior to the merger.
The businesses of ChoiceOne and Fentura differ, and therefore the results of operations of the combined company and the market price of ChoiceOne's common stock after completion of the merger may be affected by factors different from those affecting the results of operations and market prices of Fentura common stock or ChoiceOne's common stock prior to the merger.
The merger agreement limits Fentura's abilities to pursue alternatives to the merger.
The merger agreement contains provisions that limit the ability of Fentura to encourage or consider competing third-party proposals related to an alternative transaction. These provisions, which include a $7,000,000 termination fee payable by Fentura under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Fentura from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Fentura than it might otherwise have proposed to pay.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on ChoiceOne and Fentura.
The merger agreement is subject to a number of customary closing conditions that must be fulfilled in order to complete the merger. Those conditions include, among others, receipt of ChoiceOne shareholder approval and Fentura shareholder approval, declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement and prospectus is a part, the absence of any order, injunction, decree, or other legal restraint or prohibition preventing completion of the merger or making the merger illegal, receipt of required regulatory approvals, continued accuracy of certain representations and warranties by both parties and performance by both parties of certain covenants and agreements.

If the merger agreement is terminated, there may be various consequences to ChoiceOne and Fentura including:
•
ChoiceOne's business and Fentura's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger; and

•	ChoiceOne and Fentura may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger.
If the merger agreement is terminated, ChoiceOne shareholders and Fentura shareholders cannot be certain that either ChoiceOne or Fentura would be able to find a party willing to enter into a transaction on terms equally favorable to or more favorable than the terms of the merger.
The unaudited pro forma condensed combined financial information included in this document is for illustrative purposes only and the actual financial condition and results of operations of ChoiceOne after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what ChoiceOne's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that ChoiceOne and Fentura believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Fentura identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Fentura as of the date of the completion of the merger. Accordingly, the final accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” on page 86.
We may fail to realize the cost savings estimated for the merger.
ChoiceOne expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of ChoiceOne and Fentura in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if ChoiceOne is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all or may take longer to realize than expected.
The fairness opinion received by the ChoiceOne board of directors from Janney and the fairness opinion received by the Fentura board of directors from Hovde have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions.
The fairness opinions of Janney and Hovde were rendered to the parties' respective board of directors on July 25, 2024. Changes in the operations and prospects of ChoiceOne or Fentura, general market and economic conditions and other factors which may be beyond the control of ChoiceOne and Fentura may have altered the value of ChoiceOne or Fentura or the market prices of shares of ChoiceOne common stock or Fentura common stock as of the date of this joint proxy statement and prospectus, or may alter such values and market prices by the time the merger is completed. The opinions from Janney and Hovde, each dated July 25, 2024, do not speak as of any date other than the dates of such opinions.
The merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in a shareholder's recognition of taxable gain or loss in respect of all of his or her Fentura common stock.
ChoiceOne and Fentura intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Internal Revenue Service (“IRS”) will not provide a ruling on the matter. Each of ChoiceOne and Fentura will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for U.S. federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position.
If the merger fails to qualify as a reorganization, Fentura shareholders generally would recognize gain or loss on each share of Fentura common stock surrendered in an amount equal to the difference between the shareholder's adjusted tax basis in that share and the fair market value of the ChoiceOne common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, Fentura shareholders will recognize taxable gain with respect to any cash in lieu of fractional shares, received upon completion of the merger in exchange for their shares of Fentura common stock.
Litigation may be filed against ChoiceOne, Fentura, and their respective boards of directors that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that shareholders of ChoiceOne or Fentura may file putative shareholder class action lawsuits against ChoiceOne, Fentura, or their respective boards of directors. Among other remedies, the plaintiffs may seek to enjoin the merger. The outcome of any such litigation is uncertain. If any such litigation is not resolved, such lawsuits could prevent or delay completion of the merger and could result in substantial costs to ChoiceOne and Fentura, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the business, financial condition, results of operations, cash flows or stock market price of ChoiceOne, Fentura, or the combined company.
We will incur significant transaction and merger-related integration costs.
ChoiceOne expects to incur significant costs associated with completing the Fentura acquisition and integrating Fentura's operations into ChoiceOne's operations and is continuing to assess the impact of these costs. Although we believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Fentura's business with ChoiceOne's business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
The Fentura acquisition may be completed on different terms from those contained in the merger agreement.
Prior to the completion of the merger, ChoiceOne and Fentura may, by mutual agreement, amend or alter the terms of the merger agreement, including with respect to, among other things, the merger consideration payable by ChoiceOne to Fentura's shareholders or any covenants or agreements with respect to the parties' respective operations during the pendency thereof. Any such amendments or alterations may have negative consequences to ChoiceOne.
Additional Risks Relating to ChoiceOne's business.
Investing in ChoiceOne's common stock involves risks. You should read and consider risk factors specific to ChoiceOne's business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in ChoiceOne's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference herein. Please see “Where You Can Find More Information” on page 151 for the location of information incorporated by reference herein.

THE CHOICEONE PROPOSALS
ChoiceOne Proposal 1 – Approval of Issuance of ChoiceOne Shares to Fentura Shareholders in the Merger
At the ChoiceOne special meeting, the ChoiceOne shareholders will be asked to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger. If the merger is completed, Fentura shareholders will receive 1.35 shares of ChoiceOne common stock for each share of Fentura common stock that they hold immediately before the effective time of the merger. Approval of this proposal is a condition to the closing of the merger.
After careful consideration, the ChoiceOne board of directors unanimously approved the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger.
The ChoiceOne board of directors unanimously recommends that ChoiceOne shareholders vote “FOR” the proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger.
ChoiceOne Proposal 2 – Approval of the Amendment to ChoiceOne's Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock
At the ChoiceOne special meeting, ChoiceOne shareholders will be asked to approve a proposal to amend ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock from 15,000,000 to 30,000,000. A copy of the proposed amendment to ChoiceOne's Restated Articles of Incorporation is attached to this joint proxy statement and prospectus as Annex B. Approval of this proposal is a condition to the closing of the merger.
As of the close of business on the record date, October 15, 2024, ChoiceOne had no shares of ChoiceOne preferred stock issued and outstanding and 8,963,258 shares of ChoiceOne common stock issued and outstanding, and approximately 279,788 shares of ChoiceOne common stock reserved for issuance under various equity incentive plans. Based on the number of shares of Fentura common stock outstanding as of such date, if the merger is completed, ChoiceOne would be required to issue approximately 6,068,256 additional shares of ChoiceOne common stock to the Fentura shareholders. As there are an insufficient number of authorized and unissued shares of ChoiceOne common stock available to issue such shares to Fentura shareholders, authorization of additional shares of ChoiceOne common stock is necessary to complete the merger. Further, the ChoiceOne board of directors believes that it is advisable to have additional authorized shares of common stock available for important corporate purposes, such as to provide the ability to react quickly to strategic opportunities and to attract and retain talented employees through the use of equity incentive compensation. Although there are no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, other than the issuance of shares in connection with the merger, such additional shares would be available for potential stock offerings, stock splits and dividends, acquisitions, employee benefit plans and other corporate purposes that might be proposed in the future. The additional shares of ChoiceOne common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.
After careful consideration, the ChoiceOne board of directors unanimously adopted and approved, subject to approval by the ChoiceOne shareholders, an amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock from 15,000,000 to 30,000,000.
The ChoiceOne board of directors unanimously recommends that ChoiceOne shareholders vote “FOR” the proposal to amend ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock.
ChoiceOne Proposal 3 – ChoiceOne Adjournment Proposal
The ChoiceOne special meeting may be adjourned to another time or place if there are insufficient votes represented at the ChoiceOne special meeting to constitute a quorum necessary to conduct business at the ChoiceOne special meeting or if there are insufficient votes necessary to obtain the approval of Proposals 1 and 2.
ChoiceOne requests that its shareholders authorize the holder of any proxy solicited by the ChoiceOne board of directors on a discretionary basis to vote in favor of adjourning the ChoiceOne special meeting to another time or place, if determined necessary or appropriate by ChoiceOne, to solicit additional proxies (including the solicitation of proxies from ChoiceOne shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

The ChoiceOne board of directors unanimously recommends that ChoiceOne shareholders vote “FOR” approval of the ChoiceOne adjournment proposal.

THE FENTURA PROPOSALS
Fentura Proposal 1 – Approval of the Merger Agreement
At the Fentura special meeting, the Fentura shareholders will be asked to approve the merger agreement. Holders of Fentura common stock should read this joint proxy statement and prospectus carefully in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement and prospectus as Annex A, and is incorporated by reference herein.
After careful consideration, the Fentura board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Fentura and its shareholders.
The Fentura board of directors unanimously recommends that Fentura shareholders vote “FOR” the proposal to approve the merger agreement.
Fentura Proposal 2 – Fentura Adjournment Proposal
The Fentura special meeting may be adjourned to another time or place if there are insufficient votes represented at the Fentura special meeting to constitute a quorum necessary to conduct business at the Fentura special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1.
Fentura requests that its shareholders authorize the holder of any proxy solicited by the Fentura board of directors on a discretionary basis to vote in favor of adjourning the Fentura special meeting to another time or place, if determined necessary or appropriate by Fentura, to solicit additional proxies (including the solicitation of proxies from Fentura shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.
The Fentura board of directors unanimously recommends that Fentura shareholders vote “FOR” the proposal to adjourn the Fentura special meeting, if necessary or appropriate to solicit additional proxies.

THE CHOICEONE SPECIAL MEETING
Date, Time and Place
The special meeting of ChoiceOne shareholders will be held at 129 East Division Street, Sparta, Michigan 49345, on December 12, 2024, at 8:00 a.m., local time.
Purpose of the ChoiceOne Special Meeting
At the ChoiceOne special meeting, ChoiceOne shareholders will be asked to consider and vote on the following:
•	a proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger;
•	a proposal to approve an amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock; and
•	the ChoiceOne adjournment proposal.
Completion of the merger is conditioned on approval of the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger and approval of the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, among other customary closing conditions. Completion of the merger is not conditioned on the approval of the ChoiceOne adjournment proposal.
ChoiceOne Record Date; Shareholders Entitled to Vote
The record date for the ChoiceOne special meeting is October 15, 2024. Only record holders of shares of ChoiceOne common stock at the close of business on such date are entitled to notice of, and to vote at, the ChoiceOne special meeting or any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of ChoiceOne entitled to vote at the ChoiceOne special meeting were 8,963,258 shares of ChoiceOne common stock.
Each share of ChoiceOne common stock outstanding on the record date of the ChoiceOne special meeting is entitled to one vote on each proposal and any other matter coming before the ChoiceOne special meeting.
Voting by ChoiceOne's Directors and Executive Officers
At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne's directors and executive officers and their affiliates were entitled to vote 692,491 shares of ChoiceOne common stock or approximately 7.7% of the shares of ChoiceOne common stock outstanding on that date.
Quorum and Adjournment
No business may be transacted at the ChoiceOne special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the ChoiceOne special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary ChoiceOne shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the affirmative vote of a majority of the votes cast at the special meeting on the ChoiceOne adjournment proposal is obtained.
No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
All shares of ChoiceOne common stock represented at the ChoiceOne special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote
The required votes to approve the ChoiceOne proposals are as follows:
•
The approval of the issuance of ChoiceOne stock to Fentura shareholders in connection with the merger requires the affirmative vote of a majority of votes cast on the proposal at the ChoiceOne special meeting. Failures to vote and abstentions will have no effect on the vote for this proposal.

•
The approval of the proposed amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock requires the affirmative vote of a majority of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote and abstentions will have the same effect as votes against this proposal.

•
The approval of the ChoiceOne adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal at the ChoiceOne special meeting, regardless of whether or not there is a quorum. Failures to vote and abstentions will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record
If you were a record holder of ChoiceOne common stock at the close of business on the record date of the ChoiceOne special meeting, a form of proxy is enclosed for your use. ChoiceOne requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying form of ChoiceOne proxy, (ii) calling the toll-free number listed on the accompanying form of ChoiceOne proxy or (iii) submitting the accompanying form of ChoiceOne proxy by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the accompanying form of ChoiceOne proxy. When the accompanying form of ChoiceOne proxy is returned properly executed, the shares of ChoiceOne common stock represented by it will be voted at the ChoiceOne special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy.
If a proxy is returned without an indication as to how the shares of ChoiceOne common stock represented are to be voted with regard to a particular proposal, the ChoiceOne common stock represented by the proxy will be voted in accordance with the recommendation of the ChoiceOne board of directors and, therefore, “FOR” the proposal to approve issuance of ChoiceOne common stock to Fentura shareholders in connection with the merger, “FOR” the proposal to approve the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and “FOR” the ChoiceOne adjournment proposal.
As of the date hereof, the ChoiceOne board of directors has no knowledge of any business that will be presented for consideration at the ChoiceOne special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the accompanying form of ChoiceOne proxy other than the matters set forth in ChoiceOne's Notice of Special Meeting of Shareholders. If any other matter is properly presented at the ChoiceOne special meeting for consideration, the persons named in the accompanying form of ChoiceOne proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. If you were a record holder of ChoiceOne common stock on the record date of the ChoiceOne special meeting, please sign and return the accompanying proxy, or vote via the internet or telephone, regardless of whether or not you plan to attend the ChoiceOne special meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on December 11, 2024.
Shares Held in Street Name
If you hold shares of ChoiceOne common stock through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy directly to ChoiceOne or by voting in person at the ChoiceOne special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of ChoiceOne common stock on behalf of their customers may not give a proxy to ChoiceOne to vote those shares without specific instructions from their customers.

If you are a ChoiceOne shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the ChoiceOne proposals.
Attending or Voting at the Meeting
ChoiceOne shareholders, their duly appointed proxies and invited guests are invited to attend the meeting. Attendees may be required to present government-issued photo identification (such as a driver's license or passport). A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this joint proxy statement and prospectus as a “beneficial owner”) and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker. A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of ChoiceOne shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the ChoiceOne shareholder, and proof of the signing shareholder's record ownership as of the record date.
ChoiceOne may deny entry to any person who is not a ChoiceOne shareholder, a duly appointed proxy, or invited guest, or who does not have the required documentation. ChoiceOne may prohibit any person from bringing any cameras, recording equipment or other electronic devices into the meeting room.
Revocation of Proxies
A ChoiceOne shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:
•	delivering written notice of revocation to ChoiceOne's Corporate Secretary, Adom Greenland;
•	delivering a proxy bearing a later date than the proxy that you wish to revoke;
•	casting a subsequent vote via telephone or the internet, as described above; or
•	attending the meeting and voting in person.
Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
Solicitation of Proxies
ChoiceOne is soliciting proxies for the ChoiceOne special meeting from its shareholders. In accordance with the merger agreement, ChoiceOne will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by ChoiceOne's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners.
To help assure the presence in person or by proxy of the largest number of shareholders possible, ChoiceOne has engaged Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies on ChoiceOne's behalf. ChoiceOne has agreed to pay Alliance Advisors a proxy solicitation fee of $15,000 and to reimburse Alliance Advisors for its reasonable out-of-pocket costs and expenses. If you have questions about how to submit a proxy or need help voting your shares of ChoiceOne common stock, please contact:
Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003
833-550-0985
COFS@allianceadvisors.com

THE FENTURA SPECIAL MEETING
Date, Time and Place
The special meeting of Fentura shareholders will be held virtually via live audio webcast, on December 12, 2024, at 8:00 a.m., eastern time. Shareholders will be able to attend the meeting as well as vote and submit questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/FETM2024SM and entering the 16-digit control number included on the form of proxy that accompanied the joint proxy statement and prospectus.
Purpose of the Fentura Special Meeting
At the Fentura special meeting, Fentura shareholders will be asked to consider and vote on the following:
•	a proposal to approve the merger agreement; and
•	the Fentura adjournment proposal.
Completion of the merger is conditioned on approval of the merger agreement by the Fentura shareholders, among other customary closing conditions. Completion of the merger is not conditioned on the approval of the Fentura adjournment proposal.
Fentura Record Date; Shareholders Entitled to Vote
The record date for the Fentura special meeting is October 15, 2024. Only holders of record of shares of Fentura common stock at the close of business on such date are entitled to notice of, and to vote at, the Fentura special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of Fentura entitled to vote at the Fentura special meeting were 4,496,849 shares of Fentura common stock.
Each share of Fentura common stock outstanding on the record date for the Fentura special meeting is entitled to one vote on each proposal to be considered at the Fentura special meeting.
Voting by Fentura Directors and Executive Officers
At the close of business on October 15, 2024, the record date for the Fentura special meeting, Fentura directors, executive officers and their affiliates were entitled to vote an aggregate of 469,704 shares of Fentura common stock, or approximately 10.4% of Fentura common stock outstanding on that date. Each of Fentura’s directors and executive officers has, in his or her individual capacity as a shareholder, entered into a voting agreement with ChoiceOne obligating him or her to vote their shares in favor of the merger agreement, subject to limited exceptions.
Quorum and Adjournment
No business may be transacted at the Fentura special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Fentura special meeting must be present virtually or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary Fentura shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the affirmative vote of a majority of the votes cast at the special meeting on the Fentura adjournment proposal is obtained.
No notice of an adjourned meeting needs to be given if the place, date and time of the adjourned meeting are announced at the special meeting unless (i) the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called and notice given or (ii) a new record date is fixed for the adjourned meeting, in which case written notice of the place, date and time of the adjourned meeting shall be given in conformity with the Fentura Bylaws. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
All shares of Fentura common stock represented at the Fentura special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote
The required votes to approve the Fentura proposals are as follows:
•
The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Fentura common stock entitled to vote at the Fentura special meeting. Failures to vote and abstentions will have the same effect as votes against this proposal.

•
The approval of the Fentura adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Fentura special meeting, regardless of whether or not there is a quorum. Failures to vote and abstentions will have no effect on the vote for this proposal.

Voting of Proxies by Holders of Record
If you were a record holder of Fentura common stock at the close of business on the record date of the Fentura special meeting, a proxy is enclosed for your use. Fentura requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying form of Fentura proxy, (ii) calling the toll-free number listed on the accompanying form of Fentura proxy or (iii) submitting the accompanying form of Fentura proxy by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet are set forth on the accompanying form of Fentura proxy. When the accompanying form of Fentura proxy is returned properly executed, the shares of Fentura common stock represented by it will be voted at the Fentura special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy.
If a proxy is returned, properly executed, without an indication as to how the shares of Fentura common stock represented are to be voted with regard to a particular proposal, the Fentura common stock represented by the proxy will be voted in accordance with the recommendation of the Fentura board of directors and, therefore, “FOR” the proposal to approve the merger agreement and “FOR” the Fentura adjournment proposal.
As of the date hereof, the Fentura board of directors has no knowledge of any business that will be presented for consideration at the Fentura special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the accompanying form of Fentura proxy other than the matters set forth in Fentura's Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Fentura special meeting for consideration, the persons named in the accompanying form of Fentura proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. If you were a record holder of Fentura common stock on the record date of the Fentura special meeting, please sign and return the accompanying proxy or vote via the internet or telephone, regardless of whether or not you plan to attend the Fentura special meeting. Proxies must be received by 11:59 p.m., Eastern Time, on December 11, 2024.
Shares Held in Street Name
If you hold shares of Fentura common stock through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy directly to Fentura or by voting at the Fentura special meeting virtually unless you first obtain a “legal proxy” from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Fentura common stock on behalf of their customers may not give a proxy to Fentura to vote those shares without specific instructions from their customers.
If you are a Fentura shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Fentura proposals.
Attending or Voting at the Meeting
Fentura shareholders will not be able to attend the meeting at a physical location. Shareholders, their duly appointed proxies and guests are invited to attend the meeting virtually. Participating in the meeting online enables shareholders and duly appointed proxies to participate in the meeting and ask questions, all in real time. Registered shareholders and duly appointed proxies can vote at the appropriate times during the meeting.
Fentura shareholders, including beneficial owners, may participate in the special meeting by visiting the following website: www.virtualshareholdermeeting.com/FETM2024SM. To participate in the special meeting, you will need the 16-digit control number included on your notice, on your form of proxy or on the instructions that accompanied your proxy materials. However, even if you plan to attend the special meeting, Fentura recommends that you vote your shares in advance (via internet, telephone, or by mail), so that your vote will be counted if you later decide not to attend the special meeting.
You are entitled to vote at the virtual special meeting only if you were a stockholder of record of Fentura shares as of the record date for the special meeting, October 15, 2024, or you hold a valid proxy for the special meeting. Beneficial owners are encouraged to provide their voting instructions to their broker, bank, or nominee who is the record holder of Fentura common stock.
If you participate in the special meeting online, it is important that you are connected to the internet at all times during the special meeting. It is your responsibility to ensure internet connectivity for the duration of the special meeting. You should allow ample time to check into the special meeting online and complete the special meeting procedures.
Revocation of Proxies
A Fentura shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following actions:
•	delivering written notice of revocation to Fentura’s Corporate Secretary, Aaron D. Wirsing;
•	delivering a proxy bearing a later date than the proxy that you wish to revoke;
•	casting a subsequent vote via telephone or the internet, as described above; or
•	attending the meeting virtually and voting online.
Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
Solicitation of Proxies
Fentura is soliciting proxies for the Fentura special meeting from its shareholders. In accordance with the merger agreement, Fentura will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Fentura officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Fentura common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners.
To help assure the presence at the special meeting or by proxy of the largest number of shareholders possible, Fentura has engaged Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies on Fentura's behalf. Fentura has agreed to pay Alliance Advisors a proxy solicitation fee of $15,000 and to reimburse Alliance Advisors for its reasonable out-of-pocket costs and expenses. If you have questions about how to submit a proxy or need help voting your shares of Fentura common stock, please contact:
Alliance Advisors
200 Broadacres Drive
3rd Floor
Bloomfield, NJ 07003
888-490-5073
FETM@allianceadvisors.com

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement and prospectus as Annex A and incorporated by reference herein. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.
Effects of the Merger
As of the effective time of the merger, Fentura will merge with and into ChoiceOne. ChoiceOne will be the surviving entity following the merger.
In the merger, each outstanding share of Fentura common stock will be converted into the right to receive 1.35 shares of ChoiceOne common stock, together with cash paid in lieu of any fractional share of ChoiceOne common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger, but is subject to adjustment in certain limited circumstances (as set forth in the merger agreement). ChoiceOne shareholders will continue to hold their existing ChoiceOne shares after the merger.
Based on the outstanding shares of common stock of each of ChoiceOne and Fentura as of the record date of the ChoiceOne shareholder meeting and the record date of the Fentura shareholder meeting, respectively, it is expected that immediately following the effective time of the merger the former shareholders of Fentura as a group will hold approximately 40.4% of the outstanding shares of ChoiceOne common stock, excluding outstanding ChoiceOne stock-based awards. As a result, current shareholders of ChoiceOne as a group will own approximately 59.6% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock-based awards.
Background of the Merger
From time to time and on a regular basis, the Fentura board of directors has reviewed and discussed their long-term strategies and objectives, considering various alternatives to enhance Fentura's shareholder value, performance and prospects in light of competitive factors, geography, risk appetite and other relevant factors, including ongoing consolidation in the financial services industry.
The strategic alternatives considered by Fentura included continued organic growth, registration as a public-reporting company, selling to a larger company, acquiring a smaller company, or merging with a similarly sized company. Hovde and other investment banking firms have periodically assisted Fentura with analyzing and weighing the merits of each alternative.
In the second half of 2023 and in early 2024, Fentura was in discussions with and considered two separate merger opportunities. The Fentura board of directors considered analyses of both and, following extensive internal board of directors and management conversations and extensive external conversations with its investment banking firm advisors, ultimately determined that a merger with ChoiceOne created the best opportunity to meet Fentura’s long-term objectives based on similar cultures, strong markets, and the strengths created by combining board and management teams.
In early August 2023, ChoiceOne and Fentura agreed to begin preliminary discussions about a potential strategic combination of the two companies. To that end, the parties executed a mutual confidentiality/non-disclosure agreement on or about August 3, 2023.
On August 18, 2023, Fentura entered into an agreement with Hovde to formally assess the potential effects of a strategic combination and to provide investment banking services should a combination be agreed upon.
On August 24, 2023, Fentura’s board of directors received an assessment of strategic alternatives from another investment banking firm.
On October 9, 2023, the Fentura board’s annual strategic planning session was held. The session was facilitated by a third-party consultant. The session included discussion and consideration of a number of strategic alternatives including sale and merger opportunities, as well as continued independent operations.
On October 23, 2023, at a special Fentura board meeting, representatives from Hovde presented analysis of a potential strategic merger with ChoiceOne. The Fentura board considered the merger opportunity analysis with ChoiceOne, comparing it to a similar analysis of a potential merger combination with another financial institution performed by another investment banking firm.

On October 26, 2023, the Fentura board met at a regular meeting and concluded to cease discussions and consideration of a potential strategic merger combination with ChoiceOne at that time largely based on the recent volatility in ChoiceOne’s stock price and resulting transaction valuation concerns. Additionally, the Fentura board of directors approved seeking a confidentiality agreement in order to continue discussions and to begin due diligence on the other strategic merger opportunity presented by the other investment banking firm.
On November 1, 2023, ChoiceOne and Fentura formally agreed to cease any further preliminary discussions about a potential strategic combination of the two companies.
On January 28, 2024, while at a banking conference, the CEO and Vice Chairman of Fentura met with the CEO, President and Chairman of ChoiceOne along with representatives of their respective investment banking firms, to provide each an update on their respective bank’s operations, strategic direction and market trends.
On February 22, 2024, at their regular meeting, the Fentura board discussed the status of both strategic combination merger analyses being performed by the two separate investment banking firms, in preparation for the special board meeting to be held on February 23, 2024.
On February 23, 2024, at such special board of directors’ meeting, the Fentura board met separately with the two investment banking firms engaged to perform strategic combination merger analyses. Regarding the potential strategic combination opportunity with ChoiceOne, representatives from Hovde reviewed its merger analysis. Discussion included a review of financial projections, social and integration issues, and specific metrics and ratios relating to the potential merger. The Hovde representatives also reviewed other strategic alternatives including a sale of the Company and continued independence. The investment bankers representing the alternative opportunity also presented their analysis to the Fentura board of directors. Discussions with Hovde and the other investment banking firm also included a discussion of other financial institutions who may have an interest in pursuing a transaction with Fentura, their likelihood of interest and financial capacity and the trade-offs of holding a competitive auction versus a negotiated sale. Following discussion of both opportunities, the Fentura board unanimously concluded that it was in the best interests of Fentura shareholders to move forward exclusively with the potential strategic merger combination with ChoiceOne.
In early March, 2024, preliminary discussions between ChoiceOne and Fentura about a possible strategic combination of the two companies were resumed. A virtual data room was opened allowing the parties to undertake detailed due diligence on the other party, including legal, financial, credit and other matters. Due diligence continued until it was finalized shortly before the merger agreement was executed on July 25, 2024.
On March 19, 2024, Fentura board’s executive committee appointed an M&A committee, made up of certain directors and members of the Fentura management team, to assist the Fentura board with assessment and negotiation of strategic alternatives.
On March 28, 2024, at a regular Fentura board meeting, Fentura management reported on the status of assessing transaction expenses and their potential impact on the merger analysis that was being prepared by Hovde.
On April 12, 2024, management of both Fentura and ChoiceOne met and discussed recent trends relating to ChoiceOne stock and began discussions regarding the combination of both the parties’ respective boards of directors and senior management teams.
On April 15, 2024, at a Fentura M&A committee meeting, members of management and a representative of Hovde discussed the status of merger discussions with ChoiceOne management, including the anticipated post-merger board of directors, senior management and organizational chart structure, comparison of the two companies’ employee compensation, ChoiceOne stock trends, credit philosophies, the timeline for considering a letter of intent or indication of interest, and discussion of transactions expenses including Fentura’s change of control and retirement agreements, market valuation of Fentura’s loan portfolio, and breakage fees on Fentura’s major contractual obligations.
On April 25, 2024, at a regular Fentura board of directors meeting, Fentura management reported on the status of assessing transaction expenses and their potential impact on the merger analysis being prepared by Hovde. The Fentura board discussed the status of discussions regarding social issues and a representative from Hovde updated the Board regarding discussions relating to change of control and retirement agreements of certain Fentura management.

On April 25, 2024, at a meeting of members of management from both Fentura and ChoiceOne, the timeline for completion and signing of a letter of intent, selection of Fentura directors to be added to ChoiceOne’s board of directors, and completion of a new ChoiceOne organizational chart were discussed.
On May 13, 2024, members of both ChoiceOne and Fentura management teams met to discuss the remaining timeline of the merger analysis and projections, certain governance matters, and the status of assessing transaction expenses.
On May 21, 2024, at a Fentura M&A committee meeting, a representative of Hovde provided an update regarding the status of discussions and negotiations of social issues of the proposed merger of Fentura and ChoiceOne, including the number of post-merger ChoiceOne board seats for Fentura directors and post-merger employment of members of the senior management team. Additionally, Hovde updated the committee regarding the status of projections and the merger analysis and discussed current M&A trends and indications of key metrics for the proposed merger.
On May 23, 2024, at a Fentura Board meeting, ChoiceOne management joined the meeting to introduce themselves to the Fentura board and to discuss ChoiceOne’s organizational history, corporate philosophies, recent strategic merger and acquisitions, and highlights of recent stock trading trends.
On May 29, 2024, ChoiceOne submitted an indication of interest to Fentura outlining and summarizing the proposed terms of a strategic business combination transaction between the two companies, including a proposed exchange ratio and certain governance matters.
On May 31, 2024, at a meeting of Fentura’s M&A committee, a representative from Hovde provided a financial analysis of a potential strategic combination with ChoiceOne, including pricing and other metrics based on Fentura shareholders a specified percentage of the combined institution. The committee reviewed and considered the indication of interest from ChoiceOne and authorized Hovde to respond with proposed modifications to the exchange ratio, commitment to holding company director replacement and the upset condition.
On June 3, 2024, ChoiceOne submitted a revised indication of interest to Fentura.
On June 4, 2024, all directors voted in support of the signing of the revised indication of interest and on June 5, 2024, the revised indication of interest was counter-signed by Fentura.
On June 27, 2024, ChoiceOne and Warner Norcross + Judd LLP provided Fentura and Dickinson Wright PLLC with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, the parties and their respective legal advisors exchanged drafts of the merger agreement and worked towards finalizing the terms of the transaction, due diligence issues requiring resolution prior to execution of a definitive agreement, treatment of Fentura’s benefit plans, terms of representations and warranties for both sides, covenants for both sides and termination rights and fees. In addition, each party prepared and distributed a set of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement. While negotiating the merger agreement, the parties and their representatives continued to conduct ongoing, reciprocal comprehensive due diligence regarding the business, operations and market of the other party.
Also on June 27, 2024, at a Fentura board meeting, a representative of Hovde discussed the status of the due diligence process relating to the potential merger, addressing plans for and the level of a capital raise by ChoiceOne, the timeline for preparation and presentation of the merger agreement to the Fentura board, and the proposed timeline for announcement of the merger.
On July 9, 2024, at a meeting of Fentura’s M&A Committee, a representative of Hovde and Dickinson Wright PLLC reviewed with the committee the proposed merger agreement, investor presentation, the Hovde merger analysis, and the proposed joint merger public release. Dickinson Wright PLLC also discussed the fiduciary obligations of Fentura’s directors in considering a sale or merger of the company and answered director questions on the topic.
On July 16, 2024, at a meeting of Fentura’s M&A committee, representatives of both Hovde and Dickinson Wright PLLC attended the meeting and provided updates on the status of the merger agreement, preparation of the Hovde merger fairness analysis and opinion, and to outline the timeline for a subsequent board meeting. The committee also discussed the recommendation of Fentura board members to join ChoiceOne’s board of directors post-merger.

On July 19, 2024, Fentura’s legal and financial advisors distributed to Fentura’s board of directors (i) a substantially final, negotiated version of the merger agreement and related exhibits, (ii) a financial presentation prepared by representatives of Hovde providing an overview of Fentura and the financial terms of the proposed transaction, and (iii) draft board resolutions prepared by Dickinson Wright PLLC approving the merger. Dickinson Wright PLLC also disseminated a comprehensive review of the terms of the proposed merger.
On July 24, 2024, Fentura’s board of directors met to again review and consider the merger. At that meeting, a representative of Dickinson Wright PLLC summarized the key terms of the merger agreement and related transaction documents. Dickinson Wright PLLC also advised of the fiduciary and legal obligations applicable to directors when considering a merger of Fentura with and into ChoiceOne. Also at the meeting, a representative of Hovde summarized the strategic and financial rationale in favor of the transaction for both parties and responded to questions by the Fentura board of directors. Hovde’s presentation included a review of the fairness opinion process, a summary of the financial terms of the proposed merger, including the merger consideration, valuation multiples of the merger consideration compared to precedent transactions, pro forma analyses and transaction analyses. At the request of the Fentura board of directors, Hovde then delivered its opinion that based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair, from a financial point of view to the Fentura shareholders. The Fentura board engaged in a detailed and extensive discussion of the merger agreement, the financial analyses and the fairness opinion. The Fentura board considered the valuation of Fentura as a stand-alone entity and discussed the attributes of ChoiceOne’s common stock, including its recent market performance, its dividend payout ratio, its trading volume and its relative valuation compared to its peers.
On the morning of Thursday, July 25, 2024, before the opening of the U.S. stock market, at a Fentura Board meeting, following a brief discussion among the directors and Fentura’s advisors, including Hovde and Dickinson Wright PLLC, and after taking into account, among other things, the factors described in the section of this document entitled “The Merger – Fentura's Reasons for the Merger and Recommendation of the Fentura Board of Directors,” beginning on page 36, the Fentura board of directors unanimously determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, Fentura and its shareholders, adopted the merger agreement and approved the merger and related transactions and recommended the approval of the merger agreement by Fentura shareholders.
Fentura's Reasons for the Merger and Recommendation of the Fentura Board of Directors
The Fentura board of directors believes that partnering with ChoiceOne will maximize the long-term value of its shareholders' investment in Fentura, and that the merger will provide the combined company with additional resources necessary to compete and expand more effectively in Michigan.
In reaching a determination to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and recommend approval thereof by Fentura’s shareholders, the Fentura board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to Fentura and its shareholders. The Fentura board of directors, in consultation with Hovde and Dickinson Wright PLLC, identified the following factors and benefits of the merger that, among others, the Fentura board of directors believes generally support its determination and recommendation:
•
the Fentura board of directors' understanding of, and presentations of Fentura's management regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both Fentura and ChoiceOne;

•
the Fentura board of directors' analysis of other strategic alternatives for Fentura, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the Fentura board of directors' assessment that none of these alternatives was reasonably likely to present superior opportunities in the near term for Fentura to create greater value for Fentura's shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•
the financial information and analyses presented by Hovde to the Fentura board of directors, and Hovde's verbal opinion that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to holders of Fentura common stock;

•
the structure of the transaction and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the stock purchase price for Fentura common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Fentura in relation to the historical, present and anticipated future operating results and financial position of ChoiceOne;

•
the fact the merger consideration to be paid in the form of ChoiceOne common stock will provide Fentura's shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company's common stock following the transaction;

•
Fentura's closing condition in the merger agreement that Dickinson Wright PLLC (or other independent legal counsel to Fentura) will have rendered its opinion that the merger will qualify as a “reorganization” within Section 368(a) of the Code, and the Fentura board of directors' expectation that Fentura's shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to any cash they receive in lieu of fractional shares of ChoiceOne common stock;

•
the results of Fentura's due diligence investigation of ChoiceOne, including the Fentura board of directors' opinion of the reputation, competence, business practices, integrity and experience of ChoiceOne and its management;

•	that the merger will result in a combined company with greater financial resources and a higher lending limit than Fentura would have if it were to continue its operations as an independent entity;
•
the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicative positions, while increasing responsiveness to compliance and regulatory requirements;

•
the lack of geographic overlap between Fentura and ChoiceOne, whereby the merger will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of Fentura and ChoiceOne employees after the announcement of the merger, which retention is expected to benefit the combined company;

•
the greater size of the combined company will result in less susceptibility to economic downturns and Fentura's management's view that the combined greater resources provide the combined company greater resiliency;

•	the combined breadth and depth of management will strengthen the resulting team’s expertise and an ability to offset staffing deficiencies and succession issues and greater bench strength;
•
Fentura's management's view that the merger will allow for greater opportunities for Fentura's clients, customers and other constituencies within the communities in which Fentura operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Fentura on an independent basis;

•	the recommendation of Fentura's management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;
•
that upon completion of the merger, the board of directors of the combined company will contain two members from the Fentura board of directors, as well as two ChoiceOne Bank board members from the Fentura board of directors, all as mutually agreed to by ChoiceOne and Fentura;

•
that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•
subject to certain limits set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of Fentura common stock to ChoiceOne common stock; as a result, Fentura's shareholders could benefit from an increase in the trading price of ChoiceOne common stock (or a decrease in the trading price of Fentura common stock) during the pendency of the merger;

•
the ability of the Fentura board of directors to change its recommendation that Fentura's shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in [the merger agreement] (including the right of ChoiceOne to match any competing bid and the payment of a termination fee by Fentura); and

•	post-transaction indemnification and tail D&O coverage afforded the former directors, officers, employees and agents of Fentura under the terms of the merger agreement.
The Fentura board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
•	the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of Fentura or ChoiceOne;
•
the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome regulatory conditions that would allow either party to terminate the merger agreement or refuse to complete the merger;

•
the diversion of time, attention and effort required from Fentura's management and employees, and Fentura employee attrition, during the period prior to the completion of the merger and the potential effect on Fentura's and ChoiceOne's respective business and relationships with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

•	the risk that certain members of Fentura's management and employees might choose not to remain employed with the combined company;
•
the requirement that Fentura conduct itself in the ordinary course of business and the other restrictions on the conduct of Fentura's business prior to completion of the merger, which may delay or prevent Fentura from undertaking business opportunities that may arise pending completion of the merger;

•
the potential that certain provisions of the merger agreement prohibiting Fentura from soliciting, and limiting its ability to respond to, proposals for alternative transactions and requiring the payment of a termination fee that could have the effect of discouraging an alternative proposal;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Fentura and ChoiceOne;
•
the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Fentura and ChoiceOne;

•
the lack of geographic overlap between Fentura and ChoiceOne, which may limit the combined company's ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

•
the merger consideration is a fixed exchange ratio of shares of Fentura common stock to ChoiceOne common stock; as a result, Fentura's shareholders could be adversely affected by a decrease in the trading price of ChoiceOne common stock (or an increase in the trading price of Fentura common stock) during the pendency of the merger; and

•
the interests that certain officers and directors of Fentura have in the merger, including but not limited to interests under the change in control payment to Ronald L. Justice, Craig L. Johnson, and Aaron D. Wirsing (which are further described in the section of this document entitled “The Merger – Interests of Certain Fentura Directors and Executive Officers in the Merger” on page 62).

The foregoing discussion of information and factors considered by the Fentura board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the Fentura board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Fentura board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

The Fentura board of directors unanimously recommends that Fentura shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the Fentura adjournment proposal.
Each of the Fentura directors and executive officers has entered into a voting agreement with ChoiceOne, pursuant to which such director has agreed to vote in favor of the merger agreement at the special meeting in his or her capacity as a shareholder of Fentura. For more information regarding the voting agreements, please see the section entitled “The Merger – Voting Agreement” beginning on page 66.
ChoiceOne's Reasons for the Merger and Recommendation of the ChoiceOne Board of Directors
In adopting the merger agreement and recommending approval of the ChoiceOne proposals set forth in this joint proxy statement and prospectus, the ChoiceOne board of directors consulted with members of ChoiceOne's management and with ChoiceOne's legal and financial advisors, and also considered a number of factors that the ChoiceOne board of directors viewed as relevant to its decisions. The principal factors that the ChoiceOne board of directors viewed as relevant to its decisions are:
•	the expectation that the merger will enhance earnings and profitability beginning in 2025;
•
that the merger will allow ChoiceOne to expand its franchise into attractive markets in Central and Southeast Michigan, none of which ChoiceOne currently operate in and which are adjacent to its current markets in Southeast Michigan;

•
that the merger will provide greater operating scale and create the third largest bank holding company headquartered in Michigan based on asset size, with approximately $4.3 billion in total assets, $3.6 billion in total deposits and 56 offices across Western, Central and Southeast Michigan;

•	that the merger will result in manageable dilution to tangible book value with an expected earn-back period of less than three years;
•	the belief that, in Fentura, ChoiceOne will be partnering with a like-minded organization that shares similar culture, values and commitment to serve its customers and communities;
•	the belief that the combined organization will have an attractive core deposit base and this low-cost funding will provide support for future growth;
•	the belief that the merger will allow the combined organization to more effectively and efficiently navigate the challenges and costs associated with becoming a larger financial institution;
•	that the combined organization will have a deep, experienced management team based on complementary management strengths of ChoiceOne and Fentura;
•	the potential opportunities for greater efficiencies from conducting ChoiceOne's and Fentura's operations as part of a single enterprise;
•	the board of directors' belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to ChoiceOne;
•	the expectation that the combined company will have increased resources to invest in future growth opportunities in comparison to ChoiceOne on a stand-alone basis; and
•
the opinion of Janney, dated July 25, 2024, addressed to ChoiceOne's board of directors, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be paid by ChoiceOne in the merger is fair, from a financial point of view, to ChoiceOne, as more fully described below under the caption “The Merger – Opinion of ChoiceOne's Financial Advisor in Connection with the Merger.”

In addition to considering the factors described above, the ChoiceOne board of directors also considered the following factors:
•
its knowledge of ChoiceOne's business, operations, financial condition, earnings and prospects and its knowledge of Fentura's business, operations, financial condition, earnings and prospects, taking into account the results of ChoiceOne's due diligence review of Fentura;

•	the long-term and recent historical trading prices with respect to ChoiceOne common stock and Fentura common stock and the type and amount of the merger consideration;
•
that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of ChoiceOne common stock or Fentura common stock between the date of the merger agreement and the date of the completion of the merger; and

•	the terms and conditions of the merger agreement, including the commitments by both ChoiceOne and Fentura to complete the merger, and the likelihood of completing the merger.
The ChoiceOne board of directors weighed the foregoing against a number of potentially negative factors, including:
•
the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management's time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential shareholder and market reactions;
•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that constitute a materially burdensome regulatory condition;
•
the challenges inherent in the combination of two businesses of the size and complexity of ChoiceOne and Fentura, including the possible diversion of management attention for an extended period of time;

•
the risk of not being able to realize all of the anticipated cost savings and operational synergies between ChoiceOne and Fentura and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 20, and the matters described under “Special Note Regarding Forward-Looking Statements,” on page 18.
This discussion of the information and factors considered by ChoiceOne's board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors but is not intended to be exhaustive and may not include all of the factors considered by the ChoiceOne board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the ChoiceOne board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to ChoiceOne shareholders. Rather, the ChoiceOne board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of ChoiceOne's management and outside legal and financial advisors. In addition, individual members of the ChoiceOne board of directors may have assigned different weights to different factors.
Certain of ChoiceOne's directors and executive officers have interests in the merger that are different from, or in addition to, those of ChoiceOne's shareholders generally, as discussed under the caption “The Merger – Interests of Certain ChoiceOne Directors and Executive Officers in the Merger,” below. The ChoiceOne board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to ChoiceOne shareholders.
The ChoiceOne board of directors unanimously recommends that ChoiceOne shareholders vote “FOR” the proposal to approve the issuance of shares of ChoiceOne common stock to Fentura shareholders in connection with the merger, “FOR” the proposal to approve the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and “FOR” the ChoiceOne adjournment proposal.

Opinion of Fentura's Financial Advisor in Connection with the Merger
The fairness opinion and a summary of the underlying financial analyses of Fentura’s financial advisor, Hovde Group, LLC or Hovde, are described below. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Fentura and The State Bank. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Fentura, The State Bank, ChoiceOne or ChoiceOne Bank.
Hovde acted as Fentura’s financial advisor in connection with the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger contemplated by the merger agreement. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks and bank holding companies, and is familiar with Fentura and The State Bank and their operations. Fentura’s Board of Directors selected Hovde to act as its financial advisor in connection with the merger based on the firm’s reputation and expertise in transactions such as the merger as set forth in the merger agreement. Hovde reviewed the financial aspects of the merger with the Board of Directors of Fentura and The State Bank and on July 25, 2024 delivered a written opinion to their Board of Directors that, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, as of the date thereof, the merger consideration to be paid to Fentura’s shareholders by ChoiceOne in connection with the merger is fair, from a financial point of view, to the Fentura shareholders. In requesting Hovde’s advice and opinion, no limitations were imposed by Fentura upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement and prospectus as Annex E and is incorporated by reference herein. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to the Board of Directors of Fentura and The State Bank and addresses only the fairness of the merger consideration to be received by Fentura shareholders pursuant to the merger. Hovde’s opinion does not constitute a recommendation to Fentura as to whether or not they should enter into the merger agreement or to any shareholders of Fentura as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Fentura or The State Bank relative to the amount of consideration to be received with respect to the merger. Fentura and ChoiceOne determined the merger consideration through a negotiation process. Hovde’s opinion should not be construed as implying that the merger consideration to be received from ChoiceOne in the merger is necessarily the highest or best price that could be obtained by Fentura in a sale transaction or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Fentura, The State Bank, ChoiceOne or ChoiceOne Bank. Hovde’s opinion was approved by Hovde’s fairness opinion committee.
Fentura engaged Hovde on August 18, 2023 to serve as a financial advisor to Fentura in connection with a potential transaction and to issue an opinion to the Board of Directors of Fentura and The State Bank in connection with a potential transaction. Pursuant to Fentura’s engagement agreement with Hovde, Hovde received a fee of $150,000 upon the delivery of the opinion to Fentura which would be fully credited against any completion fee due Hovde. Based on the terms of Hovde’s engagement agreement, Hovde shall be paid a total of approximately $2,133,689 of which to date $576,738 has been paid to Hovde consisting of $426,738 paid to Hovde upon the execution of the merger agreement and $150,000 paid to Hovde upon the delivery of the fairness opinion to Fentura. The balance of Hovde’s fee will be due upon completion of the merger. In addition to Hovde’s fees, and regardless of whether the merger is consummated, Fentura has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. Fentura has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.

In addition to this present engagement, in the past two years preceding the date of the opinion, Hovde has provided investment banking or financial advisory services to Fentura for which it received fees. During the past two years preceding the date of the opinion, Hovde has provided investment banking or financial advisory services to ChoiceOne for which it received fees. Hovde or its affiliates may presently or in the future seek or receive compensation from ChoiceOne and/or ChoiceOne Bank in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time-to-time purchase securities from, and sell securities to, Fentura, The State Bank, ChoiceOne or ChoiceOne Bank or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and Fentura, The State Bank, ChoiceOne or ChoiceOne Bank.
For purposes of Hovde’s analysis and opinion and with Fentura’s knowledge and consent, Hovde assumed that based on there being 4,490,087 shares of Outstanding Fentura Common Stock as of the date of the opinion, the merger consideration would be 6,061,617 shares of ChoiceOne Common Stock, and therefore, based on the closing price of ChoiceOne’s Common Stock on July 24, 2024 of $29.76, the aggregate value of the merger consideration was $180,393,722. We further assumed that no Upset Condition (as defined in the merger agreement), nor any adjustment pursuant to Section 2.9 of the merger agreement, would occur prior to closing that would result in any adjustment to the merger agreement.
During the course of Hovde’s engagement and for the purposes of its opinion, Hovde:
(i)	reviewed the merger agreement dated July 25, 2024 provided to Hovde by Fentura on July 24, 2024;
(ii)	reviewed audited financial statements for Fentura and ChoiceOne as of and for the twelve-month periods ended December 31, 2022 and December 31, 2023;
(iii)	reviewed the unaudited financial statements for Fentura and ChoiceOne as of and for the three-month period ended March 31, 2024 and the six month period ended June 20, 2024;
(iv)	reviewed certain historical publicly available business and financial information concerning Fentura and ChoiceOne;
(v)	reviewed certain internal financial statements and other financial and operating data concerning Fentura and ChoiceOne;
(vi)	reviewed financial and pro forma projections prepared by Hovde in consultation with certain members of the senior management of Fentura and ChoiceOne;
(vii)
discussed with certain members of senior management of Fentura and ChoiceOne the business, financial condition, results of operations and future prospects of Fentura and ChoiceOne, the history and past and current operations of Fentura and ChoiceOne, and Fentura’s and ChoiceOne’s assessment of the rationale for the merger;

(viii)	reviewed the projected financial impact of the merger on ChoiceOne and Fentura, with all material assumptions discussed with and approved by representatives of ChoiceOne and Fentura;
(ix)	assessed current general economic, market and financial conditions;
(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)	took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and
(xiii)	performed such other analyses and considered such other factors as Hovde deemed appropriate.
In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the closing there will be, no material changes in the financial condition and results of operations of

Fentura, The State Bank, ChoiceOne or ChoiceOne Bank since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Fentura, The State Bank, ChoiceOne and ChoiceOne Bank are true and complete. Hovde relied upon the respective managements of Fentura, The State Bank, ChoiceOne and ChoiceOne Bank as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by them, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Fentura, The State Bank, ChoiceOne, and ChoiceOne Bank on a basis reflecting the best currently available information and their professionals’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Fentura to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Fentura, The State Bank, ChoiceOne, and ChoiceOne Bank or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Fentura, The State Bank, ChoiceOne and ChoiceOne Bank that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each of Fentura, The State Bank, ChoiceOne and ChoiceOne Bank would advise Hovde promptly if any information it previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for credit losses with respect thereto. Hovde assumed that such allowances for The State Bank and ChoiceOne Bank are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Fentura, The State Bank, ChoiceOne or ChoiceOne Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of The State Bank or ChoiceOne Bank.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which Fentura, The State Bank, ChoiceOne or ChoiceOne Bank was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Fentura’s consent, that Fentura, The State Bank, ChoiceOne and ChoiceOne Bank are not parties to any material pending transaction, including without limitation any financing, recapitalization (other than the Stock Offering (as defined below)), acquisition or transaction, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed, with Fentura’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Fentura or ChoiceOne and that the final merger agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Fentura advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Fentura, The State Bank, ChoiceOne or ChoiceOne Bank or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on Fentura or The State Bank or their shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of Fentura; (iii) any other strategic alternatives that might be available to Fentura; or (iv) whether Choice One has sufficient cash, stock or other sources of funds to enable it to pay the merger consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to the Board of Directors of Fentura and The State Bank on July 25, 2024 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses.
Market Approach – Comparable Merger and Acquisition Transactions.
As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select bank merger and acquisition transactions based on data obtained from S&P Global Market Intelligence as of July 25, 2024. The Regional Group consisted of select pending or completed transactions where targets were headquartered in the Midwest (includes Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) announced since January 1, 2022, in which the targets’ total assets were between $1 billion and $3 billion with complete pricing information available. The Nationwide Group consisted of select pending or completed transactions in the United States (excluding Alaska and Hawaii) announced since January 1, 2023 in which the targets’ total assets were between $1 billion and $3 billion with complete pricing information available. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to the transactions’ announcement as determined by S&P Global Market Intelligence. The resulting two groups consisted of the following precedent transactions (six transactions for the Regional Group and 12 transactions for the Nationwide Group):
Regional Group:

Buyer	Target	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(1)	Price/ LTM Earnings Multiple(2)	Prem./ Core Deposits Multiple(3)
Alerus Financial Corp.	HMN Financial Inc.	107%	95%	20.7x	0.8%
Wintrust Financial Corp.	Macatawa Bank Corp.	174%	161%	12.5x	NA
First Mid Bancshares	Blackhawk Bancorp Inc.	138%	89%	6.0x	2.2%
Byline Bancorp Inc.	Inland Bancorp Inc.	123%	112%	22.2x	3.3%
Peoples Bancorp Inc.	Limestone Bancorp Inc.	176%	153%	12.7x	9.1%
Nicolet Bankshares Inc.	Charter Bankshares Inc.(4)	170%	181%	11.8x	7.8%
	25th Percentile	127%	99%	12.0x	2.2%
	Median	154%	132%	12.6x	3.3%
	75th Percentile	173%	159%	18.7x	7.8%

Nationwide Group:

Buyer	Target	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(1)	Price/ LTM Earnings Multiple(2)	Prem./ Core Deposits Multiple(3)
West Coast Cmnty Bancorp	1st Capital Bancorp	93%	65%	17.9x	-0.6%
Alerus Financial Corp.	HMN Financial Inc.	107%	95%	20.7x	0.8%
United Bankshares Inc.	Piedmont Bancorp Inc.	155%	146%	9.8x	8.4%
Wintrust Financial Corp.	Macatawa Bank Corp.	174%	161%	12.5x	NA
Southern California Bancorp	California Bancorp	118%	118%	10.5x	2.9%
Global Federal Credit Union	First Finl Northwest Bank	156%	146%	24.1x	11.2%
Orrstown Financial Services	Codorus Valley Bancorp Inc.	113%	92%	7.3x	1.6%
Central Valley Cmnty Bncp	Cmnty West Bancshares	88%	87%	8.5x	-1.4%
Peoples Financial Services	FNCB Bancorp Inc.	102%	74%	7.7x	NA
First Mid Bancshares	Blackhawk Bancorp Inc.	138%	89%	6.0x	2.2%
LINKBANCORP Inc.	Partners Bancorp	126%	115%	10.6x	NA
United Community Banks Inc.	First Miami Bancorp Inc.	159%	127%	14.7x	NA
	25th Percentile	106%	89%	8.3x	0.5%
	Median	122%	105%	10.5x	1.9%
	75th Percentile	155%	131%	15.5x	4.3%

(1)	Excludes Target AOCI (accumulated other comprehensive income) as of the most recently reported financial date prior to announcement.
(2)	Price/ LTM (last twelve months) Earnings is tax-affected for S-Corporations.
(3)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude brokered deposits, foreign deposits, and time deposit accounts greater than $250,000.

(4)	Target organized as S-Corporation.
For each precedent transaction group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the merger as follows:
•	the multiple of the total merger value to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the total merger value to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”);
•	the multiple of the total merger value to the acquired company’s LTM net earnings (the “Price-to-LTM Earnings Multiple”); and
•	the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).
The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the assumed aggregate merger consideration of $180.4 million and were based on June 30, 2024 financial results for Fentura.

	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Price-to-LTM Earnings Multiple(2)	Premium-to-Core Deposits Multiple(3)
Assumed Aggregate Merger Consideration	135%	126%	14.4x	3.7%
Precedent Transactions Regional Group:
Median	154%	132%	12.6x	3.3%
25th Percentile	127%	99%	12.0x	2.2%
75th Percentile	173%	159%	18.7x	7.8%

	Price-to-Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Price-to-LTM Earnings Multiple(2)	Premium-to-Core Deposits Multiple(3)
Precedent Transactions Nationwide Group:
Median	122%	105%	10.5x	1.9%
25th Percentile	106%	89%	8.3x	0.5%
75th Percentile	155%	131%	15.5x	4.3%

(1)	Excludes Target AOCI (accumulated other comprehensive income) as of the most recently reported financial date prior to announcement.
(2)	Fentura Price-to-LTM Earnings Multiple based on core earnings.
(3)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude brokered deposits, foreign deposits, and time deposit accounts greater than $250,000.

Using publicly available information, Hovde compared the financial performance of Fentura with that of the median from each of the Regional and Nationwide Groups of targets from the precedent bank merger and acquisition transactions. The performance highlights are based on estimated June 30, 2024 financial results of Fentura.

	Total Assets ($B)	Tangible Equity/ Tangible Assets	LTM ROAA(1)	LTM ROAE(1)	LTM Efficiency Ratio	NPAs/ Assets(2)
Fentura(3)	$1.8	7.67%	0.71%	9.15%	73%	0.56%
Precedent Transactions – Regional Group Median	$1.3	10.30%	1.10%	11.75%	64%	0.36%
Precedent Transactions – Nationwide Group Median	$1.5	9.47%	0.96%	10.92%	65%	0.24%

(1)	LTM ROAA and LTM ROAE were tax-affected for S-Corporations.
(2)	Nonperforming assets (“NPAs”) based on total nonaccrual loans + restructured loans + other real estate owned.
(3)	Based on core earnings for the LTM period ending June 30, 2024.
No company or transaction used as a comparison in the above transaction analyses is identical to Fentura and no transaction was consummated on terms identical to the terms of the merger as set forth in the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions Regional Group using the median values for the four-valuation metrics set forth above indicated an implied total valuation ranging between $157.7 million and $206.4 million with a four-factor implied total valuation average of $182.3 million compared to the assumed aggregate merger consideration from the merger of $180.4 million. The resulting values of the precedent transactions Nationwide Group using the median values for the four-valuation metrics set forth above indicated an implied total valuation ranging between $131.4 million and $163.5 million with a four-factor implied total valuation average of $150.9 million compared to the assumed aggregate merger consideration from the merger of $180.4 million.
Income Approach – Discounted Cash Flow Analysis.
Fentura management approved the financial forecasts for Fentura over a forward-looking, five-year period which formed the basis for the discounted cash flow analyses. Hovde’s analysis assumed stand-alone balance sheet growth of 5% per year through June 30, 2029. The projected Fentura stand-alone net income amounts used for the analysis were $15.0 million for the LTM period ending June 30, 2025, $16.5 million for the LTM period ending June 30, 2026, $18.0 million for the LTM period ending June 30, 2027, $19.7 million for the LTM period ending June 30, 2028, and $21.7 million for the LTM period ending June 30, 2029. Projected stand-alone net income adds back non-cash expenses including the projected after-tax amortization expense. In determining future cash flows, Hovde assumed that Fentura would retain a sufficient portion of earnings to maintain a tangible equity to assets ratio of 8.50%.
For purposes of its discounted cash flow analysis, Hovde reviewed publicly available information related to select comparable bank merger and acquisition transactions that would be for targets of comparable asset size, profitability, and asset quality to Fentura at the end of the five-year period of the projections (the “Terminal Nationwide Group”). The Terminal Nationwide Group consisted of select bank merger and acquisition transactions in the United States announced since January 1, 2022, in which the targets’ total assets were between $1.5 billion and

$4.0 billion and LTM return on average assets between 0.50% and 1.25%, excluding terminated deals and deals without pricing information. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Global Market Intelligence. The resulting group consisted of 13 transactions:
Terminal Nationwide Group:

Buyer	Target	Price/ Common TBV Multiple	Price/ Adjusted Common TBV Multiple(1)	Price/ LTM Earnings Multiple(2)	Prem./ Core Deposits Multiple(3)
Southern CA Bancorp	California Bancorp	118%	118%	10.5x	2.9%
Global FCU	First Fncl NW Bank	156%	146%	24.1x	11.2%
Old NtnlBancorp	CapStar Finl Hldgs Inc	106%	89%	9.3x	NA
Peoples Fncl Services	FNCB Bancorp Inc.	102%	74%	7.7x	NA
Atlantic Union Bkshs	American NtnlBnkshrs	185%	151%	12.9x	8.4%
LINKBANCORP Inc.	Partners Bancorp	126%	115%	10.6x	NA
Shore Bancshares Inc.	The Cmnty Fncl Corp.	151%	120%	9.1x	4.5%
NBT Bancorp Inc.	Salisbury Bancorp Inc.	183%	152%	12.6x	7.2%
Seacoast Bnkg Corp.	Professional Holding Corp.	216%	206%	22.0x	12.8%
The First Bancshares	Heritage SE Bancorp.	180%	162%	10.8x	6.9%
Brookline Bancorp Inc.	PCSB Fncl Corp.	118%	115%	22.2x	3.3%
United Cmnty Banks	Progress Fncl Corp.	165%	159%	13.2x	7.9%
NtnlBank Holdings Corp.	Bancshares of Jackson Hole	209%	198%	20.0x	8.2%
	25th Percentile	118%	115%	10.5x	5.1%
	Median	156%	146%	12.6x	7.5%
	75th Percentile	183%	159%	20.0x	8.3%

(1)	Excludes Target AOCI (accumulated other comprehensive income) as of the most recently reported financial date prior to announcement.
(2)	Price/ LTM Earnings is tax-affected for S-Corporations.
(3)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude brokered deposits, foreign deposits, and time deposit accounts greater than $250,000.

To determine present values of Fentura based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/LTM Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Common Tangible Book Value Multiple (“DCF Terminal P/Adj. TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value range of Fentura Common Stock was derived by adding (i) the present value of the implied future excess cash flows through June 30, 2029; and (ii) the present value of Fentura’s implied terminal value at the end of such period based upon the projected net income. Fentura’s projected stand-alone net income for the LTM period ending June 30, 2029 of $21.7 million served as the basis of the terminal value in the DCF. Hovde calculated a terminal value by applying a five-point range of price-to-earnings multiples of 11.6x to 13.6x. This range is based around the median price-to-earnings multiple derived from transactions in the Terminal Nationwide Group of 12.6x. The present value of Fentura’s projected terminal value and excess cash flows were then calculated assuming a range of discount rates between 14.00% and 16.00%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Fentura Common Stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium as set forth in the Kroll Cost of Capital Navigator as of July 24, 2024, along with a specific risk premium based on Hovde’s professional experience and judgement. This resulted in a discount rate of 15.00% used as the midpoint of the five-point range of discount rates of 14.00% to 16.00%. Utilizing the five-point range of discount rates set forth above, the resulting implied total values of Fentura’s Common Stock is equal to between $149.0 million and $184.0 million with a midpoint of $165.9 million compared to the assumed aggregate merger consideration from the merger of $180.4 million.

In the DCF Terminal P/Adj. TBV Multiple analysis, an estimated value range of Fentura Common Stock was derived by adding (i) the present value of the implied future excess cash flows through June 30, 2029; and (ii) the present value of Fentura’s implied terminal value at the end of such period based upon the projected tangible common equity excluding AOCI. Fentura’s projected tangible common equity excluding AOCI amount for the period ended June 30, 2029 of $189.8 million served as the basis of the terminal value in the DCF. Hovde applied a five-point range of price-to-adjusted common tangible book value multiples of 136% to 156% utilizing as a midpoint of the range the median price-to-adjusted common tangible book value multiple derived from precedent transactions in the Terminal Nationwide Group of 146%. The present value of the projected terminal value and excess cash flows were then calculated assuming the range of discount rates between 14.00% and 16.00% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of Fentura Common Stock based on the DCF Terminal P/Adj. TBV Multiple analysis is equal to between $151.9 million and $184.3 million with a midpoint of $167.5 million compared to the assumed aggregate merger consideration from the merger of $180.4 million.
These DCF analyses and their underlying assumptions yielded a range of implied multiple values for Fentura’s Common Stock which are outlined in the table below:

Implied Multiple Value Based On:	Merger Value(1) ($000)	Price-to- LTM Earnings Multiple(1)	Price-to- Common Tangible Book Value Multiple(1)	Price-to- Adjusted Common Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Assumed Aggregate Merger Consideration	$180,394	14.4x	135%	126%	3.7%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$165,856	13.3x	124%	116%	2.5%
DCF Analysis – Terminal P/Adj. TBV Multiple
Midpoint Value	$167,531	13.4x	125%	117%	2.6%

(1)
Total merger value and price multiples based on the aggregate merger consideration assumed by Hovde of $180,393,722; DCF Analysis – Terminal P/E Multiple median implied Merger value of $165,856,000 (rounded to nearest thousand); and a DCF Analysis – Terminal P/Adj. TBV Multiple median implied merger value of $167,531,000 (rounded to nearest thousand).

(2)	Excludes Fentura AOCI (accumulated other comprehensive income) as of June 30, 2024.
(3)
Represents the premium or (discount) of the deal value over common tangible book value, expressed as a percentage of core deposits. Core deposits exclude brokered deposits, foreign deposits, and time deposit accounts greater than $250,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, required tangible common equity, terminal values, and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Fentura Common Stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.

Summary of Valuation Methodologies(1):

Assumed Aggregate Consideration: $180,394
Four Factor Average Implied Merger Value(2): $166,026

Implied Merger Value:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Precedent Transactions – Regional Group	$157,714	$182,317	$206,366
Precedent Transactions – Nationwide Group	$131,429	$150,909	$163,485
DCF – Terminal P/E Multiple	$149,037	$165,856	$183,951
DCF – Terminal P/Adj. TBV Multiple	$151,949	$167,531	$184,275

(1)	All values in thousands and are rounded to the nearest thousand.
(2)
Reflects the average of the two implied merger values (four-factor average) from the two Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples derived from the Terminal Nationwide Group and a 15.00% annual discount rate over a period of five years.

(3)
Values represent the minimum, average, and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

ChoiceOne Performance and Market Trading Data versus Peer.
Hovde compared selected results of ChoiceOne’s operating performance to that of 19 select publicly traded banks in the Midwest (includes Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) with assets between $1.5 billion and $5.0 billion and traded on the NASDAQ Stock Exchange. The resulting group consisted of 19 companies as follows:

Name	Ticker	State
1. First Financial Corp.	THFF	IN
2. Bridgewater Bancshares	BWB	MN
3. Southern MO Bancorp	SMBC	MO
4. Alerus Financial Corp.	ALRS	ND
5. Bank First Corporation	BFC	WI
6. West Bancorp.	WTBA	IA
7. Civista Bancshares Inc.	CIVB	OH
8. Farmers & Merchants	FMAO	OH
9. Sterling Bancorp	SBT	MI
10. First Savings Fncl Group	FSFG	IN

Name	Ticker	State
11. LCNB Corp.	LCNB	OH
12. Waterstone Financial Inc.	WSBF	WI
13. Ames National Corp.	ATLO	IA
14 .Finward Bancorp	FNWD	IN
15. CF Bankshares Inc.	CFBK	OH
16. Hawthorn Bancshares Inc.	HWBK	MO
17. Citizens Cmnty Bncp	CZWI	WI
18. Middlefield Banc Corp.	MBCN	OH
19. Landmark Bancorp Inc.	LARK	KS

Hovde noted the following selected metrics:

Most Recent LTM Period(1)	Minimum	Median	Maximum	ChoiceOne(2)
Total Assets ($B)	$1.6	$2.4	$4.9	$2.6
TCE / Tangible Assets	5.65%	7.58%	15.10%	5.98%
Return on Average Assets (ROAA)	0.27%	0.76%	1.50%	0.89%
Return on Average Equity (ROAE)	2.04%	8.67%	12.56%	11.90%
Net Interest Margin	1.93%	2.82%	3.64%	2.80%
Efficiency Ratio	47.1%	69.2%	98.5%	64.3%
NPAs / Total Assets(3)	0.01%	0.33%	0.64%	0.09%
NCOs / Loans	-0.04%	0.01%	0.32%	0.03%

Note: LTM = Last Twelve Months TCE = Tangible Common Equity NPAs = Nonperforming Assets NCOs = Net Charge-Offs
(1)	Peer group financial performance as of most recent available as of July 24, 2024. Based on core performance as reported by S&P Global Market Intelligence, if available.
(2)	ChoiceOne financial performance for the LTM period ending June 30, 2024.
(3)	NPAs include nonaccrual loans, loans 90+ days past due and still accruing, and other real estate owned.

This comparison indicated that ChoiceOne was above the median of the peer group in terms of ROAA and ROAE, and its efficiency ratio was below the median of the peer group. ChoiceOne’s tangible common equity to tangible assets ratio was below the median of the peer group. ChoiceOne’s NPAs to total assets was below the median of the peer group, while its NCOs to average loans was slightly above the median of the peer group. The following presents a summary of the market trading data of ChoiceOne compared to this same peer group as of July 24, 2024:

As of July 24, 2024	Minimum	Median	Maximum	ChoiceOne
Market Capitalization ($M)	$110	$273	$940	$225
Price / Tangible Book Value per Share	82%	119%	226%	147%
Price / LTM EPS(1)	7.5x	13.9x	40.7x	9.7x
Price / 2024 EPS(2)	9.2x	13.9x	57.9x	9.9x
Dividend Yield	0.0%	3.2%	5.8%	3.6%
LTM Dividend Payout Ratio	10%	44%	233%	38%
Weekly Volume as a % of Shares	0.3%	0.8%	1.9%	0.9%

(1)	Based on core performance as reported by S&P Global Market Intelligence, if available.
(2)	Based on the mean of analysts’ EPS estimates from S&P Global Market Intelligence, where available.
ChoiceOne traded above the median of the peer group as measured by price to tangible book, but below the median of the peer as measured by price to LTM core EPS and price to 2024 estimated EPS. ChoiceOne’s dividend yield was above the median of the peer, while its LTM dividend payout ratio was below the median of the peer. ChoiceOne’s weekly volume as a percent of shares outstanding was above the median of the peer.
Relative Contribution Analysis.
Hovde analyzed the relative standalone contribution of ChoiceOne and Fentura to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Hovde used historical balance sheet and income statement data for ChoiceOne and Fentura as of June 30, 2024, as well as full-year historical and projected income statement results. The results of Hovde’s analysis are presented in the following table, which also compares the results of Hovde’s analysis with the implied pro forma ownership percentages of ChoiceOne’s and Fentura’s shareholders in the combined company based on the right of Fentura shareholders to receive 1.35 shares of ChoiceOne Common Stock, (the “Per Share Merger Consideration”) provided in the Merger Agreement:

	% of Total
	ChoiceOne	Fentura
Balance Sheet as of 6/30/2024
Total Assets	59.9%	40.1%
Gross Loans	49.7%	50.3%
Deposits	59.8%	40.2%
Total Equity	60.0%	40.0%
Tangible Common Equity	53.3%	46.7%
7/24/2024 Market Capitalization(1)	62.6%	37.4%

Net Income
2023Y Core Net Income	60.3%	39.7%
YTD 6/30/2024 Stated Net Income	71.9%	28.1%
2024Y Projected Net Income(2)	64.0%	36.0%
Pro Forma Ownership(3)	55.6%	44.4%

(1)	Based on 7/24/2024 closing stock price and most recent reported shares outstanding.
(2)	ChoiceOne based on analyst EPS estimates.
(3)	Implied ownership before any capital raise.

Pro Forma Merger Analysis.
Hovde analyzed the potential pro forma effect of the merger to ChoiceOne’s performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, and other acquisition adjustments based on discussions with management of Fentura, ChoiceOne, and their representatives. Hovde’s analysis included the Management Projections (defined below) provided to it by management of ChoiceOne and Fentura, as further described on page 61. Hovde’s analysis also included the impact from the Stock Offering (defined below). Based on 100% Common Stock consideration, the pro forma merger analysis indicated that the merger is expected to be dilutive to ChoiceOne’s tangible book value per share at closing and recovered in less than three years. The merger is expected to be more than 30% accretive to ChoiceOne’s earnings per share in 2025 and more than 25% accretive to ChoiceOne’s earnings per share in 2026. Based on the merger consideration, the merger is expected to be more than 60% accretive to Fentura’s earnings per share in 2025 and more than 50% accretive to Fentura’s earnings per share in 2026.
Pro Forma Dividends Per Share to Fentura Shareholders.
Based on the merger consideration and ChoiceOne’s dividend per share consensus estimate of $1.13 for 2025, pro forma equivalent dividends to Fentura shareholders would be $1.53 per current Fentura share, representing an increase of over 260% from Fentura’s LTM period ending June 30, 2024 dividend per share of $0.42.
Other Factors and Analyses.
Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index and certain bank stock price indices.
Conclusion.
Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration to be paid to the Fentura shareholders by ChoiceOne in connection with the merger is fair, from a financial point of view, to the shareholders of Fentura. The full text of the Hovde opinion is included in this proxy statement as Annex E.
Opinion of ChoiceOne's Financial Advisor in Connection with the Merger
ChoiceOne engaged Janney to render financial advisory and investment banking services to the ChoiceOne board, including delivery of an opinion to the ChoiceOne board as to the fairness, from a financial point of view, of the merger consideration to be paid by ChoiceOne. ChoiceOne engaged Janney because Janney is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Janney is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.
As part of its engagement, representatives of Janney attended the meeting of the ChoiceOne board held on July 24, 2024, at which the ChoiceOne board evaluated the Merger. At this meeting, Janney reviewed the financial aspects of the Merger. Janney attended the meeting of the ChoiceOne board held on July 25, 2024 and rendered an oral opinion, which was subsequently confirmed in writing and dated July 25, 2024, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney as set forth in such opinion, the merger consideration to be paid by ChoiceOne in the merger is fair, from a financial point of view, to ChoiceOne. The ChoiceOne board unanimously adopted the merger agreement at the July 25, 2024 meeting.
The following description of the Janney fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this joint proxy statement and prospectus and is incorporated by reference herein, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in preparing the opinion.
Janney’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was addressed to, the ChoiceOne board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration to be paid by ChoiceOne in the merger. It did not address the underlying business decision of ChoiceOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ChoiceOne board in connection with the merger, and it does not constitute a recommendation to any holder of ChoiceOne common stock as to how to vote in connection with the merger or any other matter. Janney also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Fentura, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder.
Janney’s opinion was reviewed and approved by Janney’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.
In connection with rendering the opinion described above, Janney reviewed, analyzed and familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management's views as to the future financial performance of ChoiceOne, Fentura and the merger. Janney reviewed, among other things:
•	a draft of the Merger Agreement, dated July 25, 2024;
•	certain publicly available financial statements and other historical financial information of ChoiceOne and its banking subsidiary, ChoiceOne Bank, that Janney deemed relevant;
•	certain publicly available financial statements and other historical financial information of Fentura and its banking subsidiary, The State Bank, that Janney deemed relevant;
•	publicly available consensus analyst estimates for ChoiceOne for the years ending December 31, 2024 and December 31, 2025:
•
certain internal financial projections for ChoiceOne for long-term annual earnings per share and dividends per share growth rates for the years ending December 31, 2026 through December 31, 2030, as provided by the senior management ChoiceOne;

•
certain internal financial projections for Fentura for the year ending December 31, 2024 for long term annual earnings per share growth rates for the years ending December 31, 2025 through December 31, 2030, as provided by the senior management of Fentura;

•
the projected financial impact of the merger on ChoiceOne based on certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments and the impact of the $34.5 million (gross proceeds) underwritten public offering of ChoiceOne common stock announced on July 25, 2024 and closed on July 26, 2024 (the “Stock Offering”), as provided by the senior management of ChoiceOne and Fentura;

•
the publicly reported stock market performance, historical price and trading activity for ChoiceOne and Fentura common shares, including a comparison of certain stock market information for ChoiceOne and Fentura common shares and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for ChoiceOne and Fentura with similar financial institutions for which information is publicly available;
•	the nature and financial terms of the merger as compared with the nature and financial terms of certain other merger and business combinations in the banking industry;
•	the current market environment generally and the banking environment in particular;
•	discussions with members of ChoiceOne’s and Fentura’s senior management with respect to their respective operations, historical financial statements and future prospects; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.

Janney also performed such other financial analyses, studies and investigations as it considered appropriate and took into account in its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.
In conducting its review and arriving at its opinion, Janney relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by ChoiceOne and Fentura, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by ChoiceOne and Fentura, including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Janney relied upon the pro forma financial impact of the merger on ChoiceOne, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of ChoiceOne and Fentura. Janney assumed that all forecasts and projections provided to Janney were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of ChoiceOne and Fentura as to their most likely future financial performance. Janney has further relied on the assurances of the respective management teams of ChoiceOne and Fentura that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Janney relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
Janney is not an expert in the independent verification of the adequacy of allowances for credit losses and Janney assumed, without independent verification, that the allowances for credit losses reported on the balance sheets of ChoiceOne and Fentura are adequate to cover such losses. In rendering its opinion, Janney did not review any individual loans or credit files.
Janney did not make an independent valuation of the quality of ChoiceOne’s or Fentura’s deposit base nor has Janney independently evaluated potential deposit concentrations or the deposit composition of ChoiceOne or Fentura. Janney did not make an independent valuation of the quality of ChoiceOne’s or Fentura’s investment securities portfolio nor has Janney independently evaluated potential concentrations in the investment portfolio of ChoiceOne or Fentura.
Janney assumed, in all respects material to its analyses:
•
that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•
that the merger agreement (the final terms of which Janney had assumed would not differ in any respect material to Janney’s analyses from the draft version reviewed by Janney and referred to above) represented the entire agreement between the parties, that the merger agreement would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of Fentura common stock;

•
that in the course of obtaining the necessary regulatory approvals for the completion of the merger, no conditions would be imposed that would materially affect ChoiceOne, Fentura, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.
Janney assumed that the merger would be completed in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Janney was further advised by representatives of ChoiceOne that Fentura relied upon advice from its advisors (other than Janney) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Janney did not provide advice with respect to any such matters.

Janney’s opinion addressed only the fairness of the consideration to be paid by ChoiceOne in the transaction, from a financial point of view, as of the date of the opinion, to ChoiceOne. Janney’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Janney through such date and, accordingly, it speaks to no other date. Janney did not and does not have an obligation to update, revise or reaffirm its opinion. Janney’s opinion did not address, and Janney expressed no view or opinion with respect to:
•	the relative merits of the merger and the other business strategies that the ChoiceOne board considered or may have considered;
•	the underlying business decision of the ChoiceOne board to proceed with the merger;
•	the prices at which ChoiceOne’s securities or Fentura’s securities may trade at any time; or
•	any advice or recommendation provided by any other advisor to ChoiceOne.
Additionally, Janney assumed that the merger is, in all respects, lawful under applicable law. Further, Janney’s analyses and opinion, and the financial projections on which they were based, did not reflect changes in the operations and projections of ChoiceOne and Fentura subsequent to the date of Janney’s opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Janney, ChoiceOne and Fentura. Any estimates contained in the analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Janney opinion was among several factors taken into consideration by the ChoiceOne board in making its determination to adopt the merger agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the ChoiceOne board to approve the merger agreement and the transactions contemplated thereby. The type and amount of consideration payable in the merger were determined through negotiation between ChoiceOne and Fentura, and the decision for ChoiceOne to enter into the merger agreement was solely that of the ChoiceOne board.
The following is a summary of the material financial analyses presented by Janney to the ChoiceOne board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Janney to the ChoiceOne board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Janney believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of the Merger Consideration and Implied Transaction Metrics
Janney reviewed the financial terms of the Merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Fentura common stock issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 1.35 shares of ChoiceOne common stock. Based on this provision of the Merger Agreement, Janney calculated an aggregate implied transaction value of approximately $180.4 million and an implied purchase price per share of $40.18 based on 4,490,087 shares of Fentura common stock outstanding and the closing price of ChoiceOne common stock on July 24, 2024. Based upon financial information for Fentura as of or for the last twelve-months ended June 30, 2024 (“LTM”), Janney calculated the following implied aggregate transaction metrics:

Transaction Value / Tangible Book Value:	134.6%
Transaction Value / LTM Earnings	14.6x
Transaction Value / LTM Core Earnings(1):	14.4x
Core Deposit Premium(2):	3.7%

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Core deposits calculated as total deposits less CDs greater than $100,000.
ChoiceOne Comparable Companies Analysis
Using publicly available information, Janney compared the financial performance, financial condition and market performance of ChoiceOne to 16 nationwide publicly-traded banks and bank holding companies with total assets $2.0 billion - $5.0 billion, tangible common equity / tangible assets less than 7.0% and LTM core return on average tangible common equity greater than 10%, excluding mutual savings associations and known merger targets (the “ChoiceOne Comparable Companies”).
The ChoiceOne Comparable Companies were as follows:

Canandaigua National Corporation (CNND)	Chemung Financial Corporation (CHMG)
West Bancorporation, Inc. (WTBA)	Fidelity D & D Bancorp, Inc. (FDBC)
Civista Bancshares, Inc. (CIVB)	Orange County Bancorp, Inc. (OBT)
River Financial Corporation (RVRF)	First Citizens Bancshares, Inc. (FIZN)
Colony Bankcorp, Inc. (CBAN)	Norwood Financial Corp. (NWFL)
STAR Financial Group, Inc. (SFIG.A)	Somerset Trust Holding Company (SOME)
Citizens Financial Services, Inc. (CZFS)	Franklin Financial Services Corporation (FRAF)
BankFirst Capital Corporation (BFCC)	ENB Financial Corp (ENBP)

To perform this analysis, Janney used profitability data and other financial information as of or for the most recent fiscal quarter ended June 30, 2024 (“MRQ”), or as or for the LTM, and market price information as of July 24, 2024. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in ChoiceOne’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of ChoiceOne and the ChoiceOne Comparable Companies as of or for the LTM:

	ChoiceOne Comparable Companies
(in % unless otherwise noted)	ChoiceOne	Low	Average	Median	High
Total Assets ($MM)	2,623.0	2,024.6	2,902.4	2,758.8	4,883.8
Market Capitalization ($MM)	225.4	89.1	236.6	237.8	357.0
TCE / Tangible Assets	5.84	4.09	6.27	6.41	6.99
LTM Core ROAA(1)	0.89	0.60	0.86	0.84	1.45
LTM Core ROATCE(1)	17.39	10.56	15.05	13.96	24.47
LTM Efficiency Ratio	68.8	56.2	67.0	68.0	74.6
Loans / Deposits	67.6	64.4	82.9	80.4	103.2
NPAs / Assets(2)	0.09	0.01	0.25	0.21	0.60

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.
In addition, Janney’s analysis showed the following concerning the market performance of ChoiceOne and the ChoiceOne Comparable Companies as of or for the LTM:

	ChoiceOne Comparable Companies
(in % unless otherwise noted)	ChoiceOne	Low	Average	Median	High
Dividend Yield	3.63	1.54	3.28	3.38	4.82
Price / Tangible Book Value	147.2	69.9	132.5	130.9	207.8
Price / LTM EPS (x)	9.7	4.7	9.9	9.6	15.8

None of the ChoiceOne Comparable Companies used as a comparison in the above analyses is identical to ChoiceOne. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Fentura Comparable Companies Analysis
Using publicly available information, Janney compared the financial performance, financial condition and market performance of Fentura to 16 nationwide publicly-traded banks and bank holding companies with total assets $1.5 billion - $ 3.0 billion, tangible common equity / tangible assets 7.0% – 9.0% and LTM core return on average tangible common equity 10.0% - 14.0%, excluding mutual savings associations and known merger targets (the “Fentura Comparable Companies”).
The Fentura Comparable Companies were as follows:

The First Bancorp, Inc. (FNLC)	CF Bankshares Inc. (CFBK)
Northrim BanCorp, Inc. (NRIM)	First United Corporation (FUNC)
Citizens & Northern Corporation (CZNC)	Citizens Community Bancorp, Inc. (CZWI)
C&F Financial Corporation (CFFI)	CNB Corp. (CNBW)
Avidbank Holdings, Inc. (AVBH)	National Bankshares, Inc. (NKSH)
OP Bancorp (OPBK)	The Adirondack Trust Company (ADKT)
MainStreet Bancshares, Inc. (MNSB)	Muncy Columbia Financial Corporation (CCFN)
Isabella Bank Corporation (ISBA)	Citizens Bancorp Investment, Inc. (CBTN)

To perform this analysis, Janney used profitability data and other financial information as of or for the LTM, and market price information as of July 24, 2024. Certain financial data prepared by Janney, as referenced in the tables presented below, may not correspond to the data presented in Fentura’s historical financial statements as a result of the different periods, assumptions and methods used by Janney to compute the financial data so presented.

Janney’s analysis showed the following concerning the financial condition and performance of Fentura and the Fentura Comparable Companies as of or for the LTM:

	Fentura Comparable Companies
(in % unless otherwise noted)	Fentura	Low	Average	Median	High
Total Assets ($MM)	1,756.6	1,575.6	2,087.1	2,048.5	2,978.2
Market Capitalization ($MM)	134.7	92.3	179.1	146.6	379.0
TCE / Tangible Assets	7.67	7.19	7.97	7.88	8.77
LTM Core ROAA(1)	0.72	0.76	0.91	0.91	1.10
LTM Core ROATCE(1)	9.86	10.26	11.82	11.62	13.51
LTM Efficiency Ratio	72.8	55.2	64.2	63.8	73.7
Loans / Deposits	101.1	49.4	83.8	87.0	103.9
NPAs / Assets(2)	0.56	0.03	0.29	0.22	0.76

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.
(2)	Nonperforming assets defined as nonaccrual loans and leases, restructured loans and leases, and real estate owned.
In addition, Janney’s analysis showed the following concerning the market performance of Fentura and the Fentura Comparable Companies as of or for the LTM:

	Fentura Comparable Companies
(in % unless otherwise noted)	Fentura	Low	Average	Median	High
Dividend Yield	1.47	0.00	3.67	3.82	5.73
Price / Tangible Book Value	100.5	64.2	106.2	94.5	171.3
Price / LTM EPS (x)	10.6	5.4	9.5	9.1	13.9

None of the Fentura comparable companies used as a comparison in the above analyses is identical to Fentura. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
In addition, Janney’s analysis compared pricing multiples for the merger to the implied merger pricing multiples of the Fentura Comparable Companies on a per share basis. To account for an equity control premium, Janney applied a 24.8% premium to the Fentura Comparable Companies based on the median one-day stock price premium for all bank and thrift merger transactions announced over the last 10 years as of July 24, 2024, based on data from S&P Capital IQ Pro. The information in the following table is as of or for the LTM.

	Fentura Comparable Companies
(in % unless otherwise noted)	Fentura	10th Percentile	Median	90th Percentile
Price / Tangible Book Value	134.6	91.8	117.9	187.3
Price / LTM EPS (x)	14.6	8.6	11.4	17.0
Core Deposit Premium	3.7	(1.0)	2.0	9.4

Select Transactions Analysis
Janney reviewed publicly available information related to three sets of selected U.S. bank transactions:
1.	17 selected bank and thrift transactions announced since January 1, 2017, with targets headquartered in Michigan and assets less than $10.0 billion (the “Michigan Group”);
2.
12 selected Midwest bank and thrift transactions announced since January 1, 2018, with target assets $1.0 billion - $4.0 billion, tangible common equity / tangible assets less than 10.0% and ROAE of 7.0% - 14.0% for the last twelve months prior to announcement of the transaction (the “Midwest Group”); and

3.	12 selected nationwide bank and thrift transactions announced since January 1, 2023, with target assets $1.0 billion - $5.0 billion (the “Nationwide Group”).
All three sets of transactions excluded mergers of equals and transactions without disclosed deal values.

Michigan Group

Buyer Name	Target Name	Announcement Date
Wintrust Financial Corporation	Macatawa Bank Corporation	4/15/2024
Thumb Bancorp, Inc.	Exchange State Bank Corp.	8/29/2022
First Merchants Corporation	Level One Bancorp, Inc.	11/4/2021
Arbor Bancorp, Inc.	FNBH Bancorp, Inc.	8/9/2021
Fentura Financial, Inc.	Farmers State Bank of Munith	6/22/2021
Nicolet Bankshares, Inc.	Mackinac Financial Corporation	4/12/2021
ChoiceOne Financial Services, Inc.	Community Shores Bank Corporation	1/6/2020
Keweenaw Financial Corporation	North Star Financial Holdings, Inc.	9/18/2019
Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.	8/13/2019
Waterford Bancorp, Inc.	Clarkston Financial Corporation	6/5/2019
Teachers Credit Union	Assets and liabilities of New Bancorp, Inc.	4/26/2019
First Merchants Corporation	MBT Financial Corp.	10/10/2018
Eaton Federal Savings Bank	Stockbridge Bancorporation, Inc.	2/21/2018
Mackinac Financial Corporation	First Federal of Northern Michigan Bancorp, Inc.	1/16/2018
Meta Financial Group, Inc.	Crestmark Bancorp Inc.	1/9/2018
Independent Bank Corporation	TCSB Bancorp, Inc.	12/4/2017
Horizon Bancorp	Wolverine Bancorp, Inc.	6/14/2017

Midwest Group

Buyer Name	Target Name	Announcement Date
Peoples Bancorp Inc.	Limestone Bancorp, Inc.	10/25/2022
QCR Holdings, Inc.	Guaranty Federal Bancshares, Inc.	11/9/2021
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.	9/20/2021
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.	7/26/2021
Nicolet Bankshares, Inc.	Mackinac Financial Corporation	4/12/2021
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	1/27/2021
Northwest Bancshares, Inc.	MutualFirst Financial, Inc.	10/29/2019
Simmons First National Corporation	Landrum Company	7/31/2019
Simmons First National Corporation	Reliance Bancshares, Inc.	11/13/2018
First Merchants Corporation	MBT Financial Corp.	10/10/2018
First Busey Corporation	Banc Ed Corp.	8/22/2018
Old National Bancorp	Klein Financial, Inc.	6/21/2018

Nationwide Group

Buyer Name	Target Name	Announcement Date
West Coast Community Bancorp	1st Capital Bancorp	5/20/2024
Alerus Financial Corporation	HMN Financial, Inc.	5/15/2024
United Bankshares, Inc.	Piedmont Bancorp, Inc.	5/10/2024
Hope Bancorp, Inc.	Territorial Bancorp Inc.	4/29/2024
Wintrust Financial Corporation	Macatawa Bank Corporation	4/15/2024
Global Federal Credit Union	First Financial Northwest Bank	1/11/2024
Old National Bancorp	CapStar Financial Holdings, Inc.	10/26/2023
Central Valley Community Bancorp	Community West Bancshares	10/10/2023
Peoples Financial Services Corp.	FNCB Bancorp, Inc.	9/27/2023
Atlantic Union Bankshares Corporation	American National Bankshares Inc.	7/25/2023
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.	3/21/2023
United Community Banks, Inc.	First Miami Bancorp, Inc.	2/13/2023

For each selected transaction, Janney derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•	Aggregate deal value to tangible book value;
•	Aggregate deal value to LTM earnings;
•	Core deposit premium
The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the Merger based on the aggregate transaction value for the merger of $180.4 million and using historical financial information for Fentura as of or for the LTM and historical financial information for select transactions as of or for the latest twelve months prior to announcement of the transaction.
The results of the analysis are set forth in the following tables:
Michigan Group

	Fentura Selected Comparable Transactions
(in % unless otherwise noted)	Fentura	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	134.6	130.6	174.9	222.8
Deal Value / LTM Earnings (x)	14.6	13.4	17.7	23.5
Core Deposit Premium	3.7	4.7	9.7	16.1

Midwest Group

	Fentura Selected Comparable Transactions
(in % unless otherwise noted)	Fentura	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	134.6	156.9	174.0	230.6
Deal Value / LTM Earnings (x)	14.6	13.2	16.1	19.1
Core Deposit Premium	3.7	6.1	8.7	14.7

Nationwide Group

	Fentura Selected Comparable Transactions
(in % unless otherwise noted)	Fentura	10th Percentile	Median	90th Percentile
Deal Value / Tangible Book Value	134.6	89.3	123.2	173.3
Deal Value / LTM Earnings (x)	14.6	8.0	12.4	20.1
Core Deposit Premium	3.7	(1.3)	1.5	10.2

No company or transaction used as a comparison in the above selected transactions analysis is identical to ChoiceOne, Fentura or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.
Projected Financial Impact Analysis and Capital Ratios
Janney performed a projected financial impact analysis that combined projected income statement and balance sheet information of ChoiceOne and Fentura. Using closing balance sheet estimates as of December 31, 2024 for ChoiceOne and Fentura provided by ChoiceOne and Fentura management, ChoiceOne analyst earnings estimates for the remaining half of 2024 and full-year 2025, assumed long term earnings growth rates provided by the respective senior management teams, and projected assumptions (including, without limitation, purchase accounting adjustments, the impact of the Stock Offering, cost savings and related expenses expected to result from the merger and the Stock Offering) provided by ChoiceOne management, Janney analyzed the estimated financial impact of the merger on certain projected financial and operating results. This analysis indicated that the merger could be (i) accretive to ChoiceOne’s 2025, 2026 and 2027 estimated EPS, and (ii) dilutive to ChoiceOne’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, on a projected basis for the merger and the impact of the Stock Offering, ChoiceOne’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above those required to be deemed “well capitalized” under regulatory guidelines. For all of the above analyses, the actual results achieved by ChoiceOne following the merger may vary from the projected results, and the variations may be material.
Discounted Cash Flow Analysis
Janney performed a discounted cash flow analysis to estimate a range for the implied equity value of Fentura. In this analysis, the future cash flows are derived from Fentura’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for Fentura was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk-free rate, the beta of Fentura stock compared to the broader market, the Full-Information Beta for commercial banks from the Kroll U.S. Cost of Capital Navigator of 1.09, the Historical Long-Term Market Risk Premium from the Kroll U.S. Cost of Capital Navigator of 7.17%, a Size Premium from the Kroll U.S. Cost of Capital Navigator of 1.99% and the 10-year Treasury Rate of 4.26%. The discount rate resulting from this method was approximately 14.0%.
The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that Fentura could generate over the five-year period from 2024 to 2029 and (ii) the present value of Fentura’s implied terminal value at the end of such period. In calculating the net present value of Fentura using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 8.0x to 12.0x LTM earnings, with a midpoint of 10.0x. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of Fentura common stock of $26.52 per share to $43.54 per share with a midpoint of $34.39 per share. In calculating the net present value of Fentura using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 110% to 150% of tangible book value, with a midpoint of 130%. The midpoint multiple approximates median multiples in the peer group analysis. This discounted cash flow analysis resulted in a range of implied values per share of Fentura common stock of $28.02 per share to $42.62 per share with a midpoint of $34.79 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Fentura or the pro forma combined company.
Janney’s Relationship with ChoiceOne
Janney acted as financial advisor to ChoiceOne in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Janney is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Janney has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of ChoiceOne and Fentura and Janney, Janney and its affiliates may from time to time purchase securities from, and sell securities to, ChoiceOne and Fentura, and as a market maker in securities, Janney and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ChoiceOne or Fentura for its own accounts and for the accounts of its customers and clients. Janney employees may also from time to time maintain individual positions in ChoiceOne common stock and/or Fentura common stock.
Pursuant to the Janney engagement agreement, ChoiceOne agreed to pay Janney a cash fee of $1,375,000, $25,000 of which became payable before the rendering of Janney’s opinion, $100,000 of which became payable concurrently with the rendering of Janney’s opinion, and the balance of which is contingent upon the completion of the merger. Janney’s fee for rendering the fairness opinion was not contingent upon Janney reaching any particular conclusion. ChoiceOne also agreed to reimburse Janney for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Janney against certain liabilities relating to or arising out of Janney’s engagement or Janney’s role in connection therewith.
Except for the arrangement between Janney and ChoiceOne described in the preceding paragraph, Janney has not had any material financial advisory and investment banking relationship with ChoiceOne or Fentura during the past two years in which compensation was received or was intended to be received as a result of the relationship between Janney, on the one hand, and ChoiceOne or Fentura, on the other hand. Janney may provide investment banking services to ChoiceOne in the future (and to Fentura, if the merger is not completed), although there is no agreement to do so.
Certain Unaudited Prospective Financial Information of ChoiceOne and Fentura
ChoiceOne and Fentura do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of a potential merger, ChoiceOne and Fentura management prepared or approved for use certain projections of ChoiceOne’s and Fentura’s future financial performance for fiscal year ended December 31, 2024 through December 31, 2030, without reference to the merger, which we refer to as the “Management Projections”. The Management Projections contain unaudited prospective financial information with respect to ChoiceOne and Fentura, each on a standalone, pre-merger basis. These Management Projections were made available to ChoiceOne’s financial advisor, Janney, the ChoiceOne Board, Fentura’s financial advisor, Hovde, and the Fentura Board. The Management Projections were used by Janney and Hovde, respectively, for the purposes of performing certain financial analysis in connection with their respective opinions as described above under the headings “Opinion of ChoiceOne’s Financial Advisor in Connection with the Merger” and “Opinion of Fentura’s Financial Advisor in Connection with the Merger.” The Management Projections were not prepared for the purpose of or with a view toward public disclosure and the inclusion of the Management Projections in this document should not be regarded as an indication that ChoiceOne, Fentura or any other recipient of the Management Projections considered, or now considers, them to be necessarily predictive of actual future results. The Management Projections were not prepared with a view toward complying with the guidelines of the SEC, the guidelines established by the Public Company Accounting Oversight Board for preparation or presentation of financial information, or generally accepted accounting principles in the United States. Neither ChoiceOne’s nor Fentura’s current independent registered public accounting firms, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Projections, or expressed any opinion or any other form of assurance on such information or its achievability. The reports of the independent registered public accounting firms of ChoiceOne and Fentura that are included or incorporated by reference into this joint proxy statement and prospectus relate only to ChoiceOne and Fentura’s historical financial information. They do not relate to the Management Projections. In addition, since the Management Projections cover multiple years, such information by its nature becomes more speculative with each successive year.
The Management Projections reflect numerous estimates and assumptions made by ChoiceOne’s and Fentura’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to ChoiceOne’s and Fentura’s businesses, all of which are difficult to predict and many of which are beyond ChoiceOne’s and Fentura’s control. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, ChoiceOne’s and Fentura’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, interest rates, the regulatory environment, and the various risks set forth in this joint proxy statement and prospectus under the heading “Risk Factors” beginning on page 20 and “Special Note regarding Forward-Looking Statements” on page 18 and in ChoiceOne’s reports filed with the SEC. Neither ChoiceOne, Fentura nor any of their respective affiliates or advisors assumes any responsibility for the validity, accuracy or completeness of the Management Projections described below. The Management Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Management Projections do not take into account the effect of any failure of the merger to occur. Neither ChoiceOne, Fentura nor any of their respective affiliates or advisors intends to, and each of them disclaims any obligation to, update, revise or correct such Management Projections if they are or become inaccurate at any time (even in the short term). The inclusion of the Management Projections herein should not be deemed an admission or representation by ChoiceOne, Fentura or any of their respective affiliates that they are viewed by ChoiceOne or Fentura as material information of ChoiceOne or Fentura, particularly in light of the inherent risks and uncertainties associated with such forecasts.

The following tables present unaudited prospective Management Projections for ChoiceOne and Fentura for the years ended December 31, 2024 through 2028, used by Janney and Hovde, respectively, as described above.

ChoiceOne Management Projections	2024E	2025E	2026E	2027E	2028E
Net Income ($MM)	24.6	23.2	24.6	26.1	27.6
Earnings per Share ($)	3.24	3.06	3.24	3.44	3.65

Fentura Management Projections	2024E	2025E	2026E	2027E	2028E
Net Income ($MM)	13.7	15.1	16.6	18.3	20.1
Earnings per Share ($)	3.06	3.37	3.70	4.07	4.48

Interests of Certain Fentura Directors and Executive Officers in the Merger
In considering the recommendation of the Fentura board regarding the merger, Fentura shareholders should know that certain directors and executive officers of Fentura have interests in the merger in addition to their interests as shareholders of Fentura. All those additional interests are described below, to the extent they are material and are known to Fentura. The Fentura board and the board of directors of The State Bank and the ChoiceOne board and the ChoiceOne Bank board were aware of these interests and considered them, among other matters, in approving the merger agreement.
The following discussion sets forth the interests in the merger of each person serving as a director or executive officer of Fentura. Except as described below, to the knowledge of Fentura, the directors and executive officers of Fentura do not have any substantial interest in the merger apart from their interests as shareholders of Fentura. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Stock Ownership
At the close of business on October 15, 2024, the record date for Fentura special meeting, the directors and executive officers of Fentura, as a group, beneficially owned and had the power to vote a total of 469,704 shares of Fentura common stock, representing approximately 10.4% of the outstanding shares of Fentura common stock as of that date. All of the shares of Fentura common stock beneficially owned by the directors and executive officers of Fentura are expected to be voted in favor of the proposal to approve the merger agreement at the Fentura special meeting pursuant to the Voting Agreement entered into between ChoiceOne and each of the executive officers and directors of Fentura. See “The Merger — Voting Agreement” on page 66.
Indemnification and Insurance
ChoiceOne, as the surviving entity in the merger, has agreed to honor and assume all rights to indemnification and advancement of expenses of Fentura and its subsidiaries current or former directors or officers for costs and liabilities arising out of or pertaining to the fact that such person is or was a director or officer of Fentura or its subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the merger including in connection with the transactions contemplated by the merger agreement, in each case to the fullest extent permitted by applicable law. After the effective time of the merger, ChoiceOne will maintain in effect indemnification and advancement of expenses for each current or former director or officer of Fentura or any of its subsidiaries in such person's capacity as a director or officer of Fentura or its subsidiaries to the fullest extent permitted by applicable law. After the effective time of the merger, ChoiceOne will maintain a six-year prepaid tail policy on terms and conditions providing substantially equivalent benefits as Fentura's current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred prior to the effective time of the merger, including in connection with the merger agreement. For a more detailed description, see the section entitled “The Merger Agreement — Indemnification and Insurance” on page 80.
Severance Compensation Agreements
Fentura maintains severance compensation agreements with Mr. Justice, Mr. Wirsing, and Mr. Johnson. The severance compensation agreements provide that if the individual is an employee when a change in control occurs, and is involuntarily terminated for reasons other than “cause” or voluntarily terminates employment for “good reason” as these terms are defined in the applicable agreement (each a “qualifying termination”), the named individual is entitled to the following:
•	Any earned but unpaid salary.

•	A pro-rata bonus for the year of termination calculated based on commissions and bonuses paid for the year prior to the termination.
•
A lump sum payment based on a “multiplier” of the individual’s highest annual compensation from the previous five calendar years. For Mr. Justice, the “multiplier” is three times the highest annual compensation. For Mr. Wirsing and Mr. Johnson, the “multiplier” is two times the highest annual compensation.

•	Compensation previously deferred (with accrued interest and earnings).
•	Accrued vacation pay.
•	Window of 90 days to exercise stock options awarded before termination.
•	A cash payment equal to the monthly COBRA payment times a specified number. For Mr. Justice the number is 42. For, Mr. Wirsing and Mr. Johnson, the number is 6.
•	Reimbursement of COBRA payments made (for the Executive, his spouse and dependents who are qualified beneficiaries) for any Company health insurance program for up to 18 months.
The severance compensation agreements with Mr. Wirsing and Mr. Johnson provide that, if the compensation payable under the severance compensation agreement would be considered a “parachute payment” subject to Section 280G of the Code, such amounts would be reduced to the extent necessary to avoid the application of Section 280G and 4999 of the Code. The severance compensation agreement with Mr. Justice provides that, to the extent such payments would be subject to sections 280G and 4999 of the Code, Fentura shall pay Mr. Justice a “grossing-up” amount equal to all taxes that are payable by Mr. Justice with respect to such severance payments.
An estimate of the amounts that would be payable to Mr. Justice, Mr. Wirsing, and Mr. Johnson under these severance compensation agreements is provided in the section entitled “Merger-Related Compensation for Fentura's Named Executive Officers” on page 64.
Outstanding Equity Awards
The merger will constitute a change in control of Fentura for purposes of Fentura's 2017 Equity Compensation Plan, a stock-based incentive plan to attract and retain the services of employees, officers, and directors, upon whose judgment, initiative and efforts Fentura is substantially dependent. The 2017 Stock Compensation Plan provides for awards of options, restricted stock, and stock appreciation rights. In the event of a change in control, each option that has not yet become fully exercisable becomes fully exercisable, all stock appreciation rights immediately become fully vested, and all restricted stock immediately becomes fully vested.
An estimate of the amounts arising out of acceleration of stock awards made to Mr. Justice, Mr. Wirsing, and Mr. Johnson under the 2017 Stock Compensation Plan is provided in the section entitled “Merger-Related Compensation for Fentura's Named Executive Officers” on page 64.
Supplemental Executive Retirement Plans
Fentura maintains supplemental executive retirement plans (SERPs) with Mr. Justice, Mr. Wirsing, and Mr. Johnson, to provide them with additional compensation at retirement or upon termination of employment. If Mr. Justice or Mr. Wirsing are employed until “normal retirement age,” defined in their agreements as age 64, they are entitled to an annual benefit. Mr. Justice’s annual normal retirement benefit is $156,500 payable in monthly installments, for a period of 15 years. Mr. Wirsing’s annual normal retirement benefit is $81,100 payable in monthly installments, for a period of 15 years. The SERPs for Mr. Justice and Mr. Wirsing are subject to a vesting schedule and provide for early retirement, death, disability and change in control benefits if any of these events occurs prior to normal retirement. Mr. Johnson is entitled to a lump sum of $500,000 if he is employed until a normal retirement age of 67 or in the event of a qualifying termination in connection with a change in control. In the event of a qualifying termination in connection with a change in control for Mr. Justice and Mr. Wirsing each are treated as fully vested immediately in their change in control benefit, which is an amount equal to the normal retirement benefit and becomes payable in monthly installments for a period of 15 years at the time of termination. Under each of the agreements, if the change in control benefit payable to Mr. Justice, Mr. Wirsing, or Mr. Johnson is determined to constitute a “parachute payment” subject to section 280G and 4999 of the Code, Fentura shall pay to the individual a “grossing-up” amount equal to such excise taxes, plus all federal and state income or other taxes with respect to payment of the benefit amount. It is anticipated the SERPs will be liquidated and terminated in connection with the merger as permitted under Code Section 409A and paid out in a lump sum around the effective time of the merger.

Nonqualified Deferred Compensation Plan
Fentura maintains a nonqualified deferred compensation plan for certain officers, in which Mr. Justice is a participant. Deferred compensation is granted by Fentura’s Board Compensation Committee in its discretion. The deferred compensation is subject to a time-based vesting schedule. Mr. Justice is entitled to approximately $47,752 under the nonqualified deferred compensation plan, which would be paid upon Mr. Justice’s separation from service. Mr. Justice is fully vested in these amounts.
Merger-Related Compensation for Fentura's Named Executive Officers
In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation to which each named executive officer of Fentura is entitled and that is based on or otherwise relates to the merger.
The amounts set forth below are calculated based on the following assumptions:
•	The merger is consummated effective August 31, 2024 (which is the assumed date solely for purposes of this compensation disclosure).
•	Each executive officer will experience a qualifying termination (as defined above), as of the effective date.
•	A per share price of Fentura common stock of $34.13, which is the average closing price per share over the first five business days following the merger announcement.
•	All unvested stock equity outstanding as of August 31, 2024 becomes vested at the effective time of the merger.
For purposes of this disclosure, “single trigger” refers to payments and benefits that arise as a result of the completion of the merger and “double trigger” refers to payments and benefits that arise as a result of the completion of the merger and a qualifying termination of employment.
The amounts indicated below are estimates of amounts that would be payable to Fentura's named executive officers and are based on multiple assumptions that may or may not actually occur. The actual amounts, if any, to be received by a named executive officer may differ in material respects from the estimated amounts below. All dollar amounts have been rounded to the nearest whole number.
The table does not include the value of benefits in which the named executive officers are vested without regard to occurrence of a change in control.

Name	Cash(1) ($)	Equity(2) ($)	Pension and Nonqualified Deferred Compensation(3) ($)	Other ($)	Total Compensation ($)
Ronald Justice	2,296,997	327.409	592,760	—	$3,217,166
Aaron Wirsing	755,752	128,636	857,340	—	$1,741,728
Craig Johnson	723,752	114,336	497,840	—	$1,335,928

(1)
The amounts in this column reflect cash severance payments owed under each named executive officer’s severance compensation agreement and are “double-trigger” payments, payable in connection with a qualifying termination of employment that occur within five years following a change in control. For all named executive officers, severance consists of: (a) a lump sum payment based on a multiplier of the executive officer’s highest annual compensation from the previous five calendar years (which is three times highest annual compensation for Mr. Justice and two times highest annual compensation for Messrs. Wirsing and Johnson), as well as a pro rata bonus from the previous year, (b) accrued vacation pay, (c) a cash payment based upon a set number of monthly COBRA payments (42 for Mr. Justice and six for Messrs. Wirsing and Johnson), and (d) a reimbursement of up to 18 months of COBRA payments incurred. In each case, the estimate of 2024 compensation is based on 2023 compensation, which is subject to change.

(2)
The amounts in this column reflect the value of unvested restricted stock with a single trigger that will vest at the effective time of the merger. For purposes of this table, the value of unvested restricted stock was determined by multiplying the number of unvested shares by $34.13, which is the average closing market price of Fentura common stock over the five business days following the public announcement of the merger on July 25, 2024.

(3)
The amounts in this column reflect the aggregate dollar value of pension and nonqualified deferred compensation benefit enhancements. Under the respective SERPs of each named executive officer, each is entitled to a change in control benefit in the event of a double trigger termination following a change in control. The amount reflected in this column reflects the unvested portion of the benefit under each SERP that is treated as fully vested and payable at the time of termination, represented as a present value lump sum payment.

Board of Directors and Management Following the Merger
Immediately following the effective time of the merger, the board of directors of ChoiceOne will consist of 15 directors, which will include the 13 directors serving on the ChoiceOne board of directors prior to the merger and two directors serving on the Fentura board of directors prior to the merger. Immediately following the effective time of the merger, the board of directors of ChoiceOne Bank will consist of 17 directors, which will include the 13 directors serving on the ChoiceOne Bank board of directors prior to the merger, the two Fentura directors appointed to the ChoiceOne board of directors, and an additional two directors serving on the Fentura board of directors prior to the merger. The boards of directors of ChoiceOne and ChoiceOne Bank will nominate the Fentura director designees for election to their respective boards of directors at the next annual shareholder meeting of each of ChoiceOne and ChoiceOne Bank after the effective time of the merger. These individuals have not been determined at this time.
Regulatory Clearances Required for the Merger
ChoiceOne and Fentura have agreed to use their respective commercially reasonable efforts to obtain applicable regulatory approvals, and any other approval required under any applicable federal or state law to complete the merger. The merger must be approved by the Federal Reserve Board, which will review, among other things, the effect of the merger on competition, the companies' capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether this and other regulatory approvals will be obtained, the timing of such approvals or whether any conditions will be imposed on such approvals.
ChoiceOne and Fentura cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional shareholder approval is expected to be required or sought for any decision by ChoiceOne or Fentura after the ChoiceOne special meeting and the Fentura special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.
Exchange of Shares in the Merger
ChoiceOne intends to appoint Continental Stock Transfer & Trust Company to serve as exchange agent to handle the exchange of shares of Fentura common stock for shares of ChoiceOne common stock. As of the effective time of the merger, each share of Fentura common stock will be converted into the right to receive 1.35 shares of ChoiceOne common stock and cash in lieu of any fractional share of ChoiceOne common stock, without the need for any action by the holders of Fentura common stock.
As soon as reasonably practicable after the effective time of the merger, ChoiceOne will cause the exchange agent to mail to each holder of record of shares of Fentura common stock a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Fentura common stock or book-entry shares of Fentura common stock shall pass, only upon proper delivery of such certificates or book-entry shares to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering Fentura stock certificates or book-entry shares in exchange for the merger consideration. Fentura shareholders should not return Fentura stock certificates with the accompanying proxy.
After the effective time of the merger, shares of Fentura common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that previously represented shares of Fentura common stock will represent only the right to receive the merger consideration as described above. With respect to merger consideration deliverable upon the surrender of Fentura stock certificates or book-entry shares, until holders of such Fentura stock certificates or book-entry shares have surrendered such stock certificates or book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of ChoiceOne common stock issuable as merger consideration with a record date after the effective time of the merger. No interest will be paid on any cash issuable as merger consideration.
Fentura shareholders will not receive any fractional shares of ChoiceOne common stock pursuant to the merger. In lieu of fractional shares, ChoiceOne will pay to each former Fentura shareholder who otherwise would be entitled to receive a fractional share of ChoiceOne common stock an amount in cash, without interest, equal to the product of (i) the fraction of a share of ChoiceOne common stock which such holder otherwise would be entitled to receive, multiplied by (ii) the average volume weighted trading price per share of ChoiceOne common stock on which shares of ChoiceOne common stock were actually traded in transactions reported on the NASDAQ Capital Market during the ten trading days preceding the date that is seven business days prior to the closing of the merger.
ChoiceOne shareholders need not take any action with respect to their shares of ChoiceOne common stock and will continue to hold their shares of ChoiceOne common stock after the effective time of the merger.
Lost, Stolen or Destroyed Certificates
If any certificate representing shares of Fentura common stock has been lost, stolen or destroyed, ChoiceOne or the exchange agent will deliver the applicable merger consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, stolen or destroyed certificate has delivered an affidavit, in form and substance reasonably satisfactory to ChoiceOne or the exchange agent, of that fact to ChoiceOne or the exchange agent. ChoiceOne or the exchange agent may also require such shareholder to post a bond in a reasonable and customary amount as indemnity against any claim that may be made against ChoiceOne or the exchange agent with respect to such lost, stolen or destroyed Fentura certificate.
Voting Agreement
Each of Fentura's directors and executive officers, in his or her capacity as a shareholder of Fentura, entered into a Voting Agreement with ChoiceOne pursuant to which such Fentura director and executive officer has agreed, subject to certain exceptions, to vote such person's shares, and to use reasonable efforts to cause all shares owned by such person jointly with any other person or by such person's spouse or over which such person has voting influence or control to be voted, in favor of the merger agreement. At the close of business on the record date for the Fentura special meeting, Fentura directors and executive officers were entitled to vote 469,704 shares of Fentura common stock, or approximately 10.4% of Fentura common stock outstanding on that date.
Dissenters' Rights
Under Michigan law, the holders of Fentura common stock are entitled to dissenters' rights in connection with the merger. Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise. For a more detailed description, see the section entitled “Dissenters' Rights” on page 149.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement and prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. ChoiceOne and Fentura encourage you to read the merger agreement carefully in its entirety before making any decisions regarding the merger as it is the legal document governing the merger and related transactions.
The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about ChoiceOne or Fentura. Factual disclosures about ChoiceOne or Fentura contained in this joint proxy statement and prospectus or ChoiceOne's public reports filed with the SEC may supplement, update or modify the factual disclosures about ChoiceOne or Fentura contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by ChoiceOne and Fentura are qualified and subject to important limitations agreed to by ChoiceOne and Fentura in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference herein. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement and prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 151.
General; The Merger
At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, Fentura will be merged with and into ChoiceOne, the separate corporate existence of Fentura will cease, and ChoiceOne will be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of ChoiceOne as in effect immediately prior to the effective time, and the bylaws of ChoiceOne as in effect immediately prior to the effective time will be the bylaws of the surviving corporation.
When the Merger Becomes Effective
ChoiceOne and Fentura will each file a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Licensing and Regulatory Affairs upon completion of the closing. The merger will be effective at such time as is agreed to by the parties and specified in the Certificate of Merger. If requested by ChoiceOne, the effective time of the merger will occur on either the last day of the month in which, or the first day of the month after which, the closing of the merger occurs.
ChoiceOne and Fentura currently expect to complete the transaction in the first quarter of 2025, subject to receipt of required shareholder approvals and regulatory approvals and the satisfaction or waiver of the other customary closing conditions to the merger, described below.
Merger Consideration
The merger agreement provides that, at the effective time of the merger, each share of Fentura common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.35 (the “exchange ratio”) fully paid and nonassessable shares of ChoiceOne common stock (the “merger consideration”). Upon this conversion, such shares of Fentura common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the merger consideration and cash in lieu of fractional shares. Shares of Fentura common stock owned, directly or indirectly, by Fentura or ChoiceOne or any of either parties' wholly-owned subsidiaries immediately before the effective time of the merger (other than any of such shares that are held (i) as a result of debts previously contracted, or (ii) in trust accounts or otherwise held in a fiduciary or agency capacity and beneficially owned by third parties, including shares of Fentura common stock held in its 401(k) plan) will be cancelled and cease to exist with no consideration paid.
Pursuant to the merger, ChoiceOne will not issue any certificates or scrip representing fractional shares of ChoiceOne common stock in exchange for shares of Fentura common stock, or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights as a holder of shares of ChoiceOne common stock. Instead, a shareholder of Fentura who otherwise would have been entitled to receive a fraction of a share of ChoiceOne common stock in connection with the merger will receive cash (without interest) in an amount equal to the product of (i) the fraction of a share of ChoiceOne common stock which such holder otherwise would be entitled to receive, multiplied by (ii) the “average purchaser closing price,” which is the average volume weighted trading price per share of ChoiceOne common stock on which shares of ChoiceOne common stock were actually traded in transactions reported on the NASDAQ Capital Market during the ten trading days preceding the date that is seven business days prior to the closing of the merger (the “pricing period”).
After the effective time of the merger, there will be no further transfers on the stock transfer books of Fentura of shares of Fentura common stock that were outstanding immediately prior to the effective time of the merger.
Upset Condition
If the upset condition (as defined below) exists as of the last day of the pricing period, Fentura will have the right, exercisable at any time prior to 5:00 p.m. Eastern Time on the second business day after the last day of the pricing period to:
•	proceed with the merger on the basis of merger consideration as described above (the “base merger consideration”); or
•
request ChoiceOne to adjust the merger consideration to an amount computed by (i) multiplying the base merger consideration by (ii) a fraction with (A) $22.3953 as its numerator and (B) the average purchaser closing price as its denominator (such amount resulting from such computation, the “adjusted merger consideration”).

If Fentura exercises its right to make such a request to adjust the merger consideration, ChoiceOne shall either accept or decline the adjusted merger consideration. If ChoiceOne declines the adjusted merger consideration or fails to deliver written notice of its decision to accept or decline the adjusted merger consideration within two business days after receipt of Fentura's request, Fentura may elect to proceed with the merger on the basis of the base merger consideration by delivering written notice of such election within the time period specified in the merger agreement, otherwise, the merger agreement will automatically terminate.
An “upset condition” occurs if both of the following conditions exist as of the last day of the pricing period:
•	the average purchaser closing price is less than $22.3953; and
•
the number determined by dividing the average purchaser closing price by $27.9941 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the closing price of the KBW Nasdaq Regional Banking Index (KRX) on the last day of the pricing period by $116.18 (the closing price of the KRX on July 23, 2024).

Dividends and Distributions
No dividends or other distributions with respect to ChoiceOne common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share that represented Fentura common stock immediately prior to the effective time of the merger until the holder of such certificate or book-entry surrenders such certificate or book-entry share in accordance with the instructions received from the exchange agent. Following such surrender, there will be paid, without interest, with respect to whole shares of ChoiceOne common stock into which shares of Fentura common stock represented by the certificate or book-entry share have been converted: (i) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of ChoiceOne common stock to which such holder is entitled and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ChoiceOne common stock.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by each of Fentura and ChoiceOne that relate to, among other things:
•	corporate existence, organization, qualification and corporate power;
•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the relevant board of directors;
•	any conflicts created by the transactions contemplated by the merger agreement, including the merger;
•	subsidiaries;
•	capital structure and capitalization;
•	financial statements and the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	legal proceedings;
•	regulatory filings and approvals;
•	the absence of certain indemnification claims;
•	conduct of business in compliance with applicable laws;
•	accuracy of information supplied for inclusion in the transaction documents;
•	agreements with bank regulators;
•	tax matters;
•	owned and leased real and personal property;
•	intellectual property;
•	possession and status of material permits and other rights and approvals from appropriate governmental entities necessary for the conduct of business as presently conducted;
•	material contracts;
•	labor and employment matters;
•	employee benefits;
•	environmental matters;
•	performance of duties as a fiduciary;
•	engagement of investment bankers and brokers
•	certain related person transactions and relationships;
•	changes in certain business relationships;
•	insurance;
•	maintenance of books and records;
•	data security and customer privacy;
•	loan-related matters, loans and investments, allowances for credit losses, and loan origination and servicing;

•	the Community Reinvestment Act and Bank Secrecy Act;
•	documents filed with the SEC and other securities laws matters;
•	financial capability to perform obligations under the merger agreement; and
•	the absence of a shareholder rights or other similar plan.
Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, respectively). For purposes of the merger agreement, a “material adverse effect” with respect to a party is any fact, event, change, condition, development, occurrence, or effect that (i) individually or in the aggregate would reasonably be expected to have a materially adverse effect on the business, results of operations, financial condition or assets of such party and its subsidiaries taken as a whole, or (ii) prohibits or materially impairs the ability of such party to complete the transactions contemplated by the merger agreement on a timely basis, except that, in the case of clause (i), a “material adverse effect” will not include effects, events, occurrences, facts, conditions, developments or changes arising out of, attributable to or resulting from (either alone or in combination):
(i)	conditions or changes generally affecting the economy or financial, credit or securities markets;
(ii)	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster;
(iii)
general conditions in or changes generally affecting the banking industry or geographic regions in which the affected party or its subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity;

(iv)	changes in laws (or interpretations thereof) of general applicability to companies in the industries in which the parties and their subsidiaries operate;
(v)	changes in GAAP or other accounting standards or interpretations thereof;
(vi)	compliance with the terms of, or the taking of any action required by, the merger agreement;
(vii)	any decline in the market price, or change in trading volume, of ChoiceOne common stock or Fentura common stock, as applicable;
(viii)	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement;
(ix)	global or material pandemics, endemics or disease outbreaks, public health emergencies or widespread occurrences of infectious disease; or
(x)
acts or omissions of ChoiceOne prior to the effective time of the merger taken at the written request of Fentura or with the prior written consent of Fentura, or the acts or omissions of Fentura prior to the effective time of the merger taken at the written request of ChoiceOne or with the prior written consent of ChoiceOne, in each case in connection with the transactions contemplated by the merger agreement or applicable law;

except, in the case of each of (i) through (v) and (ix) and (x), above, to the extent that such event, change, or effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such party and its subsidiaries conduct their businesses.
The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.
Conduct of Business Pending the Completion of the Transaction
Each of Fentura and ChoiceOne has agreed to certain covenants in the merger agreement restricting the conduct of its and its subsidiaries' business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement or as required by applicable law or with the prior written consent of ChoiceOne (which consent will not be unreasonably withheld, conditioned or delayed), Fentura and its subsidiaries will conduct its business in the ordinary course of business generally consistent with past practice in all material respects and will use commercially reasonable efforts (as defined in the merger agreement) to (i) preserve substantially intact its business organization, (ii) retain the services of its current officers and employees, and (iii) preserve its advantageous customer and business relationships. Each of Fentura and ChoiceOne have agreed not to take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals required for the merger and the transactions contemplated by the merger agreement or to complete the merger or the transactions contemplated by the merger agreement on a timely basis.
In addition, each of Fentura and ChoiceOne have agreed to certain restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, prohibitions against taking the below actions without the other party's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed, except for certain exceptions listed in the merger agreement) and subject, in each case, to certain exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement.
Fentura has agreed not to take the following actions:
•	amending its articles of incorporation or bylaws (or other comparable organizational documents);
•	splitting, combining or reclassifying of any of its capital stock;
•	repurchasing, redeeming or otherwise acquiring any of its securities;
•
declaring, setting aside or paying any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or entering into any contract with respect to the voting of, any shares of its capital stock (except regular quarterly dividends by Fentura on its common stock and distributions from a subsidiary);

•	issuing, offering, delivering, selling, pledging, granting, disposing, encumbering, or otherwise permitting to become outstanding any of its common stock or other voting securities;
•
except as required by applicable law or in accordance with the terms of any benefit plan of Fentura or contract as in effect on the date of the merger agreement, (i) increasing the compensation, benefits, severance or termination pay of (or accelerating payment or vesting of), or paying or awarding any bonus or other incentive compensation to any director, officer, employee, or independent contractor, except for customary salary increases in the ordinary course of business as set forth in the merger agreement; (ii) entering into any new or amending in any material respect any existing employment, consulting, severance, termination, retention or change in control or similar agreement with any past or present officers, directors, employees or independent contractors, (iii) establishing, adopting, entering into, amending, terminating, or taking any action to accelerate rights under any benefit plan; (iv) hiring any new employees or individual independent contractors, other than, to the extent hired in the ordinary course of business consistent with past practices, individual independent contractors or non-executive employees with individual salaries, wages or base pay of less than $100,000 per year; (v) granting any severance or termination pay unless provided under any benefit plan; (vi) granting any compensatory awards that are payable in, relate to, or determined by reference to the value of Fentura common stock; (vii) entering into any new or amending or terminating any collective bargaining agreement; or (viii) funding or securing payment of compensation or benefits under any benefit plan;

•
acquiring by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned subsidiaries, making any capital contributions to any person, other than (i) transactions incident to foreclosures in connection with previously contracted debts; or (ii) acquisitions of personal property in the ordinary course of business generally consistent with past practice not to exceed $25,000 individually or $50,000 in the aggregate for all such transactions;

•
transferring, licensing, selling, leasing, pledging, permitting any lien to attach to, or otherwise disposing of, any assets, including equity interests in any subsidiary, except for (i) dealings with financial assets or investment securities or (ii) transferring or otherwise disposing of obsolete or unused equipment, fixtures, or assets in the ordinary course of business not to exceed $25,000 individually or $50,000 in the aggregate for all such transactions;

•	adopting or effecting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;
•	adopting any shareholder rights plan;
•
incurring any indebtedness for borrowed money or guaranteeing, assuming, or otherwise as an accommodation becoming responsible for any such indebtedness of another person, issuing or selling any debt securities or options, warrants, calls or other rights to acquire any debt securities of Fentura or its subsidiaries, guaranteeing any debt securities of another person, or entering into any “keep well” or other contract to maintain any financial statement condition of any other person other than its wholly-owned subsidiaries, except for the incurrence of indebtedness in the ordinary course of business consistent with past practices in connection with the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the FHLB, sales of certificates of deposits, and entry into repurchase agreements;

•
making any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or opening, relocating, or closing any other material office or facility;

•
entering into, amending, modifying, or waiving any material provision in any material respect, or consenting to the termination of, any material contract other than in the ordinary course of business consistent with past practice;

•
making any change in any instrument or agreement governing the terms of its securities, or material lease or contract, other than normal renewals of contracts or leases without materially adverse changes to terms;

•
instituting, settling or compromising any pending or threatened actions before any arbitrator, court or other governmental entity involving the payment by Fentura of monetary damages exceeding $50,000, an admission of liability exceeding $50,000, or injunctive or similar relief, or having a material impact on Fentura's business;

•	making any material change in financial accounting principles or practices except for any such change required by a change in GAAP or other applicable law;
•	settling or compromising any tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments on the books and records of Fentura;
•	making, revoking, or changing any tax election, changing any tax accounting period, or adopting or changing any method of tax accounting;
•
entering into any closing agreement, surrendering in writing any right to claim a tax refund, offset or other reduction in tax liability or consenting to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•
making any capital expenditure or permitting any subsidiary to make any capital expenditure, except for contracts for any one capital expenditure or series of capital expenditures, the aggregate amount of which is less than $10,000 in aggregate, capital expenditures incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, or capital expenditures required by law;

•
entering into any material new line of business or changing in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency having jurisdiction over Fentura or its subsidiaries;

•
except as required by law or a regulatory agency having jurisdiction over Fentura or its subsidiaries, making any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•	restructuring or materially changing its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;

•
failing to charge off loans and maintaining its allowance for credit losses, in each case in a manner in conformity with the prior respective practices of its and its subsidiaries' and applicable industry, regulatory, and GAAP standards;

•
failing to promptly notify ChoiceOne of the threat or commencement of any material action against, relating to, or affecting Fentura or its subsidiaries, and their respective directors, officers, employees, assets, liabilities, businesses, or operations or the merger or the merger agreement;

•	entering into or amending any contract or other transaction with any related person except as contemplated or permitted by the merger agreement;
•
entering into any new credit or lending relationships greater than $1,000,000 that would require an exception to The State Bank's formal loan policy or that are not in compliance with the provisions of such loan policy;

•
extending additional credit to any person and any director or officer of, or any owner of a material interest in, such person, if such person or affiliate is the obligor under any indebtedness to Fentura or its subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Fentura or its subsidiaries has established loss reserves or any part of which has been charged-off by Fentura or any of its subsidiaries; or

•	agreeing or committing to do any of the foregoing.
ChoiceOne has agreed not to take the following actions:
•
amending its articles of incorporation, or amending its bylaws in a manner that would materially and adversely affect the holders of Fentura common stock relative to the holders of ChoiceOne common stock;

•	taking any action that would prevent the merger from qualifying for its intended tax treatment;
•
failing to comply in all material respects with applicable laws and internal policies and procedures formally adopted by the board of directors, except to the extent the application of any law is contested in good faith and Fentura has been notified of such contest; or

•	taking any action reasonably expected to prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement.
Restrictions on Solicitation
Except as described below, Fentura has agreed that, after the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, it will not, and cause its subsidiaries and representatives not to, directly or indirectly: (i) solicit, initiate, facilitate, or knowingly encourage (including by way of furnishing information), any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a proposal that constitutes, a takeover proposal; or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal, (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or such provision in any other agreement), or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other contract providing for, relating to or in connection with any takeover proposal or any proposal that could reasonably be expected to lead to a takeover proposal. Following execution of the merger agreement, Fentura was required to, and to cause its subsidiaries and its and its subsidiaries' representatives to, cease any solicitation, encouragement, discussions or negotiations with any person that may have been ongoing with respect to any takeover proposal, request the return or destruction of its confidential information by such person, and terminate all physical and electronic data room access previously granted to any such person or its representatives.
A “takeover proposal” with respect to Fentura means any inquiry, proposal, or offer from any person (other than the other party) or “group”, within the meaning of Section 13(d) of the Exchange Act, of persons relating to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition of assets equal to more than 15% of its consolidated assets or to which more than 15% of its net income on a consolidated basis is attributable; (ii) acquisition of more than 15% of its or its subsidiaries' outstanding common stock; (iii) tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than 15% of its outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution, or similar transaction involving Fentura; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and common stock involved is more than 15%, in each case, other than the merger.
Notwithstanding the restrictions described above, at any time prior to obtaining shareholder approval, if Fentura receives a bona fide unsolicited takeover proposal, and if Fentura's board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal, and subject to certain other conditions, Fentura and its representatives may (a) furnish (pursuant to a confidentiality agreement meeting certain requirements set forth in the merger agreement) information to the person who made the proposal and its representatives (provided that Fentura makes available to ChoiceOne, and provides ChoiceOne with express written notification of the availability of, any written material non-public information that is provided to such person or their representatives, if such information was not previously provided to ChoiceOne or its representatives), and (b) engage in or otherwise participate in discussions or negotiations with such person and its representatives; provided that Fentura will promptly provide to ChoiceOne (i) a copy of the takeover proposal together with the identity of the person(s) making the takeover proposal, and (ii) a written summary of the material terms of any such takeover proposal not made in writing.
A “superior proposal” means, with respect to Fentura, any bona fide written takeover proposal that Fentura's board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be completed in accordance with its terms and that is reasonably likely to result in the completed of a transaction more favorable to the shareholders of such party from a financial point of view than the merger, taking into account all legal, regulatory, financial aspects of the proposal (including the availability of financing and certainty of closing), and any changes to the terms of the merger agreement proposed in writing by Fentura in response to such proposal or otherwise. For purposes of the definition of “superior proposal,” the references to “15%” in the definition of takeover proposal are deemed to be references to “50%.”
Changes in Board Recommendations
The board of directors of Fentura has agreed, subject to certain exceptions discussed below, not to (i) fail to recommend to the shareholders the approval of the merger agreement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to ChoiceOne its recommendation with respect to the merger, (iii) fail to recommend against any tender offer or exchange offer other than a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable), (iv) adopt, approve or recommend, or submit to the vote of Fentura shareholders, or publicly propose to adopt, approve or recommend to the Fentura shareholders, a takeover proposal, or (v) make any public statement inconsistent with the recommendation to approve the merger agreement. In addition, subject to certain exceptions described below and in the merger agreement, the board of directors of Fentura may not cause or permit Fentura or its subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than a confidentiality agreement meeting certain requirements set forth in the merger agreement).
Notwithstanding the restrictions described above, prior to obtaining the relevant shareholder approval, the board of directors of Fentura is permitted to change, qualify, withhold, withdraw or modify in a manner adverse to ChoiceOne its recommendations with respect to the merger if, subject to certain conditions, the board of directors of Fentura, among other things, determines in good faith after consultation with its financial advisors and outside legal counsel that a takeover proposal received after the date of the merger agreement constitutes a superior proposal.
Prior to making a change in recommendation as described above, Fentura's board of directors must (i) inform ChoiceOne in writing of its intention to change its recommendation at least four business days in advance, (ii) provide to ChoiceOne the material terms and conditions of and identity of the person making the takeover proposal, as well as a copy of all written transaction documents and related materials with or from the party making such takeover proposal, and (iii) negotiate (and cause its representatives to negotiate) in good faith with ChoiceOne during such notice period, to the extent that ChoiceOne wishes to negotiate, to revise the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal. Following the end of such notice period, the Fentura board of directors must have considered in good faith any changes to the merger agreement proposed in writing by ChoiceOne, and must have determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect. If material revisions to a takeover proposal would have an impact, influence or other effect on Fentura's board of directors' decision or discussion with respect to whether such proposal constitutes a superior proposal, Fentura's board of directors must deliver to ChoiceOne a new written notice and again comply with the procedures set forth in this paragraph, except that the four business day period described above becomes a two business day period.
Efforts to Obtain Required Shareholder Approvals
Each party has agreed to hold a special meeting, as soon as practicable following the date on which the registration statement of which this joint proxy statement and prospectus forms a part is declared effective, for the purposes of seeking the required approvals of its shareholders related to the merger agreement and the merger and, unless the board of directors of Fentura has changed its recommendation as permitted by the merger agreement, to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposals.
Efforts to Complete the Transactions
ChoiceOne and Fentura have each agreed, among other things, to use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable law to complete and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity or other third party in order to complete the merger or any of the other transactions contemplated by the merger agreement.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including, among others, the following covenants:
•
each party will hold and treat in confidence all information received from the other party in connection with the transactions contemplated by the merger agreement in accordance with the provisions of the confidentiality agreement between ChoiceOne and Fentura;

•
all employees of Fentura or any Fentura subsidiary immediately before the effective time of the merger will automatically become employees of ChoiceOne or its subsidiaries as of the effective time of the merger, and ChoiceOne will (i) provide all former Fentura employees the same employee benefits provided to similarly situated employees at ChoiceOne, (ii) cooperate with Fentura to cause certain former Fentura employees to enter into retention or stay bonus agreements, and (iii) provide credit for years of service with Fentura or any Fentura subsidiary for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any ChoiceOne employee benefit plan, including for purposes of determining seniority;

•	ChoiceOne will honor all of Fentura's obligations and assume its defenses under existing severance, change of control or employment agreements to which Fentura or any of its subsidiaries is a party;
•
Fentura will adopt resolutions terminating its 401(k) plan prior to the effective time of the merger, and, after the effective time, the account balances of such plans will be either distributed to participants or rolled over to a qualified retirement plan or individual retirement account, and ChoiceOne will allow participants in the Fentura 401(k) plan who become employees of ChoiceOne to roll over their account balances to ChoiceOne's 401(k) plan;

•
Within two business days after ChoiceOne receives notice from the trustee of the Fentura Employee Deferred Compensation and Stock Ownership Plan that the plan has completed the exchange of all shares of Fentura common stock owned by it immediately before the effective time of the merger for shares of ChoiceOne stock, ChoiceOne will make a cash payment to the Fentura Employee Deferred Compensation and Stock Ownership Plan to redeem all such shares of ChoiceOne stock received by the plan as merger consideration;

•
ChoiceOne will use commercially reasonable efforts (as defined in the merger agreement) to cause the shares of ChoiceOne common stock to be issued as merger consideration to be authorized for listing on the Nasdaq Capital Stock Market prior to the effective time of the merger;

•
each party will keep the other party reasonably informed with respect to the threat, filing, defense or settlement of any securityholder action against it or its directors or officers relating to the merger or other transactions contemplated by the merger agreement, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•
whether or not the merger is completed, except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that ChoiceOne will pay for (i) each regulatory filing, notification, registration or similar fee required to be paid by a party in connection with the merger agreement and the transactions contemplated by the merger agreement pursuant to the Securities Act, the Exchange Act, applicable banking laws and other applicable laws, and (ii) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) payable to the SEC in respect of filing this joint proxy statement and prospectus and the registration statement of which this joint proxy statement and prospectus is a part;

•
Fentura and its subsidiaries will, immediately prior to the effective time of the merger, terminate all non-equity incentive and/or bonus plans and pay out all accrued benefits based on the portion of the year completed before the effective time of the merger, assuming any individual and Fentura performance goals are satisfied at the target level of performance;

•	Fentura will, if requested by ChoiceOne under certain circumstances, terminate and pay out in a lump sum all of Fentura's outstanding supplemental executive retirement agreements;
•
ChoiceOne will pay severance payments to all employees of Fentura whose job is eliminated as a result of the merger and whose employment is terminated by ChoiceOne other than for cause within twelve months after the effective time of the merger;

•
the parties will coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends with respect to shares of ChoiceOne common stock and Fentura common stock for the purpose of minimizing the risk that holders of shares of Fentura common stock (i) in respect of any calendar quarter, receive dividends on both shares of Fentura common stock and shares of ChoiceOne common stock received as merger consideration, or (ii) in respect of any calendar quarter, fail to receive a dividend on shares of Fentura common stock or shares of ChoiceOne common stock received as merger consideration; and

•
neither party will, or will permit any of its subsidiaries or agents to, issue any press release or make any public announcement relating to the merger agreement or the transactions contemplated by the merger agreement without the prior consent of the other party, provided that either party may, without the prior written consent of the other party issue such a press release or make such a public announcement that (i) it believes in good faith, after consultation with outside legal counsel, to be required by applicable law or the rules or regulations of any applicable securities exchange (in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or announcement prior to making any such disclosure), or (ii) is consistent with such other press releases or public announcements made in compliance with the merger agreement.

Conditions to Completion of the Transaction
The obligations of ChoiceOne and Fentura to complete the transactions are subject to the satisfaction of the following conditions:
•	the approval of the merger agreement by holders of a majority of the outstanding shares of Fentura common stock;
•
the approval of the amendment to ChoiceOne's Restated Articles of Incorporation to increase the number of authorized shares of common stock by holders of a majority of the outstanding shares of ChoiceOne common stock and the approval of the issuance of the merger consideration by a majority of the shares of ChoiceOne common stock that are voted on the proposal to issue the merger consideration;

•
the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any materially burdensome regulatory condition (as defined in the merger agreement);

•
the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction preventing or prohibiting completion of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the completion of the merger;

•
the declaration by the SEC of the effectiveness of the registration statement of which this joint proxy statement and prospectus forms a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings initiated or threatened by the SEC for such purpose; and

•	the shares of ChoiceOne common stock to be issued as the merger consideration shall have been accepted for listing on the NASDAQ Capital Market.
In addition, the obligations of Fentura to effect the merger are subject to satisfaction or waiver of the following additional conditions:
•
as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date of the merger, or such other date as specified by the merger agreement, (a) certain representations and warranties of ChoiceOne with respect to capital stock and absence of a material adverse effect being true and correct, other than inaccuracies with respect to capital stock that are de minimis, (b) certain representations and warranties of ChoiceOne with respect to authorization of the merger agreement, organization and good standing of ChoiceOne and its subsidiaries, ownership of its subsidiaries, and allowance for credit losses being true and correct in all material respects, and (c) all other representations and warranties of ChoiceOne being true and correct, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChoiceOne, and in the case of (b) and (c) without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein;

•	ChoiceOne having performed or complied in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•
ChoiceOne having delivered to Fentura a certificate, dated as of the closing date, executed on behalf of ChoiceOne by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•
the absence of any change, state of facts, event, development or effect since the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChoiceOne;

•	the absence of a regulatory agreement (as defined in the merger agreement) to which ChoiceOne or any of its subsidiaries is bound; and
•
the receipt by Fentura from Dickinson Wright PLLC of a written opinion, dated as of the closing date, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition, the obligations of ChoiceOne to effect the merger are subject to satisfaction or waiver of the following additional conditions:
•
as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date of the merger, or such other date as specified by the merger agreement, (a) certain representations and warranties of Fentura with respect to capital stock and absence of a material adverse effect being true and correct in all respects other than inaccuracies with respect to capital stock that are de minimis, (b) certain representations and warranties of Fentura with respect to authorization of the merger agreement, organization and good standing of Fentura and its subsidiaries, ownership of its subsidiaries, and investment bankers and brokers being true and correct in all material respects, and (c) all other representations and warranties of Fentura being true and correct, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fentura, and in the case of (b) and (c) without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein;
•	Fentura having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•
Fentura having delivered to ChoiceOne a certificate, dated as of the closing date, executed on behalf of Fentura by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;

•
the absence of any change, state of facts, event, development or effect since the date of the merger agreement that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Fentura;

•	the absence of a regulatory agreement (as defined in the merger agreement) to which Fentura or any of its subsidiaries is bound; and
•
the receipt by ChoiceOne from Warner Norcross + Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required shareholder approvals, under the following circumstances:
•	by mutual written consent of ChoiceOne and Fentura;
•	by either ChoiceOne or Fentura:
○
if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the merger and such order or other action is final and nonappealable, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

○
if the merger does not occur before July 25, 2025 (the “end date”), except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the merger to occur on or before the end date;

○
(i) if the ChoiceOne shareholder meeting has concluded and been finally adjourned and the requisite ChoiceOne shareholder approval has not been obtained, or (ii) if the Fentura shareholder meeting has concluded and been finally adjourned and the requisite Fentura shareholder approval has not been obtained, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to such party's shareholder meeting and such failure has been a substantial cause of, or is a substantial factor that resulted in, the required approval of such party's shareholders not having been obtained;

•
by Fentura, if ChoiceOne has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to Fentura's obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date, or (ii) if capable of being cured by the end date, have not been cured within 20 business days following receipt of written notice from Fentura of such breach or failure, except in the event that Fentura is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would result in ChoiceOne's obligations to complete the transaction not being satisfied;

•
by ChoiceOne, if Fentura has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to ChoiceOne's obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date, or (ii) if capable of being cured by the end date, have not been cured within 20 business days following receipt of written notice from ChoiceOne of such breach or failure, except in the event that ChoiceOne is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would result in Fentura's obligations to complete the transaction not being satisfied;

•
by ChoiceOne prior to the receipt of the Fentura shareholder approval if: (i) the Fentura board of directors has taken any of the actions in items (i) through (v) described above in the first sentence of the section entitled “The Merger Agreement – Changes in Board Recommendations” on page 74; (ii) the Fentura board of directors has failed to reject a Fentura takeover proposal and reaffirm the Fentura board recommendation within three business days following the public announcement of such Fentura takeover proposal, and in any event at least two business days prior to the Fentura shareholder meeting; (iii) Fentura enters into an agreement with respect to any Fentura takeover proposal; (iv) in the absence of a Fentura takeover proposal with respect to which Fentura is in active negotiations, the Fentura board of directors fails to publicly reaffirm its recommendation of the merger agreement within three business days of a written request by ChoiceOne to provide such reaffirmation;

•
by Fentura prior to receipt of the Fentura shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) Fentura has complied with its non-solicitation obligations under the merger agreement, and (ii) Fentura pays a termination fee prior to or simultaneously with such termination;

•	by ChoiceOne prior to closing if The State Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”; or
•	by Fentura prior to closing if ChoiceOne Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory.”
Termination Fees and Expenses; Liability for Breach
Fentura will be obligated to pay to ChoiceOne a termination fee of $7,000,000 (referred to as the “termination fee”) upon the occurrence of the event giving rise to termination as follows:
•
Fentura will be obligated to pay the termination fee to ChoiceOne if ChoiceOne terminates the merger agreement because, prior to the receipt of the Fentura shareholder approval: (i) the Fentura board of directors has effected a Fentura adverse recommendation change; (ii) the Fentura board of directors has failed to reject a Fentura takeover proposal and reaffirm the Fentura board recommendation within three business days following the public announcement of such Fentura takeover proposal, and in any event at least two business days prior to the Fentura shareholder meeting; (iii) Fentura enters into an agreement with respect to any Fentura takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); or (iv) in the absence of a Fentura takeover proposal with respect to which Fentura is in active negotiations as would be permitted by the merger agreement, the Fentura board of directors fails to publicly reaffirm its recommendation of the merger agreement within three business days of a written request by ChoiceOne to provide such reaffirmation.

•
Fentura will be obligated to pay the termination fee to ChoiceOne (i) if ChoiceOne terminates the merger agreement because Fentura has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to ChoiceOne's obligations to complete the transaction are not satisfied, and which either (a) cannot be cured by the end date or (b) if capable of being cured by the end date, have not been cured within 20 business days following receipt of written notice from ChoiceOne of such breach or failure, or (ii) if ChoiceOne or Fentura terminates the merger agreement because the requisite Fentura shareholder meeting or ChoiceOne shareholder meeting has concluded and been finally adjourned and the Fentura shareholder approval or ChoiceOne shareholder approval has not been obtained, and in the case of either (i) or (ii), (x) any person has made a Fentura takeover proposal prior to the date of any such termination or the date of the Fentura shareholder meeting (in the case of termination pursuant to (ii)), and (y) within 12 months after the date of such termination,

Fentura consummates a Fentura takeover proposal or enters into any definitive agreement providing for a Fentura takeover proposal (provided that for the purposes of this paragraph, references to 15% in the definition of “Fentura takeover proposal” are deemed to be references to 50%).
•
Fentura will be obligated to pay the termination fee to ChoiceOne if (i) either party terminates the merger agreement because the merger does not occur on or before the end date, (ii) any person has made a Fentura takeover proposal prior to the date of any such termination, and (iii) within 12 months after the date of such termination, Fentura consummates a Fentura takeover proposal or enters into any definitive agreement providing for a Fentura takeover proposal (provided that for the purposes of this paragraph, references to 15% in the definition of “Fentura takeover proposal” are deemed to be references to 50%), except that in the case of termination by ChoiceOne, Fentura will not be required to pay the termination fee if the failure of ChoiceOne to perform any of its obligations under the merger agreement required to be performed prior to the effective time of the merger was a substantial cause of, or substantial factor that resulted in, the failure of the effective time of the merger to occur on or before the end date.

•
Fentura will be obligated to pay the termination fee to ChoiceOne if Fentura terminates the merger agreement prior to receipt of the Fentura shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Fentura superior proposal.

In no event will Fentura be required to pay the termination fee on more than one occasion.
Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee, if applicable, Fentura will have no continuing liability to ChoiceOne. However, Fentura will remain liable for damages arising from a willful or intentional breach of the merger agreement or fraud.
Indemnification and Insurance
ChoiceOne has agreed that all rights to indemnification (including advancement of expenses) existing in favor of the current or former directors or officers of Fentura or its subsidiaries as provided in their articles of incorporation, bylaws or similar organizational documents, or in any existing indemnification agreements with Fentura or its subsidiaries, will survive the merger, will continue in full force and effect in accordance with their terms, and will be honored and assumed by the surviving corporation. From and after the effective time of the merger, the surviving corporation will maintain in effect indemnification (including advancement of expenses) for each current or former director or officer of Fentura or any of its subsidiaries in such person's capacity as a director or officer of Fentura or its subsidiaries to the fullest extent permitted by law.
The surviving corporation will maintain in effect for not less than six years from the effective time of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Fentura and its subsidiaries for its current or former directors and officers with respect to matters occurring at or prior to the effective time of the merger, including the merger and the transactions contemplated by the merger agreement. Alternatively, the surviving corporation may purchase, policies providing substantially the same coverage with terms no less advantageous to the current or former directors or officers. Finally, the surviving corporation may elect to purchase at or after the effective time of the merger a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Fentura and its subsidiaries for its current or former directors and officers, with respect to matters occurring at or prior to the effective time of the merger, including the merger and the transactions contemplated by the merger agreement. In any case, the surviving corporation will not be required to pay premiums in excess of 300% of the last annual premium of each policy paid by Fentura prior to the date of the merger. In the event that the required coverage exceeds the 300% maximum, the surviving corporation must purchase insurance with the best coverage reasonably available as can be purchased for an aggregate amount equal to the maximum. The surviving corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.
Amendments, Extensions and Waivers
The merger agreement may be amended by the parties at any time before or after the receipt of the Fentura shareholder approval or the ChoiceOne shareholder approval by action taken or authorized by the parties' respective boards of directors. The merger agreement may not be amended except by an instrument in writing signed on behalf of ChoiceOne and Fentura.
Governing Law
The merger agreement is governed by the laws of the State of Michigan.

No Third Party Beneficiaries
While the merger agreement does not confer upon any person other than ChoiceOne and Fentura any rights or remedies, it provides limited exceptions for (i) Fentura and its subsidiaries' directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (ii) holders of Fentura common stock after the effective time of the merger to properly convert their shares of common stock pursuant to the merger agreement.
Specific Performance
ChoiceOne and Fentura agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Each party will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Fentura common stock with respect to the exchange of Fentura common stock for ChoiceOne common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their Fentura common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the Code, regulations issued by the Treasury Department of the United States (“Treasury Regulations”), judicial decisions, and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) or the Treasury Department of the United States regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
As described in the Risk Factors, the merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in a shareholder's recognition of taxable gain or loss in respect of all of his or her Fentura common stock.
This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Fentura common stock or to any party that has an agreement with the IRS. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Fentura common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Fentura common stock that are partnerships or other pass-through entities (and persons holding their Fentura common stock through a partnership or other pass-through entity), persons who acquired shares of Fentura common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, persons having a “functional currency” other than the U.S. dollar, U.S. expatriates, and persons holding their Fentura common stock as part of a straddle, hedging, constructive sale, conversion transaction, or other risk reduction transaction. This summary does not address the income tax consequences to any party regarding the treatment of compensation or other benefits paid or to be paid by Fentura or ChoiceOne.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of Fentura common stock that is for U.S. federal income tax purposes:
•	a United States citizen or resident alien;
•
a corporation, or other entity or arrangement taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate of a decedent, the income of which is subject to United States federal income taxation regardless of its source.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Fentura common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.
ChoiceOne and Fentura have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the merger agreement to constitute a “Plan of Merger” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code.

The obligations of ChoiceOne and Fentura to complete the merger are conditioned upon the receipt of an opinion from Warner Norcross + Judd LLP for its client, ChoiceOne, and an opinion from Dickinson Wright, PLLC for its client, Fentura, to the effect that the merger will for U.S. federal income tax purposes qualify as a reorganization based upon customary representations made by ChoiceOne and Fentura.
Assuming that the transactions are completed substantially in conformity with the terms of the merger agreement, the merger should constitute a reorganization within the meaning of Section 368(a) of the Code and the merger agreement will constitute a “Plan of Merger” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code. Based on the merger qualifying as a reorganization within the meaning of Section 368(a), the material United States federal income tax consequences of the merger will be as follows:
•	no gain or loss will be recognized by ChoiceOne or Fentura by reason of the merger;
•
a U.S. Holder of Fentura common stock will not recognize gain if it exchanges its Fentura common stock for ChoiceOne common stock in the merger, except to the extent of any cash received in lieu of fractional shares;

•	a U.S. Holder of Fentura common stock will not recognize any loss if it exchanges its Fentura common stock solely for ChoiceOne common stock;
•
the aggregate tax basis in the ChoiceOne common stock received by a U.S. Holder in the merger will equal the aggregate tax basis in the Fentura common stock surrendered in the merger (reduced by the amount of any tax basis in the Fentura common stock surrendered that is treated as allocated to a fractional share of ChoiceOne common stock that is exchanged for cash); and

•	the holding period for the ChoiceOne common stock received by a U.S. Holder in the merger will include the holding period for the shares of Fentura common stock surrendered in the merger.
Exchange of Fentura Common Stock for ChoiceOne Common Stock
Fentura shareholders will exchange all of their Fentura common stock for ChoiceOne common stock in the merger. Accordingly, shareholders should not recognize gain or loss upon the exchange, except with respect to any cash received in lieu of fractional shares of ChoiceOne common stock.
Receipt of Cash In Lieu of a Fractional Share of ChoiceOne Common Stock
A U.S. Holder of Fentura common stock who receives cash in lieu of the issuance of a fractional share of ChoiceOne common stock will generally be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by ChoiceOne. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis in the Fentura shares exchanged in the merger which is allocable to the fractional share of ChoiceOne common stock. In general, this gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. Holder's holding period with respect to such fractional share (including the holding period of shares of Fentura common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Payments of cash to a holder of Fentura common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 24% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules or provides proof that such holder is exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.
A U.S. Holder of Fentura common stock who receives ChoiceOne common stock as a result of the merger will be required to retain records pertaining to the merger. The records should include the number of shares of Fentura common stock exchanged, the number of shares of ChoiceOne common stock received, the fair market value of the Fentura common stock exchanged, and the holder's adjusted basis in the ChoiceOne common stock received.

Each U.S. Holder of Fentura common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives ChoiceOne common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S.
Treasury Regulations Section 1.368-3 sets forth such holder's basis in the Fentura common stock surrendered and the fair market value of the ChoiceOne common stock and cash received in the merger. A “significant holder” is a holder of Fentura common stock who, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding stock of Fentura or (2) owned securities of Fentura with a basis for U.S. federal income tax purposes of $1 million or more.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a Fentura shareholder. ChoiceOne and Fentura have not requested and do not intend to request any ruling from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT
In accordance with current accounting guidance, the merger will be accounted for using the purchase method, under which the recorded assets and liabilities of ChoiceOne will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Fentura will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the merger and consists of the shares of ChoiceOne common stock to be issued to Fentura shareholders and cash in lieu of any fractional shares, exceeds the fair value of the net assets (including identifiable intangibles) of Fentura as of the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of Fentura being included in the consolidated financial results of ChoiceOne beginning from the effective time of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Combined Financial Information is included as Annex G to this joint proxy statement and prospectus and is incorporated by reference herein.

COMPARISON OF RIGHTS OF SHAREHOLDERS
ChoiceOne and Fentura are Michigan corporations subject to the Michigan Business Corporation Act (the “MBCA”). The rights of ChoiceOne shareholders are governed by the MBCA and ChoiceOne's restated articles of incorporation, as amended (“ChoiceOne Articles”), and bylaws, as amended (“ChoiceOne Bylaws”). The rights of Fentura shareholders are governed by the MBCA and Fentura's amended and restated articles of incorporation, as amended (“Fentura Articles”) and amended and restated bylaws, as amended (“Fentura Bylaws”). After the merger, the rights of Fentura shareholders who become ChoiceOne shareholders will be governed by the MBCA, the ChoiceOne Articles and the ChoiceOne Bylaws.
The following discussion is a summary of the current rights of Fentura and ChoiceOne shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement and prospectus, the relevant provisions of the MBCA and the other governing documents that are referenced in this joint proxy statement and prospectus for a more complete understanding of the differences between being a shareholder of Fentura and a shareholder of ChoiceOne.
Authorized Capital Stock
ChoiceOne. The ChoiceOne Articles authorize ChoiceOne to issue up to 15,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock. If the proposed amendment to the ChoiceOne Articles under Proposal 2 is approved by the ChoiceOne shareholders, the ChoiceOne Articles will authorize ChoiceOne to issue up to 30,000,000 shares of ChoiceOne common stock. The proposed amendment does not affect the authorized number of shares of ChoiceOne preferred stock. As of the record date, there were 8,963,258 shares of ChoiceOne common stock outstanding, and no shares of ChoiceOne preferred stock outstanding.
Fentura. The Fentura Articles authorize Fentura to issue up to 10,000,000 shares of common stock, and 200,000 shares of preferred stock. As of the record date, there were 4,496,849 shares of Fentura common stock outstanding, and no shares of preferred stock outstanding.
Issuance of Additional Shares
ChoiceOne. ChoiceOne's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the ChoiceOne Articles without shareholder approval, subject only to the restrictions of the MBCA and the ChoiceOne Articles.
ChoiceOne's board of directors may, at any time and from time to time, provide for the issuance of shares of preferred stock, in one or more series, up to the amounts specified in the ChoiceOne Articles without shareholder approval, subject only to the restrictions of the MBCA and the ChoiceOne Articles.
Fentura. Fentura's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Fentura Articles without shareholder approval, subject to the restrictions of the MBCA and the Fentura Articles.
Fentura's board of directors may, at any time and from time to time, provide for the issuance of shares of preferred stock, in one or more series, up to the amounts specified in the Fentura Articles without shareholder approval, subject only to the restrictions of the MBCA and the Fentura Articles.
Number and Classification of Directors
ChoiceOne. The ChoiceOne Articles provide that ChoiceOne's board of directors is divided into three classes, each as nearly equal in number as possible. The ChoiceOne Bylaws provide that the number of directors is determined from time to time by the board of directors. Each class of directors serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting of shareholders each year. ChoiceOne's board of directors currently consists of 13 directors. Following the effective time of the merger, ChoiceOne's board will consist of 15 directors, comprised of 13 ChoiceOne directors and two directors from Fentura's board of directors mutually agreed upon between ChoiceOne and Fentura.
Fentura. The Fentura Articles and Bylaws provide that Fentura's board of directors must consist of at least five directors, but not more than 12 directors. The exact number of directors is determined from time to time by the board of directors. The Fentura board of directors is divided into three classes. Each class of directors is as equal as possible in number and serve for a three-year term of office. The term of office of one class of directors expires at the annual meeting of shareholders each year. The Fentura board of directors currently consists of 11 directors.
Election of Directors
ChoiceOne. One class of ChoiceOne's directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). ChoiceOne's directors are elected by a plurality of the votes cast.
Fentura. One class of Fentura's directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). Fentura's directors are elected by a plurality of the votes cast.
Nomination of Director Candidates by Shareholders
ChoiceOne. The ChoiceOne Articles provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the ChoiceOne board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of directors, a notice to the Secretary of ChoiceOne setting forth: (a) the nominee's name, age, business address and residence address; (b) the nominee's the principal occupation or employment; (c) the number of shares of capital stock of ChoiceOne that are beneficially owned by the nominee; (d) a statement that such nominee is willing to be nominated and serve; and (e) such other information concerning such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.
Fentura. The Fentura Bylaws provide that a shareholder of record may nominate a person for election to the Fentura board by delivering, no less than 120 days prior to a meeting of shareholders called for election of directors and not more than seven days following the date of notice of a special meeting in the case of a special meeting called for the election of directors, a notice to the secretary of Fentura setting forth: (a) the name, age, business address and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) a statement from each nominee describing the specific experience, qualifications, attributes and skills which indicate that the nominee should serve as a director of Fentura in light of Fentura's business and structure; (d) information concerning each nominee's ownership of Fentura's securities as would be required under the rules of the Securities and Exchange Commission to report such nominee's holdings under Section 16 of the Exchange Act (as described in more detail in the Fentura Bylaws); (e) such other information concerning each nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, including but not limited to the requirement under Regulation S-K that a person named as director must consent to being named as such; (f) information regarding the proposing shareholder required under the Fentura Bylaws in connection with shareholder proposals at the annual meeting or special meeting of Fentura, including but not limited to the name and address of the proposing shareholder, the class and number of shares owned by such proposing shareholder, a description of any agreement, arrangement, or understanding with respect to the proposal between the proposing shareholder or beneficial owner and any of their affiliates or associates, and the names and addresses and shares of Fentura stock owned (to the extent known) of other shareholders known by the proposing shareholder to support the business proposal; and (g) such other information as Fentura or the board of directors may reasonably require to determine the eligibility of each proposed nominee to serve as an independent director of Fentura or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of each such nominee. The Fentura board of directors may, in their sole discretion, make requests for or require additional information, and may require written statements or agreements from any nominee or proposing shareholder. The Fentura Bylaws provide that any person or entity that is not a holder of record of Fentura's common stock, such as the beneficial owner or holder whose shares of Fentura's common stock are held or registered by a bank or nominee in street name, will not be permitted to submit director nominations.
Removal of Directors
ChoiceOne. The ChoiceOne Articles provide that a ChoiceOne director may be removed before the end of a term only for cause and only by vote of the holders of a majority of the shares entitled to vote at an election of directors. The ChoiceOne Bylaws provide that no director may continue to serve on the ChoiceOne board of directors after reaching 70 years of age.

Fentura. The Fentura Bylaws provide that a Fentura director may be removed from office at any time for cause and only by the vote of the holders of 75% of the shares entitled to vote. The Fentura Bylaws provide that no person shall be nominated or elected as a director after having attained the age of 68 years old.
Indemnification of Directors, Officers and Employees
ChoiceOne. The ChoiceOne Articles provide that ChoiceOne will indemnify, to the fullest extent permitted by the MBCA, directors or executive officers of ChoiceOne against claims arising out of their service to ChoiceOne, a subsidiary of ChoiceOne, or another organization at the request of ChoiceOne or a subsidiary of ChoiceOne. The ChoiceOne Bylaws additionally provide that ChoiceOne may indemnify other persons who serve or served as a director, officer, employee, or agent of ChoiceOne or who have served at the request of ChoiceOne as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.
Fentura. The Fentura Articles provide that Fentura will indemnify its directors and executive officers, to the fullest extent permitted by law, in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding brought against a director or executive officer in his or her capacity as a director, officer, employee or agent of Fentura or any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of Fentura. In addition, the Fentura Articles provide that Fentura may indemnify persons who are not directors or executive officers of Fentura to the extent authorized at any time by the board of directors. The Fentura Bylaws provide that Fentura will indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Fentura (or was serving as such for another entity at the request of Fentura) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Fentura or its shareholders, and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful.
Shareholder Proposals
ChoiceOne. The ChoiceOne Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders by giving notice of the matter in writing to the Secretary of ChoiceOne. The notice must be delivered to or mailed to and received at the principal executive offices of ChoiceOne (a) in the case of an annual meeting, not less than 120 calendar days prior to the date corresponding to the date of ChoiceOne's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and (b) in the case of a special meeting, not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. The notice by the shareholder must include: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of ChoiceOne that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.
Fentura. The Fentura Bylaws provide that a shareholder may propose a shareholder action at an annual meeting or special meeting of the shareholders by giving notice of the matter in writing to the Secretary of Fentura. The notice must be delivered to the principal executive offices of Fentura at least 120 days prior to the meeting in the case of an annual meeting, and not more than seven days following the date of notice in the case of a special meeting. The notice by the shareholder must include: (i) a brief description of the business desired be brought before the annual meeting or special meeting; (ii) the reasons for conducting such business at the annual meeting or special meeting; (iii) the text of any proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Fentura Bylaws, the language of the proposed amendment); (iv) any substantial interest in such business of the proposing shareholder and the beneficial owner, if any, on whose behalf the business is being proposed; (v) any other information relating to such proposing shareholder or beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposal and in accordance with Section 14(a) of the Exchange Act; (vi) a description of all agreements, arrangements, or understandings between or among such proposing shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates and any other persons in connection with the proposal and any material interest of such party in such business or proposal, including any anticipated benefit therefrom to such proposing shareholder, beneficial owner or their affiliates or associates, and (vii) such other information as Fentura or the board of directors may reasonably require to evaluate the proposal (examples of which are set forth in the Fentura Bylaws).
Special Meetings of Shareholders
ChoiceOne. The ChoiceOne Bylaws provide that a special meeting of shareholders may be called by ChoiceOne's board of directors, the Chairman of the board of directors, the Chief Executive Officer, the President or by shareholders holding, in the aggregate, not less than 10% of all shares entitled to vote. A written instrument setting forth the date and purposes of the meeting must be signed by an officer or director on behalf of the board of directors, the chairperson, the Chief Executive Officer, the President, or by holders of a sufficient number of shares and delivered to ChoiceOne's President or Secretary.
Fentura. The Fentura Bylaws provide that a special meeting of shareholders may be called by Fentura's Chief Executive Officer, a majority of the members of the board of directors then in office, or shareholders holding, in the aggregate, not less than 75% of the shares entitled to vote. Upon receipt of a writing setting forth the date and objects of such proposed special meeting, signed by the Chief Executive Officer, or a majority of the members of the board of directors then in office, or by shareholders holding at least 75% of the shares entitled to vote, the Secretary of Fentura shall prepare and mail the notices requisite to such meeting.
Shareholder Action Without a Meeting
ChoiceOne. The ChoiceOne Bylaws provide that any action required or permitted to be taken at a meeting of the ChoiceOne shareholders may be taken without a meeting, without prior notice, and without a vote if all the shareholders entitled to vote at the meeting consent in writing.
Fentura. The Fentura Bylaws provide that any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if all the shareholders entitled to vote thereon consent thereto in writing.
Amendment of Articles of Incorporation and Bylaws
ChoiceOne. The ChoiceOne Articles may be amended by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote, except that certain provisions of the ChoiceOne Articles related to directors, interested party transactions, business combinations and tender or exchange offers, and amendment of the ChoiceOne Articles may be amended only by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne shares entitled to vote. The ChoiceOne Bylaws may be amended by the affirmative vote of a majority of the board of directors or by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote.
Fentura. The Fentura Articles generally may be amended as provided in the MBCA. However, the amendments to the Articles relating to directors, amendments to the Fentura Bylaws, and approval of business combinations with related parties require the affirmative vote of at least 75% of the outstanding shares entitled to vote (except in all three cases for any amendment to the Fentura Articles recommended to the shareholders by the affirmative vote of not less than three-fourths of the members of the board of directors, which requires only the vote, if any, required under the MBCA). Amendments to the Article governing business combinations with related parties also requires the affirmative vote of a majority of the outstanding shares entitled to vote of which a related person (as defined in the Articles) is not a beneficial owner.
The Fentura Articles provide that the Bylaws may be amended by the board of directors in any way not inconsistent with the Fentura Articles. In addition, any amendment to the Fentura Bylaws proposed by a shareholder must be approved by the affirmative vote of not less than 75% of the outstanding Fentura shares entitled to vote.
Business Combination Restrictions and Other Shareholder Limitations
ChoiceOne. The ChoiceOne Articles include certain provisions related to business combinations with a person who owns 10% or more of the outstanding ChoiceOne stock or who is an affiliate who in the past two years owned 10% or more of the outstanding ChoiceOne stock. Such business combinations require approval by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne stock (other than stock held by certain related persons involved in such business combination). However, approval by the affirmative vote of only a majority of the outstanding ChoiceOne stock is required if such business combination has been approved by a vote of a majority of disinterested directors or if payment to shareholders in connection with the business combination is solely in cash and certain additional conditions are met.
Fentura. The Fentura Articles include certain provisions related to business combinations with a person who beneficially owns 10% or more of the outstanding Fentura stock. Such business combinations require approval of the affirmative vote of (i) not less than 75% of the outstanding shares of Fentura stock, and (ii) the holders of not less than a majority of the outstanding shares of Fentura stock entitled to vote excluding for purposes of determining the affirmative vote required all such shares of which a related person is a beneficial owner (as defined in the Articles). However, such requirements do not apply and the provisions of Michigan law relating to shareholder approval, if any, shall apply if the continuing directors (as defined in the Articles) expressly approve by a three-fourths vote the business combination either in advance or subsequent to the acquisition of shares of stock that caused the related person to become a related person.

INFORMATION ABOUT FENTURA
Fentura is a Michigan corporation that owns all of the outstanding shares of common stock of The State Bank, a Michigan state member bank formed in 1898, with operational headquarters in Fenton, Michigan and 21 branches located in Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw, and Shiawassee counties in Michigan. The State Bank offers full commercial and consumer banking services to customers throughout eastern Michigan.
Fentura's principal executive offices are located at 175 North Leroy Street, Fenton, Michigan 48430, and its telephone number at that location is (810) 629-2263. For additional information about Fentura and its subsidiaries, see the section of this document entitled “Where You Can Find More Information,” beginning on page 151.
Information about Fentura's Business
General
Fentura was incorporated as a Michigan corporation in 1987 to serve as a bank holding company for The State Bank. Fentura does not conduct any material operations at the holding company level other than activities it performs for The State Bank. Its primary activities are to provide assistance in the management and coordination of The State Bank's financial resources. Fentura’s principal asset is the outstanding common stock of The State Bank. Fentura derives its revenues primarily from the operations of The State Bank in the form of dividends received from The State Bank.
The State Bank is a Michigan state member bank chartered in 1898, and has served since then as a community-based financial institution with operations centered in Fenton, Michigan and the surrounding areas.
As a bank holding company, Fentura is subject to supervision and regulation by the Federal Reserve Board, in accordance with the requirements set forth in the Bank Holding Company Act of 1956, as amended, and by the rules and regulations issued by the Federal Reserve Board.
As of June 30, 2024, Fentura had, on a consolidated basis, total assets of $1.8 billion, gross loans of $1.5 billion, total deposits of $1.4 billion, and total shareholders’ equity of $143.3 million.
Products and Services
The State Bank provides banking and trust services principally to individuals, small businesses and governmental entities through 20 full-service offices and one loan production center together serving Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw and Shiawassee Counties in central and southeastern Michigan. The State Bank’s primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial real estate, commercial, home equity, and consumer loans.
Competition
The State Bank faces competition in all phases of its operations from a variety of different competitors. The State Bank competes for deposits, loans and other financial services with numerous Michigan-based and national and regional banks, savings banks, thrifts, credit unions and other financial institutions as well as with other entities that provide financial services. Larger size, established customer bases, larger capital resources and branch networks, and higher lending limits are some of the competitive factors that may affect Fentura's business. Federal and state banking law also affects the competitive environment in which Fentura conducts its business.
Employees
As of August 15, 2024, The State Bank had 212 full-time employees, 41 part-time employees, none of whom are covered by a collective bargaining agreement.

Information about Fentura's Properties
The State Bank is a full-service community bank with 21 locations in Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw, and Shiawassee counties. The State Bank owns its main office, which is located at 175 N. Leroy Street Fenton, MI 48430. The State Bank also owns its branches located at:
1.	8412 Main Street, Birch Run, MI 48415
2.	134 N. First Street, Brighton, MI 48116
3.	12771 Brady Road, Chesaning, MI 48616
4.	Northwestern Professional Center, 31000 Northwestern Highway, Suite 150, Farmington Hills, MI 48334
5.	Ferris Wheel Building, 615 Saginaw Street, Flint, MI 48502
6.	1401 E. Hill Road, Grand Blanc, MI 48439
7.	7606 S. Saginaw Street, Grand Blanc, MI 48439
8.	12005 Michigan Avenue, Grass Lake, MI 49240
9.	4043 Grange Hall Road, Holly, MI 48442
10.	107 Main Street, Linden, MI 48451
11.	200 W. State Street, Montrose, MI 48457
12.	201 N. Main Street, Munith, MI 49259
13.	9380 Genesee Street, New Lothrop, MI 48460
14.	218 S. Washington Avenue, Saginaw, MI 48601
15.	15095 Silver Parkway Fenton, MI 48430
16.	207 S. Saginaw Street, St. Charles, MI 48655
17.	101 M-106, Stockbridge, MI 49285
18.	7590 Gratiot Road, Saginaw, MI 48609
19.	18005 Silver Parkway, Fenton, MI 48430
20.	268 Uptown Drive, Bay City, MI 48708 (loan production office)
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2023, relating to Fentura's compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	195,965(1)
	0	0	195,965

(1)
These securities are available for issuance under the Fentura 2017 Stock Compensation Plan, as amended. Incentive awards may include, but are not limited to, stock options, restricted stock, and stock appreciation rights.

FENTURA'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Dollars in thousands except for per share amounts)
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Fentura as of, and for the three and six months ended, June 30, 2024 and 2023 and as of, and for the years ended, December 31, 2023 and 2022.
The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement and prospectus entitled “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Consolidated Historical Financial Data for Fentura” and Fentura's consolidated financial statements and the accompanying notes included elsewhere in this document. As used in this section, unless the context otherwise requires, references to “we”, our”, and “Fentura” refer to Fentura Financial, Inc. and The State Bank on a consolidated basis.
Glossary of Abbreviations and Acronyms
The following abbreviations and acronyms may be used throughout this management discussion and analysis

ACH: Automated Clearing House	FOMC: Federal Open Market Committee
ACL: Allowance for credit losses	FSB: Farmers State Bank of Munith
AFS: Available-for-sale	FTE: Fully taxable equivalent
AOCI: Accumulated other comprehensive income	HFS: Held-for-sale
ASC: Accounting Standards Codification	HTM: Held-to-maturity
ASU: Accounting Standards Update	MSR: Mortgage servicing rights
ATM: Automated teller machine	N/M: Not meaningful
CET1: Common equity tier 1	NOW: Negotiable order of withdrawal
EPS: Earnings Per Common Share	NSF: Non-sufficient funds
FDIC: Federal Deposit Insurance Corporation	QTD: Quarter-to-date
FHLB: Federal Home Loan Bank	SBA: U.S. Small Business Administration
FNMA: Federal National Mortgage Association

Management Discussion and Analysis as of and for the three and six months ended, June 30, 2024 and 2023
Executive Summary
During the three and six months ended June 30, 2024, we reported net income of $1,980 and $4,770 and earnings per common share of $0.44 and $1.07, respectively. Net income and earnings per common share for the same periods of 2023 were $3,226 and $7,070 and $0.73 and $1.60, respectively.
Despite increases in the yields on earning assets, net interest income declined by $2,365, or 8.95%, in the six-month period ended June 30, 2024 when compared to the same period in 2023. This was the direct result of funding costs increasing faster than yields on interest earning assets as the net interest margin to average interest earning assets declined from 3.25% to 2.85% (on a FTE basis) between the second quarter of 2023 and the second quarter of 2024.
Noninterest income decreased $119 during the first six months of 2024 compared to the same period in 2023. This decline was driven by a $310 reduction in residential mortgage activities. The reduction in residential mortgage activities was partially offset by increases in trust and investment services and gains from the sale of commercial loans. Noninterest expenses for the first six months of 2024 increased $134, in comparison to the same period in 2023, and was primarily a result of increased compensation related expenses.
Gross loans declined by $13,542 as of June 30, 2024 compared to December 31, 2023. Total deposits increased by $32,877 as of June 30, 2024 compared to December 31, 2023. These two movements have improved our liquidity position. All regulatory capital ratios for The State Bank exceeded the minimum thresholds to be considered a “well capitalized” institution at June 30, 2024.
Critical Accounting Policies
For our critical accounting policies, see Note 1 - Nature of Operations and Summary of Significant Accounting Policies of our interim condensed consolidated financial statements.

RESULTS OF OPERATIONS
The following table outlines our results of operations and provides certain performance measures as of, and for:

	Three Months Ended				Six Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023	6/30/2024	6/30/2023
INCOME STATEMENT DATA
Interest income	$21,487	$21,541	$21,033	$20,416	$19,553	$43,028	$38,232
Interest expense	9,650	9,315	8,526	7,757	6,469	18,965	11,804
Net interest income	11,837	12,226	12,507	12,659	13,084	24,063	26,428
Credit loss expense (reversal)	796	(43)	(190)	(309)	205	753	441
Noninterest income	2,314	2,355	2,145	2,338	2,460	4,669	4,788
Noninterest expenses	10,921	11,166	10,121	10,594	11,320	22,087	21,953
Federal income tax expense	454	668	937	937	793	1,122	1,752
Net income	$1,980	$2,790	$3,784	$3,775	$3,226	$4,770	$7,070
PER SHARE
Earnings	$0.44	$0.63	$0.85	$0.85	$0.73	$1.07	$1.60
Dividends	$0.11	$0.11	$0.10	$0.10	$0.10	$0.22	$0.20
Tangible book value(1)	$29.84	$29.38	$28.92	$27.64	$27.16	$29.84	$27.16
Quoted market value
High	$24.39	$27.20	$27.20	$23.74	$21.21	$27.20	$24.10
Low	$22.33	$24.00	$22.26	$19.10	$18.70	$22.33	$18.70
Close(1)	$22.50	$24.40	$27.20	$23.74	$19.35	$22.50	$19.35
PERFORMANCE RATIOS
Return on average assets	0.45%	0.63%	0.86%	0.86%	0.76%	0.54%	0.84%
Return on average shareholders' equity	5.59%	7.98%	11.11%	11.27%	9.89%	6.78%	11.08%
Return on average tangible shareholders' equity	5.98%	8.55%	11.94%	12.14%	10.67%	7.25%	11.98%
Efficiency ratio	77.17%	76.58%	69.08%	70.64%	72.83%	76.87%	70.33%
Yield on average earning assets (FTE)	5.18%	5.15%	5.06%	4.92%	4.85%	5.16%	4.80%
Rate on interest bearing liabilities	3.22%	3.11%	2.90%	2.66%	2.35%	3.17%	2.19%
Net interest margin to average earning assets (FTE)	2.85%	2.92%	3.01%	3.05%	3.25%	2.89%	3.32%
BALANCE SHEET DATA(1)
Total investment securities	$100,167	$103,210	$107,615	$109,543	$117,563	$100,167	$117,563
Gross loans	$1,459,929	$1,461,465	$1,473,471	$1,483,720	$1,472,288	$1,459,929	$1,472,288
Allowance for credit losses	$15,300	$15,300	$15,400	$15,400	$15,400	$15,300	$15,400
Total assets	$1,756,629	$1,764,629	$1,738,952	$1,744,939	$1,718,819	$1,756,629	$1,718,819
Total deposits	$1,427,059	$1,438,408	$1,394,182	$1,401,797	$1,380,192	$1,427,059	$1,380,192
Borrowed funds	$178,397	$178,500	$198,500	$201,050	$200,550	$178,397	$200,550

	Three Months Ended				Six Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023	6/30/2024	6/30/2023
Total shareholders' equity	$143,301	$141,074	$138,702	$132,902	$130,690	$143,301	$130,690
Net loans to total deposits	101.23%	100.54%	104.58%	104.75%	105.56%	101.23%	105.56%
Common shares outstanding	4,490,087	4,484,447	4,470,871	4,466,221	4,460,053	4,490,087	4,460,053
QTD BALANCE SHEET AVERAGES
Total assets	$1,762,651	$1,771,614	$1,740,526	$1,739,510	$1,706,147	$1,767,127	$1,696,660
Earning assets	$1,669,862	$1,683,708	$1,649,091	$1,646,848	$1,617,593	$1,676,786	$1,606,599
Interest bearing liabilities	$1,204,370	$1,205,162	$1,165,064	$1,156,835	$1,105,807	$1,204,768	$1,089,115
Total shareholders' equity	$142,577	$140,574	$135,157	$132,860	$130,860	$141,568	$128,673
Total tangible shareholders' equity	$133,252	$131,204	$125,723	$123,349	$121,274	$132,220	$119,050
Earned common shares outstanding	4,461,580	4,449,376	4,443,463	4,437,415	4,427,890	4,455,478	4,424,737
Unvested stock grants	26,500	31,821	26,018	26,668	29,916	29,160	29,461
Total common shares outstanding	4,488,080	4,481,197	4,469,481	4,464,083	4,457,806	4,484,638	4,454,198
ASSET QUALITY
Nonperforming loans to gross loans(1)	0.66%	0.39%	0.38%	0.24%	0.16%	0.66%	0.16%
Nonperforming assets to total assets(1)	0.56%	0.34%	0.35%	0.23%	0.16%	0.56%	0.16%
Allowance for credit losses to gross loans(1)	1.05%	1.05%	1.05%	1.04%	1.05%	1.05%	1.05%
Net charge-offs (recoveries) to QTD average gross loans	0.05%	—%	(0.01)%	(0.03)%	—%	0.06%	—%
Credit loss expense (reversal) to QTD average gross loans	0.05%	—%	(0.01)%	(0.02)%	0.01%	0.05%	0.03%
CAPITAL RATIOS(1)
Total capital to risk weighted assets	12.38%	12.27%	11.91%	11.59%	11.31%	12.38%	11.31%
Tier 1 capital to risk weighted assets	11.28%	11.17%	10.82%	10.51%	10.23%	11.28%	10.23%
CET1 capital to risk weighted assets	10.28%	10.17%	9.83%	9.53%	9.25%	10.28%	9.25%
Tier 1 leverage ratio	8.92%	8.78%	8.77%	8.58%	8.55%	8.92%	8.55%

(1)	At end of period

Average Balances, Interest Rate, and Net Interest Income
The following tables present the daily average amount outstanding for each major category of interest earning assets, nonearning assets, interest bearing liabilities, and noninterest bearing liabilities. These tables also present an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a FTE basis using a federal income tax rate of 21%. Loans in nonaccrual status, for the purpose of the following computations, are included in the average loan balances.
Net interest income is the amount by which interest income on earning assets exceeds the interest expenses on interest bearing liabilities. Net interest income, which includes loan fees, is influenced by changes in the balance and mix of assets and liabilities and market interest rates. For analytical purposes, net interest income is adjusted to a FTE basis by adding the income tax savings from interest on tax exempt loans, and nontaxable investment securities.

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
Interest earning assets
Total loans	$1,462,362	$19,550	5.38%	$1,471,130	$19,609	5.36%	$1,470,156	$18,725	5.11%
Taxable investment securities	89,751	350	1.57%	94,199	359	1.53%	107,256	418	1.56%
Nontaxable investment securities	11,059	62	2.25%	11,963	67	2.25%	13,253	76	2.30%
Interest earning cash and cash equivalents	97,511	1,331	5.49%	97,237	1,319	5.46%	15,552	208	5.36%
Federal Home Loan Bank stock	9,179	207	9.07%	9,179	201	8.81%	11,376	143	5.04%
Total earning assets	1,669,862	21,500	5.18%	1,683,708	21,555	5.15%	1,617,593	19,570	4.85%
Nonearning assets
Allowance for credit losses	(15,300)			(15,400)			(15,220)
Premises and equipment, net	13,964			14,392			15,363
Accrued income and other assets	94,125			88,914			88,411
Total assets	$1,762,651			$1,771,614			$1,706,147
Interest bearing liabilities
Interest bearing demand deposits	$429,141	$3,745	3.51%	$421,597	$3,559	3.40%	$380,224	$2,619	2.76%
Savings deposits	266,731	408	0.62%	272,296	413	0.61%	306,195	434	0.57%
Time deposits	330,024	3,756	4.58%	326,747	3,644	4.49	175,607	1,303	2.98%
Borrowed funds	178,474	1,741	3.92%	184,522	1,699	3.70%	243,781	2,113	3.48%
Total interest bearing liabilities	1,204,370	9,650	3.22%	1,205,162	9,315	3.11%	1,105,807	6,469	2.35%

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
Noninterest bearing liabilities
Noninterest bearing deposits	405,985			417,089			455,123
Accrued interest and other liabilities	9,719			8,789			14,357
Shareholders' equity	142,577			140,574			130,860
Total liabilities and shareholders' equity	$1,762,651			$1,771,614			$1,706,147
Net interest income (FTE)		$11,850			$12,240			$13,101
Net interest margin to earning assets (FTE)			2.85%			2.92%			3.25%

	Six Months Ended
	June 30, 2024			June 30, 2023
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
Interest earning assets
Total loans	$1,466,747	$39,159	5.37%	$1,458,766	$36,579	5.06%
Taxable investment securities	91,975	709	1.55%	108,463	853	1.59%
Nontaxable investment securities	11,511	129	2.25%	13,769	157	2.30%
Interest earning cash and cash equivalents	97,374	2,650	5.47%	14,794	361	4.92%
Federal Home Loan Bank stock	9,179	408	8.94%	10,807	316	5.90%
Total earning assets	1,676,786	43,055	5.16%	1,606,599	38,266	4.80%
Nonearning assets
Allowance for credit losses	(15,350)			(15,183)
Premises and equipment, net	14,179			15,407
Accrued income and other assets	91,512			89,837
Total assets	$1,767,127			$1,696,660
Interest bearing liabilities
Interest bearing demand deposits	$425,370	$7,304	3.45%	$369,723	$4,697	2.56%
Savings deposits	269,514	821	0.61%	323,675	907	0.57%
Time deposits	328,386	7,400	4.53%	171,064	2,315	2.73%
Borrowed funds	181,498	3,440	3.81%	224,653	3,885	3.49%
Total interest bearing liabilities	1,204,768	18,965	3.17%	1,089,115	11,804	2.19%
Noninterest bearing liabilities
Noninterest bearing deposits	411,537			464,905
Accrued interest and other liabilities	9,254			13,967
Shareholders' equity	141,568			128,673
Total liabilities and shareholders' equity	$1,767,127			$1,696,660
Net interest income (FTE)		$24,090			$26,462
Net interest margin to earning assets (FTE)			2.89%			3.32%

Volume and Rate Variance Analysis
The following table sets forth the effect of volume and rate changes on interest income and expense for the periods indicated. For the purpose of this table, changes in interest due to volume and rate were determined as follows:
Volume - change in volume multiplied by the previous period's rate.
Rate - change in the FTE rate multiplied by the previous period's volume.
The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Three Months Ended June 30, 2024 Compared To March 31, 2024 Increase (Decrease) Due to			Three Months Ended June 30, 2024 Compared To June 30, 2023 Increase (Decrease) Due to			Six Months Ended June 30, 2024 Compared To June 30, 2023 Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Changes in interest income
Total loans	$(398)	$339	$(59)	$(648)	$1,473	$825	$212	$2,368	$2,580
Taxable investment securities	(55)	46	(9)	(87)	19	(68)	(124)	(20)	(144)
Nontaxable investment securities	(5)	—	(5)	(12)	(2)	(14)	(25)	(3)	(28)
Interest earning cash and cash equivalents	4	8	12	1,118	5	1,123	2,244	45	2,289
Federal Home Loan Bank stock	—	6	6	(166)	230	64	(128)	220	92
Total changes in interest income	(454)	399	(55)	205	1,725	1,930	2,179	2,610	4,789
Changes in interest expense
Interest bearing demand deposits	66	120	186	362	764	1,126	788	1,819	2,607
Savings deposits	(33)	28	(5)	(198)	172	(26)	(243)	157	(86)
Time deposits	37	75	112	1,523	930	2,453	2,962	2,123	5,085
Borrowed funds	(274)	316	42	(1,711)	1,339	(372)	(1,275)	830	(445)
Total changes in interest expense	(204)	539	335	(24)	3,205	3,181	2,232	4,929	7,161
Net change in net interest income (FTE)	$(250)	$(140)	$(390)	$229	$(1,480)	$(1,251)	$(53)	$(2,319)	$(2,372)

	Average Yield/Rate for Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Total earning assets	5.18%	5.15%	5.06%	4.92%	4.85%
Total interest bearing liabilities	3.22%	3.11%	2.90%	2.66%	2.35%
Net interest margin to earning assets (FTE)	2.85%	2.92%	3.01%	3.05%	3.25%

	Quarter to Date Net Interest Income (FTE) for Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Interest income	$21,487	$21,541	$21,033	$20,416	$19,553
FTE adjustment	13	14	14	14	17
Total interest income (FTE)	21,500	21,555	21,047	20,430	19,570
Total interest expense	9,650	9,315	8,526	7,757	6,469
Net interest income (FTE)	$11,850	$12,240	$12,521	$12,673	$13,101

We continue to experience downward pressure on net interest margins as the cost of interest bearing liabilities has increased faster than the yields on interest earning assets. This is a direct result of market related pressures, the disintermediation of deposit accounts to higher yielding products, and reduced loan growth.
Noninterest Income

	Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Service charges and fees
Trust and investment services	607	641	433	572	583
ATM and debit card	545	512	549	568	570
Service charges on deposit accounts	162	140	211	244	224
Total	1,314	1,293	1,193	1,384	1,377
Net gain on sales of commercial loans	98	296	226	—	95
Net gain on sales of residential mortgage loans	177	143	96	164	198
Change in fair value of equity investments	(3)	(10)	42	(28)	(16)
Changes in the fair value of MSR	(44)	(96)	(108)	119	(8)
Other
Mortgage servicing fees	386	394	398	398	406
Change in cash surrender value of corporate owned life insurance	207	204	192	181	178
Other	179	131	106	120	230
Total	772	729	696	699	814
Total noninterest income	$2,314	$2,355	$2,145	$2,338	$2,460
Memo items:
Residential mortgage operations	$519	$441	$386	$681	$596

	Six Months Ended June 30		Variance
	2024	2023	Amount	%
Service charges and fees
Trust and investment services	$1,248	$1,132	$116	10.25%
ATM and debit card	1,057	1,101	(44)	(4.00)%
Service charges on deposit accounts	302	442	(140)	(31.67)%
Total	2,607	2,675	(68)	(2.54)%
Net gain on sales of commercial loans	394	95	299	314.74%
Net gain on sales of residential mortgage loans	320	359	(39)	(10.86)%
Change in fair value of equity investments	(13)	(1)	(12)	1200.00%
Changes in the fair value of MSR	(140)	99	(239)	(241.41)%
Other
Mortgage servicing fees	780	812	(32)	(3.94)%
Change in cash surrender value of corporate owned life insurance	411	350	61	17.43%
Other	310	399	(89)	(22.31)%
Total	1,501	1,561	(60)	(3.84)%
Total noninterest income	$4,669	$4,788	$(119)	(2.49)%
Memo items:
Residential mortgage operations	$960	$1,270	$(310)	(24.41)%

Residential Mortgage Operations
Residential mortgage operations includes net gains on sales of loans, net mortgage servicing rights income, and mortgage servicing fees.
Net gain on sales of residential mortgage loans represents the income earned on the sale of residential mortgage loans into the secondary market. Recent increases in interest rates and limited housing inventories have decreased the volume of new originations and refinancing activity. During the second quarter of 2024, residential mortgage originations sold into the secondary market totaled $8,085.
Changes in the fair value of MSR are highly correlated to changes in interest rates and prepayment speeds. During the second quarter of 2024, the fair value of the servicing portfolio decreased primarily due to a decline in the size of the servicing portfolio as the portfolio declined by $5,306 compared to the same period in 2023.
Mortgage servicing fees includes the fees earned for servicing loans that have been sold into the secondary market. The annual decrease in mortgage servicing fees is directly related to the size of the serviced portfolio. Due to reduced levels of secondary market originations and prepayments, the serviced loan portfolio declined by $18,164, or 2.87%, between June 30, 2023 and June 30, 2024.
All Other Noninterest Income
Trust and investment services includes income earned from contracts with customers to manage assets for investment and/or to transact on their accounts through the wealth management and trust department. Trust services and wealth management fees are subject to market fluctuations and interest rate changes.
ATM and debit card income represents fees earned on ATM and debit card transactions.
Service charges on deposit accounts includes fees earned from deposit customers for transaction-based charges, account maintenance and overdraft services. These charges have declined in 2024 due to a reduced level of NSF fees charged to customers based on regulatory guidance and overall industry trends.
Net gain on sales of commercial loans represents the income earned from the sale of commercial loans into the secondary market. During the first and second quarters of 2024, we sold the guaranteed portion of select SBA loans.
Other includes miscellaneous other income items, none of which are individually significant.
Noninterest Expenses

	Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Compensation and benefits	$5,842	$6,066	$5,521	$5,592	$5,492
Professional services	963	894	695	726	1,237
Furniture and equipment	689	727	696	668	685
Occupancy	605	623	610	591	589
Data processing	490	547	505	576	565
Loan and collection	425	322	301	232	457
Advertising and promotional	337	348	139	506	509
Other
FDIC insurance premiums	327	299	270	330	330
ATM and debit card	188	171	158	153	179
Telephone and communication	86	109	103	115	100
Amortization of core deposit intangibles	44	45	76	75	76
Other general and administrative	925	1,015	1,047	1,030	1,101
Total	1,570	1,639	1,654	1,703	1,786
Total noninterest expenses	$10,921	$11,166	$10,121	$10,594	$11,320

	Six Months Ended June 30		Variance
	2024	2023	Amount	%
Compensation and benefits	$11,908	$11,284	$624	5.53%
Professional services	1,857	2,003	(146)	(7.29)%
Furniture and equipment	1,416	1,411	5	0.35%
Occupancy	1,228	1,224	4	0.33%
Data processing	1,037	1,078	(41)	(3.80)%
Loan and collection	747	697	50	7.17%
Advertising and promotional	685	960	(275)	(28.65)%
Other
FDIC insurance premiums	626	531	95	17.89%
ATM and debit card	359	340	19	5.59%
Telephone and communication	195	219	(24)	(10.96)%
Amortization of core deposit intangibles	89	152	(63)	(41.45)%
Other general and administrative	1,940	2,054	(114)	(5.55)%
Total	3,209	3,296	(87)	(2.64)%
Total noninterest expenses	$22,087	$21,953	$134	0.61%

Compensation and benefits includes salaries, commissions and incentives, employee benefits, and payroll taxes. Compensation and benefits has increased in 2024 due to an increase in the size of the organization, merit increases, and market based adjustments.
Professional services include expenses relating to third-party professional services. These services include, but are not limited to, regulatory, auditing, consulting, and legal.
Furniture and equipment and occupancy expenses primarily consist of depreciation, repairs and maintenance, certain service contracts, and other related items.
Data processing primarily includes the expenses relating to our core data processor.
Loan and collection includes expenses related to the origination and collection of loans. The increase in such expenses in 2024 is due to increased levels of home ownership grants.
Advertising and promotional expenses includes media costs and any donations or sponsorships. These expenses also include marketing efforts to attract new and expand existing customer loan and deposit account relationships.
FDIC insurance premiums typically fluctuate each period based on the size of the balance sheet, capital position and overall risk profile. These expenses have increased due to the FDIC increasing its assessment rate for all insured institutions effective January 1, 2023.
ATM and debit card expenses fluctuate based on customer and non-customer utilization of ATMs and customer debit card volumes.
Amortization of core deposit intangibles relates to the core deposits acquired from Community Bancorp, Inc. on December 31, 2016 and FSB on December 1, 2021. These core deposit intangibles are being amortized using an accelerated sum-of-years-digits method over their estimated useful lives of seven years. The core deposit intangibles associated with the acquisition of Community Bancorp, Inc. were fully amortized as of December 31, 2023.

Income Taxes
The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, and the amount of other nondeductible expenses.

	Three Months Ended
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Income tax expense	$454	$668	$937	$937	$793

	Six Months Ended June 30		Variance
	2024	2023	Amount	%
Income tax expense	1,122	1,752	$(630)	(35.96)%

LIQUIDITY AND CAPITAL RESOURCES
Balance Sheet Breakdown and Analysis

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
ASSETS
Cash and due from banks	$128,590	$132,349	$90,661	$83,365	$59,181
Total investment securities	100,167	103,210	107,615	109,543	117,563
Residential mortgage loans held-for-sale, at fair value	2,440	1,067	747	1,037	1,106
Gross loans	1,459,929	1,461,465	1,473,471	1,483,720	1,472,288
Less allowance for credit losses	15,300	15,300	15,400	15,400	15,400
Net loans	1,444,629	1,446,165	1,458,071	1,468,320	1,456,888
All other assets	80,803	81,838	81,858	82,674	84,081
Total assets	$1,756,629	$1,764,629	$1,738,952	$1,744,939	$1,718,819
LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits	$1,427,059	$1,438,408	$1,394,182	$1,401,797	$1,380,192
Total borrowed funds	178,397	178,500	198,500	201,050	200,550
Accrued interest payable and other liabilities	7,872	6,647	7,568	9,190	7,387
Total liabilities	1,613,328	1,623,555	1,600,250	1,612,037	1,588,129
Total shareholders' equity	143,301	141,074	138,702	132,902	130,690
Total liabilities and shareholders' equity	$1,756,629	$1,764,629	$1,738,952	$1,744,939	$1,718,819

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 12/31/2023 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%	Amount	%
ASSETS
Cash and due from banks	$(3,759)	(2.84)%	$37,929	41.84%	$69,409	117.28%
Total investment securities	(3,043)	(2.95)%	(7,448)	(6.92)%	(17,396)	(14.80)%
Residential mortgage loans held-for-sale, at fair value	1,373	128.68%	1,693	226.64%	1,334	120.61%
Gross loans	(1,536)	(0.11)%	(13,542)	(0.92)%	(12,359)	(0.84)%
Less allowance for credit losses	—	—%	(100)	(0.65)%	(100)	(0.65)%
Net loans	(1,536)	(0.11)%	(13,442)	(0.92)%	(12,259)	(0.84)%
All other assets	(1,035)	(1.26)%	(1,055)	(1.29)%	(3,278)	(3.90)%
Total assets	$(8,000)	(0.45)%	$17,677	1.02%	$37,810	2.20%
LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits	$(11,349)	(0.79)%	$32,877	2.36%	$46,867	3.40%
Total borrowed funds	(103)	(0.06)%	(20,103)	(10.13)%	(22,153)	(11.05)%
Accrued interest payable and other liabilities	1,225	18.43%	304	4.02%	485	6.57%
Total liabilities	(10,227)	(0.63)%	13,078	0.82%	25,199	1.59%
Total shareholders' equity	2,227	1.58%	4,599	3.32%	12,611	9.65%
Total liabilities and shareholders' equity	$(8,000)	(0.45)%	$17,677	1.02%	$37,810	2.20%

Cash and due from banks

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Cash and due from banks
Noninterest bearing	$35,437	$26,128	$29,997	$35,121	$33,028
Interest bearing	93,153	106,221	60,664	48,244	26,153
Total	$128,590	$132,349	$90,661	$83,365	$59,181

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 12/31/2023 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%	Amount	%
Cash and due from banks
Noninterest bearing	$9,309	35.63%	$5,440	18.14%	$2,409	7.29%
Interest bearing	(13,068)	(12.30)%	32,489	53.56%	67,000	256.18%
Total	$(3,759)	(2.84)%	$37,929	41.84%	$69,409	117.28%

Cash and due from banks fluctuates from period to period based on loan demand and variances in deposit account balances.
Primary and secondary liquidity sources
The following table outlines our primary and secondary sources of liquidity as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Cash and cash equivalents	$128,590	$132,349	$90,661	$83,365	$59,181
Fair value of unpledged investment securities	74,775	73,680	80,247	82,103	82,041
FHLB borrowing availability	190,000	190,000	170,000	170,000	170,000
Unsecured lines of credit	23,000	23,000	20,000	20,000	20,000
Funds available through the Fed Discount Window	106	107	111	110	119
Parent company line of credit	11,000	3,500	3,500	950	1,450
Total liquidity sources	$427,471	$422,636	$364,519	$356,528	$332,791

The increase in cash and cash equivalents has the direct result of increases in total deposits and moderated loan growth to an increase in total deposits (see “Total deposits” and “Loans and allowance for credit losses” below). The increase in FHLB borrowing availability during the first quarter of 2024 was due to less utilization of FHLB advances due to the moderated loan growth noted above.
In addition to the above liquidity sources, we also have the option of utilizing wholesale funding sources, such as brokered NOW accounts, brokered time deposits, and internet time deposits. Although wholesale funding sources are typically more expensive than core deposits and other liquidity sources, they are an integral part of our overall asset and liability management strategy.

Investment securities

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Available-for-sale
U.S. Government and federal agency	$20,430	$20,427	$22,425	$23,420	$24,411
State and municipal	19,108	20,403	20,460	20,992	21,110
Mortgage backed residential	45,808	47,505	49,076	50,786	52,704
Certificates of deposit	2,481	2,729	2,728	3,956	6,679
Collateralized mortgage obligations - agencies	22,213	22,778	23,320	24,062	24,680
Unrealized gain/(loss) on available-for-sale securities	(12,179)	(13,027)	(12,760)	(15,958)	(14,536)
Total available-for-sale	97,861	100,815	105,249	107,258	115,048
Held-to-maturity state and municipal	791	877	878	879	1,081
Equity securities	1,515	1,518	1,488	1,406	1,434
Total investment securities	$100,167	$103,210	$107,615	$109,543	$117,563

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 12/31/2023 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%	Amount	%
Available-for-sale
U.S. Government and federal agency	3	0.01%	(1,995)	(8.90)%	$(3,981)	(16.31)%
State and municipal	(1,295)	(6.35)%	(1,352)	(6.61)%	(2,002)	(9.48)%
Mortgage backed residential	(1,697)	(3.57)%	(3,268)	(6.66)%	(6,896)	(13.08)%
Certificates of deposit	(248)	(9.09)%	(247)	(9.05)%	(4,198)	(62.85)%
Collateralized mortgage obligations - agencies	(565)	(2.48)%	(1,107)	(4.75)%	(2,467)	(10.00)%
Unrealized gain/(loss) on available-for-sale securities	848	(6.51)%	581	(4.55)%	2,357	(16.21)%
Total available-for-sale	(2,954)	(2.93)%	(7,388)	(7.02)%	(17,187)	(14.94)%
Held-to-maturity state and municipal	(86)	(9.81)%	(87)	(9.91)%	(290)	(26.83)%
Equity securities	(3)	(0.20)%	27	1.81%	81	5.65%
Total investment securities	$(3,043)	(2.95)%	$(7,448)	(6.92)%	$(17,396)	(14.80)%

The primary objective of the investment portfolio is to manage overall exposure to changes in interest rates. Secondary considerations include ensuring ample access to liquidity, generating returns, and providing current income. Excluding those holdings in government sponsored enterprises and municipalities within the State of Michigan, there were no investments in securities of any one issuer that exceeded 10% of shareholders’ equity during the periods presented above. We have a policy prohibiting investments in securities that we deem unsuitable due to their inherent credit or market risks. Prohibited investments include stripped mortgage-backed securities, zero coupon bonds, non-government agency asset-backed securities, and structured notes. Holdings in mortgage-backed securities and collateralized mortgage obligations include only government agencies and government sponsored agencies as we hold no investments in private label mortgage-backed securities or collateralized mortgage obligations.
The following is a schedule of the maturities of available-for-sale and held-to-maturity investment securities based on amortized cost and their weighted average yields as of June 30, 2024. Weighted average yields have been computed on an FTE basis using a tax rate of 21%. Mortgage-backed securities and collateralized mortgage obligations are not reported by a specific maturity group due to their variable monthly payments. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Maturing
	Due in One Year or Less		After One Year But Within Five Years		After Five Years But Within Ten Years		After Ten Years		Securities with Variable Monthly Payments or Noncontractual Maturities
	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield
Available-for-sale
U.S. Government and federal agency	7,483	0.98%	12,947	1.12%	—	—%	—	—%	—	—%
State and municipal	1,655	2.78%	15,219	1.45%	1,114	2.55%	1,120	3.42%	—	—%
Mortgage backed residential	—	—%	—	—%	—	—%	—	—%	45,808	1.48%
Certificates of deposit	2,481	0.94%	—	—%	—	—%	—	—%	—	—%
Collateralized mortgage obligations - agencies	—	—%	—	—%	—	—%	—	—%	22,213	1.42%
Total	$11,619	1.23%	$28,166	1.30%	$1,114	2.55%	$1,120	3.42%	$68,021	1.46%
Held-to-maturity	$341	2.66%	$295	2.89%	$155	3.19%	$—	—%	$—	—%

Total investment securities have declined in recent periods primarily due to maturities and prepayments.
For further information regarding investment securities, see Note 3 - Investment Securities of our interim condensed consolidated financial statements.
Residential mortgage loans held-for-sale, at fair value
Loans HFS represent the fair value of loans that have been committed to be sold to the secondary market, but have not yet been delivered. The level of loans HFS fluctuates based on loan demand as well as the timing of loan deliveries to the secondary market.
Loans and allowance for credit losses
As outlined in the following tables, our loan portfolio has moderated throughout the past 12 months. Specifically, our commercial loan pipeline has declined significantly, and the requests that are being presented are lower dollar balances and often carry an SBA guarantee.
The following tables outline the composition and changes in the loan portfolio as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Commercial and industrial	$120,331	$114,772	$118,089	$125,330	$120,985
Commercial real estate	864,200	867,270	870,693	874,870	870,761
Total commercial loans	984,531	982,042	988,782	1,000,200	991,746
Residential mortgage	418,403	426,762	431,836	431,740	430,065
Home equity	53,133	48,568	48,380	47,069	45,689
Total residential real estate loans	471,536	475,330	480,216	478,809	475,754
Consumer	3,862	4,093	4,473	4,711	4,788
Gross loans	1,459,929	1,461,465	1,473,471	1,483,720	1,472,288
Allowance for credit losses	(15,300)	(15,300)	(15,400)	(15,400)	(15,400)
Loans, net	$1,444,629	$1,446,165	$1,458,071	$1,468,320	$1,456,888

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Memo items:
Residential mortgage loans serviced for others	$613,854	$619,160	$624,765	$631,697	$632,018

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Commercial and industrial	$5,559	4.84%	$(654)	(0.54)%
Commercial real estate	(3,070)	(0.35)%	(6,561)	(0.75)%
Total commercial loans	2,489	0.25%	(7,215)	(0.73)%
Residential mortgage	(8,359)	(1.96)%	(11,662)	(2.71)%
Home equity	4,565	9.40%	7,444	16.29%
Total residential real estate loans	(3,794)	(0.80)%	(4,218)	(0.89)%
Consumer	(231)	(5.64)%	(926)	(19.34)%
Gross loans	(1,536)	(0.11)%	(12,359)	(0.84)%
Allowance for credit losses	—	—%	100	(0.65)%
Loans, net	$(1,536)	(0.11)%	$(12,259)	(0.84)%
Memo items:
Residential mortgage loans serviced for others	$(5,306)	(0.86)%	$(18,164)	(2.87)%

The following table presents historical loan balances by portfolio segment as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Loans collectively evaluated
Commercial and industrial	$113,254	$112,542	$115,665	$124,860	$120,854
Commercial real estate	864,026	867,270	870,524	874,701	870,580
Residential mortgage	416,130	423,881	429,109	428,927	428,147
Home equity	53,056	48,388	48,136	46,898	45,535
Consumer	3,862	4,093	4,473	4,711	4,788
Subtotal	1,450,328	1,456,174	1,467,907	1,480,097	1,469,904
Loans individually evaluated
Commercial and industrial	7,077	2,230	2,424	470	131
Commercial real estate	174	—	169	169	181
Residential mortgage	2,273	2,881	2,727	2,813	1,918
Home equity	77	180	244	171	154
Consumer	—	—	—	—	—
Subtotal	9,601	5,291	5,564	3,623	2,384
Gross Loans	$1,459,929	$1,461,465	$1,473,471	$1,483,720	$1,472,288

The following table presents historical allowance for credit losses allocations by portfolio segment as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Allowance for credit losses for collectively evaluated loans
Commercial and industrial	$1,434	$1,300	$1,407	$1,362	$1,488
Commercial real estate	8,903	8,359	8,467	8,703	8,991
Residential mortgage	4,133	4,202	4,409	4,439	4,453
Home equity	327	305	321	315	325
Consumer	80	38	44	36	40
Unallocated	—	670	355	294	49
Subtotal	14,877	14,874	15,003	15,149	15,346

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Allowance for credit losses for individually evaluated loans
Commercial and industrial	423	423	363	248	15
Commercial real estate	—	—	—	—	—
Residential mortgage	—	3	34	3	39
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—
Unallocated	—	—	—	—	—
Subtotal	423	426	397	251	54
Allowance for credit losses	$15,300	$15,300	$15,400	$15,400	$15,400
Commercial and industrial	$1,857	$1,723	$1,770	$1,610	$1,503
Commercial real estate	8,903	8,359	8,467	8,703	8,991
Residential mortgage	4,133	4,205	4,443	4,442	4,492
Home equity	327	305	321	315	325
Consumer	80	38	44	36	40
Unallocated	—	670	355	294	49
Allowance for credit losses	$15,300	$15,300	$15,400	$15,400	$15,400

Upon the adoption of ASC 326 on January 1, 2023, the total amount of the allowance for credit losses on loans estimated using the CECL methodology increased $1,870 compared to the total amount of the allowance for credit losses on loans estimated as of December 31, 2022 using the prior incurred loss methodology. The manner in which credit loss allowances are allocated to the individual portfolio segments was partly impacted by a change in the way the underlying loans within each segment are pooled for modeling purposes. The impact of varying economic conditions and portfolio risk factors are now a component of the credit loss models applied to each modeling pool. In that regard, the amounts allocated to the underlying pools of loans within each portfolio segment more directly reflect the economic variables and portfolio stress factors that correlate with credit losses within each portfolio.
The following table summarizes our charge-offs, recoveries, provision for credit losses, and ACL balances as of, and for the:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Allowance at beginning of period	$15,300	$15,220	$15,400	$13,000
Adoption of ASC 326	—	—	—	1,870
Chargeoffs
Commercial and industrial	794	—	853	—
Commercial real estate	—	—	—	—
Residential mortgage	—	—	—	—
Home equity	—	—	11	—
Consumer	20	41	36	70
Total charge-offs	814	41	900	70
Recoveries
Commercial and industrial	5	—	5	—
Commercial real estate	4	—	11	10
Residential mortgage	—	7	—	—
Home equity	—	—	—	1
Consumer	9	9	31	17
Total recoveries	18	16	47	28

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net charge-offs (recoveries)	796	25	853	42
Provision for credit losses	796	205	753	572
Allowance at end of period	$15,300	$15,400	$15,300	$15,400

The following table summarizes our charge-offs, recoveries and provision for credit losses as of, and for the three-month periods ended:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Total charge-offs	$814	$86	$110	$16	$41
Total recoveries	18	29	300	455	16
Net charge-offs (recoveries)	$796	$57	$(190)	$(439)	$25
Provision for credit losses	$796	$(43)	$(190)	$(309)	$205
Allowance for credit losses	$15,300	$15,300	$15,400	$15,400	$15,400
Net charge-offs (recoveries) to QTD average gross loans	0.05%	—%	(0.01)%	(0.03)%	—%
Credit loss expense (reversal) to QTD average gross loans	0.05%	—%	(0.01)%	(0.02)%	0.01%
Allowance for credit losses to gross loans	1.05%	1.05%	1.05%	1.04%	1.05%

During the second quarter of 2024, we charged down one commercial loan by $794. Management believes that the credit characteristics of this loan are unique and are not an indication of softening in the remainder of the commercial loan portfolio.
For further information regarding charge-off and recovery activity by segment, see Note 4 - Loans and Allowance for Credit Losses of our interim condensed consolidated financial statements.
Loan concentration analysis
As a result of current economic conditions, there continues to be a heightened focus in the financial industry on non-owner occupied commercial real estate loans, most specifically retail and office space industries. While we continue to monitor various industries that have been impacted by the pandemic, we also continue to monitor the effects of inflation, supply chain disruption, rising interest rates, and office space usage associated with an increased remote workforce. The overall credit quality indicators of our non-owner occupied commercial real estate loan portfolio have remained strong. Performance is based on debt service coverage ratio, loan to value ratio and payment trends. As of June 30, 2024, there were no delinquencies in the non-owner occupied commercial real estate loan portfolio.
Below is a description of each industry pool within the non-owner occupied commercial real estate loan portfolio:
Net lease: Loans in this pool represent national credit tenants (or franchisees of the same) or large regional tenants with excellent credit. These loans are typically single tenant net lease credits with strong debt service coverage ratios and lease terms that extend beyond the maturity of the loan.
Retail strip centers: Loans in this pool represent loans collateralized by retail strip centers. The tenant base within this pool consists primarily of retail space whose average lease periods run between one and ten years. Larger strip centers are usually anchored by a national or regional tenant. Guarantors in this category typically have large liquid reserves.
Office: Loans in this pool represent loans collateralized by non-owner occupied office buildings. The tenant base includes legal and other professional services whose average lease periods run from three to fifteen years.
Special use: Loans in this pool represent loans collateralized by special use buildings, which include hotels, motels, assisted living and nursing homes that are not classified as construction or SBA loans.
Industrial: Loans in this pool represent investment properties used for manufacturing and production.
Medical office: Loans in this pool represent loans collateralized by non-owner occupied medical office buildings. The tenant base includes medical services whose average lease periods run from three to fifteen years.

Self storage: Loans in this pool represent self storage buildings. Loan terms are generally five years or less and the lease terms of the units are typically on a month-to-month basis.
Mixed use: Loans in this pool represent loans collateralized by mixed use real estate. The tenant base within this pool consists primarily of office-retail, office-residential or retail-residential space. The properties are most often purchased by individuals for investment purposes.
Retail: Loans in this pool represent loans collateralized by single tenant retail buildings whose average lease periods run over five years.
The following tables present the composition of current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Net lease	$141,064	$147,103	$149,056	$160,077	$159,199
Retail strip centers	106,631	107,834	98,588	96,567	96,310
Office	62,237	61,657	61,822	62,959	62,062
Special use	71,006	58,278	58,710	57,612	57,978
Industrial	23,107	22,575	28,380	28,906	28,661
Medical office	24,818	25,380	25,842	28,591	28,752
Self storage	32,502	25,660	23,455	21,993	22,169
Mixed use	16,980	17,174	17,335	19,833	19,412
Retail	17,191	12,533	12,981	14,115	14,998
Total non-owner occupied commercial real estate loans	$495,536	$478,194	$476,169	$490,653	$489,541

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Net lease	$(6,039)	(4.11)%	$(18,135)	(11.39)%
Retail strip centers	(1,203)	(1.12)%	10,321	10.72%
Office	580	0.94%	175	0.28%
Special use	12,728	21.84%	13,028	22.47%
Industrial	532	2.36%	(5,554)	(19.38)%
Medical office	(562)	(2.21)%	(3,934)	(13.68)%
Self storage	6,842	26.66%	10,333	46.61%
Mixed use	(194)	(1.13)%	(2,432)	(12.53)%
Retail	4,658	37.17%	2,193	14.62%
Total non-owner occupied commercial real estate loans	$17,342	3.63%	$5,995	1.22%

The following table presents the average loan size of current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Net lease	$1,291	$1,311	$1,316	$1,300	$1,292
Retail strip centers	2,197	2,231	2,135	2,115	2,081
Office	1,363	1,296	1,297	1,294	1,332
Special use	2,546	2,064	2,079	2,134	2,342
Industrial	925	941	1,092	1,072	1,025
Medical office	1,128	1,103	1,078	1,145	1,159
Self storage	1,926	1,509	1,380	1,692	1,583
Mixed use	1,334	1,321	1,333	1,240	1,294
Retail	513	447	461	429	450

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Total non-owner occupied commercial real estate loans	$1,448	$1,392	$1,379	$1,362	$1,366

The following table presents current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool as a percentage of gross loans:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Net lease	9.66%	10.07%	10.12%	10.79%	10.81%
Retail strip centers	7.30%	7.38%	6.69%	6.51%	6.54%
Office	4.26%	4.22%	4.20%	4.24%	4.22%
Special use	4.86%	3.99%	3.98%	3.88%	3.94%
Industrial	1.58%	1.54%	1.93%	1.95%	1.95%
Medical office	1.70%	1.74%	1.75%	1.93%	1.95%
Self storage	2.23%	1.76%	1.59%	1.48%	1.51%
Mixed use	1.16%	1.18%	1.18%	1.34%	1.32%
Retail	1.18%	0.86%	0.88%	0.95%	1.02%
Total non-owner occupied commercial real estate loans to gross loans	33.93%	32.74%	32.32%	33.07%	33.26%

Asset quality
The following table summarizes current, past due, and nonaccrual loans as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Accruing interest
Current	$1,445,780	$1,451,432	$1,463,668	$1,477,386	$1,466,354
Past due 30-89 days	4,534	4,344	4,239	2,711	3,550
Past due 90 days or more	14	398	—	—	—
Total accruing interest	1,450,328	1,456,174	1,467,907	1,480,097	1,469,904
Nonaccrual	9,601	5,291	5,564	3,623	2,384
Total loans	$1,459,929	$1,461,465	$1,473,471	$1,483,720	$1,472,288
Total loans past due and in nonaccrual status	$14,149	$10,033	$9,803	$6,334	$5,934
Nonaccrual loans to gross loans	0.66%	0.36%	0.38%	0.24%	0.16%
Total loans past due and in nonaccrual status to gross loans	0.97%	0.69%	0.67%	0.43%	0.40%

The following table summarizes loans past due 30 days or more or in nonaccrual status by segment as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Commercial and industrial	$7,097	$2,808	$2,437	$559	$367
Commercial real estate	442	361	2,022	568	607
Residential mortgage	6,167	6,402	4,765	4,826	4,622
Home equity	422	430	540	338	322
Consumer	21	32	39	43	16
Total	$14,149	$10,033	$9,803	$6,334	$5,934

The following table summarizes our nonaccrual loans by segment as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Commercial and industrial	$7,077	$2,230	$2,424	$470	$131
Commercial real estate	174	—	169	169	181
Residential mortgage	2,273	2,881	2,727	2,813	1,918
Home equity	77	180	244	171	154
Consumer	—	—	—	—	—
Total	$9,601	$5,291	$5,564	$3,623	$2,384

The following table summarizes our nonperforming assets as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Nonaccrual loans	$9,601	$5,291	$5,564	$3,623	$2,384
Accruing loans past due 90 days or more	14	398	—	—	—
Total nonperforming loans	9,615	5,689	5,564	3,623	2,384
Other real estate owned	293	345	597	345	345
Total nonperforming assets	$9,908	$6,034	$6,161	$3,968	$2,729

The following table summarizes our primary asset quality measures as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Nonaccrual loans to gross loans	0.66%	0.36%	0.38%	0.24%	0.16%
Total loans past due and in nonaccrual status to gross loans	0.97%	0.69%	0.67%	0.43%	0.40%
Nonperforming loans to gross loans	0.66%	0.39%	0.38%	0.24%	0.16%
Nonperforming assets to total assets	0.56%	0.34%	0.35%	0.23%	0.16%
Allowance for credit losses to gross loans	1.05%	1.05%	1.05%	1.04%	1.05%
Net charge-offs (recoveries) to QTD average gross loans	0.05%	—%	(0.01)%	(0.03)%	—%
Credit loss expense (reversal) to QTD average gross loans	0.05%	—%	(0.01)%	(0.02)%	0.01%

While credit quality metrics remain at historically strong levels, the increase in total loans past due and in nonaccrual status in the quarter ended June 30, 2024 was related to one specific relationship which is partially secured with an SBA guarantee.
The accrual of interest on commercial and agricultural loans, as well as residential real estate loans, is discontinued at the time a loan is 90 days or more past due unless the credit is well-secured and in the process of short-term collection. Upon transferring a loan to nonaccrual status, we perform an evaluation to determine the net realizable value of the underlying collateral. This evaluation is used to help determine if a charge-off is necessary. Consumer loans are typically charged-off no later than 180 days past due. Loans may be placed back on accrual status after six months of continued performance and achievement of current payment status.
A summary of loans past due by type and information related to nonaccrual status loans are included in Note 4 - Loans and Allowance for Credit Losses of our interim condensed consolidated financial statements.

All other assets
The following tables outline the composition and changes in other assets as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Premises and equipment, net	$13,661	$14,111	$14,561	$14,928	$15,345
Federal Home Loan Bank stock	9,179	9,179	9,179	9,179	11,498
Corporate owned life insurance	27,877	27,670	27,466	27,274	27,047
Mortgage servicing rights	8,636	8,680	8,776	8,884	8,765
Accrued interest receivable	4,747	4,869	4,472	4,485	3,992
Goodwill	8,853	8,853	8,853	8,853	8,853
Other assets
Core deposit intangibles	444	488	533	609	684
Right-of-use assets	1,142	1,237	1,333	1,426	1,510
Other real estate owned	293	345	597	345	345
Other	5,971	6,406	6,088	6,691	6,042
Total	7,850	8,476	8,551	9,071	8,581
All other assets	$80,803	$81,838	$81,858	$82,674	$84,081

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Premises and equipment, net	$(450)	(3.19)%	$(1,684)	(10.97)%
Federal Home Loan Bank stock	—	—%	(2,319)	(20.17)%
Corporate owned life insurance	207	0.75%	830	3.07%
Mortgage servicing rights	(44)	(0.51)%	(129)	(1.47)%
Accrued interest receivable	(122)	(2.51)%	755	18.91%
Goodwill	—	—%	—	—%
Other assets
Core deposit intangibles	(44)	(9.02)%	(240)	(35.09)%
Right-of-use assets	(95)	(7.68)%	(368)	(24.37)%
Other real estate owned	(52)	(15.07)%	(52)	(15.07)%
Other	(435)	(6.79)%	(71)	(1.18)%
Total	(626)	(7.39)%	(731)	(8.52)%
All other assets	$(1,035)	(1.26)%	$(3,278)	(3.90)%

The annual decrease in premises and equipment was due to depreciation on our existing premises and equipment.
The annual decrease in FHLB stock was due to our participation in a voluntary repurchase program offered by the FHLB.

Total deposits
The following tables outline the composition and changes in the deposit portfolio as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Noninterest bearing demand	$404,521	$401,518	$423,019	$425,820	$457,204
Interest bearing
Savings	262,538	274,922	273,302	293,310	301,872
Money market demand	230,304	229,584	223,827	225,138	221,686
NOW
Retail NOW	205,383	203,614	178,892	198,271	161,765
Brokered NOW	—	—	—	—	—
Total NOW Accounts	205,383	203,614	178,892	198,271	161,765
Time deposits
Other time deposits	264,009	268,466	234,838	198,509	176,280
Brokered time deposits	60,304	60,304	60,304	60,251	60,395
Internet time deposits	—	—	—	498	990
Total time deposits	324,313	328,770	295,142	259,258	237,665
Total deposits	$1,427,059	$1,438,408	$1,394,182	$1,401,797	$1,380,192

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Noninterest bearing demand	$3,003	0.75%	$(52,683)	(11.52)%
Interest bearing
Savings	(12,384)	(4.50)%	(39,334)	(13.03)%
Money market demand	720	0.31%	8,618	3.89%
NOW
Retail NOW	1,769	0.87%	43,618	26.96%
Brokered NOW	—	—%	—	—%
Total NOW Accounts	1,769	0.87%	43,618	26.96%
Time deposits
Other time deposits	(4,457)	(1.66)%	87,729	49.77%
Brokered time deposits	—	—%	(91)	(0.15)%
Internet time deposits	—	—%	(990)	(100.00)%
Total time deposits	(4,457)	(1.36)%	86,648	36.46%
Total deposits	$(11,349)	(0.79)%	$46,867	3.40%

Beginning in March 2022, the FOMC began raising its target federal funds rate in order to combat rising inflation. Since then, the FOMC has raised its target federal funds rate 11 times, from a target range of 0.00-0.25% to 5.25-5.50%, or 525 basis points. This rapid increase in interest rates has led to significant competition amongst financial institutions for deposits. The change in conditions have caused a shift in demand to higher-yielding non-maturity deposit accounts as well as short-term time deposits.

Total borrowed funds
The following tables outline the composition and changes in borrowed funds as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Federal Home Loan Bank borrowings	$160,000	$160,000	$180,000	$180,000	$180,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Other borrowings	4,397	4,500	4,500	7,050	6,550
Total borrowed funds	$178,397	$178,500	$198,500	$201,050	$200,550

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Federal Home Loan Bank borrowings	$—	—%	$(20,000)	(11.11)%
Subordinated debentures	—	—%	—	—%
Other borrowings	(103)	(2.29)%	(2,153)	(32.87)%
Total borrowed funds	$(103)	(0.06)%	$(22,153)	(11.05)%

We utilize a mix of borrowed funds and organic deposit growth to fund loan demand. As loan growth has slowed in recent periods, overall borrowings have declined.
Wholesale funding sources
We utilize wholesale funding sources when necessary to fill gaps when asset growth outpaces deposit growth. Our wholesale funding sources include Federal Home Loan Bank borrowings, correspondent Fed Funds lines and brokered deposits. Although wholesale funding sources are typically more expensive than core deposits, they are an integral part of our funding strategy.
The following tables outline the composition and changes in wholesale funding sources as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Federal Home Loan Bank borrowings	$160,000	$160,000	$180,000	$180,000	$180,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Other borrowings	4,397	4,500	4,500	7,050	6,550
Brokered NOW accounts	—	—	—	—	—
Brokered time deposits	60,304	60,304	60,304	60,251	60,395
Internet time deposits	—	—	—	498	990
Total wholesale funds	$238,701	$238,804	$258,804	$261,799	$261,935

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Federal Home Loan Bank borrowings	$—	—%	(20,000)	(11.11)%
Subordinated debentures	—	—%	—	—%
Other borrowings	(103)	(2.29)%	(2,153)	(32.87)%
Brokered NOW accounts	—	N/A	—	N/A
Brokered time deposits	—	—%	(91)	(0.15)%
Internet time deposits	—	N/A	(990)	(100.00)%
Total wholesale funds	$(103)	(0.04)%	$(23,234)	(8.87)%

Accrued interest payable and other liabilities
Accrued interest payable and other liabilities includes accrued interest payable, federal income taxes payable, deferred federal income taxes payable, and all other liabilities (none of which are individually significant).
Contractual Obligations and Loan Commitments
We have various financial obligations, including contractual obligations and commitments related to deposits and borrowings, which may require future cash payments. We also have loan related commitments that may impact liquidity. The commitments include unused lines of credit, commercial and standby letters of credit, and commitments to grant loans. These commitments to grant loans include residential mortgage loans with the majority committed to be sold to the secondary market. Many of these commitments historically have expired without being drawn upon and do not necessarily indicate our future cash requirements.
Off-Balance Sheet Risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance sheet risk was as follows as of:

	June 30, 2024		December 31, 2023
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans (at market rate)	$16,678	$437	$16,124	$1,447
Unused lines of credit and letters of credit	4,196	243,103	7,681	247,048

Commitments to make loans are generally made for periods of 90 days or less. As of June 30, 2024, commitments to make fixed rate loans have interest rates ranging from 4.25% to 9.50% and maturities ranging from 1 month to 25 years. As of December 31, 2023, commitments to make fixed rate loans had interest rates ranging from 4.25% to 9.50% and maturities ranging from 1 month to 30 years.
Allowance for Credit Losses - Unfunded Commitments
Following the adoption of ASU 2016-13 on January 1, 2023, we established an allowance for credit losses for unfunded loan commitments, which is included in accrued interest payable and other liabilities on our Interim Condensed Consolidated Balance Sheets.
The allowance for credit losses for unfunded loan commitments was $169 and $122 as of June 30, 2024 and December 31, 2023, respectively, and is reported as a component of accrued interest payable and other liabilities in our consolidated balance sheets. Adjustments to the allowance for credit losses for unfunded loan commitments are reported in our income statement as a component of provision for credit losses.
Total shareholders' equity
We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a direct material effect on us. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items that are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Failure to meet capital requirements can initiate regulatory action. The final rules related to the implementation of the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for Fentura and The State Bank on January 1, 2015, with full compliance of all of the requirements fully phased in on January 1, 2019. The capital conservation buffer was 2.50% as of June 30, 2024 and December 31, 2023. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.
Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below). As of June 30, 2024 and December 31, 2023, the most recent notifications from the FDIC categorized The State Bank as well capitalized under the regulatory framework for prompt corrective action. We believe, as of June 30, 2024 and December 31, 2023, that we met all capital adequacy requirements to which we and The State Bank are subject.
The principal source of funds for dividend payments is dividends received from The State Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies.
The tables below illustrate the regulatory capital amounts and ratios for Fentura and The State Bank as of:

	June 30, 2024
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
Fentura	$172,880	12.38%	$146,623	10.50%	N/A	N/A
The State Bank	175,226	12.57%	146,384	10.50%	$139,413	10.00%
Tier 1 capital to risk weighted assets
Fentura	157,580	11.28%	118,695	8.50%	N/A	N/A
The State Bank	159,926	11.47%	118,501	8.50%	111,531	8.00%
Common Tier 1 capital to risk weighted assets
Fentura	143,580	10.28%	97,748	7.00%	N/A	N/A
The State Bank	159,926	11.47%	97,589	7.00%	90,619	6.50%
Tier 1 capital to average assets
Fentura	157,580	8.92%	70,672	4.00%	N/A	N/A
The State Bank	159,926	9.06%	70,581	4.00%	88,226	5.00%

	December 31, 2023
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
Fentura	$168,665	11.91%	$148,712	10.50%	N/A	N/A
The State Bank	171,173	12.13%	148,222	10.50%	$141,164	10.00%
Tier 1 capital to risk weighted assets
Fentura	153,265	10.82%	120,386	8.50%	N/A	N/A
The State Bank	155,773	11.03%	119,989	8.50%	112,931	8.00%
Common Tier 1 capital to risk weighted assets
Fentura	139,265	9.83%	99,141	7.00%	N/A	N/A
The State Bank	155,773	11.03%	98,815	7.00%	91,757	6.50%
Tier 1 capital to average assets
Fentura	153,265	8.77%	69,902	4.00%	N/A	N/A
The State Bank	155,773	8.94%	69,715	4.00%	87,144	5.00%

The following tables outline the composition and changes in shareholders' equity as of:

	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Common stock	$74,690	$74,555	$74,230	$74,118	$73,993
Retained earnings	78,094	76,607	74,309	70,972	67,643
Accumulated other comprehensive (loss) income	(9,483)	(10,088)	(9,837)	(12,188)	(10,946)
Total shareholders' equity	$143,301	$141,074	$138,702	$132,902	$130,690

	6/30/2024 vs 3/31/2024 Variance		6/30/2024 vs 6/30/2023 Variance
	Amount	%	Amount	%
Common stock	$135	0.18%	$697	0.94%
Retained earnings	1,487	1.94%	10,451	15.45%
Accumulated other comprehensive (loss) income	605	(6.00)%	1,463	(13.37)%
Total shareholders' equity	$2,227	1.58%	$12,611	9.65%

The Fentura board of directors has authorized the repurchase of up to $10,000 of Fentura common stock. As of June 30, 2024, we had $1,393 of common stock available to repurchase through the program. We did not execute any repurchases of our common stock during 2024.
Fair Value
We utilize fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. AFS securities, equity securities, residential mortgage loans held-for-sale, mortgage servicing rights, interest rate swaps, forward contracts, and interest rate swap commitments are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as collateral dependent loans, goodwill, foreclosed assets, and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve the application of lower of cost or market accounting or write downs of individual assets.
For further information regarding fair value measurements, see Note 9 - Fair Value Measurements of our interim condensed consolidated financial statements.

Management Discussion and Analysis as of, and for the years ended,
December 31, 2023 and December 31, 2022.
Executive Summary
During the year ended December 31, 2023, we reported a net income of $14,629 and earnings per common share of $3.30. Net income and earnings per common share for the same period of 2022 were $14,933 and $3.38, respectively.
Despite increases in the yields on earning assets, net interest income declined by $859, or 1.64%, during 2023 compared to 2022. This was the direct result of funding costs increasing faster than those earned on interest earning assets as net interest margins to average interest earning assets declined from 3.67% to 3.17% (on a FTE basis) between 2022 and 2023.
Noninterest income declined by $609, or 6.16%, during 2023 compared to 2022. This decline was driven by a $939 reduction in residential mortgage activities. The reduction in residential mortgage activities was partially offset by $321 of gains from the sales of commercial loans. Noninterest expenses for 2023 increased $2,083, in comparison to the same period in 2023, with the largest increase being compensation related expenses.
During 2023, gross loans increased by $37,305 while total deposits increased by $61,299. All regulatory capital ratios for The State Bank exceeded the minimum thresholds to be considered a “well capitalized” institution.
Critical Accounting Policies
For our critical accounting policies, see Note 1 - Nature of Operations and Summary of Significant Accounting Policies of our consolidated financial statements.
Reclassifications
Certain amounts reported in management's discussion and analysis of financial condition and results of operations for 2022 have been reclassified to conform with the 2023 presentation. Operating results for periods after January 1, 2023 are presented in accordance with ASC 326 while prior period amounts continue to be reported in accordance with previously applicable standards and the accounting policies described in our consolidated financial statements.

RESULTS OF OPERATIONS
The following table outlines our results of operations and provides certain performance measures as of, and for the years ended:

	12/31/2023	12/31/2022
INCOME STATEMENT DATA
Interest income	$79,681	$59,220
Interest expense	28,087	6,767
Net interest income	51,594	52,453
Credit loss expense	(58)	3,105
Noninterest income	9,271	9,880
Noninterest expenses	42,668	40,585
Federal income tax expense	3,626	3,710
Net income	$14,629	$14,933

PER SHARE
Earnings	$3.30	$3.38
Dividends	$0.40	$0.36
Tangible book value(1)	$28.92	$26.22
Quoted market value
High	$27.20	$29.25
Low	$18.70	$21.60
Close(1)	$27.20	$22.20

PERFORMANCE RATIOS
Return on average assets	0.85%	0.98%
Return on average shareholders' equity	11.14%	12.30%
Return on average tangible shareholders' equity	12.01%	13.39%
Efficiency ratio	70.10%	65.11%
Yield on earning assets (FTE)	4.90%	4.15%
Rate on interest bearing liabilities	2.50%	0.75%
Net interest margin to earning assets (FTE)	3.17%	3.67%

BALANCE SHEET DATA(1)
Total investment securities	$107,615	$125,049
Gross loans	$1,473,471	$1,436,166
Allowance for credit losses	$15,400	$13,000
Total assets	$1,738,952	$1,688,863
Total deposits	$1,394,182	$1,332,883
Borrowed funds	$198,500	$222,350
Total shareholders' equity	$138,702	$126,087
Net loans to total deposits	104.58%	106.77%
Common shares outstanding	4,470,871	4,439,725

YTD BALANCE SHEET AVERAGES
Total assets	$1,718,339	$1,523,419
Earning assets	$1,627,284	$1,429,605
Interest bearing liabilities	$1,125,032	$898,170
Total shareholders' equity	$131,341	$121,422
Total tangible shareholders' equity	$121,793	$111,548
Earned common shares outstanding	4,433,318	4,422,791

	12/31/2023	12/31/2022
Unvested stock grants	27,172	25,212
Total common shares outstanding	4,460,490	4,448,003

ASSET QUALITY
Nonperforming loans to gross loans(1)	0.38%	0.16%
Nonperforming assets to total assets(1)	0.35%	0.15%
Allowance for credit losses to gross loans(1)	1.05%	0.91%
Net charge-offs (recoveries) to YTD average gross loans	(0.04)%	0.05%
Provision for credit losses to YTD average gross loans	—%	0.25%

CAPITAL RATIOS(1)
Total capital to risk weighted assets	11.91%	10.87%
Tier 1 capital to risk weighted assets	10.82%	9.95%
CET1 capital to risk weighted assets	9.83%	8.96%
Tier 1 leverage ratio	8.77%	8.58%

(1)	At end of period

Average Balances, Interest Rate, and Net Interest Income
The following tables present the daily average amount outstanding for each major category of interest earning assets, nonearning assets, interest bearing liabilities, and noninterest bearing liabilities. These tables also present an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a FTE basis using a federal income tax rate of 21%. Loans in nonaccrual status, for the purpose of the following computations, are included in the average loan balances.
Net interest income is the amount by which interest income on earning assets exceeds the interest expenses on interest bearing liabilities. Net interest income, which includes loan fees, is influenced by changes in the balance and mix of assets and liabilities and market interest rates. For analytical purposes, net interest income is adjusted to a FTE basis by adding the income tax savings from interest on tax exempt loans, and nontaxable investment securities.

	Twelve Months Ended
	December 31, 2023			December 31, 2022
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
Interest earning assets
Total loans	$1,468,193	$75,382	5.13%	$1,247,996	$56,610	4.54%
Taxable investment securities	103,436	1,624	1.57%	126,925	1,767	1.39%
Nontaxable investment securities	13,093	295	2.25%	15,215	342	2.25%
Interest earning cash and cash equivalents	32,009	1,715	5.36%	34,145	345	1.01%
Federal Home Loan Bank stock	10,553	727	6.89%	5,324	228	4.28%
Total earning assets	1,627,284	79,743	4.90%	1,429,605	59,292	4.15%

Nonearning assets
Allowance for credit losses	(15,328)			(11,436)
Premises and equipment, net	15,226			16,455
Accrued income and other assets	91,157			88,795
Total assets	$1,718,339			$1,523,419
Interest bearing liabilities
Interest bearing demand deposits	$392,407	$11,467	2.92%	$293,039	$2,523	0.86%
Savings deposits	304,371	1,757	0.58%	366,503	529	0.14%
Time deposits	215,473	7,304	3.39%	122,032	971	0.80%
Borrowed funds	212,781	7,559	3.55%	116,596	2,744	2.35%
Total interest bearing liabilities	1,125,032	28,087	2.50%	898,170	6,767	0.75%

Noninterest bearing liabilities
Noninterest bearing deposits	447,517			488,370
Accrued interest and other liabilities	14,449			15,457
Shareholders' equity	131,341			121,422
Total liabilities and shareholders' equity	$1,718,339			$1,523,419
Net interest income (FTE)		$51,656			$52,525
Net interest margin to earning assets (FTE)			3.17%			3.67%

Volume and Rate Variance Analysis
The following table sets forth the effect of volume and rate changes on interest income and expense for the periods indicated. For the purpose of this table, changes in interest due to volume and rate were determined as follows:
Volume - change in volume multiplied by the previous period's rate.
Rate - change in the FTE rate multiplied by the previous period's volume.
The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Twelve Months Ended December 31, 2023 Compared To December 31, 2022 Increase (Decrease) Due to
	Volume	Rate	Net
Changes in interest income
Total loans	$10,810	$7,962	$18,772
Taxable investment securities	(352)	209	(143)
Nontaxable investment securities	(47)	—	(47)
Interest earning cash and cash equivalents	(23)	1,393	1,370
Federal Home Loan Bank stock	308	191	499
Total changes in interest income	10,696	9,755	20,451

Changes in interest expense
Interest bearing demand deposits	1,110	7,834	8,944
Savings deposits	(102)	1,330	1,228
Time deposits	1,212	5,121	6,333
Borrowed funds	2,974	1,841	4,815
Total changes in interest expense	5,194	16,126	21,320
Net change in net interest income (FTE)	$5,502	$(6,371)	$(869)

	Average Yield/Rate for the Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Total earning assets	5.06%	4.92%	4.85%	4.75%	4.57%
Total interest bearing liabilities	2.90%	2.66%	2.35%	2.02%	1.42%
Net interest margin to earning assets (FTE)	3.01%	3.05%	3.25%	3.40%	3.63%

	Quarter to Date Net Interest Income (FTE)
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Interest income	$21,033	$20,416	$19,553	$18,679	$17,782
FTE adjustment	14	14	17	17	17
Total interest income (FTE)	21,047	20,430	19,570	18,696	17,799
Total interest expense	8,526	7,757	6,469	5,335	3,645
Net interest income (FTE)	$12,521	$12,673	$13,101	$13,361	$14,154

As outlined in the tables above, we continue to experience downward pressure on net interest margin to earning assets. Over the past several quarters, the cost of interest bearing liabilities have increased faster than yields on interest earning assets.

Noninterest Income

	Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Service charges and fees
ATM and debit card income	$549	$568	$570	$531	$559
Trust and investment services	433	572	583	549	505
Service charges on deposit accounts	211	244	224	218	245
Total	1,193	1,384	1,377	1,298	1,309
Net gain on sales of residential mortgage loans	96	164	198	161	24
Net gain on sales of commercial loans	226	—	95	—	—
Changes in the fair value of MSR	(108)	119	(8)	107	(129)
Change in fair value of equity investments	42	(28)	(16)	15	2
Other
Mortgage servicing fees	398	398	406	406	415
Change in cash surrender value of corporate owned life insurance	192	181	178	172	175
Other	106	120	230	169	153
Total	696	699	814	747	743
Total noninterest income	$2,145	$2,338	$2,460	$2,328	$1,949
Memo items:
Residential mortgage operations	$386	$681	$596	$674	$310

	Twelve Months Ended December 31		Variance
	2023	2022	Amount	%
Service charges and fees
ATM and debit card income	$2,218	$2,174	$44	2.02%
Trust and investment services	2,137	2,107	30	1.42%
Service charges on deposit accounts	897	1,002	(105)	(10.48)%
Total	5,252	5,283	(31)	(0.59)%
Net gain on sales of residential mortgage loans	619	725	(106)	(14.62)%
Net gain on sales of commercial loans	321	—	321	N/M
Changes in the fair value of MSR	110	830	(720)	(86.75)%
Change in fair value of equity investments	13	(116)	129	(111.21)%
Other
Mortgage servicing fees	1,608	1,721	(113)	(6.57)%
Change in cash surrender value of corporate owned life insurance	723	681	42	6.17%
Other	625	756	(131)	(17.33)%
Total	2,956	3,158	(202)	(6.40)%
Total noninterest income	$9,271	$9,880	$(609)	(6.16)%
Memo items:
Residential mortgage operations	$2,337	$3,276	$(939)	(28.66)%

Residential Mortgage Operations
Residential mortgage operations includes net gains on sales of loans, net mortgage servicing rights income, and mortgage servicing fees.
Net gain on sales of residential mortgage loans represents the income earned on the sale of residential mortgage loans into the secondary market. Increases in interest rates and limited housing inventories have decreased the volume of new originations and refinancing activity in 2023. While a majority of our residential mortgage loans originated have been portfolio loans, we have continued to actively sell residential mortgage loans into the secondary market.
Changes in the fair value of MSR are highly correlated to changes in interest rates and prepayment speeds. During the fourth quarter of 2023, the fair value of the servicing portfolio decreased due to a decline in the size of the servicing portfolio. During the fourth quarter of 2023, the serviced loan portfolio declined by $6,932. The overall direction of the fair value of MSR is expected to decline due to a reduction in the size of our servicing portfolio. This is a result of reduced levels of secondary market originations and prepayments.
Mortgage servicing fees includes the fees earned for servicing loans that have been sold into the secondary market. The annual decrease in mortgage servicing fees is directly related to the size of the serviced portfolio. Due to reduced levels of secondary market originations and prepayments, the serviced loan portfolio declined by $22,356, or 3.45%, between December 31, 2022 and December 31, 2023.
All Other Noninterest Income
ATM and debit card income represents fees earned on ATM and debit card transactions.
Trust and investment services includes income earned from contracts with customers to manage assets for investment and/or to transact on their accounts through the wealth management and trust department. During the second quarter of 2023, we transitioned our wealth management program to a new platform that offers a robust, flexible technology platform and comprehensive financial solutions, which will provide our clients a full range of leading investment services and solutions. Trust services and wealth management fees are subject to market fluctuations and interest rate changes.
Service charges on deposit accounts includes fees earned from deposit customers for transaction-based charges, account maintenance and overdraft services.
Net gain on sales of commercial loans represents the income earned from the sale of commercial loans into the secondary market. During the second and fourth quarters of 2023, we sold the guaranteed portion of select SBA loans.
Other includes miscellaneous other income items, none of which are individually significant.

Noninterest Expenses

	Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Compensation and benefits	$5,521	$5,592	$5,492	$5,792	$5,329
Professional services	695	726	1,237	766	594
Furniture and equipment	696	668	685	726	772
Occupancy	610	591	589	635	566
Data processing	505	576	565	513	111
Advertising and promotional	139	506	509	451	580
Loan and collection	301	232	457	240	278
Other
FDIC insurance premiums	270	330	330	201	149
ATM and debit card	158	153	179	161	254
Telephone and communication	103	115	100	119	110
Amortization of core deposit intangibles	76	75	76	76	107
Other acquisition related expenses	—	—	—	—	—
Other general and administrative	1,047	1,030	1,101	953	931
Total	$1,654	$1,703	$1,786	$1,510	$1,551
Total noninterest expenses	$10,121	$10,594	$11,320	$10,633	$9,781

	Twelve Months Ended December 31		Variance
	2023	2022	Amount	%
Compensation and benefits	$22,397	$21,449	$948	4.42%
Professional services	3,424	2,946	478	16.23%
Furniture and equipment	2,775	3,217	(442)	(13.74)%
Occupancy	2,425	2,327	98	4.21%
Data processing	2,159	1,551	608	39.20%
Advertising and promotional	1,605	1,589	16	1.01%
Loan and collection	1,230	1,574	(344)	(21.86)%
Other
FDIC insurance premiums	1,131	621	510	82.13%
ATM and debit card	651	711	(60)	(8.44)%
Telephone and communication	437	439	(2)	(0.46)%
Amortization of core deposit intangibles	303	430	(127)	(29.53)%
Other acquisition related expenses	—	270	(270)	(100.00)%
Other general and administrative	4,131	3,461	670	19.36%
Total	$6,653	$5,932	$721	12.15%
Total noninterest expenses	$42,668	$40,585	$2,083	5.13%

Compensation and benefits includes salaries, commissions and incentives, employee benefits, and payroll taxes. Compensation and benefits increased in 2023 due to an increase in the size of the organization, merit increases, and market based adjustments. While there continues to be meaningful wage pressure, we expect a modest increase in overall compensation and benefits in 2024 due to merit increases and market based adjustments. These increases will be partially offset by decreases in commissions as loan originations continue to slow.
Professional services include expenses relating to third-party professional services. These services include, but are not limited to, regulatory, auditing, consulting, and legal. The increase in professional services during 2023 was due to an increase in expenses resulting from a proxy contest relating to our 2023 annual meeting of stockholders. The consulting and legal fees related to this matter totaled approximately $523.
Furniture and equipment and occupancy expenses primarily consist of depreciation, repairs and maintenance, certain service contracts, and other related items.

Data processing primarily includes the expenses relating to our core data processor. These expenses normalized in 2023 due to receipt of renewal incentives from our core data processor during 2022.
Advertising and promotional expenses includes media costs and any donations or sponsorships. The annual increase in such expenses is a result of enhanced marketing efforts to attract new and expand existing customer loan and deposit account relationships.
Loan and collection includes expenses related to the origination and collection of loans.
FDIC insurance premiums typically fluctuate each period based on the size of the balance sheet, capital position and overall risk profile. These expenses increased in 2023 due to the FDIC increasing its assessment rate for all insured institutions effective January 1, 2023.
ATM and debit card expenses fluctuate based on customer and non-customer utilization of ATMs and customer debit card volumes.
Amortization of core deposit intangibles relates to the core deposits acquired from Community Bancorp, Inc. on December 31, 2016 and FSB on December 1, 2021. These core deposit intangibles are being amortized using an accelerated sum-of-years-digits method over their estimated useful lives of seven years. The core deposit intangibles associated with the acquisition of Community Bancorp, Inc. were fully amortized as of December 31, 2023. The core deposit intangibles associated with the acquisition of FSB will be amortized through 2028.
Other acquisition related expenses includes expenses incurred during the first half of 2022 related to the acquisition of FSB.
Other general and administrative includes miscellaneous other expense items. These expenses increased in 2023 partially due to an increase in fraudulent activity (check, ACH and identity theft) on customer accounts. During 2023, expenses related to fraudulent activity totaled approximately $243.
Income Taxes
The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, and the amount of other nondeductible expenses.

	Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Income tax expense	$937	$937	$793	$959	$1,094

	Twelve Months Ended December 31		Variance
	2023	2022	Amount	%
Income tax expense	3,626	3,710	$(84)	(2.26)%

LIQUIDITY AND CAPITAL RESOURCES
Balance Sheet Breakdown and Analysis

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
ASSETS
Cash and due from banks	$90,661	$83,365	$59,181	$100,496	$57,844
Total investment securities	107,615	109,543	117,563	122,995	125,049
Residential mortgage loans held-for-sale, at fair value	747	1,037	1,106	875	493
Gross loans	1,473,471	1,483,720	1,472,288	1,457,173	1,436,166
Less allowance for credit losses	15,400	15,400	15,400	15,220	13,000
Net loans	1,458,071	1,468,320	1,456,888	1,441,953	1,423,166
All other assets	81,858	82,674	84,081	82,754	82,311
Total assets	$1,738,952	$1,744,939	$1,718,819	$1,749,073	$1,688,863
LIABILITIES AND SHAREHOLDERS’ EQUITY
Total deposits	$1,394,182	$1,401,797	$1,380,192	$1,353,918	$1,332,883
Total borrowed funds	198,500	201,050	200,550	259,050	222,350
Accrued interest payable and other liabilities	7,568	9,190	7,387	7,858	7,543
Total liabilities	1,600,250	1,612,037	1,588,129	1,620,826	1,562,776
Total shareholders' equity	138,702	132,902	130,690	128,247	126,087
Total liabilities and shareholders' equity	$1,738,952	$1,744,939	$1,718,819	$1,749,073	$1,688,863

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
ASSETS
Cash and due from banks	$7,296	8.75%	$32,817	56.73%
Total investment securities	(1,928)	(1.76)%	(17,434)	(13.94)%
Residential mortgage loans held-for-sale, at fair value	(290)	(27.97)%	254	51.52%
Gross loans	(10,249)	(0.69)%	37,305	2.60%
Less allowance for credit losses	—	—%	2,400	18.46%
Net loans	(10,249)	(0.70)%	34,905	2.45%
All other assets	(816)	(0.99)%	(453)	(0.55)%
Total assets	$(5,987)	(0.34)%	$50,089	2.97%
LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits	$(7,615)	(0.54)%	$61,299	4.60%
Total borrowed funds	(2,550)	(1.27)%	(23,850)	(10.73)%
Accrued interest payable and other liabilities	(1,622)	(17.65)%	25	0.33%
Total liabilities	(11,787)	(0.73)%	37,474	2.40%
Total shareholders' equity	5,800	4.36%	12,615	10.00%
Total liabilities and shareholders' equity	$(5,987)	(0.34)%	$50,089	2.97%

Cash and due from banks

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Cash and due from banks
Noninterest bearing	$29,997	$35,121	$33,028	$24,376	$28,216
Interest bearing	60,664	48,244	26,153	76,120	29,628
Total	$90,661	$83,365	$59,181	$100,496	$57,844

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Cash and due from banks
Noninterest bearing	$(5,124)	(14.59)%	$1,781	6.31%
Interest bearing	12,420	25.74%	31,036	104.75%
Total	$7,296	8.75%	$32,817	56.73%

Cash and due from banks fluctuates from period to period based on loan demand and variances in deposit account balances.
Primary and secondary liquidity sources
The following table outlines our primary and secondary sources of liquidity as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Cash and cash equivalents	$90,661	$83,365	$59,181	$100,496	$57,844
Fair value of unpledged investment securities	80,247	82,103	82,041	102,368	103,819
FHLB borrowing availability	170,000	170,000	170,000	111,500	144,567
Unsecured lines of credit	20,000	20,000	20,000	20,000	26,500
Funds available through the Fed Discount Window	111	110	119	119	113
Parent company line of credit	3,500	950	1,450	1,450	1,650
Total liquidity sources	$364,519	$356,528	$332,791	$335,933	$334,493

The increase in cash and cash equivalents throughout 2023 was due to an increase in total deposits (see “Total deposits” below). The decrease in fair value of unpledged investment securities during 2023 was due to pledging additional securities in our investment portfolio for deposit relationships with collateral agreements. The increase in FHLB borrowing availability during 2023 was due to less utilization of FHLB advances as loan growth has moderated in recent periods.
In addition to the above liquidity sources, we also have the option of utilizing wholesale funding sources, such as brokered NOW accounts, brokered time deposits, and internet time deposits. Although wholesale funding sources are typically more expensive than core deposits and other liquidity sources, they are an integral part of our overall asset and liability management strategy.
Investment securities

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Available-for-sale
U.S. Government and federal agency	$22,425	$23,420	$24,411	$24,402	$24,394
State and municipal	20,460	20,992	21,110	22,649	22,709
Mortgage backed residential	49,076	50,786	52,704	54,595	56,293
Certificates of deposit	2,728	3,956	6,679	7,426	7,426
Collateralized mortgage obligations - agencies	23,320	24,062	24,680	25,275	25,925
Unrealized gain/(loss) on available-for-sale securities	(12,760)	(15,958)	(14,536)	(13,940)	(14,184)
Total available-for-sale	105,249	107,258	115,048	120,407	122,563

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Held-to-maturity state and municipal	878	879	1,081	1,168	1,171
Equity securities	1,488	1,406	1,434	1,420	1,315
Total investment securities	$107,615	$109,543	$117,563	$122,995	$125,049

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Available-for-sale
U.S. Government and federal agency	(995)	(4.25)%	$(1,969)	(8.07)%
State and municipal	(532)	(2.53)%	(2,249)	(9.90)%
Mortgage backed residential	(1,710)	(3.37)%	(7,217)	(12.82)%
Certificates of deposit	(1,228)	(31.04)%	(4,698)	(63.26)%
Collateralized mortgage obligations - agencies	(742)	(3.08)%	(2,605)	(10.05)%
Unrealized gain/(loss) on available-for-sale securities	3,198	(20.04)%	1,424	(10.04)%
Total available-for-sale	(2,009)	(1.87)%	(17,314)	(14.13)%
Held-to-maturity state and municipal	(1)	(0.11)%	(293)	(25.02)%
Equity securities	82	5.83%	173	13.16%
Total investment securities	$(1,928)	(1.76)%	$(17,434)	(13.94)%

The primary objective of the investment portfolio is to manage overall exposure to changes in interest rates. Secondary considerations include ensuring ample access to liquidity, generating returns, and providing current income. Excluding those holdings in government sponsored enterprises and municipalities within the State of Michigan, there were no investments in securities of any one issuer that exceeded 10% of shareholders’ equity during the periods presented above. We have a policy prohibiting investments in securities that we deem unsuitable due to their inherent credit or market risks. Prohibited investments include stripped mortgage-backed securities, zero coupon bonds, non-government agency asset-backed securities, and structured notes. Holdings in mortgage-backed securities and collateralized mortgage obligations include only government agencies and government sponsored agencies as we hold no investments in private label mortgage-backed securities or collateralized mortgage obligations.
The following is a schedule of the maturities of available-for-sale and held-to-maturity investment securities based on amortized cost and their weighted average yields as of December 31, 2023. Weighted average yields have been computed on an FTE basis using a tax rate of 21%. Mortgage-backed securities and collateralized mortgage obligations are not reported by a specific maturity group due to their variable monthly payments. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

The amortized cost and fair value of AFS investment securities as of December 31, 2023 were as follows:

	Maturing
	Due in One Year or Less		After One Year But Within Five Years		After Five Years But Within Ten Years		After Ten Years		Securities with Variable Monthly Payments or Noncontractual Maturities
	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield
Available-for-sale
U.S. Government and federal agency	$4,518	0.74%	$17,907	1.10%	$—	—%	$—	—%	$—	—%
State and municipal	1,296	2.94%	16,552	1.56%	1,286	2.50%	1,326	3.31%	—	—%
Mortgage backed residential	—	—%		—%		—%		—%	49,076	1.48%
Certificates of deposit	749	0.76%	1,979	0.97%	—	—%	—	—%	—	—%
Collateralized mortgage obligations - agencies	—	—%	—	—%	—	—%	—	—%	23,320	1.44%
Total	$6,563	1.18%	$36,438	1.30%	$1,286	2.50%	$1,326	3.31%	$72,396	1.47%
Held-to-maturity	$343	2.63%	$305	2.74%	$230	3.14%	$—	—%	$—	—%

Total investment securities declined in 2023 primarily due to maturities and prepayments.
For further information regarding investment securities, see Note 3 - Investment Securities of our consolidated financial statements.
Residential mortgage loans held-for-sale, at fair value
Loans HFS represent the fair value of loans that have been committed to be sold to the secondary market, but have not yet been delivered. The level of loans HFS fluctuates based on loan demand as well as the timing of loan deliveries to the secondary market.
Loans and allowance for credit losses
As outlined in the following tables, our loan portfolio has continued to grow throughout the past 12 months, primarily in the commercial and residential mortgage segments. However, due to an acceleration of commercial loan payoffs during the fourth quarter of 2023, gross loans declined $10,249. Our allowance for credit losses increased $1,870 as a result of the adoption of ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, as amended, on January 1, 2023. This was recorded as a cumulative-effect adjustment, net of tax, from retained earnings.
The following tables outline the composition and changes in the loan portfolio as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Commercial and industrial	$118,089	$125,330	$120,985	$111,557	$106,616
Commercial real estate	870,693	874,870	870,761	874,690	869,496
Total commercial loans	988,782	1,000,200	991,746	986,247	976,112
Residential mortgage	431,836	431,740	430,065	418,987	406,408
Home equity	48,380	47,069	45,689	46,909	47,768
Total residential real estate loans	480,216	478,809	475,754	465,896	454,176
Consumer	4,473	4,711	4,788	5,030	5,878
Gross loans	1,473,471	1,483,720	1,472,288	1,457,173	1,436,166
Allowance for credit losses	(15,400)	(15,400)	(15,400)	(15,220)	(13,000)
Loans, net	$1,458,071	$1,468,320	$1,456,888	$1,441,953	$1,423,166

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Memo items:
Residential mortgage loans serviced for others	$624,765	$631,697	$632,018	$636,121	$647,121

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Commercial and industrial	$(7,241)	(5.78)%	$11,473	10.76%
Commercial real estate	(4,177)	(0.48)%	1,197	0.14%
Total commercial loans	(11,418)	(1.14)%	12,670	1.30%
Residential mortgage	96	0.02%	25,428	6.26%
Home equity	1,311	2.79%	612	1.28%
Total residential real estate loans	1,407	0.29%	26,040	5.73%
Consumer	(238)	(5.05)%	(1,405)	(23.90)%
Gross loans	(10,249)	(0.69)%	37,305	2.60%
Allowance for credit losses	—	—%	(2,400)	18.46%
Loans, net	$(10,249)	(0.70)%	$34,905	2.45%
Memo items:
Residential mortgage loans serviced for others	$(6,932)	(1.10)%	$(22,356)	(3.45)%

The following table presents historical loan balances by portfolio segment and impairment evaluation as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Loans collectively evaluated for impairment
Commercial and industrial	$115,665	$124,860	$120,854	$111,426	$106,616
Commercial real estate	870,524	874,701	870,580	874,509	869,313
Residential mortgage	429,109	428,927	428,147	416,879	404,308
Home equity	48,136	46,898	45,535	46,761	47,728
Consumer	4,473	4,711	4,788	5,020	5,871
Subtotal	1,467,907	1,480,097	1,469,904	1,454,595	1,433,836
Loans individually evaluated for impairment
Commercial and industrial	2,424	470	131	131	—
Commercial real estate	169	169	181	181	183
Residential mortgage	2,727	2,813	1,918	2,108	2,100
Home equity	244	171	154	148	40
Consumer	—	—	—	10	7
Subtotal	5,564	3,623	2,384	2,578	2,330
Gross Loans	$1,473,471	$1,483,720	$1,472,288	$1,457,173	$1,436,166

The following table presents historical allowance for credit losses allocations by portfolio segment and impairment evaluation as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Loans collectively evaluated for impairment
Commercial and industrial	$1,407	$1,362	$1,488	$1,324	$1,094
Commercial real estate	8,467	8,703	8,991	8,765	7,480
Residential mortgage	4,409	4,439	4,453	4,576	3,878
Home equity	321	315	325	416	370
Consumer	44	36	40	49	128

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Unallocated	355	294	49	—	—
Subtotal	15,003	15,149	15,346	15,130	12,950
Loans individually evaluated for impairment
Commercial and industrial	363	248	15	3	—
Commercial real estate	—	—	—	—	—
Residential mortgage	34	3	39	77	43
Home equity	—	—	—	—	—
Consumer	—	—	—	10	7
Unallocated	—	—	—	—	—
Subtotal	397	251	54	90	50
Allowance for credit losses	$15,400	$15,400	$15,400	$15,220	$13,000
Commercial and industrial	$1,770	$1,610	$1,503	$1,327	$1,094
Commercial real estate	8,467	8,703	8,991	8,765	7,480
Residential mortgage	4,443	4,442	4,492	4,653	3,921
Home equity	321	315	325	416	370
Consumer	44	36	40	59	135
Unallocated	355	294	49	—	—
Allowance for credit losses	$15,400	$15,400	$15,400	$15,220	$13,000

Upon the adoption of ASC 326 on January 1, 2023, the total amount of the allowance for credit losses on loans estimated using the CECL methodology increased $1,870 compared to the total amount of the allowance for credit losses on loans estimated as of December 31, 2022 using the prior incurred loss methodology. The manner in which credit loss allowances are allocated to the individual portfolio segments was partly impacted by a change in the way the underlying loans within each segment are pooled for modeling purposes. The impact of varying economic conditions and portfolio risk factors are now a component of the credit loss models applied to each modeling pool. In that regard, the amounts allocated to the underlying pools of loans within each portfolio segment more directly reflect the economic variables and portfolio stress factors that correlate with credit losses within each portfolio.
The following table summarizes our charge-offs, recoveries, provision for credit losses, and ACL balances as of, and for the year ended December 31:

	2023	2022
Allowance at beginning of period	$13,000	$10,500
Adoption of ASC 326	1,870	—
Chargeoffs
Commercial and industrial	85	494
Commercial real estate	—	—
Residential mortgage	—	—
Home equity	—	30
Consumer	109	116
Total charge-offs	194	640
Recoveries
Commercial and industrial	480	—
Commercial real estate	246	23
Residential mortgage	22	—
Home equity	1	—
Consumer	33	12
Total recoveries	782	35

	2023	2022
Net charge-offs (recoveries)	(588)	605
Provision for credit losses	(58)	3,105
Allowance at end of period	$15,400	$13,000

The following table summarizes our charge-offs, recoveries and provision for credit losses as of, and for the three-month periods ended:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Total charge-offs	$110	$16	$41	$28	$58
Total recoveries	300	455	16	12	11
Net charge-offs (recoveries)	$(190)	$(439)	$25	$16	$47
Provision for credit losses	$(190)	$(309)	$205	$236	$847
Allowance for credit losses	$15,400	$15,400	$15,400	$15,220	$13,000
Net charge-offs (recoveries) to QTD average gross loans	(0.01)%	(0.03)%	—%	—%	—%
Provision for credit losses to QTD average gross loans	(0.01)%	(0.02)%	0.01%	0.02%	0.06%
Allowance for credit losses to gross loans	1.05%	1.04%	1.05%	1.04%	0.91%

Charge-offs remain at low levels. Due to the efforts of our loan and collection team, we successfully recovered multiple previously charged-off loans during the third and fourth quarters of 2023. This led to net recoveries of $588 for the year ended December 31, 2023.
For further information regarding charge-off and recovery activity by segment, see Note 4 - Loans and Allowance for Credit Losses of our consolidated financial statements.
Loan concentration analysis
As a result of the current economic conditions, there continues to be a heightened focus in the financial industry on non-owner occupied commercial real estate loans, most specifically retail and office space industries. While we continue to monitor various industries that have been impacted by the pandemic, we also continue to monitor the effects of inflation, supply chain disruption, rising interest rates, and office space usage associated with an increased remote workforce. The overall non-owner occupied commercial real estate loan portfolio performance has remained solid. Performance is based on debt service coverage ratio, loan to value ratio and payment trends. As of December 31, 2023, there were no delinquencies in the non-owner occupied commercial real estate loan portfolio.
The net lease pool is one of the largest growth pools in the non-owner occupied commercial real estate portfolio and continues to remain strong. Risk associated within this pool is mitigated as these are national or regional tenants that are well vetted during origination and annually thereafter. Risk is further mitigated in this pool as locations are spread out nationally.
The following tables present the composition of current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Net lease	$149,056	$160,077	$159,199	$161,392	$165,848
Retail strip centers	98,588	96,567	96,310	95,726	89,671
Office	61,822	62,959	62,062	59,867	60,166
Special use	58,710	57,612	57,978	41,932	35,284
Industrial	28,380	28,906	28,661	29,025	30,396
Medical office	25,842	28,591	28,752	30,363	30,305
Self storage	23,455	21,993	22,169	22,265	22,285
Mixed use	17,335	19,833	19,412	19,054	19,208
Retail	12,981	14,115	14,998	17,429	15,437
Total non-owner occupied commercial real estate loans	$476,169	$490,653	$489,541	$477,053	$468,600

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Net lease	$(11,021)	(6.88)%	$(16,792)	(10.12)%
Retail strip centers	2,021	2.09%	8,917	9.94%
Office	(1,137)	(1.81)%	1,656	2.75%
Special use	1,098	1.91%	23,426	66.39%
Industrial	(526)	(1.82)%	(2,016)	(6.63)%
Medical office	(2,749)	(9.61)%	(4,463)	(14.73)%
Self storage	1,462	6.65%	1,170	5.25%
Mixed use	(2,498)	(12.60)%	(1,873)	(9.75)%
Retail	(1,134)	(8.03)%	(2,456)	(15.91)%
Total non-owner occupied commercial real estate loans	$(14,484)	(2.95)%	$7,569	1.62%

The following table presents the average loan size of current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Net lease	$1,316	$1,300	$1,292	$1,299	$1,307
Retail strip centers	2,135	2,115	2,081	2,087	2,092
Office	1,297	1,294	1,332	1,409	1,422
Special use	2,079	2,134	2,342	1,951	1,703
Industrial	1,092	1,072	1,025	1,038	1,050
Medical office	1,078	1,145	1,159	1,193	1,212
Self storage	1,380	1,692	1,583	1,590	1,714
Mixed use	1,333	1,240	1,294	1,466	1,478
Retail	461	429	450	474	459
Total non-owner occupied commercial real estate loans	$1,379	$1,362	$1,366	$1,352	$1,346

The following table presents current and historical non-owner occupied commercial real estate loans, based on loan collateral, by industry pool as a percentage of gross loans:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Net lease	10.12%	10.79%	10.81%	11.08%	11.55%
Retail strip centers	6.69%	6.51%	6.54%	6.57%	6.24%
Office	4.20%	4.24%	4.22%	4.11%	4.19%
Special use	3.98%	3.88%	3.94%	2.88%	2.46%
Industrial	1.93%	1.95%	1.95%	1.99%	2.12%
Medical office	1.75%	1.93%	1.95%	2.08%	2.11%
Self storage	1.59%	1.48%	1.51%	1.53%	1.55%
Mixed use	1.18%	1.34%	1.32%	1.31%	1.34%
Retail	0.88%	0.95%	1.02%	1.20%	1.07%
Total non-owner occupied commercial real estate loans to gross loans	32.32%	33.07%	33.26%	32.75%	32.63%

Asset quality
The following table summarizes our current, past due, and nonaccrual loans as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Accruing interest
Current	$1,463,668	$1,477,386	$1,466,354	$1,449,266	$1,428,691
Past due 30-89 days	4,239	2,711	3,550	5,185	5,182
Past due 90 days or more	—	—	—	144	—
Total accruing interest	1,467,907	1,480,097	1,469,904	1,454,595	1,433,873
Nonaccrual	5,564	3,623	2,384	2,578	2,293
Total loans	$1,473,471	$1,483,720	$1,472,288	$1,457,173	$1,436,166
Total loans past due and in nonaccrual status	$9,803	$6,334	$5,934	$7,907	$7,475
Nonaccrual loans to gross loans	0.38%	0.24%	0.16%	0.18%	0.16%
Total loans past due and in nonaccrual status to gross loans	0.67%	0.43%	0.40%	0.54%	0.52%

The following table summarizes loans past due 30 days or more or in nonaccrual status by segment as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Commercial and industrial	$2,437	$559	$367	$2,222	$656
Commercial real estate	2,022	568	607	505	844
Residential mortgage	4,765	4,826	4,622	4,607	5,226
Home equity	540	338	322	532	691
Consumer	39	43	16	41	58
Total	$9,803	$6,334	$5,934	$7,907	$7,475

The following table summarizes our nonaccrual loans by segment as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Commercial and industrial	$2,424	$470	$131	$131	$—
Commercial real estate	169	169	181	181	183
Residential mortgage	2,727	2,813	1,918	2,108	2,063
Home equity	244	171	154	148	40
Consumer	—	—	—	10	7
Total	$5,564	$3,623	$2,384	$2,578	$2,293

The following table summarizes our nonperforming assets as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Nonaccrual loans	$5,564	$3,623	$2,384	$2,578	$2,293
Accruing loans past due 90 days or more	—	—	—	144	—
Total nonperforming loans	5,564	3,623	2,384	2,722	2,293
Other real estate owned	597	345	345	293	293
Total nonperforming assets	$6,161	$3,968	$2,729	$3,015	$2,586

The following table summarizes our primary asset quality measures as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Nonaccrual loans to gross loans	0.38%	0.24%	0.16%	0.18%	0.16%
Total loans past due and in nonaccrual status to gross loans	0.67%	0.43%	0.40%	0.54%	0.52%
Nonperforming loans to gross loans	0.38%	0.24%	0.16%	0.19%	0.16%
Nonperforming assets to total assets	0.35%	0.23%	0.16%	0.17%	0.15%
Allowance for credit losses to gross loans	1.05%	1.04%	1.05%	1.04%	0.91%
Net charge-offs (recoveries) to QTD average gross loans	(0.01)%	(0.03)%	—%	—%	—%
Provision for credit losses to QTD average gross loans	(0.01)%	(0.02)%	0.01%	0.02%	0.06%

The accrual of interest on commercial and agricultural loans, as well as residential real estate loans, is discontinued at the time a loan is 90 days or more past due unless the credit is well-secured and in the process of short-term collection. Upon transferring a loan to nonaccrual status, we perform an evaluation to determine the net realizable value of the underlying collateral. This evaluation is used to help determine if a charge-off is necessary. Consumer loans are typically charged-off no later than 180 days past due. Loans may be placed back on accrual status after six months of continued performance and achievement of current payment status.
A summary of loans past due by type and information related to nonaccrual status loans are included in Note 4 - Loans and Allowance for Credit Losses of our consolidated financial statements.

All other assets
The following tables outline the composition and changes in other assets as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Premises and equipment, net	$14,561	$14,928	$15,345	$15,219	$15,571
Federal Home Loan Bank stock	9,179	9,179	11,498	10,958	10,215
Corporate owned life insurance	27,466	27,274	27,047	26,869	26,697
Mortgage servicing rights	8,776	8,884	8,765	8,773	8,666
Accrued interest receivable	4,472	4,485	3,992	3,976	4,002
Goodwill	8,853	8,853	8,853	8,853	8,853
Other assets
Core deposit intangibles	533	609	684	760	836
Right-of-use assets	1,333	1,426	1,510	1,107	1,204
Other real estate owned	597	345	345	293	293
Other	6,088	6,691	6,042	5,946	5,974
Total	8,551	9,071	8,581	8,106	8,307
All other assets	$81,858	$82,674	$84,081	$82,754	$82,311

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Premises and equipment, net	$(367)	(2.46)%	$(1,010)	(6.49)%
Federal Home Loan Bank stock	—	—%	(1,036)	(10.14)%
Corporate owned life insurance	192	0.70%	769	2.88%
Mortgage servicing rights	(108)	(1.22)%	110	1.27%
Accrued interest receivable	(13)	(0.29)%	470	11.74%
Goodwill	—	—%	—	—%
Other assets
Core deposit intangibles	(76)	(12.48)%	(303)	(36.24)%
Right-of-use assets	(93)	(6.52)%	129	10.71%
Other real estate owned	252	73.04%	304	103.75%
Other	(603)	(9.01)%	114	1.91%
Total	(520)	(5.73)%	244	2.94%
All other assets	$(816)	(0.99)%	$(453)	(0.55)%

The decrease in premises and equipment during 2023 was due to depreciation on our existing premises and equipment.
The decrease in FHLB stock during the third quarter of 2023 was due to our participation in a voluntary repurchase program offered by the FHLB.

Total deposits
The following tables outline the composition and changes in the deposit portfolio as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Noninterest bearing demand	$423,019	$425,820	$457,204	$457,585	$461,390
Interest bearing
Savings	273,302	293,310	301,872	323,254	351,066
Money market demand	223,827	225,138	221,686	214,781	170,459
NOW
Retail NOW	178,892	198,271	161,765	155,659	136,611
Brokered NOW	—	—	—	60,005	40,009
Total NOW Accounts	178,892	198,271	161,765	215,664	176,620
Time deposits
Other time deposits	234,838	198,509	176,280	121,567	102,358
Brokered time deposits	60,304	60,251	60,395	20,077	70,000
Internet time deposits	—	498	990	990	990
Total time deposits	295,142	259,258	237,665	142,634	173,348
Total deposits	$1,394,182	$1,401,797	$1,380,192	$1,353,918	$1,332,883

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Noninterest bearing demand	$(2,801)	(0.66)%	$(38,371)	(8.32)%
Interest bearing
Savings	(20,008)	(6.82)%	(77,764)	(22.15)%
Money market demand	(1,311)	(0.58)%	53,368	31.31%
NOW
Retail NOW	(19,379)	(9.77)%	42,281	30.95%
Brokered NOW	—	—%	(40,009)	(100.00)%
Total NOW Accounts	(19,379)	(9.77)%	2,272	1.29%
Time deposits
Other time deposits	36,329	18.30%	132,480	129.43%
Brokered time deposits	53	0.09%	(9,696)	(13.85)%
Internet time deposits	(498)	(100.00)%	(990)	(100.00)%
Total time deposits	35,884	13.84%	121,794	70.26%
Total deposits	$(7,615)	(0.54)%	$61,299	4.60%

Scheduled annual maturities of time deposits for periods succeeding December 31, 2023, are summarized as follows:

2024	$239,183
2025	31,151
2026	22,171
2027	1,184
2028	1,453
Total	$295,142

Beginning in March 2022, the FOMC began raising its target federal funds rate in order to combat rising inflation. Since then, the FOMC has raised its target federal funds rate 11 times, from a target range of 0.00-0.25% to 5.25-5.50%, or 525 basis points. This rapid increase in interest rates has led to significant competition amongst financial institutions for deposits. The change in conditions has caused a shift in demand to higher-yielding non-maturity deposit accounts as well as short-term time deposits.

Total borrowed funds
The following tables outline the composition and changes in borrowed funds as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Federal Home Loan Bank borrowings	$180,000	$180,000	$180,000	$238,500	$202,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Other borrowings	4,500	7,050	6,550	6,550	6,350
Total borrowed funds	$198,500	$201,050	$200,550	$259,050	$222,350

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Federal Home Loan Bank borrowings	$—	—%	$(22,000)	(10.89)%
Subordinated debentures	—	—%	—	—%
Other borrowings	(2,550)	(36.17)%	(1,850)	(29.13)%
Total borrowed funds	$(2,550)	(1.27)%	$(23,850)	(10.73)%

We utilize a mix of borrowed funds and organic deposit growth to fund loan demand. The increase in Federal Home Loan Bank borrowings in the first quarter of 2023 was the result of the highly competitive deposit landscape and the growth of our loan portfolio. However, as loan growth has slowed in recent periods, our reliance on FHLB advances has declined.
Wholesale funding sources
We utilize wholesale funding sources when necessary to fill gaps when asset growth outpaces deposit growth. Our wholesale funding sources include Federal Home Loan Bank borrowings, correspondent Fed Funds lines and brokered deposits. Although wholesale funding sources are typically more expensive than core deposits, they are an integral part of our funding strategy.
The following tables outline the composition and changes in wholesale funding sources as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Federal Home Loan Bank borrowings	$180,000	$180,000	$180,000	$238,500	$202,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Other borrowings	4,500	7,050	6,550	6,550	6,350
Brokered NOW accounts	—	—	—	60,005	40,009
Brokered time deposits	60,304	60,251	60,395	20,077	70,000
Internet time deposits	—	498	990	990	990
Total wholesale funds	$258,804	$261,799	$261,935	$340,122	$333,349

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Federal Home Loan Bank borrowings	$—	—%	(22,000)	(10.89)%
Subordinated debentures	—	—%	—	—%
Other borrowings	(2,550)	(36.17)%	(1,850)	(29.13)%
Brokered NOW accounts	—	N/A	(40,009)	(100.00)%
Brokered time deposits	53	0.09%	(9,696)	(13.85)%
Internet time deposits	(498)	(100.00)%	(990)	(100.00)%
Total wholesale funds	$(2,995)	(1.14)%	$(74,545)	(22.36)%

During 2023, our reliance on wholesale funding sources decreased, as our outstanding FHLB borrowings and brokered NOW accounts declined. We replaced a portion of these wholesale funds by executing two brokered time deposits during the second quarter of 2023 totaling $40,251.

Accrued interest payable and other liabilities
Accrued interest payable and other liabilities includes accrued interest payable, federal income taxes payable, deferred federal income taxes payable, and all other liabilities (none of which are individually significant).
Contractual Obligations and Loan Commitments
We have various financial obligations, including contractual obligations and commitments related to deposits and borrowings, which may require future cash payments. We also have loan related commitments that may impact liquidity. The commitments include unused lines of credit, commercial and standby letters of credit, and commitments to grant loans. These commitments to grant loans include residential mortgage loans with the majority committed to be sold to the secondary market. Many of these commitments historically have expired without being drawn upon and do not necessarily indicate our future cash requirements.
Off-Balance Sheet Risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance sheet risk was as follows as of December 31:

	2023		2022
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans (at market rate)	$16,124	$1,447	$63,829	$18,448
Unused lines of credit and letters of credit	7,681	247,048	18,718	212,458

Commitments to make loans are generally made for periods of 90 days or less. As of December 31, 2023, commitments to make fixed rate loans have interest rates ranging from 4.25% to 9.50% and maturities ranging from 1 month to 30 years. As of December 31, 2022, commitments to make fixed rate loans had interest rates ranging from 3.25% to 9.00% and maturities ranging from 5 months to 30 years.
Allowance for Credit Losses - Unfunded Commitments
Following the adoption of ASU 2016-13 on January 1, 2023, we established an allowance for credit losses for unfunded loan commitments, which is included in accrued interest payable and other liabilities on our Consolidated Balance Sheets. The following table presents the activity related to the allowance for credit losses for unfunded commitments for the year ended December 31, 2023:

Total Allowance for Credit Losses - Unfunded Commitments
December 31, 2022	$—
Impact of adoption of ASC 326	130
Provision for unfunded commitments	(8)
December 31, 2023	$122

Total shareholders' equity
We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a direct material effect on us. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items that are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Failure to meet capital requirements can initiate regulatory action. The final rules related to the implementation of the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for Fentura and The State Bank on January 1, 2015, with full compliance of all of the requirements fully phased in on January 1, 2019. The capital conservation buffer was 2.50% as of December 31, 2023 and 2022. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.
Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below). As of December 31, 2023 and 2022, the most recent notifications from the FDIC categorized The State Bank as well capitalized under the regulatory framework for prompt corrective action. We believe, as of December 31, 2023 and 2022, that we met all capital adequacy requirements to which we and The State Bank are subject.
Our principal source of funds for dividend payments is dividends received from The State Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies.
The tables below illustrate the regulatory capital amounts and ratios for Fentura and The State Bank as of December 31:

	2023
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
Fentura	$168,665	11.91%	$148,712	10.50%	N/A	N/A
The State Bank	171,173	12.13%	148,222	10.50%	$141,164	10.00%
Tier 1 capital to risk weighted assets
Fentura	153,265	10.82%	120,386	8.50%	N/A	N/A
The State Bank	155,773	11.03%	119,989	8.50%	112,931	8.00%
Common Tier 1 capital to risk weighted assets
Fentura	139,265	9.83%	99,141	7.00%	N/A	N/A
The State Bank	155,773	11.03%	98,815	7.00%	91,757	6.50%
Tier 1 capital to average assets
Fentura	153,265	8.77%	69,902	4.00%	N/A	N/A
The State Bank	155,773	8.94%	69,715	4.00%	87,144	5.00%

	2022
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
Fentura	$154,100	10.87%	$148,916	10.50%	N/A	N/A
The State Bank	156,336	11.06%	148,456	10.50%	$141,387	10.00%
Tier 1 capital to risk weighted assets
Fentura	141,100	9.95%	120,551	8.50%	N/A	N/A
The State Bank	143,336	10.14%	120,179	8.50%	113,109	8.00%
Common Tier 1 capital to risk weighted assets
Fentura	127,100	8.96%	99,278	7.00%	N/A	N/A
The State Bank	143,336	10.14%	98,971	7.00%	91,901	6.50%
Tier 1 capital to average assets
Fentura	141,100	8.58%	65,763	4.00%	N/A	N/A
The State Bank	143,336	8.74%	65,587	4.00%	81,984	5.00%

The following tables outline the composition and changes in shareholders' equity as of:

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Common stock	$74,230	$74,118	$73,993	$73,868	$73,569
Retained earnings	74,309	70,972	67,643	64,863	63,044
Accumulated other comprehensive (loss) income	(9,837)	(12,188)	(10,946)	(10,484)	(10,526)
Total shareholders' equity	$138,702	$132,902	$130,690	$128,247	$126,087

	12/31/2023 vs 9/30/2023 Variance		12/31/2023 vs 12/31/2022 Variance
	Amount	%	Amount	%
Common stock	$112	0.15%	$661	0.90%
Retained earnings	3,337	4.70%	11,265	17.87%
Accumulated other comprehensive (loss) income	2,351	(19.29)%	689	(6.55)%
Total shareholders' equity	$5,800	4.36%	$12,615	10.00%

The Board of Directors has authorized the repurchase of up to $10,000 of common stock. As of December 31, 2023, we had $1,393 of common stock available to repurchase through the program. We did not execute any repurchases of our common stock during 2023.
Fair Value
We utilize fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. AFS securities, equity securities, residential mortgage loans held-for-sale, mortgage servicing rights, interest rate swaps, forward contracts, and interest rate swap commitments are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as collateral dependent loans, goodwill, foreclosed assets, and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve the application of lower of cost or market accounting or write downs of individual assets.
For further information regarding fair value measurements, see Note 19 - Fair Value Measurements of our consolidated financial statements.

FENTURA'S CONSOLIDATED FINANCIAL STATEMENTS
Fentura's consolidated financial statements as of and for the six months ended June 30, 2024 and as of and for the fiscal years ended December 31, 2022 and 2023 are included as Annex F to this joint proxy statement and prospectus and incorporated by reference herein.
Transactions with Related Persons
The State Bank has outstanding loans to certain related persons, including certain of its directors. Such loans are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to The State Bank, and do not involve more than normal risk of collectability or present other unfavorable features. Additionally, Fentura occasionally acquires legal services from the law firm of Myers & Myers, PLLC, of which Ms. Kelly Myers, a director of Fentura, is the Managing Member and 51% owner. As of August 31, 2024, Fentura has paid an aggregate of $160,421 in legal fees to Myers & Myers, PLLC since the beginning of January 1, 2022.

BENEFICIAL OWNERSHIP OF FENTURA COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FENTURA
Beneficial Ownership of Management and Principal Shareholders of Fentura
The following table sets forth information with respect to the beneficial ownership of Fentura common stock as of October 9, subject to certain assumptions set forth in the footnotes, for:
•	each person who Fentura knows beneficially owns more than 5% of Fentura's outstanding shares of common stock;
•	each of Fentura’s directors;
•	each of Fentura’s named executive officers; and
•	all of Fentura’s executive officers and directors as a group.
Beneficial ownership has been determined in accordance with SEC rules and guidance and generally includes any shares as to which a person has sole or shared voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of October 9, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, Fentura believes the beneficial owners of Fentura common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. Percentage ownership is based on 4,496,849 shares of common stock outstanding on October 9, 2024.
Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Fentura Financial, Inc., 175 North Leroy Street Fenton, MI 48430-3805.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors
Ronald L. Justice •	30,648(1)	*
Aaron D. Wirsing	9,746(2)	*
Craig L. Johnson	11,985(3)	*
Brian P. Petty (Chairman) •	73,065	1.62%
Mark F. Bole •	900	*
Robert A. Herdoiza •	—	*
Randy D. Hicks •	70,910	1.58%
Kristen F. Holt •	350	*
Steven T. Krause •	56,882	1.26%
Thomas P. McKenney •	28,778	*
Kelly A. Myers •	2,012	*
Ronald K. Rybar •	184,428	4.10%
Debra F. Williams •	—	*
All directors and executive officers as a group	469,704	10.44%

•	Members of Fentura's Board of Directors
*	Less than 1%
(1)	Includes 9,593 shares of restricted stock with voting rights, subject to time-based vesting under the Fentura Stock Plan.
(2)	Includes 3,769 shares of restricted stock with voting rights, subject to time-based vesting under the Fentura Stock Plan.
(3)	Includes 3,350 shares of restricted stock with voting rights, subject to time-based vesting under the Fentura Stock Plan.

Stock Owned by 5% Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
1st & Main 150 S. Wacker Drive Suite 2725 Chicago, IL 60606	322,749	7.18%

DISSENTERS' RIGHTS
Dissenters' rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The holders of ChoiceOne capital stock are not entitled to dissenters' rights in connection with the merger under Michigan law or otherwise.
Under the provisions of Section 762 of the Michigan Business Corporation Act (“MBCA”), a Fentura shareholder may dissent from the merger and be paid the fair value of shares held by such shareholder by complying with the procedures set forth in Sections 761 through 774 of the MBCA. If a Fentura shareholder does not vote for approval of the merger agreement at the Fentura special meeting, and delivers written notice of dissent before the Fentura special meeting, the Fentura shareholder has the right to receive the fair value of shares if the merger is approved and completed. A Fentura shareholder may not dissent as to less than all of the shares that such Fentura shareholder owns.
If you are a Fentura shareholder and wish to dissent, you must follow certain required procedures. To claim dissenters' rights, you must:
1.	not vote for or consent in writing to the approval of the merger agreement; and
2.
deliver to Fentura, before the vote of the Fentura shareholders is taken on the merger agreement, written notice that you intend to demand payment for your shares if the merger agreement is approved by the shareholders and the transactions contemplated by the merger agreement are completed.

Within ten days after the date on which the Fentura shareholders approve the merger agreement, Fentura must give notice to each shareholder who properly demanded the right to receive the fair value of his or her shares. If you are a dissenting shareholder, you must, within the timeframe set in the notice provided by Fentura, file with Fentura a written demand for payment, certify that you acquired beneficial ownership of the shares before the date of the first announcement of the terms of the merger, and deposit your certificates in accordance with the terms of the notice. If you properly demand payment and deposit your share certificates, you will retain all other rights of a shareholder until those rights are canceled or modified by the taking of the actions contemplated by the merger agreement. If you do not demand payment or deposit your share certificates as required in the notice, you lose your dissenters' rights.
A copy of Sections 761 through 774 of the MBCA is attached as Annex C to this Proxy Statement.

LEGAL MATTERS
The validity of the shares of ChoiceOne common stock to be issued pursuant to the merger will be passed upon by Warner Norcross + Judd LLP, 150 Ottawa Ave NW, Suite 1500, Grand Rapids, Michigan 49503. The material U.S. federal income tax consequences relating to the merger will be passed upon for ChoiceOne by Warner Norcross + Judd LLP and for Fentura by Dickinson Wright, PLLC, 55 West Monroe, Suite 1200, Chicago IL, 60603.
EXPERTS
The consolidated financial statements of ChoiceOne as of December 31, 2022 and 2023 and for each of the years in the three-year period ended December 31, 2023, each appearing in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Plante & Moran, PLLC, an independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2023, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Fentura as of and for each of the years ended December 31, 2022 and 2023 have been included herein in reliance upon the report of Rehmann Robson LLC, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.
SHAREHOLDER PROPOSALS
A ChoiceOne shareholder seeking to present a proposal at a ChoiceOne annual meeting of shareholders must provide notice to the Secretary of ChoiceOne not less than 120 calendar days prior to the date corresponding to the date of ChoiceOne's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be provided not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. A ChoiceOne shareholder seeking to include a proposal in ChoiceOne's proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to ChoiceOne in accordance with the rules and regulations of the Securities Exchange Act of 1934. With respect to ChoiceOne's 2025 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in ChoiceOne's proxy statement and form of proxy relating to the meeting is December 12, 2024.
A ChoiceOne shareholder seeking to nominate an individual for election as a ChoiceOne director must provide notice to the Secretary of ChoiceOne not less than 120 days prior to the date of the election meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting.
Fentura does not currently anticipate holding an annual meeting of shareholders in Fentura. A summary of how a Fentura shareholder may nominate an individual for election as a director or propose a shareholder action at a meeting of the Fentura shareholders is provided in the section entitled “Comparison of Rights of Shareholders” beginning on page 87.
OTHER MATTERS PRESENTED AT THE MEETINGS
As of the date of this joint proxy statement and prospectus, neither the ChoiceOne board of directors nor the Fentura board of directors knows of any matters that will be presented for consideration at either the ChoiceOne special meeting or the Fentura special meeting, respectively, other than as described in this joint proxy statement and prospectus. If any other matters come before either the ChoiceOne special meeting or the Fentura special meeting or any adjournment or postponement thereof and are voted upon, the form of proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy and the persons named in the form of proxy and acting thereunder will vote in accordance with their discretion on such matters.

WHERE YOU CAN FIND MORE INFORMATION
ChoiceOne files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. ChoiceOne files such reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that ChoiceOne files with the SEC is also available at its website, www.choiceone.bank. Information included on ChoiceOne's website is not incorporated by reference herein.
You can obtain any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, electronically at the SEC's website above. In addition, ChoiceOne will provide you with copies of any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, upon written or oral request to: ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345, Attn: Adom Greenland, phone number: (616) 887-7366.
Fentura does not file reports or other information with the SEC. If you would like to request documents from Fentura, please send a request in writing or by telephone to Aaron D. Wirsing at the following address or phone number:
Fentura Financial, Inc.
175 North Leroy Street
Fenton, MI 48430-3805
Telephone: (810) 629-2263
Attention: Aaron D. Wirsing
To receive timely delivery of these documents in advance of the special meetings, you must make your request by December 5, 2024.
You should rely only on the information contained in or incorporated by reference herein. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference herein. The information contained in this joint proxy statement and prospectus speaks only as of the date of this joint proxy statement and prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus, and neither the delivery of this joint proxy statement and prospectus to you nor the issuance of ChoiceOne common stock under it shall create any implication to the contrary.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement and prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement and prospectus does not extend to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following documents filed by ChoiceOne with the SEC are incorporated by reference herein. You should carefully read and consider all of these documents before making an investment decision.
•
The description of ChoiceOne's common stock contained in our Description of Rights of Shareholders, previously filed as an exhibit to ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023, including any amendments or reports filed for the purpose of updating such description;

•	ChoiceOne's annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 13, 2024;
•	ChoiceOne's quarterly report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024;
•	ChoiceOne's quarterly report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 14, 2024;
•	ChoiceOne's definitive Proxy Statement on Schedule 14A for its May 29, 2024 annual meeting of shareholders, filed on April 11, 2024; and
•	ChoiceOne's Current Reports on Form 8-K filed on June 3, 2024, July 25, 2024, and July 26, 2024 (other than any portions of the documents deemed to be furnished and not filed).
ChoiceOne also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

ANNEX A
AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHOICEONE FINANCIAL SERVICES, INC.

AND

FENTURA FINANCIAL, INC.

Dated as of July 25, 2024

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Plan of Merger”) is made as of July 25, 2024, by and between ChoiceOne Financial Services, Inc., a Michigan corporation (“Purchaser”), and Fentura Financial, Inc. a Michigan corporation (“Company”).
PRELIMINARY STATEMENT
1. The respective Boards of Directors of each of Company and Purchaser have determined that it is in the best interests of their respective corporations and shareholders, that Company merge with and into Purchaser (the “Merger”) in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the “MBCA”), and any other applicable Law;
2. The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to make the Company Board Recommendation;
3. The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, resolved to adopt this Plan of Merger, to authorize the Merger and the other transactions contemplated by it and to make the Purchaser Board Recommendation;
4. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes; and
5. Each member of the Company Board of Directors and each of the Company’s executive officers owning shares of Company Common Stock has executed and delivered to Purchaser a voting agreement in their capacity as Company Shareholders substantially in the form attached as Exhibit A.
In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, Company and Purchaser agree as follows:
ARTICLE I
THE MERGER
1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single company, which company shall be Purchaser (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all assets, debts, liabilities and duties of Company and Purchaser shall become the assets, debts, liabilities and duties of the Surviving Corporation.
1.2 The Closing. Provided that this Plan of Merger shall not prior thereto have been terminated in accordance with its express terms, Company and Purchaser shall consummate the Merger (the “Closing”) (a) electronically or at the offices of Warner Norcross + Judd LLP, 150 Ottawa Ave. NW, Suite 1500, Grand Rapids, Michigan 49503, at 10:00 a.m., local time, on the later to occur of (i) January 30, 2025 and (iii) the date that is five Business Days' immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger, or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). Subject to Article VII, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Plan of Merger and will not relieve any party of any obligation under this Plan of Merger.

1.3 Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be the time and date when the Merger becomes effective as set forth in the Certificate of Merger. Company and Purchaser agree that, if requested by Purchaser, the Effective Time will occur on either the last day of the month in which, or the first day of the month after which, the Closing occurs.
1.4 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation, and its successor and assigns, its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser grant to the Surviving Corporation, and its successors and assigns, an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation, and of its successors and assigns, shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Plan of Merger.
1.5 Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:
1.5.1 Name. The name of the Surviving Corporation shall be “ChoiceOne Financial Services, Inc.”
1.5.2 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.
1.5.3 Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.
1.5.4 Officers. The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.
1.5.5 Directors. The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.
1.6 Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the consolidation of The State Bank with and into ChoiceOne Bank, (the “Bank Consolidation”), with ChoiceOne Bank as the surviving institution, immediately following the Merger or at a later time determined by Purchaser, including by executing and delivering one or more bank consolidation agreements, certificates and other necessary instruments in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.
1.7 Reservation of Right to Revise Structure. At Purchaser's election, the Merger may alternatively be structured so that (a) Company is merged with and into any direct or indirect wholly-owned subsidiary of Purchaser or (b) any direct or indirect wholly-owned subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Per Share Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger, or (iv) require submission to or approval of the Company Shareholders after the Merger has been approved by the Company Shareholders. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK
2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:
2.1.1 Cancellation of Excluded Shares. Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares,” provided, however, that Excluded Shares shall not include Trust Account Shares or DPC Shares as defined in this Plan of Merger) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.
2.1.2 Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, each unvested share of restricted stock awarded under the Company Stock Plan and other than the Excluded Shares and the Dissenters’ Shares) (the aggregate total amount of such shares collectively, the “Outstanding Company Common Stock”), shall be converted into the right to receive 1.35 (the “Per Share Merger Consideration”) fully paid and nonassessable shares of Purchaser Common Stock, whereupon such shares of Company Common Stock will no longer be outstanding and all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.2. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.
2.1.3 Purchaser Common Stock Remains Outstanding. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one share of common stock of the Surviving Corporation.
2.2 Exchange Procedure.
2.2.1 Prior to or at the Effective Time, Purchaser shall deposit with Continental Stock Transfer & Trust Company, or such other bank or trust company designated by Purchaser and reasonably satisfactory to Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Purchaser Common Stock, in the aggregate amount equal to the number of shares of Purchaser Common Stock to which holders of Company Common Stock are entitled based on the Per Share Merger Consideration pursuant to Section 2.1.2 plus an amount of cash sufficient to make (i) payment in lieu of any fractional shares pursuant to Section 2.8, and (ii) payment of any dividends or other distributions payable pursuant to Section 2.3. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the “Exchange Fund.”
2.2.2 As soon as reasonably practicable after the Effective Time (and in any event within five Business Days after the Effective Time), Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form agreed by the parties and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3.
2.2.3 Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Purchaser Common Stock pursuant to Section 2.1, (b) cash in lieu of any fractional shares payable pursuant to Section 2.8, and (c) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled.

2.2.4 In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Per Share Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3.
2.2.5 Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claims for the Per Share Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.
2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share and no cash payment in lieu of fractional shares of Purchaser Common Stock shall be paid to any such holder pursuant to Section 2.8, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.8, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.
2.4 No Further Ownership Rights in Company Common Stock. The Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.
2.5 No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, or the Surviving Corporation will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.
2.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, pay in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser or the Exchange Agent, as a condition precedent to the payment of the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3, may require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such amount as Purchaser or the Exchange Agent may reasonably direct (which amount shall be consistent with Purchaser's or Exchange Agent's customary procedure for Purchaser's existing shareholders) as indemnity against any claim that may be made against Purchaser with respect to such Certificate.
2.7 Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.
2.8 No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Purchaser Common Stock multiplied by (b) the Average Purchaser Closing Price.
2.9 Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Per Share Merger Consideration shall be proportionately and appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.9, no adjustment shall be made in the event of the issuance of additional shares of Company Common Stock or Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Company set forth on Section 5.1.3 of the Company Disclosure Letter3 or Purchaser, as applicable, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Company or its subsidiaries set forth on Section 5.1.3 of the Company Disclosure Letter or Purchaser or its subsidiaries, as applicable, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Purchaser or any of its subsidiaries pursuant to any stock option or other compensation or benefit plans of Company or any of its subsidiaries set forth on Section 5.1.3 of the Company Disclosure Letter or Purchaser, as applicable, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation or in connection with any offering of shares where Purchaser receives consideration in exchange for the shares so offered.
2.10 Upset Condition.
2.10.1 The “Upset Condition” shall have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Average Purchaser Closing Price is less than $22.3953 (the “Floor Purchaser Price”); and (b) the number determined by dividing the Average Purchaser Closing Price by $27.9941 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price. The “Initial Index Price” means the $116.18 closing price of the KBW Nasdaq Regional Banking Index (KRX) on July 23, 2024. The “Average Purchaser Closing Price” means the average volume weighted trading price per share of Purchaser Common Stock on which shares of Purchaser Common Stock were actually traded in transactions reported on the Nasdaq stock exchange during the ten (10) trading days immediately preceding the date that is seven (7) Business Days prior to the Closing Date (the “Pricing Period”). The “Final Index Price” means the closing price of the KBW Nasdaq Regional Banking Index (KRX) on the last day of the Pricing Period.
2.10.2 If the Upset Condition exists as of the last day of the Pricing Period, Company shall have the right, exercisable at any time prior to 5:00 p.m., Eastern Time on the second Business Day after the last day of the Pricing Period (the “Exercise Period”) to (a) proceed with the Merger on the basis of the Per Share Merger

Consideration as calculated pursuant to Section 2.1, subject to applicable adjustment as provided in Section 2.9, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser; or (b) request Purchaser to adjust the Per Share Merger Consideration, by delivering to Purchaser within the Exercise Period written notice to such effect (an “Increase Notice”), to a Per Share Merger Consideration computed by multiplying the Per Share Merger Consideration by a fraction that has as its numerator the Floor Purchaser Price and that has as its denominator the Average Purchaser Closing Price (the “Adjusted Per Share Merger Consideration”).
2.10.3 If the Upset Condition occurs and Purchaser receives an Increase Notice, Purchaser shall either accept or decline the Adjusted Per Share Merger Consideration by delivering written notice of its decision to Company at or before 5:00 p.m., Eastern Time on the second Business Day after receipt of the Increase Notice (the “Acceptance Period”). If Purchaser accepts the Adjusted Per Share Merger Consideration within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Per Share Merger Consideration shall be equal to the Adjusted Per Share Merger Consideration. If Purchaser declines the Adjusted Per Share Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Per Share Merger Consideration within the Acceptance Period, the Merger shall be abandoned and this Plan of Merger shall thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period; provided, that if Purchaser so declines the Adjusted Per Share Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Per Share Merger Consideration within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Per Share Merger Consideration calculated in accordance with Section 2.1, subject to applicable adjustment as provided in Section 2.9, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Plan of Merger.
2.11 Dissenting Shares. Notwithstanding any other provision of this Plan of Merger to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the MBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the MBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the MBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.2 of the Certificates or Book-Entry Shares that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Purchaser: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MBCA and received by the Company relating to shareholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the MBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Purchaser, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the MBCA.

ARTICLE III
COMPANY'S REPRESENTATIONS AND WARRANTIES
On or prior to the date hereof, Company has delivered to Purchaser a schedule (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Letter:
3.1 Authorization, No Conflicts, Etc.
3.1.1 Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger, to perform its obligations hereunder and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, at a meeting duly called and held, by the Company Board of Directors. The Company Board of Directors at such meeting has unanimously (a) determined that the terms of this Plan of Merger are advisable, fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger, approved and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the “Company Board Recommendation”) and (c) directed this Plan of Merger and the Merger be submitted to the Company Shareholders for approval. Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”); or (b) any Law or Order applicable to Company or any Company Subsidiary, in each case assuming the timely receipt of each of the approvals referred to in Section 3.1.4.
3.1.3 Regulatory Restrictions. Subject to Section 3.1.4, the execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.
3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity or any stock market, stock exchange or over-the-counter market on which Company Common Stock is listed or quoted for trading is required for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with (a) the filing of the Certificate of Merger in accordance with the MBCA, (b) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal securities, state securities or “blue sky” Laws, and (c) the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the Federal Reserve Act, and the Michigan Banking Code. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.

3.2 Organization and Good Standing.
Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.3 Subsidiaries.
3.3.1 Ownership. Section 3.3.1 of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Except as set forth in Section 3.3.1 of the Company Disclosure Letter, Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. All of the issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and except as set forth in Section 3.3.1 of the Company Disclosure Letter, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in Section 3.3.1 of the Company Disclosure Letter, there is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.
3.3.2 Organization and Good Standing. Each of the Company Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has made available to Purchaser true, correct and complete copies of the organizational documents of each Company Subsidiary (and all amendments thereto) as currently in effect, and no Company Subsidiary is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
3.3.3 Deposit Insurance; Other Assessments. The deposit accounts of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.
3.4 Capital Stock.
3.4.1 Classes and Shares. The authorized capital stock of Company consists of 10,200,000 shares, divided into two classes, as follows: (a) 10,000,000 shares of common stock, no par value (“Company Common Stock”), of which 4,490,087 shares were issued and outstanding as of the close of business on July 24, 2024 and (b) 200,000 shares of preferred stock, no par value, none of which were issued and outstanding as of the date of this Plan of Merger. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
3.4.2 Stock Plans. Section 3.4.2 of the Company Disclosure Letter sets forth, as of the date of this Plan of Merger, (a) the number of shares of Company Common Stock that are authorized and reserved for issuance under the Company Stock Plan, and (b) the number of outstanding unvested shares of restricted stock awarded under the Company Stock Plan, including the name of each holder thereof, the applicable grant date thereof, the vesting conditions thereof, and the dollar amount of any accrued dividend equivalents thereon. As of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which Company Common Stock is issuable, or that relate to or are determined by reference to the value of Company Common Stock. All outstanding shares of Company Common Stock, and all Company Common Stock reserved for issuance under the Company Stock Plan, when issued in accordance with the terms of the Company Stock Plan, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights. Company has made available to Purchaser complete and accurate copies of the Company Stock Plan and forms of agreements evidencing restricted stock awards. All outstanding Company restricted stock awards have been granted pursuant to, and in compliance with, the Company Stock Plan, and have been granted pursuant to one of the forms made available pursuant to the foregoing sentence, without any material deviation therefrom.
3.4.3 Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of capital stock of Company is not subject to change before the Effective Time, other than the issuance of shares of restricted stock in the ordinary course of business and consistent with past practice and as otherwise set forth on Section 5.1.3 of the Company Disclosure Letter.
3.4.4 Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger. Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
3.4.5 Appraisal Rights. Except as set forth on Section 3.4.5 of the Company Disclosure Letter, no Company Shareholder will be entitled to appraisal rights, whether pursuant to the MBCA, Company's articles of incorporation or bylaws, or any resolution of Company's Board of Directors, as a result of the consummation of the Merger.
3.5 Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2023, 2022 and 2021 as audited by Company's independent auditors and the unaudited consolidated financial statements of Company as of and for the six months ended June 30, 2024, including all schedules and notes relating to such statements (collectively, “Company Financial Statements”) fairly present, and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, the consolidated financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance in all material respects with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Company Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries.
3.6 Absence of Certain Changes or Events. Since December 31, 2023, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (other than discussions and negotiations related to this Plan of Merger), and (b) no event or events have occurred that have had, individually or in the aggregate, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Company, threatened, against Company or any of the Company Subsidiaries or any of their respective properties, rights or assets (a) as of the date of this Plan of Merger, that challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) except as set forth in Section 3.7 of the Company Disclosure Letter, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties, rights or assets, is subject to any (i) Order or any investigation by a Governmental Entity, (ii) unresolved violation, criticism or exception by any Governmental Entity, or (iii) formal or informal inquiry by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Company or any Company Subsidiary, in each case of clauses (i) through (iii), which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.
3.8 Regulatory Filings. Since January 1, 2021, Company and each Company Subsidiary has timely filed or furnished all material reports, registrations, statements and filings, together with any amendments required to be made with respect thereto, that they were required to file or furnish with Governmental Entities as required by applicable Law, including filings with (a) the Michigan Secretary of State, the Michigan Department of Insurance and Financial Services, and any other state regulatory authority, (b) the Federal Reserve Board, (c) the FDIC and (d) the FFIEC. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.
3.9 No Indemnification Claims. To the Knowledge of Company, no claims are outstanding against the Company or any Company Subsidiaries for indemnification or reimbursement of any Person.
3.10 Conduct of Business; Compliance with Law.
3.10.1 Company and each Company Subsidiary has conducted its business and used its properties in compliance in all material respects with all, and are not in material default or violation under any, applicable Orders and Laws.
3.10.2 None of Company, any Company Subsidiary, nor, to the Knowledge of Company, any director, officer, employee or agent acting in such capacity on behalf and at the direction of Company or any Company Subsidiary, has, directly or indirectly, (a) used any funds of Company or any Company Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any Company Subsidiary, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Company or any Company Subsidiary, (e) made any fraudulent entry on the books or records of Company or any Company Subsidiary, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any Company Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any Company Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
3.11 Transaction Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference and contained in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting.
3.12 Agreements With Bank Regulators. Neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or, since January 1, 2021, has been ordered to pay any civil money penalty by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of Company's or a Company Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a “Regulatory Agreement”), nor has Company nor any Company Subsidiary been advised by any Governmental Entity since January 1, 2021 that a Governmental Entity is contemplating issuing or requesting an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification. Neither Company nor any Company Subsidiary has been designated as in “troubled condition” by any Governmental Entity.
3.13 Tax Matters.
3.13.1 Except as set forth in Section 3.13.1 of the Company Disclosure Letter, all Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary have been filed when due (taking into account any applicable extensions), and each such Tax Return was true, correct and complete in all material respects when filed. Except as set forth in Section 3.13.1 of the Company Disclosure Letter, Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any third party. Except as set forth in Section 3.13.1 of the Company Disclosure Letter, all income and other material Taxes that are due and payable by Company and each Company Subsidiary have been paid.
3.13.2 None of the Tax Returns of Company, the Company Subsidiaries, or any entity treated as a partnership for tax purposes in which the Company or any Company Subsidiary is an owner (“Partnership”), filed for any Tax year beginning after December 31, 2018 have been audited by the IRS or any federal, state, local or foreign taxing authority. There is no tax audit or legal or administrative proceeding concerning Tax Returns or the assessment or collection of Taxes ongoing or pending or, to Company's Knowledge, threatened with respect to Company, any Company Subsidiary or Partnership and the Company has not been notified in writing of any such threatened audit or proceeding. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Company, any Company Subsidiary or Partnership except for any claim that has been fully resolved and the costs of such resolution fully paid and reflected in the Company Financial Statements. There are no Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
3.13.3 No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
3.13.4 The amount of the Company's Liability for unpaid Taxes for all periods ending on or before June 30, 2024 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following June 30, 2024 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
3.13.5 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
3.13.6 Neither Company, any Company Subsidiary nor Partnership has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.
3.13.7 Neither Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company is the common parent). Neither Company nor any Company Subsidiary is a general partner in any partnership.

3.13.8 In any year for which the applicable statute of limitations remains open, neither Company nor any Company Subsidiary has been or has purported to be a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
3.13.9 The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
3.13.10 The tax and audit positions taken by Company and the Company Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax Law has been engaged in by, or with respect to, Company or any Company Subsidiary. Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
3.13.11 Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).
3.13.12 Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
3.13.13 Except as set forth in Section 3.13.13 of the Company Disclosure Letter, there has been no disallowance of a deduction under Section 162(m) of the Code or excise tax imposed under Section 280G of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.
3.13.14 Company and the Company Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.
3.13.15 Each of Company and the Company Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the Company Financial Statements are sufficient for the payment of all accrued but unpaid Taxes as of the dates of the applicable Company Financial Statement, whether or not disputed.
3.13.16 Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received or deferred revenue accrued on or prior to the Closing Date. No property of Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Company or any Company Subsidiary are recorded in the Company Financial Statements.
3.13.17 Neither Company nor any Company Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is the common parent) or otherwise has any liability for the Taxes of any party other than Company and the Company Subsidiaries.
3.13.18 There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). Neither Company nor any Company Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.
3.14 Properties. With respect to each parcel of real property owned by Company or any Company Subsidiary, including all other real estate owned (but only for purposes of Sections 3.14.1 and 3.14.4) (“Company Real Property”), and also with respect to each parcel of real property leased by Company or any Company Subsidiary (“Company-Leased Real Property”) (Section 3.14 of the Company Disclosure Letter sets forth a complete and correct list and brief description of all Company Real Property and Company-Leased Real Property):
3.14.1 Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their Company Real Property and Company-Leased Real Property free and clear of all Liens, except for Permitted Liens.
3.14.2 No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting Company or a Company Subsidiary, no building or improvement to Company Real Property or, to the Knowledge of Company, Company-Leased Real Property encroaches on any easement or property owned by another Person. No building or property owned by another Person encroaches on Company Real Property or, to the Knowledge of Company, Company-Leased Real Property or on any easement benefiting Company Real Property or Company-Leased Real Property. No claim of encroachment has been asserted by any Person with respect to any of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property.
3.14.3 Buildings. All buildings and improvements to Company Real Property and, to the Knowledge of Company, Company-Leased Real Property are in good condition (normal wear and tear excepted and subject to maintenance and repair in the ordinary course), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.
3.14.4 No Condemnation. None of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property is the subject of any condemnation action. To the Knowledge of Company, there is no proposal under active consideration by any public or governmental authority or entity to acquire Company Real Property or Company-Leased Real Property for any governmental purpose.
3.14.5 Validity. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property is a lawfully existing parcel that is: (a) a valid platted parcel; (b) a valid condominium unit; or (c) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.
3.14.6 Access. Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.
3.14.7 Obligations. Company and each Company Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Company Real Property or Company-Leased Real Property.
3.14.8 Additional Representations Regarding Real and Personal Property Leases. With respect to each lease and license pursuant to which Company or any Company Subsidiary, as lessor, lessee, licensor or licensee, has possession or leases or licenses to others any real or personal property, excluding any personal property lease with payments of less than $50,000 per year (each, a “Company Lease”):
(a) Valid. Each of Company's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
(b) No Default. There is no existing default under any of Company's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Company, any Company Subsidiary or, to the Knowledge of Company, any other party to the contract, which default is reasonably expected to have a Company Material Adverse Effect.

3.14.9 Personal Property. Company or a Company Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by Company and the Company Subsidiaries in the conduct of their businesses, free and clear of any Liens, except for Permitted Liens, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted and subject to maintenance and repair in the ordinary course.
3.15 Intellectual Property. Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries, all of which registered Intellectual Property is listed on Section 3.15 of the Company Disclosure Letter (collectively the “Company-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation by the Company of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.
3.16 Required Licenses, Permits, Etc. Company and each Company Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect, and none of Company or any Company Subsidiaries has received any notice (whether written or, to the Knowledge of the Company, oral) of any pending or threatened action by any Governmental Entity to suspend, revoke, cancel or limit any Permit.
3.17 Material Contracts and Change of Control.
3.17.1 “Material Contracts” Defined. For the purposes of this Plan of Merger, the term “Company Material Contract” means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or to which any of them or their assets are bound as of the date of this Plan of Merger:
3.17.1.1 Each Contract that would be required to be filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if Company were required to file a Form 10-K;
3.17.1.2 Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits in any material respect the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);
3.17.1.3 Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;
3.17.1.4 Each Contract between or among Company and any Company Subsidiary or Company Subsidiaries;
3.17.1.5 Each employment Contract with an employee of Company or any Company Subsidiary or any other compensatory Contract or plan in which any executive officer of Company or any Company Subsidiary participates (other than any compensatory Contract or plan which pursuant to its terms is available to employees, officers, or directors generally and which in operation provides for the same method of allocation of benefits between management and non-management participants);
3.17.1.6 Each Contract with a correspondent bank;
3.17.1.7 Any commitment made to Company or the Company Subsidiaries relating to outstanding Indebtedness, permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, as to which Company or any of the Company Subsidiaries is a debtor or pledgor, other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, FHLB advances, or trade payables made in the ordinary course of business consistent with past practices;
3.17.1.8 Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;
3.17.1.9 Each Contract that grants any right of first refusal or right of first offer or similar right or that limits the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;
3.17.1.10 Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;
3.17.1.11 Each Contract granting Company or any Company Subsidiary the right to use, restricting Company's or any Company Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company's or any Company Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract) (other than “off the shelf” shrink-wrap license agreements or other similar license agreements);
3.17.1.12 Each Contract that limits the payment of dividends by Company or any Company Subsidiary;
3.17.1.13 Except agreements made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of 5 percent or more of the voting securities of Company, (ii) Affiliate or “immediate family member” (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type available to employees of Company generally;
3.17.1.14 Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $100,000;
3.17.1.15 As of June 30, 2024, each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $1,000,000;
3.17.1.16 Each Contract or commitment for a loan participation agreement with any other Person in excess of $500,000; and
3.17.1.17 Each Contract with a labor union, including any Collective Bargaining Agreement.
3.17.2 Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Company Material Contract in effect as of the date of this Plan of Merger. Each such Company Material Contract is listed on Section 3.17.2 of the Company Disclosure Letter. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are, valid, binding and in full force and effect as of the date of this Plan of Merger, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.
3.17.3 Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) except as set forth on Section 3.17.3(a) of the Company Disclosure Letter consent or approval is required from any Person, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right of Company or any Company Subsidiary could occur, or (d) an acceleration of any obligation, or the creation or imposition of a Lien on any asset, property or right, of the Company or any Company Subsidiary, could occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business consistent with past practices conducted by Company or any Company Subsidiary or (ii) have a Company Material Adverse Effect.
3.17.4 Except as set forth in Section 3.17.4 of the Company Disclosure Letter, all data processing contracts of Company or the Company Subsidiaries are cancelable by Company or the Company Subsidiaries on or before the Effective Time without cost, penalty, or further obligation, except for costs, penalties or further obligations that, in the aggregate with respect to any Contract, do not exceed $150,000. Except as set forth in Section 3.17.4 of the Company Disclosure Letter, neither Company nor any Company Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $150,000.
3.18 Labor and Employment Matters.
3.18.1 Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination, non-harassment, non-retaliation, accommodations, leave (paid and unpaid), workers’ compensation insurance, unemployment insurance, and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) during the past three years, there has been no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) to the Knowledge of the Company, there is no current claim or activity by any labor organization seeking representational status with respect to the employees of the Company or any Company Affiliate, and there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) Company has not received written notice of any charge or complaint with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the enforcement of labor or employment laws; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation or audit of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation or audit is in progress.
3.18.2 Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.
3.18.3 At-Will Employment. Except as set forth on Section 3.18.3 of the Company Disclosure Letter, all salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, and have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.18.4 WARN Act. Since January 1, 2011, neither Company nor any Company Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act or any applicable state laws pertaining to such matters), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act and any applicable state laws pertaining to such matters.
3.18.5 Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.18.6 Liabilities under Employment and Benefit Contracts. Except as set forth in Section 3.18.6 of the Company Disclosure Letter, the consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or Company Benefit Plan.
3.18.7 Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Affiliates following the consummation of the transactions contemplated by this Plan of Merger.
3.18.8 Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.
3.18.9 Record of Payments. There is no existing or outstanding material obligation of Company or the Company Subsidiaries, whether arising by operation of Law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Company and/or the Company Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP. For purposes of this Plan of Merger, “Employment-Related Payments” include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits, profit sharing, pension, employee stock ownership plan or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.
3.18.10 Additional Employment Related Agreements. Except as set forth in Section 3.18.10 of the Company Disclosure Letter, Company and the Company Subsidiaries are not parties to, or bound by, any oral or written, express or implied, (a) plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described Accounting Standard Codification 715 (Compensation – Retirement Benefits), or profit sharing; or (b) plan, contract, arrangement, understanding or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former director, employee or any spouse, child, member of the same household, estate or survivor of any director or employee or former director or employee.
3.19 Employee Benefits.
3.19.1 Section 3.19.1 of the Company Disclosure Letter sets for a true and complete list of each Company Benefit Plan. Company has delivered or made available to Purchaser true and complete copies of the following, to the extent applicable, (i) all Company Benefit Plans, including amendments thereto, (ii) each trust agreement, group annuity contract, summary plan description and summary of material modifications, relating to such Company Benefit Plan, (iii) the most recent actuarial report, financial statement or valuation report for such Company Benefit Plan, and (iv) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Benefit Plan in the six year period prior to the date hereof. Each Company Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.19.2 Each Company Benefit Plan intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code is listed in Section 3.19.2 of the Company Disclosure Letter and has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. A copy of the most recent determination, advisory, or opinion letter with respect to each such Company Benefit Plan has been delivered to Purchaser, and to the Knowledge of Company, no condition exists or existed and nothing has occurred prior to or since the date of such letter that would cause the loss of such qualification or exemption. All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP.
3.19.3 Neither Company nor any ERISA Affiliate of Company participates in nor has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, nor has it ever maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.
3.19.4 Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee or service provider to the Company or a Company Subsidiary following such individual's retirement or other termination of service.
3.19.5 Except as disclosed in Section 3.19.5 of the Company Disclosure Letter, the execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any payment that is non-deductible to Purchaser or that is an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
3.19.6 Except as set forth in Section 3.19.6 of the Company Disclosure Letter, Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.
3.19.7 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the

Code in all material respects. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.
3.19.8 No stock options, stock appreciation rights or other grants of stock-based awards by Company or any Company Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.
3.19.9 There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
3.19.10 No Company Benefit Plan and no trust created thereunder has been involved in any nonexempt “prohibited transaction” as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA which has subjected, or would reasonably be expected to subject, a Company Benefit Plan or related trust or Company or any Company Subsidiary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
3.19.11 Except as set forth in Section 3.19.11 of the Company Disclosure Letter, no payment that is owed or may become due to any director, officer, employee, or agent of Company or any Company Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any Company Benefit Plans require Company or a Company Subsidiary to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
3.19.12 There is no payment that has become due from any Company Benefit Plan, any trust created thereunder, or from Company or any Company Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.
3.19.13 No statement, either written or oral, has been made by Company or any Company Subsidiary to any person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan and that could have a Company Material Adverse Effect.
3.19.14 Neither Company nor any Company Subsidiary provides health or welfare benefits that are self-insured. To the extent Company or a Company Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy.
3.19.15 Neither Company nor any Company Subsidiary has any liability to any governmental or regulatory body with respect to any Company Benefit Plan or any related trust, account or other funding vehicle.
3.19.16 The assets and liabilities of each Company Benefit Plan have been reported on the Company Financial Statements in accordance with GAAP.
3.20 Environmental Matters.
3.20.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws; and (g) neither Company, any predecessors of Company or any of the Company Subsidiaries, nor any

entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.
3.20.2 Without limiting the generality of Section 3.20.1, to the Knowledge of Company, the Company Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.
3.20.3 No Company Site contains, and to the Knowledge of Company has ever contained, any underground tanks for the storage of Hazardous Materials. Each underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and to the Knowledge of the Company has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.
3.21 Duties as Fiduciary. Company and each Company Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither Company nor any Company Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that Company or any Company Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Company Financial Statements.
3.22 Investment Bankers and Brokers. Company has employed Hovde Group, LLC (“Company Investment Banker”) in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.22 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.
3.23 Company-Related Persons. For purposes of this Plan of Merger, the term “Company-Related Person” shall mean any shareholder owning 5% or more of the Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and any children or other persons who share the same household with such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have control.
3.23.1 Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.
3.23.2 Control of Material Assets. Except as set forth in Section 3.23.2 of the Company Disclosure Letter, other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any material assets or properties that are used in the business of Company or any Company Subsidiary.
3.23.3 Contractual Relationships. Except as set forth in Section 3.23.3 of the Company Disclosure Letter, other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.
3.23.4 Loan Relationships. Except as set forth in Section 3.23.4 of the Company Disclosure Letter, no Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $500,000 or more.

3.24 Change in Business Relationships. As of the date of this Plan of Merger, the Company has no actual knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary, the effect of which would reasonably be expected to have a Company Material Adverse Effect.
3.25 Insurance. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and the Company Subsidiaries maintain in full force and effect insurance policies on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry, and the Company and the Company Subsidiaries are in compliance with, and not in default under, any such insurance policy. There is no unsatisfied claim of $50,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2021, no insurance company has canceled or failed to renew a policy of insurance covering Company's or any Company Subsidiary's assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Company or the Company Subsidiaries. Section 3.25 of the Company Disclosure Letter sets forth a true and correct listing of all Company and Company Subsidiaries insurance policies, policy expiration dates, carriers, coverage limits, premiums and deductibles.
3.26 Allowance for Credit Losses. The allowance for credit losses as reflected in Company's consolidated financial statements and the Company’s regulatory reports as of December 31, 2023 and as of June 30, 2024, in the reasonable opinion of Company's management, (a) was adequate to meet all reasonably anticipated credit losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.
3.27 Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has complied in all material respects with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.
3.28 Data Security and Customer Privacy. Company and each Company Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Company and each Company Subsidiary, and (b) their respective privacy policies, including as it relates to the use of individually identifiable personal information relating to identifiable or identified natural persons. Company and each Company Subsidiary has implemented backup and disaster recovery technology reasonably consistent with industry standards and practices. To the Knowledge of Company, since January 1, 2021, no third party has gained unauthorized access to any information systems or networks controlled by and material to the operation of the business of Company and Company Subsidiaries, and, to the Knowledge of Company, there are no material data security or other technological vulnerabilities with respect to its information technology systems or networks.
3.29 Loans and Investments. All investments and, to the Knowledge of Company, all loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other Laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected. Neither Company nor any of the Company Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for their own account or for the account of one or more of their respective customers, except for contractual interest rate swaps, caps and floors in loans to customers made in the ordinary course of business consistent with past practices and except for interest rate locks on real estate mortgage loans expected to be sold in the ordinary course of business consistent with past practices.
3.30 Securities Laws Matters. Neither Company nor any Company Subsidiary is or has been, since January 1, 2013, required to file periodic reports with the SEC. Neither Company nor any Company Subsidiary has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 1, 2021, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.
3.31 Investment Securities.
3.31.1 Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of Company and the Company Subsidiaries have good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien other than Permitted Liens and except as set forth in the Company Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or Company Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.
3.31.2 Company and the Company Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and, to the Knowledge of Company, Company and the Company Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2021.
3.32 Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Company on a consolidated basis set forth in the Company Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2021, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books.
3.33 Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Company nor the Company Subsidiaries knows of any facts or circumstances which would cause a Company Subsidiary that is a depository institution to fail to comply with the Community Reinvestment Act or to receive a rating of less than “satisfactory.”
3.34 Bank Secrecy Act. Neither Company nor any Company Subsidiary has been notified of any supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.
3.35 Takeover Statutes. The Company Board of Directors has taken all actions necessary so that no “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws, or similar provisions in Company’s articles of incorporation or bylaws, apply or will apply to Company with respect to this Plan of Merger or the other transactions contemplated by this Plan of Merger.
3.36 No Undisclosed Liabilities. Except for those Liabilities (a) that are fully reflected or reserved against in the most recent consolidated balance sheet of Company and the Company Subsidiaries, (b) incurred in connection with this Plan of Merger and the transactions contemplated hereby, or (c) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company and the Company Subsidiaries, neither Company nor any of the Company Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
3.37 No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.
ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES
On or prior to the date hereof, Purchaser has delivered to Company a schedule (the “Purchaser Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except (a) as set forth on the Purchaser Disclosure Letter or (b) as disclosed in the Purchaser SEC Reports filed with or furnished to the SEC since January 1, 2021 and publicly available prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other predictive, cautionary or forward-looking statement of risk); provided, that nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3.1, Section 4.3.2, or Section 4.4.1; provided further that nothing disclosed in the Company SEC Reports will alleviate Purchaser’s obligation to list information in the Purchaser Disclosure Letter where it is specifically required to do so in this Article IV:
4.1 Authorization, No Conflicts, Etc.
4.1.1 Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger, to perform its obligations hereunder, and, subject to the Purchaser Shareholder Approval, to consummate the transactions contemplated by this Plan of Merger. For purposes of this Plan of Merger, “Purchaser Shareholder Approval” means obtaining (A) the approval of the holders of at least a majority of the outstanding shares of Purchaser Common Stock entitled to vote on the proposal to amend the Purchaser’s articles of incorporation to increase the number of authorized shares of Purchaser Common Stock to 30,000,000, and (B) the approval of a majority of the shares of Purchaser Common stock that are voted on the proposal to issue the Per Share Merger Consideration. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, at a meeting duly called and held, by the Purchaser Board of Directors. The Purchaser Board of Directors at such meeting has unanimously (a) determined that the terms of this Plan of Merger are advisable, fair to and in the best interests of Purchaser and the Purchaser Shareholders, (b) adopted this Plan of Merger, approved and authorized the transactions contemplated by this Plan of Merger and resolved to make the Purchaser Board Recommendation, and (c) directed the Purchaser Shareholder Approval be submitted to the Purchaser Shareholders. For purposes of this Plan of Merger, “Purchaser Board Recommendation” means the recommendation of the Purchaser Board of Directors to the Purchaser Shareholders in favor of the Purchaser Shareholder Approval. Except for the Purchaser Shareholder Approval, no other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The issuance of the shares of Purchaser Common Stock constituting the Per Share Merger Consideration has been duly authorized by the Purchaser Board of Directors and there are sufficient shares of Purchaser Common Stock authorized but unissued to complete the Merger, and when issued, the shares of Purchaser Common Stock constituting the Per Share Merger Consideration will be fully paid and non-assessable.
4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Per Share Merger Consideration and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a “Purchaser Subsidiary” and collectively, the “Purchaser

Subsidiaries”); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.
4.1.3 Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Per Share Merger Consideration and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.
4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of any Governmental Entity or any stock market, stock exchange or over-the-counter market on which Purchaser Common Stock is listed or quoted for trading is required for the consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with (a) the filing of the Certificate of Merger in accordance with the MBCA, (b) the filing with the SEC of the Registration Statement and the Proxy Statement, and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Plan of Merger and the transactions contemplated hereunder, (c) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the Nasdaq stock exchange, (d) the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the Federal Reserve Act, and the Michigan Banking Code and (e) the acceptance for listing on the Nasdaq Capital Stock Market of the shares of Purchaser Common Stock to be issued as Per Share Merger Consideration. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.
4.2 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its respective properties and assets and to carry on its respective business as it is now being conducted in all material respects. Purchaser is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.3 Subsidiaries.
4.3.1 Ownership. Section 4.3.1 of the Purchaser Disclosure Letter sets forth a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. All of the issued and outstanding shares of capital stock or other equity interests of each Purchaser Subsidiary have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.
4.3.2 Organization and Good Standing. Each of the Purchaser Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has made available to Company true, correct and complete copies of the organizational documents of each Purchaser Subsidiary (and all amendments thereto) as currently in effect, and no Purchaser Subsidiary is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
4.3.3 Deposit Insurance; Other Assessments. The deposit accounts of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.
4.4 Capital Stock.
4.4.1 Classes and Shares. The authorized capital stock of Purchaser consists of 15,100,000 shares, divided into two classes, as follows: (a) 15,000,000 shares of common stock, no par value (“Purchaser Common Stock”), of which 7,577,495 shares were issued and outstanding as of the close of business on July 24, 2024; and (b) 100,000 shares of preferred stock, no par value, of which 0 shares were issued and outstanding as of the date of this Plan of Merger. Except as set forth in the immediately preceding sentence, as of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Plan of Merger, no shares of Purchaser capital stock were reserved for issuance except for (x) 98,908 shares of Purchaser Common Stock reserved for issuance in connection with outstanding stock options, restricted stock units, or other equity awards under the Purchaser Stock Plan, and (y) 460,202 shares of Purchaser Common Stock reserved for issuance pursuant to future awards or purchase under the Purchaser Stock Plan.
4.4.2 Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Per Share Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the issuance of Purchaser Common Stock that constitutes the Per Share Merger Consideration.
4.5 Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2023, 2022 and 2021, as audited by Purchaser's independent registered public accounting firm and the unaudited consolidated financial statements of Purchaser as of and for the six months ended June 30, 2024, including all schedules and notes relating to such statements (collectively, “Purchaser Financial Statements”), fairly present, and the unaudited consolidated financial statements of Purchaser as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, the consolidated financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance in all material respects with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Purchaser Financial Statements). The Purchaser Financial Statements have complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser. The Purchaser Financial Statements have been prepared from, and are in accordance with, the books and records of Purchaser and the Purchaser Subsidiaries.

4.6 Absence of Certain Changes or Events. Since December 31, 2023, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice (other than discussions and negotiations related to this Plan of Merger), and (b) no event has or events have occurred that have had, individually or in the aggregate, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of the Purchaser Subsidiaries or any of their respective properties, rights or assets (a) as of the date of this Plan of Merger, that challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties, rights or assets, is subject to any (i) Order or any investigation by a Governmental Entity, (ii) unresolved violation, criticism or exception by any Governmental Entity, or (iii) formal or informal inquiry by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Purchaser or any Purchaser Subsidiary, in each case of clauses (i) through (iii), which has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.8 Regulatory Filings. Since January 1, 2021, Purchaser and each Purchaser Subsidiary has timely filed or furnished all material reports, registrations, statements and filings, together with any amendments required to be made with respect thereto, that they were required to file or furnish with Governmental Entities as required by applicable Law, including filings with (a) the Michigan Secretary of State, the Michigan Department of Insurance and Financial Services, and any other state regulatory authority, (b) the Federal Reserve Board, (c) the SEC, and (d) the FFIEC. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.
4.9 Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance in all material respects with all, and are not in material default or violation under any, applicable Orders and Laws.
4.10 Transaction Documents. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference and contained in any Transaction Document will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholder Meeting. The portions of the Registration Statement and Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.
4.11 Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.
4.12 Tax Matters.
4.12.1 All Tax Returns required by applicable Law to have been filed by Purchaser and each Purchaser Subsidiary have been filed when due (taking into account any applicable extensions), and each such Tax Return was true, correct and complete in all material respects when filed. Purchaser and each Purchaser Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any third party. All income and other material Taxes that are due and payable by Purchaser and each Purchaser Subsidiary have been paid.
4.12.2 None of the Tax Returns of Purchaser or the Purchaser Subsidiaries filed for any Tax year beginning after December 31, 2018 have been audited by the IRS or any federal, state, local or foreign taxing authority. There is no tax audit or legal or administrative proceeding concerning Tax Returns or the assessment or collection of Taxes ongoing or pending or, to Purchaser's Knowledge, threatened with respect to Purchaser or any Purchaser Subsidiary and the Purchaser has not been notified in writing of any such threatened audit or proceeding. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Purchaser or any Purchaser Subsidiary except for any claim that has been fully resolved and the costs of such resolution fully paid and reflected in the Purchaser Financial Statements. There are no material Liens on any of the assets of Purchaser or any of the Purchaser Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
4.12.3 No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that is, or may be, subject to Tax by that jurisdiction.
4.12.4 The amount of the Purchaser’s Liability for unpaid Taxes for all periods ending on or before June 30, 2024 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Purchaser Financial Statements. The amount of the Purchaser’s Liability for unpaid Taxes for all periods following June 30, 2024 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Purchaser (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
4.12.5 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Purchaser.
4.12.6 Neither Purchaser nor any Purchaser Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.
4.12.7 Neither Purchaser nor any Purchaser Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Purchaser is the common parent). Neither Purchaser nor any Purchaser Subsidiary is a general partner in any partnership.
4.12.8 In any year for which the applicable statute of limitations remains open, neither Purchaser nor any Purchaser Subsidiary has been or has purported to be a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
4.12.9 The Purchaser is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
4.12.10 The tax and audit positions taken by Purchaser and the Purchaser Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax Law has been engaged in by, or with respect to, Purchaser or any Purchaser Subsidiary. Purchaser and the Purchaser Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
4.12.11 Neither Purchaser nor any Purchaser Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).
4.12.12 Neither Purchaser nor any Purchaser Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
4.12.13 There has been no disallowance of a deduction under Section 162(m) of the Code or excise tax imposed under Section 280G of the Code for any amount paid or payable by Purchaser or any Purchaser Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Purchaser nor any Purchaser Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.
4.12.14 Purchaser and the Purchaser Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

4.12.15 Each of Purchaser and the Purchaser Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the Purchaser Financial Statements are sufficient for the payment of all accrued but unpaid Taxes as of the dates of the applicable Purchaser Financial Statement, whether or not disputed.
4.12.16 Neither Purchaser nor any Purchaser Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received or deferred revenue accrued on or prior to the Closing Date. No property of Purchaser or any Purchaser Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Purchaser or any Purchaser Subsidiary are recorded in the Purchaser Financial Statements.
4.12.17 Neither Purchaser nor any Purchaser Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Purchaser is the common parent) or otherwise has any liability for the Taxes of any party other than Purchaser and the Purchaser Subsidiaries.
4.12.18 There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Purchaser under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). Neither Purchaser nor any Purchaser Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.
4.13 Properties. With respect to each parcel of real property owned by Purchaser or any Purchaser Subsidiary, excluding all other real estate owned (“Purchaser Real Property”), and also with respect to each parcel of real property leased by Purchaser or any Purchaser Subsidiary (“Purchaser-Leased Real Property”):
4.13.1 Title to and Interest in Properties. Purchaser and each Purchaser Subsidiary has good and valid title to, or valid leasehold interests in, all of their Purchaser Real Property and Purchaser-Leased Real Property free and clear of all Liens, except for Permitted Liens.
4.13.2 No Condemnation. None of Purchaser Real Property or, to the Knowledge of Purchaser, Purchaser-Leased Real Property is the subject of any condemnation action. To the Knowledge of Purchaser, there is no proposal under active consideration by any public or governmental authority or entity to acquire Purchaser Real Property or Purchaser-Leased Real Property for any governmental purpose.
4.13.3 Obligations. Purchaser and each Purchaser Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Purchaser Real Property or Purchaser-Leased Real Property.
4.14 Intellectual Property. Purchaser and the Purchaser Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.14. No Actions, suits or other proceedings are pending or, to the Knowledge of Purchaser, threatened that Purchaser or any of the Purchaser Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Purchaser, no Person is infringing, misappropriating or otherwise violating the rights of Purchaser or any of the Purchaser Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Purchaser or any of the Purchaser Subsidiaries (collectively the “Purchaser-Owned Intellectual Property”). Except

as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, to the Knowledge of Purchaser no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Purchaser or any of the Purchaser Subsidiaries with respect to the validity or enforceability of the Purchaser-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation by the Purchaser of the Intellectual Property rights of any Person.
4.15 Required Licenses, Permits, Etc. Purchaser and each Purchaser Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect, and none of Purchaser or any Purchaser Subsidiaries has received any notice (whether written or, to the Knowledge of the Purchaser, oral) of any pending or threatened action by any Governmental Entity to suspend, revoke, cancel or limit any Permit.
4.16 Employee Benefits.
4.16.1 Each Purchaser Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.16.2 Each Purchaser Benefit Plan intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. To the Knowledge of Purchaser, no condition exists or existed and nothing has occurred prior to or since the date of the most recent determination, advisor, or opinion letter with respect to each such Purchaser Benefit Plan that would cause the loss of such qualification or exemption. All contributions, payments or premiums required to be made with respect to any Purchaser Benefit Plan by Purchaser have been timely made, and all benefits accrued under any unfunded Purchaser Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP.
4.16.3 Neither Purchaser nor any ERISA Affiliate of Purchaser participates in any Multiemployer Plan, and neither Purchaser nor any ERISA Affiliate of Purchaser maintains or contributes to, or is liable for or a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (c) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (d) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (e) is primarily for the benefit of employees who reside outside of the United States.
4.16.4 Each Purchaser Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code in all material respects.
4.16.5 There is no pending or, to the Knowledge of Purchaser, threatened Action with respect to any Purchaser Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
4.16.6 Neither Purchaser nor any Purchaser Subsidiary has any liability to any governmental or regulatory body with respect to any Purchaser Benefit Plan or any related trust, account or other funding vehicle.
4.16.7 The assets and liabilities of each Purchaser Benefit Plan have been reported on the Purchaser Financial Statements in accordance with GAAP.
4.17 Environmental Matters.
4.17.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) Purchaser and each of the Purchaser Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Purchaser and each of the Purchaser Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries, and, to the Knowledge of Purchaser, there are no facts or circumstances which could reasonably be expected to form the basis for any

Environmental Claim against Purchaser or any of the Purchaser Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Purchaser Site and no Hazardous Materials are present in, on, about or migrating to or from any Purchaser Site that could give rise to an Environmental Claim against Purchaser or any of the Purchaser Subsidiaries; (e) neither Purchaser nor any of the Purchaser Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Purchaser nor any of the Purchaser Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws; and (g) neither Purchaser, any predecessors of Purchaser or any of the Purchaser Subsidiaries, nor any entity previously owned by Purchaser or any of the Purchaser Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Purchaser or any of the Purchaser Subsidiaries.
4.17.2 Without limiting the generality of Section 4.14.1, to the Knowledge of Purchaser, the Purchaser Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.
4.17.3 No Purchaser Site contains, and to the Knowledge of Purchaser has ever contained, any underground tanks for the storage of Hazardous Materials. Each underground storage tank presently or previously located on any Purchaser Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.
4.18 Investment Bankers and Brokers. Purchaser has employed Janney Montgomery Scott (the “Purchaser Investment Banker”) in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than the Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to Purchaser Investment Banker in connection with the Merger, as described in Section 4.15 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.
4.19 Allowance for Credit Losses. The allowance for credit losses as reflected in Purchaser's consolidated financial statements and the Purchaser’s regulatory reports as of December 31, 2023 and as of the quarter ended March 31, 2024, in the reasonable opinion of Purchaser's management, (a) was adequate to meet all reasonably anticipated credit losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.
4.20 Securities Laws Matters.
4.20.1 Since January 1, 2021, Purchaser has filed or furnished all forms, documents and reports and amendments thereto required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively, but excluding the Proxy Statement and the Registration Statement, the “Purchaser SEC Reports”), and has paid all fees and assessments due and payable in connection therewith. Each of the Purchaser SEC Reports, in each case as of its filing or furnishing date, or, if amended, as amended prior to the date of this Plan of Merger, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and published rules and regulations of the SEC, and none of the Purchaser SEC Reports, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Purchaser Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date of this Plan of Merger, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Purchaser SEC Reports.
4.20.2 Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and

Purchaser has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Purchaser has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to Purchaser’s auditors and the audit committee of the Purchaser Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Since January 1, 2021, neither Purchaser nor any of the Purchaser Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any Purchaser Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Purchaser or any Purchaser Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2021, subject to any applicable grace periods, Purchaser has been and is in compliance with (a) the applicable provisions of the SOX and (b) the applicable listing and corporate governance rules and regulations of Nasdaq, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date of this Plan of Merger, to the Knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX, without qualification, when next due and for so long as this Plan of Merger continues in existence.
4.21 Insurance. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and the Purchaser Subsidiaries maintain in full force and effect insurance policies on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry, and the Purchaser and the Purchaser Subsidiaries are in compliance with, and not in default under, any such insurance policy. There is no unsatisfied claim of $50,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2021, no insurance company has canceled or failed to renew a policy of insurance covering Purchaser’s or any Purchaser Subsidiary's assets, properties, premises, operations, directors or personnel. Purchaser and the Purchaser Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Purchaser or the Purchaser Subsidiaries.
4.22 Investment Securities.
4.22.1 Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, each of Purchaser and the Purchaser Subsidiaries have good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Purchaser Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Purchaser or Purchaser Subsidiaries. Such securities and commodities are valued on the books of the Purchaser in accordance with GAAP in all material respects.
4.22.2 Purchaser and the Purchaser Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Purchaser believes are prudent and reasonable in the context of such businesses, and, to the knowledge of Purchaser, Purchaser and the Purchaser Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2021.
4.23 No Undisclosed Liabilities. Except for those Liabilities (a) that are fully reflected or reserved against in the most recent consolidated balance sheet of Purchaser and the Purchaser Subsidiaries, (b) incurred in connection with this Plan of Merger and the transactions contemplated hereby, or (c) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Purchaser and the Purchaser Subsidiaries, neither Purchaser nor any of the Purchaser Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

4.24 Financial Capability. Purchaser has, and will have prior to the Effective Time, sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and to perform its other obligations contemplated by this Plan of Merger.
4.25 Books and Records. The books and records of Purchaser are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Purchaser on a consolidated basis set forth in the Purchaser Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Purchaser and the Purchaser Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2021, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books.
4.26 Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Purchaser nor the Purchaser Subsidiaries knows of any facts or circumstances which would cause a Purchaser Subsidiary that is a depository institution to fail to comply with the Community Reinvestment Act or to receive a rating of less than “satisfactory.”
4.27 Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been notified of any material supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.
4.28 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser, nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.
ARTICLE V
COVENANTS
5.1 Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries' business organization and advantageous customer and business relationships and keep available the services of the present officers and employees and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth in Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to Section 5.1.1, 5.1.2, 5.1.3, subsections (b), (c), (d), (e) or (h) of 5.1.4, 5.1.11 or 5.1.12, for which Purchaser may withhold its consent at its sole discretion):
5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);
5.1.2 (a) split, combine or reclassify any securities issued by Company or any of the Company Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its securities, (b) purchase, repurchase, redeem or otherwise acquire any securities issued by

Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions by a Company Subsidiary to its parent, and except for quarterly cash dividends by Company in an amount not to exceed $0.11 per share of Company Common Stock and paid in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, subject to the terms of Section 5.20;
5.1.3 except as set forth on Section 5.1.3 of the Company Disclosure Letter, issue, offer, deliver, sell, pledge, grant, dispose of or otherwise permit to become outstanding any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or encumber any securities issued by Company or any of the Company Subsidiaries;
5.1.4 except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except as set forth on Section 5.1.4 of the Company Disclosure Letter), and except for customary salary increases in amounts in the ordinary course of business consistent with past practices in connection with promotions or annual salary adjustments made in the ordinary course of business consistent with past practices for employees with individual salaries or wages of less than $200,000 per year and not in excess of 4% for any individual); (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention, change in control or similar agreement with any of its past or present officers, directors, employees or independent contractors; (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan; (g) hire any new employees or individual independent contractors, other than, to the extent hired in the ordinary course of business consistent with past practices, individual independent contractors or non-executive employees with individual salaries, wages or base pay of less than $100,000 per year; or (h) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement.
5.1.5 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, (b) acquisitions of personal property in the ordinary course of business consistent with past practice not to exceed $25,000 individually or $50,000 in the aggregate for all such transactions, or (c) as set forth on Section 5.1.5 of the Company Disclosure Letter;
5.1.6 (a) transfer, license (or sublicense), sell, lease, pledge, mortgage or otherwise dispose of or permit any Lien (other than Permitted Liens) to attach to, any assets, including the capital stock or other equity interests in any Company Subsidiary; provided, however, the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice not to exceed $25,000 individually or $50,000 in the aggregate for all such transactions; (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or (c) adopt any shareholder rights plan;
5.1.7 incur any Indebtedness for borrowed money or guarantee, assume, endorse or otherwise as an accommodation become responsible for any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary) (it being understood and agreed that incurrence of Indebtedness in the ordinary course of business consistent with past practices in connection with the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the FHLB, sales of certificates of deposits, and entry into repurchase agreements shall not be prohibited by this Section 5.1.7);

5.1.8 make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open, relocate or close any branch office, loan production office or other material office or facility;
5.1.9 enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), any Company Material Contract, other than in the ordinary course of business consistent with past practice;
5.1.10 institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $50,000, (b) involving injunctive or similar relief, or (c) having a material impact on Company's business;
5.1.11 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;
5.1.12 (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the Company Financial Statements, (b) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries;
5.1.13 except for (a) capital expenditures set forth on Section 5.1.13 of the Company Disclosure Letter, (b) capital expenditures required by Law or Governmental Entities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (c) each Contract for any one capital expenditure or series of capital expenditures, the aggregate amount of which is less than $10,000, make any capital expenditure or permit any of the Company Subsidiaries to make any capital expenditure;
5.1.14 enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;
5.1.15 except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;
5.1.16 restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification or reporting of such portfolios;
5.1.17 fail to charge off loans and maintain its allowance for credit losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards;
5.1.18 fail to promptly notify Purchaser of the threat (to the Knowledge of Company) or the commencement, of any material Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company's or any Company Subsidiary's directors, officers, or employees in their capacities as such; (c) Company's or any Company Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;
5.1.19 enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger;
5.1.20 except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;
5.1.21 (a) enter into any new credit or new lending relationships greater than $1,000,000 that would require an exception to The State Bank’s formal loan policy as in effect as of the date of this Plan of Merger or that are not in compliance with the provisions of such loan policy; or (b) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any Indebtedness to Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such Indebtedness Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by Company or any of its Subsidiaries;
5.1.22 except in the ordinary course of business consistent with past practices (a) terminate, materially amend, or waive any material provision of, any Company Material Contract; make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company, or (b) or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement; or
5.1.23 agree or commit to do any of the foregoing.
For the purposes of this Section 5.1, prior written consent of Purchaser will be deemed to have been given with respect to any matter for which Company has requested consent in writing and delivered to the chief executive officer or president of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within five Business Days of such request.
5.2 Conduct of Business by Purchaser. Between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser (a) shall take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis, and (b) shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):
5.2.1 (a) Except as contemplated by the Purchaser Shareholder Approval, if received, amend the Purchaser's articles of incorporation or (b) amend the Purchaser’s bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;
5.2.2 take any action that would prevent the Merger from qualifying for the Intended Tax Treatment;
5.2.3 fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent and the application of any Law is being contested in good faith and Company has been notified of such contest;
5.2.4 except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Plan of Merger, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or
5.2.5 agree or commit to do any of the foregoing.
5.3 No Solicitation by Company.
5.3.1 Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of the Company Subsidiaries and their Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, directly or indirectly, (a) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal, (c) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract) or (d) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other contract providing for, relating to or in connection with any Company Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal. Company shall, and shall cause each of the Company Subsidiaries and each of its and the Company Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to an existing or potential Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that any Person furnished with confidential or non-public information concerning the Company or any of the Company Subsidiaries on or prior to the date hereof in connection with its consideration of a Company Takeover Proposal promptly return or destroy all confidential or non-public information concerning Company or any of the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger, terminate all physical and electronic data room access previously granted to any Person or its Representatives (other than Purchaser and its Representatives).
5.3.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a bona fide unsolicited Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Company Takeover Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company shall (subject to the terms of the Company Confidentiality Agreement) promptly (and in any event within 24 hours) make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written confidential or non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective Representatives; provided, further that Company shall promptly (and in any event within 24 hours) provide to Purchaser (A) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company or any of its Representatives, and the identity of the Person making the Company Takeover Proposal, and (B) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, “Acceptable Company Confidentiality Agreement” means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the Company Confidentiality Agreement, which shall not provide such Person with any exclusive right to negotiate or otherwise prevent Company from providing information to Purchaser in accordance with this Agreement or otherwise complying with its obligations under this Agreement.
5.3.3 Company shall keep Purchaser informed of any developments, discussions or negotiations regarding any Company Takeover Proposal on a reasonably current basis (and in any event with 24 hours) and shall notify Purchaser of the status of such Company Takeover Proposal. For the avoidance of doubt, all information provided to Purchaser pursuant to this Section 5.3.3 will be subject to the terms of the Company

Confidentiality Agreement. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.
5.3.4 Except as permitted by Section 5.3.5, neither the Company Board of Directors nor any committee thereof shall (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) fail to recommend against any tender offer or exchange offer that is a Company Takeover Proposal within 10 Business Days after the commencement thereof other than a temporary “stop, look and listen” communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act, (iv) adopt, approve or recommend, or submit to the vote of the Company Shareholders, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal or (v) make any public statement inconsistent with the Company Board Recommendation (actions described in this clause (a) being referred to as a “Company Adverse Recommendation Change”) or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a “Company Acquisition Agreement”).
5.3.5 Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal which Company Takeover Proposal was made after the date of this Plan of Merger and that did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and that the failure to take the actions contemplated by this sentence are reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that prior to taking any such action (a) Company has given Purchaser at least four Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect and that the failure to take the actions contemplated in the first sentence of this Section 5.3.5 would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to a Company Takeover Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the four Business Day period shall be deemed to be references to a two Business Day period with respect thereto.
5.3.6 Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (b) making any “stop-look-and-listen” communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders); provided, however, that the taking of any action pursuant to any of the preceding clauses (a) or (b) shall in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7 As used in this Plan of Merger, “Company Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) direct or indirect acquisition of assets of Company and its Subsidiaries equal to more than 15% of Company's consolidated assets or to which more than 15% of Company's net income on a consolidated basis are attributable, (b) acquisition of more than 15% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning more than 15% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 15%; in each case, other than the Merger.
5.3.8 As used in this Plan of Merger, “Company Superior Proposal” shall mean any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Takeover Proposal shall be deemed to be references to “50%.”
5.3.9 For purposes of this Section 5.3, any breach of this Section 5.3 by any of Company's Representatives in his or her individual capacity shall be deemed to be a breach by Company.
5.4 Preparation of the Registration Statement; Shareholder Meetings.
5.4.1 Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which a prospectus and proxy statement to be sent to the Purchaser Shareholders and the Company Shareholders relating to the Purchaser Shareholder Meeting and to the Company Shareholder Meeting (the “Proxy Statement”) will be included, as promptly as practicable following the date of this Plan of Merger. Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon, and shall consider in good faith for inclusion any comments thereon submitted by Company. If at any time prior to the Purchaser Shareholder Meeting or the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, shall promptly inform the other party so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of Purchaser and Company.
5.4.2 Purchaser shall use commercially reasonable efforts to take any actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Per Share Merger Consideration.
5.4.3 Company shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty (and in no event later than 45 days after such date), duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval (“Company Shareholder Meeting”). Company shall consult with Purchaser regarding the record date for the Company

Shareholder Meeting and shall cause appropriate searches to be made in accordance with SEC Rule 14a-13 as if SEC Rule 14a-13 applies to the Company. Company shall not change the record date for the Company Shareholder Meeting without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act; (b) solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting; and (c) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3. Company may, in consultation with Purchaser, adjourn or postpone the Company Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of a vote on the Company Shareholder Approval or (ii) if, as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholder Meeting or there are insufficient votes to obtain the Company Shareholder Approval. Notwithstanding the foregoing, (A) Company shall not adjourn, recess or postpone the Company Shareholder Meeting to a date that is more than 20 days after the date on which the Company Shareholder Meeting was orginally scheduled without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed and (B) if Purchaser requests that Company adjourn, postpone or recess the Company Shareholder Meeting to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, the Company will do so, provided, however, Purchaser shall not request Company to adjourn, postpone or recess the Company Sharheolder Meeting more than two times. Company shall keep Purchaser updated with respect to proxy solicitation results as reasonably requested by Purchaser.
5.4.4 Purchaser shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty (and in no event later than 45 days after such date), duly call, give proper notice of, convene and hold a special meeting of the Purchaser Shareholders for the purpose of seeking the Purchaser Shareholder Approval (“Purchaser Shareholder Meeting”). Purchaser shall consult with Company regarding the record date for the Purchaser Shareholder Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. Purchaser shall not change the record date for the Purchaer Shareholder Meeting without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Purchaser Shareholders and to hold the Purchaser Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act; (b) solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Purchaser Shareholder Meeting and (c) solicit the Purchaser Shareholder Approval. Purchaser shall, through the Purchaser Board of Directors, recommend to the Purchaser Shareholders that they vote for the Purchaser Shareholder Approval and shall include such recommendation in the Proxy Statement. Purchaser may, in consultation with Company, adjourn or postpone the Purchaser Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Purchaser Shareholders in advance of a vote on the Purchaser Shareholder Approval or (ii) if, as of the time for which the Purchaser Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchaser Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Purchaser Shareholder Meeting or there are insufficient votes to obtain the Purchaser Shareholder Approval. Notwithstanding the foregoing, Purchaser shall not adjourn, recess or postpone the Purchaser Shareholder Meeting to a date that is more than 20 days after the date on which the Purchaser Shareholder Meeting was orginally scheduled without the prior written consent of Company, such consent not to be unreasonably withheld, conditioned, or delayed. Purchaser shall keep Company updated with respect to proxy solicitation results as reasonably requested by Company.

5.5 Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Per Share Merger Consideration to be accepted for listing on the Nasdaq Capital Stock Market, subject to official notice of issuance, prior to the Effective Time.
5.6 Regulatory Matters and Approvals.
5.6.1 Subject to the terms and conditions of this Plan of Merger, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use commercially reasonable efforts to obtain as promptly as practical consents, approvals and authorizations of all third parties and Governmental Entities necessary or desirable for the consummation of the Merger.
5.6.2 In furtherance of the foregoing, as soon as practicable after the date of this Plan of Merger, Purchaser shall prepare and file with each Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain each necessary approval of or consent to consummate the Merger. Subject to applicable Law, Purchaser shall provide Company with reasonable opportunities to review and comment upon the non-confidential sections of such applications and documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. To the extent permitted by applicable Law, Purchaser shall provide Company with copies of all material correspondence received from these Governmental Entities and all material responsive correspondence sent to these agencies.
5.6.3 From the date of this Plan of Merger until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger; (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger; or (c) otherwise relating to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Purchaser or Company to take any action, or commit to take any action, or agree to any condition or restriction which the Purchaser Board of Directors reasonably determines in good faith would, individually or in the aggregate, materially and adversely reduce the economic benefits of the Merger to such a degree that Purchaser would not have entered into this Agreement had such action, condition or restriction been known at the date hereof (a “Materially Burdensome Regulatory Condition”).
5.7 Absence of Control. Nothing contained in this Plan of Merger shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.
5.8 Employee Matters.
5.8.1 Benefit Continuation. All employees of Company or any of the Company Subsidiaries immediately before the Effective Time shall automatically become employees of the Surviving Corporation or its Subsidiaries as of the Effective Time. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its Subsidiaries as a result of the Merger (each, a “Continuing Employee”) with the same employee benefits then provided to similarly situated employees at Purchaser and consistent with this Section 5.8.

5.8.2 Employee Severance. Purchaser covenants and agrees to pay severance payments to all employees of Company whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within twelve months after the Effective Time, in accordance with the severance terms as set forth on Section 5.8.2 of the Purchaser Disclosure Letter.
5.8.3 Years of Service Credit; Deductible Credit.
5.8.3.1 Years of Service Credit. Purchaser covenants and agrees that each Continuing Employee shall receive credit for years of service at Company or the Company Subsidiaries (i) for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser's 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation or its Affiliates commencing after the Effective Time, and (ii) for purposes of determining seniority in connection with employment with the Surviving Corporation and Affiliates, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
5.8.3.2 Deductible Credit. Purchaser covenants and agrees that each Continuing Employee shall receive full credit under Purchaser’s group health plans, for the year in which the Effective Time occurs, for any deductible or co-payment incurred by the Continuing Employee prior to the Effective Time under the applicable Company Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable Company Benefit Plan or Purchaser’s group health plans.
5.8.4 Retention and Stay Bonuses. Company will cooperate with Purchaser in its efforts to cause any employees of Company identified by Purchaser to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser and the employee) prior to the Effective Time.
5.8.5 Severance/Employment Agreements. Purchaser will honor all of Company's obligations and assume all its defenses under existing severance, change of control or employment agreements to which the Company or any Company Subsidiary is a party and which are listed on Section 5.8.5 of the Company Disclosure Letter in accordance with the terms thereof.
5.8.6 Termination of Company Retirement Plan; Redemption of Purchaser Common Stock from Company Retirement Plan.
5.8.6.1 The Company Board of Directors will, prior to the Effective Time, adopt resolutions terminating the Company Retirement Plan effective as of immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Company Retirement Plan will become fully vested upon termination of the Company Retirement Plan. As soon as practicable following the Effective Time, all account balances in the Company Retirement Plan will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Purchaser agrees to permit participants in the Company Retirement Plan who become employees of Purchaser to roll over their account balances in the Company Retirement Plan to Purchaser's 401(k) plan. Notwithstanding the foregoing, (a) no shares of Purchaser common stock may be rolled over into Purchaser's 401(k) plan, and (b) a participant may roll over into Purchaser's 401(k) plan loans made by the Company Retirement Plan only if such participant rolls over the participant's entire account balance. Until the Effective Time, Company will be permitted to make profit-sharing and matching contributions to the Company Retirement Plan based on participants' elective contributions to the Company Retirement Plan, in the ordinary course of business consistent with past practice.
5.8.6.2 Within two Business Days after Purchaser receives written notice from the trustee of the Company Retirement Plan that the Company Retirement Plan has completed the exchange of all of the issued and outstanding shares of Company Common Stock owned by it immediately before the Effective Time for shares of Purchaser Common Stock pursuant to Section 2.2, Purchaser will make payment to the Company Retirement Plan by wire transfer in immediately available funds an amount of cash equal to such number of shares of Purchaser Common Stock owned by the Company Retirement Plan multiplied by the Average Purchaser Closing Price for the redemption by the Purchaser from the trustee of the Company Retirement Plan of all such shares of Purchaser Common Stock.
5.8.7 Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, Company and each Company Subsidiary shall, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans, and the accrued benefits as of the Effective Time shall be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any Company performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time.
5.8.8 Supplemental Executive Retirement Plan. If requested by Purchaser on or before December 1, 2024, the Company shall terminate on or before December 31, 2024, and pay out in a lump sum all of Company’s outstanding SERPs, provided the Effective Time is expected to occur within 30 days of the date of termination.
5.9 Press Releases and Public Announcement. Purchaser and Company agree that the initial press release with respect to the execution and delivery of this Plan of Merger shall be a release that is mutually agreed to by the parties. Thereafter, neither Company nor Purchaser will issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement (a) it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure or (b) for such press release or such public announcement that are consistent with such other press releases or public announcements made after the date of this Plan of Merger in compliance with this Section 5.9.
5.10 Access to Information.
5.10.1 Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) Purchaser will, and will cause each of the Purchaser Subsidiaries to, upon reasonable prior written notice, permit Company and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Purchaser and the Purchaser Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Purchaser and the Purchaser Subsidiaries as may be reasonably requested in writing; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract. No such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.
5.10.2 All Confidential Material of Company (as defined in the Confidentiality Agreement) and all Confidential Material of Purchaser provided pursuant to this Plan of Merger shall be subject to the provisions of the Confidentiality Agreement, dated as of August 3, 2023 between Company and Purchaser (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.
5.11 Indemnification and Insurance.
5.11.1 All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

5.11.2 From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person's heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law or applicable organizational documents), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party's capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party's capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Plan of Merger. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.
5.11.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. After the Effective Time, the Surviving Corporation shall not be required to pay premiums for insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Company prior to the date of this Plan of Merger in respect of the coverages required to be obtained pursuant to this Section 5.11.3, and if such amount is not sufficient to purchase insurance in such amount, then the Surviving Corporation shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall use its commercially reasonable efforts to maintain it in full force and effect for its full term and honor all obligations thereunder, provided, however, that if such “tail” prepaid policy is terminated by the insurance provider, then the Surviving Corporation shall use its commercially reasonable efforts to obtain and maintain a replacement “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the terminated “tail” prepaid policy, for an aggregate cost not exceeding the Maximum Amount.
5.11.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.11.
5.11.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, the Surviving Corporation shall take commercially reasonable efforts so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.

5.11.6 Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.11 are limited by federal banking and securities Laws and any such obligations that violate any federal banking or securities Laws or published public policy are void and unenforceable.
5.12 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Law is or may become applicable to the Merger, Company and the Company Board of Directors shall use their respective commercially reasonable efforts to (a) take all such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.
5.13 Securityholder Litigation. Each party shall give prompt notice of and keep the other party reasonably informed with respect to the threat, filing, defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party shall give the other party the opportunity to participate (at its own expense) in the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
5.14 Tax-Free Reorganization Treatment.
5.14.1 Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would preclude the Merger from qualifying as a reorganization under Section 368(a) of the Code. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.
5.14.2 Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.15 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, application, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) payable to the SEC in respect of filing the Registration Statement and Proxy Statement.
5.16 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested in writing by Purchaser to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.
5.17 Advice of Changes. Each party shall promptly advise the other party of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained in this Plan of Merger or that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition of such party set forth in Article VI; provided, that a failure to comply with this Section 5.17 shall not constitute a breach of this Plan of Merger or the failure of any condition set forth in Article VI to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of one or more of such party’s conditions set forth in Article VI to be satisfied.

5.18 280G Matters. Company and Purchaser will cooperate in good faith to mitigate the impact of Section 280G of the Code on any “parachute payment” as that term is defined in Section 280G of the Code to an executive officer of Company in connection with the Merger, provided, however, that if a “parachute payment” cannot otherwise be mitigated, the Company agrees to cause such payment to be reduced in accordance with the terms of the applicable agreement(s) and/or plan(s). To mitigate the potential for non-deductible or excess parachute payments, Company agrees to use its best efforts to mitigate the effect of such payments, including taking the following actions by the end of 2024, in each case, if requested by Purchaser on or before December 1, 2024: (i) terminating all outstanding Supplemental Executive Retirement Agreements (“SERP”) pursuant to Section 5.8, (ii) accelerating vesting of unvested restricted stock that would otherwise vest in connection with the Plan of Merger for all employees who are SERP participants, and (iii) amending the Severance Compensation Agreements to exclude any compensation accelerated to 2024 by reason of the application of Section 5.18(i) or Section 5.18(ii) of this Plan of Merger related to the SERP and restricted stock, respectively.
5.19 Section 16 Matters. Prior to the Effective Time, Company and Purchaser each will take all such steps as may be required to cause any acquisitions or dispositions of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.20 Dividends. Company and Purchaser shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Company Common Stock and Purchaser Common Stock for the purpose of minimizing the risk that holders of shares of Company Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Company Common Stock and shares of Purchaser Common Stock received as Per Share Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Company Common Stock or shares of Purchaser Common Stock received as Per Share Merger Consideration.
5.21 Governance Matters. Subject to any necessary approval by any appropriate Governmental Entities, Nasdaq listing rules (including Nasdaq listing rule 5605 related to independent directors), and Purchaser’s corporate governance standards, including Purchaser’s satisfactory completion of its customary screening and evaluation procedures for directors, Purchaser shall take all appropriate action, subject to and in accordance with the articles of incorporation and bylaws of Purchaser (including Article III, Section 2 of Purchaser’s bylaws with respect to mandatory director retirement at age 70), to appoint two individuals serving on the Company Board of Directors and mutually agreeable to Company and Purchaser (“Company Designated Directors”), to the Purchaser Board of Directors, effective immediately following the Effective Time to serve until the next annual meeting of Purchaser shareholders, and each such Company Designated Director shall be nominated for election to a subsequent term at such annual meeting of Purchaser shareholders. Subject to any necessary approval by any appropriate Governmental Entities, and subject to Purchaser’s corporate governance standards, including satisfactory completion of its customary screening and evaluation procedures for directors, Purchaser shall take all appropriate action, subject to and in accordance with the articles of incorporation and bylaws of ChoiceOne Bank (including Article IV, Section 2 of ChoiceOne Bank’s bylaws with respect to mandatory director retirement at age 70), to appoint two individuals other than the Company Designated Directors and mutually agreeable to Company and Purchaser (“Company Designated Bank Directors”), to the ChoiceOne Bank Board of Directors, effective immediately following the Effective Time to serve until ChoiceOne Bank’s next annual meeting of the sole shareholder, and each such Company Designated Bank Director shall be nominated for election to a subsequent term at such annual meeting of the sole shareholder. Upon a vacancy in the Purchaser Board of Directors for whatever reason, the Purchaser’s Governance and Nominating Committee shall consider in good faith nominating or appointing a Company Designated Bank Director to fill such vacancy.
ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:
6.1.1 The Company Shareholder Approval and the Purchaser Shareholder Approval shall have been obtained.

6.1.2 Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect (the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approvals shall contain any Materially Burdensome Regulatory Condition.
6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order issued by a court or agency of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Plan of Merger will be in effect.
6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.
6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC and not withdrawn.
6.1.6 The shares of Purchaser Common Stock to be issued as Per Share Merger Consideration shall have been accepted for listing on the Nasdaq stock exchange, subject to official notice of issuance.
6.2 Conditions to Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:
6.2.1 The representations and warranties of Purchaser set forth in Sections 4.4.1 and 4.6(b) of this Plan of Merger shall be true and correct (other than, in the case of Section 4.4.1, such failures to be true and correct as are de minimis) in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time). The representations and warranties of Purchaser set forth in Sections 4.1.1, 4.2, 4.3.1, 4.3.2 and 4.19 of this Plan of Merger (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” contained therein) will be true and correct in all material respects in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time). All other representations and warranties of Purchaser set forth in this Plan of Merger (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” contained therein) will be true and correct in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
6.2.2 Purchaser shall have performed or complied in all material respects all of the covenants and obligations required to be performed by it under this Plan of Merger at or prior to the Closing Date.
6.2.3 Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.4 have been satisfied.
6.2.4 Since the date of this Plan of Merger, (a) there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (b) neither Purchaser nor any Purchaser Subsidiary shall be subject to any Regulatory Agreement.
6.2.5 Company shall have received the opinion of Dickinson Wright, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3 Conditions to Purchaser's Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:
6.3.1 The representations and warranties of Company set forth in Sections 3.4.1 and 3.6(b) of this Plan of Merger shall be true and correct (other than, in the case of Section 3.4.1, such failures to be true and correct as are de minimis) in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time). The representations and warranties of Company set forth in Sections 3.1.1, 3.2, 3.3.1, 3.3.2 and 3.22 of this Plan of Merger (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) will be true and correct in all material respects in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time). All other representations and warranties of Company set forth in this Plan of Merger (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) will be true and correct in each case as of the date of this Plan of Merger and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
6.3.2 Company shall have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.
6.3.3 Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.4 have been satisfied.
6.3.4 Since the date of this Plan of Merger, (a) there shall not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) neither Company nor any Company Subsidiary shall be subject to any Regulatory Agreement.
6.3.5 Purchaser shall have received the opinion of Warner Norcross + Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.
ARTICLE VII
TERMINATION
7.1 Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval or the Purchaser Shareholder Approval (the date of such termination, the “Termination Date”), as follows:
7.1.1 by mutual written consent of Company and Purchaser;
7.1.2 by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3 by either Company or Purchaser, if the Merger does not occur on or before July 25, 2025 (the “End Date”) provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;
7.1.4 by either Company or Purchaser, (a) if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained or (b) if the Purchaser Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Purchaser Shareholder Approval shall not have been obtained; provided, however, that right to terminate this Plan of Merger pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (i) the failure of Company, in the case of a termination by Company, or (ii) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting or the Purchaser Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval or the Purchaser Shareholder Approval, as applicable, not having been obtained;
7.1.5 by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company's intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.3;
7.1.6 by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Sections 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 20 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser's intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Sections 6.1 or 6.2;
7.1.7 by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within three Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of a Company Takeover Proposal with respect to which Company is then in active negotiations with the Person making such Company Takeover Proposal in accordance with, and to the extent permitted by, Section 5.3.2, the Company Board of Directors fails to publicly reaffirm its recommendation of this Plan of Merger within three Business Days of a written request by Purchaser to provide such reaffirmation (or such less time as remains prior to the Company Shareholder Meeting);
7.1.8 by Company prior to receipt of the Company Shareholder Approval, in order to enter into a Company Acquisition Agreement in respect of a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9 by Purchaser, if, prior to the Closing, The State Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”;
7.1.10 by Company, if prior to the Closing, ChoiceOne Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”; or
7.1.11 in accordance with the terms of Section 2.10.3.
7.2 Effect of Termination.
7.2.1 In the event that:
7.2.1.1 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $7,000,000 (the “Company Termination Fee”);
7.2.1.2 this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made a Company Takeover Proposal (i) on or after the date of this Plan of Merger but prior to the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Plan of Merger but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to “15%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;
7.2.1.3 (a) this Plan of Merger is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made a Company Takeover Proposal on or after the date of this Plan of Merger but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to “15%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; provided, however, that in the case of a termination by Company, Company shall not be obligated to pay the Company Termination Fee if the failure of Purchaser to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date; or
7.2.1.4 this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee.
7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.
7.2.3 Upon the effectiveness of any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger shall become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.2, 5.14, 7.2 and Article IX) as between the parties, and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability between the parties as to any other party. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at Law or in equity.
7.2.4 The Company Termination Fee will be paid in the aggregate to Purchaser at the direction of Purchaser in immediately available funds in the case of Section 7.2.1, upon the occurrence of the event giving rise to the obligation to make such payment.
7.2.5 Except as provided in Section 7.2.3 in the case of fraud or willful or intentional breach of this Plan of Merger, in the circumstances in which the Company Termination Fee is or becomes payable pursuant to Section 7.2.1, Purchaser’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Company or any Company Subsidiary with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 7.2.1, and upon payment in full of such amount, none of Purchaser or any Purchaser Subsidiary, nor any other Person shall have any rights or claims against Company or any Company Subsidiary (whether at law, in equity, in contract, in tort other otherwise) under or relating to this Plan of Merger or the transactions contemplated hereby. For the avoidance of doubt, in no event shall Company be required to pay the Company Termination Fee on more than one occasion.
ARTICLE VIII
CERTAIN DEFINITIONS
8.1 When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:
“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).
“Affiliate” means, with respect to a Person, any other Person that is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.
“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.
“Book-Entry Shares” means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).
“Business Day” means a day other than a Saturday, Sunday or other day on which The NASDAQ Capital Market is closed.
“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).
“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.
“Company Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or Multiemployer Plan in which the Company or an ERISA Affiliate of the Company participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has or could reasonably be expected to have any Liability.
“Company Board of Directors” shall mean the board of directors of Company.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to Company.

“Company Retirement Plan” means the Fentura Financial, Inc. Employee Deferred Compensation and Stock Ownership Plan.
“Company Shareholders” means holders of shares of Company Common Stock.
“Company Site” means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (excluding other real estate owned) by (a) Company or any of the Company Subsidiaries, (b) any predecessors of Company or any of the Company Subsidiaries, or (c) any entities previously owned by Company or any of the Company Subsidiaries.
“Company Stock Plan” means the Fentura Financial, Inc. 2017 Stock Compensation Plan.
“Contract” means, with respect to any Person, any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, lease license, indenture, note, contractual obligation or other instrument of a contractual nature, whether written or oral.
“DPC Shares” means shares of Company Common Stock held as collateral by the Purchaser or Company or any of their respective Subsidiaries in respect of a debt.
“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.
“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any analogous state Law.
“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Act” shall mean the Federal Reserve Act of 1913, as amended.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.
“FFIEC” means the Federal Financial Institutions Examination Council.
“FHLB” means the Federal Home Loan Bank.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, county, municipal or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization, commission or authority, including any securities exchange.
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, polyfluoroalkyl substances, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized or treated as a finance lease in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding accounts payable incurred in the ordinary course of business consistent with past practices), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances, and (j) all obligations of such Person under swaps, options, derivatives and other hedging agreements, transactions or arrangements (assuming they were terminated on the date of determination).
“Intellectual Property” means, with respect to any Person, all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; (f) Internet domain name registrations; and (g) all rights in the foregoing and other similar intangible or intellectual property assets and their foreign equivalents in any jurisdiction.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or any similar phrase means those facts that are actually known, after reasonable inquiry, by any of the individuals listed in Section 8.1 of the Company Disclosure Letter, in the case of Company, and any of the individuals listed in Section 8.1 of the Purchaser Disclosure Letter, in the case of Purchaser.
“Law” means any federal, state, county, local or foreign constitution, statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order, regulation, treaty, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
“Liability” means all Indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, or other encumbrance or change of any kind affecting such property or asset.
“Material Adverse Effect” means, with respect to any Person, any effect, event, occurrence, fact, condition, development or change that (a) individually or in the aggregate, would reasonably be excepted to have a materially adverse effect on the business, results of operations, financial condition or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not include effects, events, occurrences, facts, conditions, developments or changes arising out of, attributable to or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy or financial, credit or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity; (iv) changes in Laws (or interpretations thereof) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts of competent jurisdiction or Governmental Entities; (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable, shall not be excluded unless otherwise specifically excluded by this definition); (viii) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; (ix) global or material pandemics, endemics or disease outbreaks, public health emergencies or widespread occurrences of infectious disease; and (x) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written request of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (v), (ix) or (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which such Person and its Subsidiaries conduct their businesses.
“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.
“NLRB” means the National Labor Relations Board.
“Order” means any award, writ, arbitral awards, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, variance, consent, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law, and all pending applications therefor or renewals thereof.
“Permitted Liens” means with respect to Company or Purchaser, as applicable, (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company or Purchaser, as applicable, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company or Purchaser, as applicable, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent audited consolidated balance sheet of Company or Purchaser, as applicable, or notes thereto or securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet of Company or Purchaser, as applicable, (g) Liens set forth in Section 8.1 of the Company Disclosure Letter, (h) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to be, individually or in the aggregate, material to Company and the Company Subsidiaries taken as a whole or the Purchaser and the Purchaser Subsidiaries taken as a whole, as applicable, (i) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, interbank credit facilities or any transaction by a Company Subsidiary acting in a fiduciary capacity, and (j) liens on property required by Regulation W of the Federal Reserve Board.
“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Purchaser Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or Multiemployer Plan in which the Purchaser or an ERISA Affiliate of the Purchaser participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Purchaser’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Purchaser or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Purchaser or any of its Subsidiaries has or could reasonably be expected to have any Liability.
“Purchaser Board of Directors” shall mean the board of directors of Purchaser.
“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.
“Purchaser Site” means, with respect to Purchaser, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (including other real estate owned) by (a) Purchaser or any of the Purchaser Subsidiaries, (b) any predecessors of Purchaser or any of the Purchaser Subsidiaries, or (c) any entities previously owned by Purchaser or any of the Purchaser Subsidiaries.
“Purchaser Stock Plan” means the Purchaser Stock Incentive Plan of 2012, the Purchaser Equity Incentive Plan of 2022, the Purchaser 2022 Employee Stock Purchase Plan, the Purchaser Directors’ Stock Purchase Plan and the Purchaser Director Equity Compensation Plan of 2019, collectively.
“Regulation O” means Regulation O of the Federal Reserve Board.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.
“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SOX” means the United States Sarbanes Oxley Act, as amended.
“Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the Bank Holding Company Act.
“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, deficiencies, charges, backup withholding, personal property, franchise, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
“Tax Returns” means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed under applicable Law with any Governmental Entity.
“Transaction Documents” means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with any other Governmental Entity in connection with the Merger.
“Trust Account Shares” means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company 401(k) Plan.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.
8.2 For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Plan of Merger will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to “dollars” or “$” shall be to U.S. dollars.
8.3  The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	52
Acceptance Period	9
Adjusted Per Share Merger Consideration	8
Average Purchaser Closing Price	8
Bank Consolidation	3
Borrowing Affiliate	50
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Company	1
Company Acquisition Agreement	53
Company Adverse Recommendation Change	53
Company Board Recommendation	10
Company Common Stock	12
Company Designated Bank Directors	65
Company Designated Directors	65
Company Disclosure Letter	10

Company Financial Statements	13
Company Investment Banker	29
Company Lease	19
Company Material Contract	20
Company Real Property	18
Company Shareholder Approval	10
Company Shareholder Meeting	56
Company Subsidiaries	10
Company Subsidiary	10
Company Superior Proposal	55
Company Takeover Proposal	54
Company Termination Fee	70
Company-Leased Real Property	18
Company-Owned Intellectual Property	20
Company-Related Person	29
Confidentiality Agreement	61
Constituent Corporation	1
Continuing Employee	58
Dissenters’ Shares	9
Effective Time	2
Employment-Related Payments	25
End Date	69
Exchange Agent	4
Exchange Fund	4
Excluded Shares	4
Exercise Period	8
Final Index Price	8
Floor Purchaser Price	8
Increase Notice	8
Indemnified Party	61
Initial Index Price	8
Intended Tax Treatment	63
Materially Burdensome Regulatory Condition	58
Maximum Amount	62
MBCA	1
Merger	1
Outstanding Company Common Stock	4
Per Share Merger Consideration	4
Plan of Merger	1
Pricing Period	8
Proxy Statement	55
Purchaser	1
Purchaser Board Recommendation	33
Purchaser Common Stock	36
Purchaser Disclosure Letter	33
Purchaser Financial Statements	36
Purchaser Investment Banker	43
Purchaser Real Property	40
Purchaser SEC Reports	44
Purchaser Shareholder Approval	33
Purchaser Shareholder Meeting	57

Purchaser Subsidiaries	34
Purchaser Subsidiary	34
Purchaser-Leased Real Property	40
Purchaser-Owned Intellectual Property	41
Registration Statement	55
Regulatory Agreement	15
Requisite Regulatory Approvals	66
SERP	64
Surviving Corporation	1
Termination Date	68
Upset Condition	8

ARTICLE IX
MISCELLANEOUS
9.1 No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.11 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares to receive the Per Share Merger Consideration in accordance with the terms, and subject to the conditions set forth in, Article II).
9.2  Specific Performance.
9.2.1 The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger, in each case, in addition to any other remedy to which such party is entitled at Law or in equity.
9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company or Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.
9.2.3 Neither Company nor Purchaser shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.
9.3 Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.
9.4 Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Except as provided for in Section 1.6, no party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.
9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6 Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts of the State of Michigan, and any appellate courts from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.
9.7 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PLAN OF MERGER OR THE TRANSACTIONS CONTEMPLATED BY THIS PLAN OF MERGER.
9.8 Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective (a) immediately if delivered or sent and received by electronic mail transmission (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly); (b) when delivered if sent by hand (with written confirmation of receipt); or (c) when received by addressee if sent by a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
ChoiceOne Financial Services, Inc.	Warner Norcross + Judd LLP
Attn: Kelly J. Potes	Attn: Charlie Goode and Malaina Weldy
109 East Division	150 Ottawa Avenue NW, Suite 1500
Sparta, Michigan 49345	Grand Rapids, Michigan 49503

Telephone: 616-887-6837	Telephone: 616-752-2176; 616-752-2580
Email: kpotes@choiceone.bank	Email: cgoode@wnj.com; mweldy@wnj.com

and

If to Company:	With a copy to:
Fentura Financial, Inc.	Dickinson Wright PLLC
Attn: Ronald L. Justice	Attn: Mark Ryerson
175 North Leroy Street	55 West Monroe, Suite 1200
Fenton, MI 48430-3805	Chicago, Illinois 60603

Telephone: 810-714-3902	Telephone: 312-377-7863
Email: ron.justice@thestatebank.com	Email: mryerson@dickinson-wright.com

9.9 Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the Laws of the State of Michigan, without regard to principles of conflicts of Laws.
9.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by electronic mail transmission from a party.
9.11 Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.
9.12 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.
9.14 Non-Survival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
9.15 Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval or the Purchaser Shareholder Approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes

By:	Kelly J. Potes
Its:	Chief Executive Officer

FENTURA FINANCIAL, INC.

/s/ Ronald L. Justice

By:	Ronald L. Justice
Its:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B
The first paragraph of Article III of ChoiceOne Financial Corporation's Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following:
The total authorized capital stock of the corporation is Thirty Million One Hundred Thousand (30,100,000) shares of stock divided into two classes, as follows:
A. Thirty Million (30,000,000) shares of common stock, which shall be called “Common Stock.”
B. One Hundred Thousand (100,000) shares of preferred stock, which shall be called “Preferred Stock.”
B-1

ANNEX C
MICHIGAN DISSENTERS’ RIGHTS STATUTE
450.1761 Definitions.
Sec. 761. As used in sections 762 to 774:
(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.
(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.
(d) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
(e) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(g) “Shareholder” means the record or beneficial shareholder.
450.1762 Right of shareholder to dissent and obtain payment for shares.
Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his, her, or its shares in the event of, any of the following corporate actions:
(a) Consummation of a plan of merger to which the corporation is a party if any of the following are met:
(i) Shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger.
(ii) Shareholder approval would be required if section 703a(3) did not apply and the shareholder is a shareholder on the date of the offer under section 703a(3).
(iii) The corporation is a subsidiary that is merged with its parent under section 711.
(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if either of the following are met:
(i) The shareholder is entitled to vote on the plan.
(ii) The shareholder would be entitled to vote on the plan if section 703a(3) did not apply and the shareholder is a shareholder on the date of the offer under section 703a(3).
(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.
(d) Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan. However, any rights provided under this section are not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the conversion.

(e) An amendment of the articles of incorporation that creates a right to dissent under section 621.
(f) A transaction that creates a right to dissent under section 754.
(g) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:
(a) Any corporate action set forth in subsection (1)(a) to (f) as to shares that are listed on a national securities exchange on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation’s board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713. For purposes of this subdivision, “national securities exchange” includes the NASDAQ Global Select Market and the NASDAQ Global Market, but does not include the NASDAQ Capital Market, formerly known as the NASDAQ SmallCap Market.
(b) A transaction described in subsection (1)(a) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the merger, or any combination of cash and those shares.
(c) A transaction described in subsection (1)(b) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange, or any combination of cash and those shares.
(d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution that provides for distribution of substantially all of the corporation’s net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash, shares that satisfy the requirements of subdivision (a) on the date of closing, or any combination of cash and those shares.
(e) A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.
(3) A shareholder that is entitled to dissent and obtain payment for shares under subsection (1)(a) to (f) may not challenge the corporate action that creates that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(4) A shareholder that exercises a right to dissent and seek payment for shares under subsection (1)(g) may not challenge the corporate action that creates that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
450.1763 Rights of partial dissenter; assertion of dissenters’ rights by beneficial shareholder.
Sec. 763. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply:
(a) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.
(b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764 Corporate action creating dissenters’ rights; vote of shareholders; notice.
Sec. 764. (1) If a proposed corporate action that creates dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this act and be accompanied by a copy of sections 761 to 774.
(2) Except as provided in subsection (3), if a corporate action that creates dissenters’ rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders that are entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 766. A shareholder that consents to the corporate action is not entitled to assert dissenters’ rights.
(3) If a corporate action creates dissenters’ rights under section 762(1)(a)(ii) or (b)(ii), an offer made under section 703a(3) must state that shareholders are or may be entitled to assert dissenters’ rights under this act and be accompanied by a copy of sections 761 to 774 and the dissenters’ notice described in section 766.
450.1765 Notice of intent to demand payment for shares.
Sec. 765. (1) If a proposed corporate action that creates dissenters’ rights under section 762 is submitted to a vote at a shareholders’ meeting, a shareholder that wishes to assert dissenters’ rights must deliver to the corporation before the vote is taken written notice of his, her, or its intent to demand payment for his, her, or its shares if the proposed action is effectuated and must not vote his, her, or its shares in favor of the proposed action.
(2) If a corporate action creates dissenters’ rights under section 762(1)(a)(ii) or (b)(ii), a shareholder that wishes to assert dissenters’ rights must deliver to the corporation before the shares are purchased pursuant to the offer written notice of his, her, or its intent to demand payment for his, her, or its shares if the proposed action is taken and must not tender, or cause or permit to be tendered, any shares in response to the offer.
(3) A shareholder that does not satisfy the requirements of subsection (1) or (2), as applicable, is not entitled to payment for his, her, or its shares under this act.
450.1766 Dissenters’ notice; delivery to shareholders; contents.
Sec. 766. (1) If proposed corporate action creating dissenters’ rights under section 762 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 765.
(2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:
(a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.
(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.
(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before the date.
(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.
450.1767 Duties of shareholder sent dissenter’s notice; retention of rights; failure to demand payment or deposit share certificates.
Sec. 767. (1) A shareholder sent a dissenter’s notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under this act.
450.1768 Restriction on transfer of shares without certificates; retention of rights.
Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.
(2) The person for whom dissenters’ rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
450.1768a Repealed. 1989, Act 121, Eff. Oct. 1, 1989.
450.1769 Payment by corporation to dissenter; accompanying documents.
Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(2) The payment must be accompanied by all of the following:
(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and if available the latest interim financial statements.
(b) A statement of the corporation’s estimate of the fair value of the shares.
(c) An explanation of how the interest was calculated.
(d) A statement of the dissenter’s right to demand payment under section 772.
450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.
Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.
(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 766 and repeat the payment demand procedure.
450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.
Sec. 771. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice pursuant to section 766(2)(c).
(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under section 772.

450.1772 Demand for payment of dissenter’s estimate or rejection of corporation’s offer and demand for payment of fair value and interest due; waiver.
Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation’s offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:
(a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.
(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.
(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.
450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.
Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation’s principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.
(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.
450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.
Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee’s consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:
(a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.
(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.
(d) To place witnesses under oath and to examine witnesses.
(e) To provide for the taking of testimony by deposition.
(f) To regulate the course of the proceeding.
(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.
(2) The amount and manner of payment of the referee’s compensation shall be determined by agreement between the referee and the parties, subject to the court’s allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.
(3) The referee shall do all of the following:
(a) Make a record and reporter’s transcript of the proceeding.
(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.
(c) File the report with the court, together with all original exhibits and the reporter’s transcript of the proceeding.
(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.
450.1774 Costs of appraisal proceeding.
Sec. 774. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.
(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:
(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.
(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.
(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

ANNEX D

July 25, 2024

PERSONAL AND CONFIDENTIAL

Board of Directors
ChoiceOne Financial Services, Inc.
109 East Division Street
Sparta, MI 49345

Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to ChoiceOne Financial Services, Inc. (the “Purchaser”) of the Merger Consideration (as defined below) to be paid by the Purchaser in connection with the proposed acquisition (the “Transaction”) of Fentura Financial, Inc. (the “Company”) subject to the terms and conditions of the Agreement and Plan of Reorganization and Merger between the Purchaser and the Company (the “Agreement”).
Pursuant to the Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 1.35 shares of the Purchaser’s common stock (the “Stock Consideration”); provided, however, that pursuant to Section 5.8.6 of the Agreement, certain shares held by the trustee of the Fentura Financial, Inc. Employee Deferred Compensation and Stock Ownership Plan will be redeemed for $40.18 (as such price is determined in accordance with the Agreement) for each share of common stock (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”). The terms of the Transaction are set forth more fully in the Agreement, and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement. The value received by the holders of Company stock and the composition of the Merger Consideration may be adjusted pursuant to the terms of the Agreement.
Janney Montgomery Scott LLC (“Janney”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience with and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions in and hold securities of the Purchaser or the Company. To the extent that we have any such material position as of the date of this opinion, it has been disclosed to the Purchaser. This opinion has been reviewed and approved by Janney’s Fairness Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority. Janney has otherwise provided no investment banking services to the Purchaser during the past two years in which compensation was received or was intended to be received. Janney may provide services to the Purchaser in the future (and/or to the Company if the Transaction is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.
We were retained by the Purchaser to act as financial advisor in rendering this fairness opinion. We will receive compensation from the Purchaser in connection with our services, including a fee for rendering this opinion, as well as a completion fee, which is contingent on successful completion of the Transaction. The Purchaser has agreed to indemnify us for certain liabilities arising out of our engagement.

July 25, 2024

During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed a draft of the Agreement dated July 24, 2024, and assumed it to be in substantially the same form as the final agreement in all material respects;
(ii)
familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of the Purchaser and the Company;

(iii)
reviewed the audited financial statements, for the years ended December 31, 2021, 2022, and 2023, and the unaudited financial statements for the quarters ended March 31, 2024, and June 30, 2024 of the Purchaser and the Company, including quarterly reports filed by the parties with the Securities and Exchange Commission, the Federal Reserve and/or the Federal Deposit Insurance Corporation;

(iv)	reviewed and discussed with senior management of the Purchaser and the Company the future financial prospects of the Purchaser and the Company as related to financial projections and pro formas;
(v)	compared certain aspects of the financial performance of the Purchaser and the Company with similar data available for certain other institutions;
(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of the Purchaser and the Company;
(vii)
reviewed the pro forma financial effects of the Transaction, taking into consideration the potential amount and timing of transaction costs and cost savings expected to be achieved as a result of the Transaction, in each case prepared by or at the direction of senior management of the Company and the Purchaser and approved for our use by the Purchaser;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and
(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.
In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Purchaser and the Company and other sources. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs, have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Purchaser or the Company or any of their respective subsidiaries. In addition, we have not reviewed individual credit files, nor have we made an independent evaluation or appraisal of the assets and liabilities of the Purchaser or the Company nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We did not make an independent valuation of the quality of the Purchaser’s or the Company’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Purchaser or the Company. We did not make an independent valuation of the quality of the Purchaser’s or the Company’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment portfolio of the Purchaser or the Company. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

July 25, 2024

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs and expense savings) provided to or otherwise reviewed by or discussed with us, we have been advised by senior management of the Purchaser and senior management of the Company, and have assumed with your consent, that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Purchaser and the Company and that such estimates will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of the Purchaser and senior management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects, to the draft of the Agreement reviewed by us. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Purchaser and the Company. We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof, the effect of which would be in any respect material to our analysis. In rendering this opinion, we have been advised by both the Purchaser and the Company that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the Transaction.
Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not been engaged to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.
Our opinion does not address the merits of the underlying decision by the Purchaser to engage in the Transaction and does not constitute a recommendation to any shareholder of the Purchaser or the Company as to any matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by any officer, director, or employee, or class of such persons.
We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. With your consent, we have relied upon the advice that the Purchaser has received from its legal, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Transaction and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
This letter is solely for the information of the Board of Directors of the Purchaser in its evaluation of the Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent, which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by the Purchaser in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Purchaser.

Sincerely,

Janney Montgomery Scott LLC

ANNEX E

FAIRNESS OPINION OF HOVDE GROUP, LLC

July 25, 2024
Board of Directors
Fentura Financial, Inc.
175 North Leroy Street
Fenton, Michigan 48430
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that ChoiceOne Financial Services, Inc., a Michigan corporation (the “Purchaser”), and Fentura Financial, Inc. a Michigan corporation (the “Company”), are about to enter into an Agreement and Plan of Merger to be dated on or about July 25, 2024 (the “Plan of Merger”). Subject to the terms and conditions of the Plan of Merger and the Michigan Business Corporation Act and any other applicable Law, at the Effective Time, the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall cease (the “Merger”). It is intended that for federal income tax purposes the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan of Merger is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code for federal and applicable Michigan state income tax purposes. The Company and the Purchaser shall consummate the Merger (the “Closing”) either (a) on the later to occur of (i) January 30, 2025 or (ii) the date that is five Business Days' immediately following the day on which the last of the conditions to Closing contained in Article VI of the Plan of Merger is satisfied or waived in accordance with the Plan of Merger, or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine; provided, however, the failure to consummate the Merger on the date and time and at the place determined as set forth immediately above will not result in the termination of the Plan of Merger and will not relieve any party of any obligation under the Plan of Merger.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Plan of Merger, and all Article and Section references shall refer to Articles or Sections in the Plan of Merger. For purposes of our analysis and opinion, the Plan of Merger as used herein shall refer to the Plan of Merger dated July 25, 2024, provided to Hovde by the Company on July 24, 2024.
Pursuant to Section 2.1.2 of the Plan of Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including each unvested share of restricted stock awarded under the Company Stock Plan and other than the Excluded Shares and the Dissenters’ Shares) (the aggregate total amount of such shares collectively, the “Outstanding Company Common Stock”), shall be converted into the right to receive 1.35 fully paid and nonassessable shares of Purchaser Common Stock, (the “Per Share Merger Consideration”) whereupon such shares of Company Common Stock will no longer be outstanding. Upon surrender of Certificates or Book-Entry Shares, all rights with respect to such shares of Company Common Stock will cease to exist, except the right to receive the Per Share Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.8, and any dividends or other distributions payable pursuant to Section 2.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares with respect to any such payments of cash for fractional shares, dividends or other distributions.
Hovde noted that Section 2.10 provides that an “Upset Condition” shall have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Average Purchaser Closing Price is less than $22.3953 (the “Floor Purchaser Price”); and (b) the number determined by dividing the Average Purchaser Closing Price by $27.9941 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price. The “Initial Index Price” means $116.18, the closing price of the KBW Nasdaq Regional Banking Index (KRX) on July 23, 2024. The “Average Purchaser Closing Price” means the

Board of Directors
Fentura Financial, Inc.
July 25, 2024

average volume weighted trading price per share of Purchaser Common Stock on which shares of Purchaser Common Stock were actually traded in transactions reported on the Nasdaq stock exchange during the ten (10) trading days immediately preceding the date that is seven (7) Business Days prior to the Closing Date (the “Pricing Period”). The “Final Index Price” means the closing price of the KBW Nasdaq Regional Banking Index (KRX) on the last day of the Pricing Period.
If the Upset Condition exists as of the last day of the Pricing Period, the Company shall have the right, exercisable at any time prior to 5:00 p.m., Eastern Time on the second Business Day after the last day of the Pricing Period (the “Exercise Period”) to either (a) proceed with the Merger on the basis of the Per Share Merger Consideration as calculated pursuant to Section 2.1 by delivering to the Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to the Purchaser, or (b) request the Purchaser to adjust the Per Share Merger Consideration, by delivering to Purchaser within the Exercise Period written notice to such effect (an “Increase Notice”), to a Per Share Merger Consideration computed by multiplying the Per Share Merger Consideration by a fraction that has as its numerator the Floor Purchaser Price and that has as its denominator the Average Purchaser Closing Price (the “Adjusted Per Share Merger Consideration”).
If the Upset Condition occurs and the Purchaser receives an Increase Notice, the Purchaser shall either accept or decline the Adjusted Per Share Merger Consideration by delivering written notice of its decision to Company at or before 5:00 p.m., Eastern Time on the second Business Day after receipt of the Increase Notice (the “Acceptance Period”). If the Purchaser accepts the Adjusted Per Share Merger Consideration within the Acceptance Period, the Plan of Merger shall remain in effect in accordance with its terms except that the Per Share Merger Consideration shall be equal to the Adjusted Per Share Merger Consideration. If the Purchaser declines the Adjusted Per Share Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Per Share Merger Consideration within the Acceptance Period, the Merger shall be abandoned and the Plan of Merger shall thereupon terminate without further action by the Company or the Purchaser effective as of 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period; provided, however, if the Purchaser declines the Adjusted Per Share Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Per Share Merger Consideration within the Acceptance Period, the Company may, by written notice delivered to the Purchaser at or before 5:00 p.m., Eastern Time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Per Share Merger Consideration calculated in accordance with Section 2.1, subject to applicable adjustment as provided in Section 2.9, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, the Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of the Plan of Merger.
For purposes of our analysis and opinion and with your knowledge and consent, we have assumed that based on there being 4,490,087 shares of Outstanding Company Common Stock as of this date, the Per Share Merger Consideration would be 6,061,617 shares of Purchaser Common Stock, and therefore, based on the closing price of Purchaser’s Common Stock on July 24, 2024 of $29.76, the aggregate value of the Per Share Merger Consideration was $180,393,722. We further assumed that no Upset Condition, nor any adjustment pursuant to Section 2.9, would occur prior to Closing that would result in any adjustment to the Per Share Merger Consideration.
We note that Article VI of the Plan of Merger sets forth certain normal and customary closing conditions, including (i) the approvals of both the Company’s and the Purchaser’s shareholders having been obtained; (ii) all regulatory approvals required in connection with the transactions contemplated by the Plan of Merger have been obtained, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect (the “Requisite Regulatory Approvals”), and no such Requisite Regulatory Approvals shall contain any Materially Burdensome Regulatory Condition; (iii) the Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC; (iv) the shares of the Purchaser’s Common Stock to be issued as Per Share Merger Consideration shall have been accepted for listing on the Nasdaq stock exchange; (v) the Company shall have received the opinion of Dickinson Wright, acting as counsel to Company, dated the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (vi) since

Board of Directors
Fentura Financial, Inc.
July 25, 2024

the date of the Plan of Merger, (a) there shall not have been any change, event, or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (b) neither the Purchaser nor any Purchaser Subsidiary shall be subject to any Regulatory Plan of Merger.
We also note that the Plan of Merger may be terminated if any of the conditions of Section VII of the Plan of Merger are met which include among other conditions the following: (i) by mutual written consent of the Purchaser and the Company; (ii) by either the Company or the Purchaser if any Governmental Entity has issued a final, non-appealable Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger; (iii) by either the Company or the Purchaser, if the Merger does not occur on or before the “End Date”; (iv) by either the Company or the Purchaser if the Company Shareholder Approval shall not have been obtained or the Purchaser Shareholder Approval shall not have been obtained; (v) by the Purchaser prior to the receipt of the Company Shareholder Approval if (a)the Company Board of Directors shall have effected a Company Adverse Recommendation Change, or (b) the Company Board of Directors shall have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within specified time frames, or (c) the Company enters into a Company Acquisition Plan of Merger, or (d) the Company is then in active negotiations with the Person making a Company Takeover and the Company Board of Directors fails to publicly reaffirm its recommendation of the Plan of Merger upon receipt of a written request by the Purchaser to provide such reaffirmation; and (vi) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a Company Acquisition Plan of Merger in respect of a Company Superior Proposal. Section 7.2.1 of the Plan of Merger sets forth a “Company Termination Fee” equal to $7,000,000 payable in cash in immediately available funds by the Company to the Purchaser upon the occurrence of certain specified events related to, among other events (i) the Company’s receipt of or entering into a Company Takeover Proposal, or (ii) the Company’s receipt of a Company Acquisition Plan of Merger in respect of a Company Superior Proposal.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) all of the closing conditions set forth in the Plan of Merger are satisfied, (ii) the Plan of Merger is not terminated pursuant to any of the provisions set forth in Section VII of the Plan of Merger, (iii) there will be no adjustment to the Per Share Merger Consideration, and (iv) the Merger will proceed and be consummated in accordance with the terms of the Plan of Merger.
You have requested our opinion, from a financial point of view, as to the fairness to the shareholders of the Company of the Per Share Merger Consideration to be paid to the Company’s shareholders by the Purchaser in connection with the Merger. This opinion addresses only the fairness of the Per Share Merger Consideration to be paid by the Purchaser to the Company’s shareholders in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed the Plan of Merger dated July 25, 2024 provided to Hovde by the Company on July 24, 2024;
(ii)	reviewed audited financial statements for the Company and Purchaser for the twelve month periods ended December 31, 2022 and December 31, 2023;
(iii)	reviewed the unaudited financial statements for the Company and the Purchaser for the three month period ended March 31, 2024 and the six month period ended June 20, 2024;
(iv)	reviewed certain historical publicly available business and financial information concerning the Company and the Purchaser;
(v)	reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser;
(vi)	reviewed financial and pro forma projections prepared in consultation with certain members of the senior management of the Company and the Purchaser;

Board of Directors
Fentura Financial, Inc.
July 25, 2024

(vii)
discussed with certain members of senior management of the Company and the Purchaser the business, financial condition, results of operations and future prospects of the Company and the Purchaser, the history and past and current operations of the Company and the Purchaser, and the Company’s and the Purchaser’s assessment of the rationale for the Merger;

(viii)	reviewed the pro forma financial impact of the Merger on Purchaser and Company, with all material assumptions discussed with and approved by representatives of Purchaser and Company;
(ix)	assessed current general economic, market and financial conditions;
(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and
(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time there will be, no material changes in the financial condition and results of operations of the Purchaser or the Company since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Plan of Merger and all other related documents and instruments that are referred to therein or otherwise provided to us by the Purchaser and the Company are true and complete. We have relied upon the management of the Company and/or Purchaser as applicable, as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company and Purchaser, and we assumed such forecasts, projections and other forward- looking information have been reasonably prepared by the Company and Purchaser on a basis reflecting the best currently available information and the Company’s and Purchaser’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Company to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Purchaser or the Company or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of the Purchaser and the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Plan of Merger would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Purchaser and the Company are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection

Board of Directors
Fentura Financial, Inc.
July 25, 2024

or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Purchaser or the Company, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Purchaser or the Company.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which the Purchaser or the Company is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Purchaser nor the Company is party to any material pending transaction, including without limitation any financing, recapitalization (other than the Purchaser’s contemplated offering of 1,200,000 shares of Purchaser’s Common Stock pursuant to the Preliminary Prospectus Supplement dated on or about the date hereof), acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Plan of Merger.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Plan of Merger, without any waiver of material terms or conditions by the Purchaser or the Company or any other party to the Plan of Merger and that the final Plan of Merger will not differ materially from the draft we reviewed.
We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Purchaser or the Company or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Company or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Company; (iii) any other strategic alternatives that might be available to the Company; or (iv) whether the Purchaser has sufficient cash or other sources of funds to enable it to pay the consideration required for the consummation of the Merger.
Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Plan of Merger or to any shareholders of the Company as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the aggregate purchase consideration is necessarily the highest or best price that could be obtained in a merger or combination transaction of the Company with the Purchaser. We do not express any opinion as to the value of the Purchaser Common Stock following the announcement of the proposed Merger, or the value of the Purchaser Common Stock following the consummation of the Merger, or the prices at which shares of the Purchaser Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Plan of Merger or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser or the Company.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of the Company Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit

Board of Directors
Fentura Financial, Inc.
July 25, 2024

to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Company, we will receive from the Company an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the opinion fee, that is contingent upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has provided investment banking or financial advisory services to the Company for which it received a fee. During the past two years preceding the date of this opinion, Hovde has provided investment banking or financial advisory services to the Purchaser for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Purchaser in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Purchaser or its affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Purchaser for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either the Company or the Purchaser.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Per Share Merger Consideration to be paid to the Company’s shareholders by the Purchaser in connection with the Merger is fair, from a financial point of view, to the shareholders of the Company.

Sincerely,

HOVDE GROUP, LLC

ANNEX F
Fentura Financial, Inc.

Interim Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30 2024	December 31 2023
ASSETS
Cash and due from banks	$128,590	$90,661
Available-for-sale debt securities, at fair value	97,861	105,249
Held-to-maturity debt securities	791	878
Equity securities	1,515	1,488
Residential mortgage loans held-for-sale, at fair value	2,440	747
Gross loans	1,459,929	1,473,471
Less allowance for credit losses	15,300	15,400
Net loans	1,444,629	1,458,071
Premises and equipment, net	13,661	14,561
Federal Home Loan Bank stock	9,179	9,179
Corporate owned life insurance	27,877	27,466
Mortgage servicing rights	8,636	8,776
Accrued interest receivable	4,747	4,472
Goodwill	8,853	8,853
Other assets	7,850	8,551
Total assets	$1,756,629	$1,738,952
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$404,521	$423,019
Interest bearing	1,022,538	971,163
Total deposits	1,427,059	1,394,182
Federal Home Loan Bank borrowings	160,000	180,000
Subordinated debentures	14,000	14,000
Other borrowings	4,397	4,500
Accrued interest payable and other liabilities	7,872	7,568
Total liabilities	1,613,328	1,600,250
Shareholders’ equity
Common stock, no par value; 10,000,000 shares authorized, 4,490,087 issued and outstanding (4,470,871 outstanding at December 31, 2023)	74,690	74,230
Retained earnings	78,094	74,309
Accumulated other comprehensive income (loss)	(9,483)	(9,837)
Total shareholders’ equity	143,301	138,702
Total liabilities and shareholders’ equity	$1,756,629	$1,738,952

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Interest income
Loans, including fees	$19,550	$18,725	$39,159	$36,579
Investments
Taxable	350	418	709	853
Tax-exempt	49	59	102	123
Fed funds sold and other	1,538	351	3,058	677
Total interest income	21,487	19,553	43,028	38,232
Interest expense
Deposits	7,909	4,356	15,525	7,919
Borrowings	1,741	2,113	3,440	3,885
Total interest expense	9,650	6,469	18,965	11,804
Net interest income	11,837	13,084	24,063	26,428
Credit loss expense (reversal)	796	205	753	441
Net interest income, after credit loss expense (reversal)	11,041	12,879	23,310	25,987
Noninterest income
Service charges and fees	1,314	1,377	2,607	2,675
Net gain on sales of residential mortgage loans	177	198	320	359
Net gain on sales of commercial loans	98	95	394	95
Net mortgage servicing rights	(44)	(8)	(140)	99
Net change in fair value of equity investments	(3)	(16)	(13)	(1)
Other	772	814	1,501	1,561
Total noninterest income	2,314	2,460	4,669	4,788
Noninterest expenses
Compensation and benefits	5,842	5,492	11,908	11,284
Professional services	963	1,237	1,857	2,003
Furniture and equipment	689	685	1,416	1,411
Occupancy	605	589	1,228	1,224
Data processing	490	565	1,037	1,078
Loan and collection	425	457	747	697
Advertising and promotional	337	509	685	960
Other	1,570	1,786	3,209	3,296
Total noninterest expenses	10,921	11,320	22,087	21,953
Income before income tax expense	2,434	4,019	5,892	8,822
Income tax expense	454	793	1,122	1,752
Net income	$1,980	$3,226	$4,770	$7,070
Basic and diluted earnings per common share	$0.44	$0.73	$1.07	$1.60

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Comprehensive Income (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net income	$1,980	$3,226	$4,770	$7,070
Other comprehensive income
Unrealized gains (losses) on available-for-sale securities	848	(596)	581	(352)
Tax effect(1)	(178)	126	(122)	74
Unrealized gains (losses) on available-for-sale securities, net of tax	670	(470)	459	(278)
Unrealized gains (losses) on cash flow hedges	(179)	(155)	(326)	(496)
Reclassification adjustment for net interest expense included in net income	97	165	194	316
Unrealized gains (losses) on cash flow hedges	(82)	10	(132)	(180)
Tax effect(1)	16	(2)	27	38
Unrealized gains (losses) on cash flow hedges, net of tax	(66)	8	(105)	(142)
Other comprehensive income (loss), net of tax	604	(462)	354	(420)
Comprehensive income	$2,584	$2,764	$5,124	$6,650

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)
(Dollars in thousands except per share amounts)
For the six months ended June 30,

	Common Stock
	Common Shares Issued and Outstanding	Amount	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
January 1, 2023	4,439,725	$73,569	$63,044	$(10,526)	$126,087
Issuance of common shares under stock purchase and dividend reinvestment plans	11,457	249	—	—	249
Issuance of common shares under stock grant plan	8,871	—	—	—	—
Common shares vested under stock grant plan	—	175	—	—	175
Cumulative effect adjustment for change in accounting principle, net of tax impact(1)	—	—	(1,580)	—	(1,580)
Cash dividends paid ($0.20 per share)	—	—	(891)	—	(891)
Comprehensive income (loss)	—	—	7,070	(420)	6,650
June 30, 2023	4,460,053	$73,993	$67,643	$(10,946)	$130,690

January 1, 2024	4,470,871	$74,230	$74,309	$(9,837)	$138,702
Issuance of common shares under stock purchase and dividend reinvestment plans	10,633	264	—	—	264
Issuance of common shares under stock grant plan	8,583	—	—	—	—
Common shares vested under stock grant plan	—	196	—	—	196
Cash dividends paid ($0.22 per share)	—	—	(985)	—	(985)
Comprehensive income	—	—	4,770	354	5,124
June 30, 2024	4,490,087	$74,690	$78,094	$(9,483)	$143,301

(1)
Effective January 1, 2023, we adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This election resulted in a reclassification of $1,580 from retained earnings, net of tax.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30
	Year Ended December 31
	2024	2023
Cash flows from operating activities
Net income	$4,770	$7,070
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of premises and equipment	1,066	1,051
Net amortization on securities	205	229
Net change in the fair value of equity investments	13	1
Net mortgage servicing rights income	140	(99)
Amortization of core deposit intangible assets	89	152
Credit loss expense (reversal)	753	441
Residential mortgage loans originated for sale	(16,167)	(16,786)
Proceeds from sales of residential mortgage loans	14,730	16,491
Net gain on sales of residential mortgage loans	(320)	(359)
Commercial loans originated for sale	(4,522)	(1,742)
Proceeds from sales of commercial loans	4,916	1,837
Net gain on sales of commercial loans	(394)	(95)
Net losses on sales of foreclosed assets	3	(10)
Increase in cash surrender value of corporate owned life insurance	(411)	(350)
Common shares vested under stock grant plan	196	175
Amortization of right-of-use assets	191	197
Net change in:
Accrued interest receivable and other assets	(324)	331
Accrued interest payable and other liabilities	307	(655)
Net cash provided by operating activities	5,241	7,879

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Cash Flows (Unaudited) (Continued)
(Dollars in thousands)

	Six Months Ended June 30
	Year Ended December 31
	2024	2023
Cash flows from investing activities
Calls, maturities, and principal paydowns of available-for sale securities	$7,766	$6,939
Calls, maturities, and principal paydowns of held-to-maturity securities	85	85
Purchases of equity investments	(40)	(120)
Net loan principal (originations) collections	12,689	(36,205)
Proceeds from sales of foreclosed assets	301	—
Net (purchases) redemptions of Federal Home Loan Bank stock	—	(1,283)
Net purchases of premises and equipment	(166)	(825)
Net cash (used in) provided by investing activities	20,635	(31,409)
Cash flows from financing activities
Net increase in deposits	32,877	47,309
Net advances (repayments) on line of credit	(103)	200
Net advances (repayments) from Federal Home Loan Bank	(20,000)	(22,000)
Proceeds from common stock issuance	264	249
Cash dividends paid on common stock	(985)	(891)
Net cash provided by (used in) financing activities	12,053	24,867
Net change in cash and cash equivalents	37,929	1,337
Cash and cash equivalents, beginning of year	90,661	57,844
Cash and cash equivalents, end of year	$128,590	$59,181
Supplemental cash flows information:
Interest paid	$17,819	$11,494
Income taxes paid	1,113	3,000
Supplemental noncash information:
Reclassifications of foreclosed loans to other real estate owned	$—	$42
Lease liabilities arising from obtaining right-of-use assets	—	503
Net cash provided by operating activities	5,241	7,879

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Dollars in thousands except per share amounts)
Note 1 - Nature of Operations and Summary of Significant Accounting Policies
Glossary of Abbreviations and Acronyms
The following abbreviations and acronyms may be used throughout these Notes to Interim Condensed Consolidated Financial Statements (Unaudited).

ACH: Automated Clearing House	FRB: Federal Reserve Bank
ACL: Allowance for credit losses	GAAP: Generally Accepted Accounting Principles
AFS: Available-for-sale	HFS: Held-for-sale
AIR: Accrued interest receivable	HTM: Held-to-maturity
AOCI: Accumulated other comprehensive income	IRA: Individual retirement account
ARRC: Alternative Reference Rates Committee	LIBOR: London Interbank Offered Rate
ASC: Accounting Standards Codification	MSR: Mortgage servicing rights
ASU: Accounting Standards Update	NASDAQ: National Association of Securities Dealers Automated Quotations
ATM: Automated teller machine	NOW: Negotiable order of withdrawal
BSBY: Bloomberg Short Term Bank Yield Index	NSF: Non-sufficient funds
CDI: Core deposit intangible	OCI: Other comprehensive income
CECL: Current expected credit losses	OIS: Overnight Index Swap
CET1: Common equity tier 1	OREO: Other real estate owned
COLI: Corporate owned life insurance	OTTI: Other-than-temporary impairment
DRIP: Dividend Reinvestment Plan	PPP: Paycheck Protection Program
EPS: Earnings Per Common Share	SAB: Staff Accounting Bulletin
ESOP: Employee Stock Ownership Plan	SBA: U.S. Small Business Administration
FASB: Financial Accounting Standards Board	SERP: Supplemental Executive Retirement Plan
FDIC: Federal Deposit Insurance Corporation	SOFR: Secured Overnight Funding Rate
FHLB: Federal Home Loan Bank	TLM: Troubled loan modifications
FHLLC: Fentura Holdings LLC	USDA: United States Department of Agriculture
FHLMC: Federal Home Loan Mortgage Corporation	YTD: Year-to-date
FNMA: Federal National Mortgage Association

Nature of Operations and Principles of Consolidation
The unaudited interim condensed consolidated financial statements include references to the “Corporation”, “Company”, “Fentura”, “we”, “our”, “us”, and similar terms refer to the consolidated entity consisting of Fentura Financial, Inc. (the “Parent”) and its subsidiaries. References to The State Bank or the “Bank” refer to Fentura Financial, Inc.’s subsidiary, The State Bank.
We provide banking and trust services principally to individuals, small businesses and governmental entities through our twenty community banking offices and one loan production center serving Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw and Shiawassee Counties in locations of central and southeastern Michigan. Our primary deposit products are checking, savings, and term certificate accounts, and our primary lending products are residential mortgage, commercial real estate, commercial, home equity, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Our exposure to credit risk is substantially affected by the economy in our market area and by changes in commercial real estate values. While the loan portfolio is substantially commercial based, we are not dependent on any single borrower or industry.
The unaudited interim condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. For further information, refer to our audited consolidated financial statements for the year ended December 31, 2023.
Our accounting policies are materially the same as those discussed in Note 1 to the Consolidated Financial Statements included in our audited consolidated financial statements for the year ended December 31, 2023.
Use of Estimates
The preparation of the unaudited interim condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and future results could differ. Significant estimates include but are not limited to the determination of the ACL, the fair values of residential mortgage loans held-for-sale and associated mortgage derivatives, credit impairment of securities, goodwill and the carrying value of deferred income taxes.
Allowance for Credit Losses - Loans
The allowance for credit losses (“allowance”) is a valuation account that is deducted from, or added to, the loans’ amortized cost basis to present the net amount expected to be ultimately collected on the loans. Loan losses are charged-off against the allowance when management determines the loan balance to be uncollectible. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Cash received on previously charged-off amounts is recorded as a recovery to the allowance.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. We adjust for current and forecasted factors based on trends in delinquencies, trends in charge-offs and recoveries, trends in the volume of loans, changes in underwriting standards, trends in loan review findings, the experience and ability of lending staff, concentrations of credit and changes in the value of collateral.
Reasonable and supportable economic forecasts are incorporated in determining our expected credit losses. The forecast period represents the time frame from the current period end through the point in time that we can reasonably forecast and support entity and environmental factors that are expected to impact the performance of our loan portfolio. Ideally, the economic forecast period would encompass the contractual terms of all loans; however, the ability to produce a forecast that is considered reasonable and supportable becomes more difficult and may not be possible in later periods. Subsequent to the end of the forecast period, we revert to historical loan data based on an ongoing evaluation of each economic forecast in relation to then current economic conditions as well as any developing loan loss activity and resulting historical data. As of June 30, 2024 and December 31, 2023, we used a two-year reasonable and supportable economic forecast period, with a reversion back to historical immediately following the two year forecasted period.
We are not required to develop and use our own economic forecast model and elected to utilize economic forecasts from our third party CECL provider that analyzes and develops forecasts of the economy for the entire United States on at least a quarterly basis.
We measure the allowance on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments, or pools, for analysis. After analyzing our loans, we determined the asset type or product type was the best pooling option that utilizes product-based call codes as the pooling / segmentations choice within the CECL model. Comparison of loan attributes and loss experience to peers was facilitated by this pooling choice.
We also consider expected credit losses associated with loan commitments over the contractual period in which we are exposed to credit risk on the underlying commitments, unless the obligation is unconditionally cancellable by us. Any allowance for off-balance sheet credit exposures is reported as an other liability on our Interim Condensed Consolidated Balance Sheets and is increased or decreased through other noninterest expense on our Interim Condensed Consolidated Statements of Income. No allowance is recognized if we have the unconditional right to cancel the obligation. The calculation includes consideration of the likelihood that funding will occur and then applying the expected credit loss as calculated using the weighted-average rate methodology for the corresponding balance sheet loan pool. Adjustments to the allowance are reported in the Interim Condensed Consolidated Statements of Income as a component of credit loss expense.

Accrued interest receivable for loans is $4,890 at June 30, 2024 and $4,641 at December 31, 2023, and is in included in accrued interest receivable on our Interim Condensed Consolidated Balance Sheets. We elected not to measure an allowance for accrued interest receivable. We elected to reverse interest income for loans that are placed on nonaccrual status, which is generally when the loan becomes 120 days past due, or earlier if we believe the collection of interest is doubtful. We believe this election results in the timely reversal of uncollectible interest.
The allowance for expected credit losses is a valuation account that is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when we believe the uncollectability of a loan balance is confirmed.
Debt Securities
Debt securities are classified as HTM and carried at amortized cost when we have the positive intent and the ability to hold them to maturity. Debt securities are classified as AFS when they might be sold before maturity. Debt securities AFS are carried at fair value, with unrealized holding gains and losses reported in OCI.
Allowance for Credit Losses - Held-to-Maturity Securities
We measure credit losses on HTM debt securities on a collective basis by major security type with each type sharing similar risk characteristics, and consider historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. HTM debt securities are charged-off against the ACL when deemed uncollectible. Adjustments to the ACL are reported on our Interim Condensed Consolidated Statements of Income in the provision for credit losses. We measure expected credit losses on HTM debt securities on a collective basis by major security type. Our HTM debt security portfolio consists of local municipal issued debt securities. The local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our HTM debt securities. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to a HTM debt security. All of our HTM debt securities were given a 1 rating as of June 30, 2024 and December 31, 2023. At June 30, 2024 and December 31, 2023, there was no ACL related to HTM debt securities.
Allowance for Credit Losses - Available-for-Sale Securities
For AFS debt securities in an unrealized loss position, we determine whether we intend to sell or if it is more likely than not that we will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with an allowance being established under CECL. Our AFS debt securities consist of multiple agency’s debt securities, as well as bank CD’s that have minimal credit quality risk, as they are guaranteed by the federal government or backed by FDIC insurance. These government backed AFS debt securities were not assessed for credit deterioration. Our population of AFS debt securities that are not agency backed are assessed for credit quality risk and they consist of debt securities issued by Municipalities. For AFS debt securities with unrealized losses not meeting these criteria, we evaluate whether any decline in fair value is due to credit loss factors. In making this assessment, we consider any changes to the rating of the security by rating agencies and adverse conditions specifically related to the issuer of the debt security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the ACL under ASU Topic 326-30 are recorded as provisions for credit loss expense. Losses are charged-off against the allowance when the collectability of an AFS debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income, net of income taxes. he local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our AFS debt securities that are not supported by the federal government or backed by FDIC insurance. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to an AFS debt security. All of our AFS debt securities were given a 3 rating or better. At June 30, 2024 and December 31, 2023, there was no ACL related to AFS debt securities.
Derivative Instruments and Hedging Activities
ASC 815 provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments, (2) how the entity accounts for derivative instruments and related hedged items, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain our objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment is executed and is adjusted for the expected exercise of the commitment before the loan is funded. In order to the hedge the change in interest rates resulting from our commitments to fund loans, we enter into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. Changes in the fair values of these derivatives are included in net gain on sales of residential mortgage loans included on our Interim Condensed Consolidated Statements of Income.
Earnings Per Common Share
Basic and diluted EPS are calculated as net income divided by the weighted average number of common shares outstanding during the year. Common stock grants that have a grant date prior to the date of earnings per common share calculation, and ESOP shares, are considered outstanding for this calculation. Unvested common stock grants are not considered outstanding for this calculation.
Reclassification
Certain items in the interim condensed consolidated financial statements of prior years were reclassified to conform to the current year presentation.
Note 2 - Recent Accounting Pronouncements
Pending Implementation
ASU 2023-09, “Income Taxes (Topic 740) - Improvements to Income Tax Disclosures”
In December 2023, ASU 2023-09 was issued and enhances transparency by requiring consistent categorization, greater disaggregation, and detailed disclosure related to income taxes paid. These changes aim to help users of financial statements understand factors contributing to differences between effective and statutory tax rates. The adoption of ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024 and is not expected to have a significant impact on our consolidated financial statements.
Note 3 - Investment Securities
The following is a summary of the amortized cost and fair value of investment securities as of:

	June 30, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government and federal agency	$20,430	$—	$(1,313)	$19,117
State and municipal	19,108	3	(1,530)	17,581
Mortgage backed residential	45,808	2	(5,719)	40,091
Certificates of deposit	2,481	—	(99)	2,382
Collateralized mortgage obligations - agencies	22,213	—	(3,523)	18,690
Total available-for-sale	$110,040	$5	$(12,184)	$97,861
Held-to-maturity state and municipal	$791	$—	$(24)	$767

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government and federal agency	$22,425	$—	$(1,461)	$20,964
State and municipal	20,460	13	(1,471)	19,002
Mortgage backed residential	49,076	1	(5,946)	43,131
Certificates of deposit	2,728	—	(146)	2,582
Collateralized mortgage obligations - agencies	23,320	—	(3,750)	19,570
Total available-for-sale	$118,009	$14	$(12,774)	$105,249
Held-to-maturity state and municipal	$878	$—	$(10)	$868

There was no allowance for credit losses recorded for available-for-sale or held-to-maturity debt securities in the three or six month periods ended June 30, 2024 or 2023.
The amortized cost and fair value of AFS debt securities grouped by contractual maturity were as follows as of June 30, 2024:

	Maturing				Securities with Variable Monthly Payments or Noncontractual Maturities	Total
	Due in One Year or Less	After One Year But Within Five Years	After Five Years But Within Ten Years	After Ten Years
U.S. Government and federal agency	$7,483	$12,947	$—	$—	$—	$20,430
State and municipal	1,655	15,219	1,114	1,120	—	19,108
Mortgage backed residential	—	—	—	—	45,808	45,808
Certificates of deposit	2,481	—	—	—	—	2,481
Collateralized mortgage obligations - agencies	—	—	—	—	22,213	22,213
Total amortized cost	$11,619	$28,166	$1,114	$1,120	$68,021	$110,040
Fair value	$11,206	$25,863	$987	$1,024	$58,781	$97,861

Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. As a result of their variable monthly payments, mortgage backed residential and collateralized mortgage obligations are not reported by a specific maturing group.
The amortized cost and fair value of state and municipal HTM debt securities grouped by contractual maturity were as follows as of June 30, 2024:

	Maturing				Securities with Variable Monthly Payments or Noncontractual Maturities	Total
	Due in One Year or Less	After One Year But Within Five Years	After Five Years But Within Ten Years	After Ten Years
Amortized Cost	$341	$295	$155	$—	$—	$791
Fair value	$338	$282	$147	$—	$—	$767

Information pertaining to AFS debt securities with unrealized losses aggregated by investment category for which an allowance for credit losses has not been recorded and the length of time that individual securities have been in a continuous loss position is as follows as of:

	June 30, 2024
	Less Than 12 Months		Over 12 Months		Gross Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$—	$—	$1,313	$19,117	$1,313
State and municipal	—	90	1,530	17,048	1,530
Mortgage backed residential	—	4	5,719	39,947	5,719
Certificates of deposit	—	—	99	2,382	99
Collateralized mortgage obligations - agencies	—	—	3,523	18,690	3,523
Total	$—	$94	$12,184	$97,184	$12,184
Number of AFS debt securities in an unrealized loss position:		6		141	147

	December 31, 2023
	Less Than 12 Months		Over 12 Months		Gross Unrealized Losses
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Government and federal agency	$1	$—	$1,460	$20,963	$1,461
State and municipal	3	530	1,468	17,849	1,471
Mortgage backed residential	1	—	5,945	43,018	5,946
Certificates of deposit	—	—	146	2,582	146
Collateralized mortgage obligations - agencies	—	—	3,750	19,570	3,750
Total	$5	$530	$12,769	$103,982	$12,774
Number of AFS debt securities in an unrealized loss position:		2		155	157

There were no sales of AFS or HTM debt securities in the three or six months ended June 30, 2024 or 2023.
The fair values of equity securities were as follows as of:

	June 30 2024	December 31 2023
Securities with readily determinable fair values	$1,515	$1,488
Total equity securities	$1,515	$1,488

As of June 30, 2024 and December 31, 2023, securities with a carrying amount of $23,854 and $25,868, respectively, were pledged to secure public deposits and borrowings.
As of June 30, 2024 and December 31, 2023, there were no holdings of securities of any one issuer, other than the U.S. Government and federal agencies, in an amount greater than 10% of shareholders’ equity.
Allowance for Credit Losses - Available-for-Sale Securities
As of June 30, 2024 and December 31, 2023, no allowance for credit losses was recognized on AFS debt securities in an unrealized loss position, as we do not believe any of the AFS debt securities are impaired due to reasons of credit quality. This is based on our analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to our AFS debt securities and consideration of our historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, we do not have the intent to sell any of the debt securities classified as AFS in the table above, and believes it is more likely than not that we will not have to sell any such debt securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying debt securities were purchased. The fair value is expected to recover as the debt securities approach their respective maturity date or repricing date, or if the market yields for such investments decline. We utilize a third party vendor to provide a detailed credit write-up for our AFS debt securities that are not supported by the federal government or backed by FDIC insurance. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to an AFS debt security. All of our AFS debt securities were given a 3 rating or better.
Allowance for Credit Losses – Held-to-Maturity Securities
Although all of the HTM debt securities held have been in an unrealized loss position for over 12 months as of June 30, 2024 and December 31, 2023, no allowance for credit losses was recognized, as we do not believe any of the HTM debt securities are impaired due to reasons of credit quality. We measure expected credit losses on HTM debt securities on a collective basis by major security type. Our HTM debt security portfolio consist of local municipal issued debt securities. The local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our HTM debt securities. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to a HTM debt security. All of our HTM debt securities were given a 1 rating as of June 30, 2024 and December 31, 2023.
Note 4 - Loans and Allowance for Credit Losses
We primarily originate residential and commercial real estate, commercial and industrial, and consumer loans. The majority of our loan portfolio is based in Genesee, Oakland, Saginaw, Shiawassee, Livingston, Ingham and Jackson counties within central and southeast Michigan. The ability of our debtors to honor their contracts is dependent upon the real estate values and general economic conditions in these areas. A significant amount of our consumer and residential real estate loans are secured by various items of real property. Commercial loans are secured primarily by real estate and business assets. Some of our loans are unsecured.
Total loans by class are summarized as follows as of:

	June 30, 2024		December 31, 2023
	Balance	% of Total	Balance	% of Total
Commercial loans
Commercial and industrial	$120,331	8.24%	$118,089	8.01%
Commercial real estate	864,200	59.19%	870,693	59.09%
Total commercial loans	984,531	67.44%	988,782	67.11%
Residential real estate loans
Residential mortgage	418,403	28.66%	431,836	29.31%
Home equity	53,133	3.64%	48,380	3.28%
Total residential real estate loans	471,536	32.30%	480,216	32.59%
Consumer loans	3,862	0.26%	4,473	0.30%
Gross loans	1,459,929	100.00%	1,473,471	100.00%
Less allowance for expected credit losses	(15,300)	1.05%	(15,400)	1.05%
Net loans	$1,444,629		$1,458,071

Included in total loans above are net deferred loan (fees) costs as of:

	June 30 2024	December 31 2023
Net deferred loan (fees) costs	$2,681	$2,401

We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debts such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans and is performed on a quarterly basis.

We use the following definitions for classified risk ratings for commercial and industrial and commercial real estate loans:
1: Loans of Exceptional Credit Quality - Loans supported by strong firms/individuals characterized as having minimum credit risk representing a prime credit. Generally fully secured by liquid, properly margined collateral.
2: Loans of High Quality - Loans protected by the borrower’s net worth representing desirable banking risk. Well-seasoned borrowers displaying strong financial condition, consistently superior earning performance, and access to a range of financing alternatives. The borrower’s trends and outlook, as well as those of its industry group, are positive.
3: Loans of Satisfactory Quality - Loans representing a reasonable credit risk. Characterized as being moderate to average risk to established borrowers that display sound financial condition and operating results. The capacity to service debt is stable and demonstrated at a level consistent with or above the industry norms. Borrower and industry trends and outlook are considered good.
4: Satisfactory - Acceptable - Loans to persons or entities with an average financial condition, adequate collateral margins, adequate cash flow to service long-term debt, and net worth comprised mainly of fixed assets are included in the category. These entities are minimally profitable now, with projections indicating continued profitability into the foreseeable future.
5: Satisfactory - Acceptable - Monitor - Loans that are characterized by borrowers who have marginal, but adequate cash flow, marginal profitability, and currently have been meeting the obligations of their loan structure. Adverse changes in the borrower’s circumstances and/or current economic conditions are more likely to impair their capacity for repayment. The borrower has, in the past, satisfactorily handled debts with us, but may be experiencing some minor delinquency in making payments, or other signs of temporary cash flow issues. Borrower may be experiencing declining margins or other negative financial trends, despite the borrower’s continued satisfactory condition and positive cash flow. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement, or declining but positive repayment capacity. This classification includes loans to new or established borrowers with satisfactory loan structure, but where near term economic or business issues appears to remain stable and the near-term projections would limit the ability for an improvement in the financial trends of the borrower.
6: Special Mention - Loans in this class have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in our credit position at some future date. These potential weaknesses may result in a deterioration of the repayment of the loan and increase the credit risk. Special mention assets are not adversely classified and do not expose us to sufficient risk to warrant adverse classification.
7: Substandard - Loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.
8: Doubtful - Loans are classified as doubtful because they have all the weaknesses inherent in those classified “Substandard” with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.
9: Loss - Loans are classified as loss because they are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. Charge-off is recommended.
We use the following definitions for classified risk ratings for residential mortgage, home equity and consumer loans:
Current - Loans are classified as current when payments are made on a timely basis and are not delinquent or in nonaccrual status.
30-89 days past due - Loans are classified as 30-89 days past due when payments are not paid in a timely manner and are considered delinquent.

90+ days past due - Loans are classified as 90+ days past due when payments continue to be delinquent beyond 89 days.
Nonaccrual - Loans are reviewed for nonaccrual when they become delinquent beyond 120 days. When a loan is placed in nonaccrual status, interest income recognized during the current period is reversed out of interest income on our Interim Condensed Consolidated Statements of Income and interest income recognized in prior periods is reversed out of ACL on our Interim Condensed Consolidated Balance Sheets.
The following tables present the amortized cost basis of loans by credit quality risk rating, class of financing receivable, and year of origination for term loans as of:

	June 30, 2024
	Term loans amortized cost basis by origination year					Revolving Loans amortized cost basis	Total
	2024	2023	2022	2021	Prior
Commercial loans
Commercial and industrial
Risk rating 1	$27	$5,860	$—	$417	$—	$—	$6,304
Risk rating 2	814	534	897	1,745	5,537	9,527
Risk rating 3	1,605	7,408	8,476	1,621	7,323	10,154	36,587
Risk rating 4	466	1,425	2,924	2,699	4,461	28,773	40,748
Risk rating 5	—	—	6,675	4,049	88	5,681	16,493
Risk rating 6	—	1,134	157	625	—	1,679	3,595
Risk rating 7	—	652	—	—	255	6,170	7,077
Risk rating 8	—	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—	—
Total commercial and industrial	$2,098	$17,293	$18,766	$10,308	$13,872	$57,994	$120,331
Current year-to-date gross write-offs	$—	$—	$13	$47	$—	$—	$60
Commercial real estate
Risk rating 1	$—	$—	$—	$—	$—	$32	$32
Risk rating 2	620	184	19,639	41,792	47,661	9,333	119,229
Risk rating 3	4,939	13,613	126,625	70,106	122,192	18,354	355,829
Risk rating 4	14,402	25,002	111,467	68,759	101,469	15,589	336,688
Risk rating 5	—	—	19,862	7,408	4,598	—	31,868
Risk rating 6	—	356	478	—	13,663	—	14,497
Risk rating 7	—	—	—	—	5,883	174	6,057
Risk rating 8	—	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—	—
Total commercial real estate	$19,961	$39,155	$278,071	$188,065	$295,466	$43,482	$864,200
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—	$—
Residential real estate loans
Residential mortgage
Current	$7,623	$35,490	$136,302	$99,305	$126,173	$7,342	$412,235
30-89 days past due	—	238	919	1,404	1,331	3	3,895
90+ days past due	—	—	—	—	—	—	—
Nonaccrual	—	101	278	201	1,557	136	2,273
Total residential mortgage	$7,623	$35,829	$137,499	$100,910	$129,061	$7,481	$418,403
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—	$—

	June 30, 2024
	Term loans amortized cost basis by origination year					Revolving Loans amortized cost basis	Total
	2024	2023	2022	2021	Prior
Home equity
Current	$871	$2,229	$1,935	$2,307	$6,889	$38,480	$52,711
30-89 days past due	—	—	—	6	59	280	345
90+ days past due	—	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	77	77
Total home equity	$871	$2,229	$1,935	$2,313	$6,948	$38,837	$53,133
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$10	$10
Consumer loans
Current	$350	$688	$423	$727	$1,566	$87	$3,841
30-89 days past due	1	—	—	—	4	2	7
90+ days past due	—	—	—	14	—	—	14
Nonaccrual	—	—	—	—	—	—	—
Total consumer	$351	$688	$423	$741	$1,570	$89	$3,862
Current year-to-date gross write-offs	$15	$—	$—	$—	$—	$—	$15

	December 31, 2023
	Term loans amortized cost basis by origination year				Revolving loans amortized cost basis	Total
	2023	2022	2021	Prior
Commercial loans
Commercial and industrial
Risk rating 1	$882	$—	$441	$—	$5,002	$6,325
Risk rating 2	271	577	1,020	2,318	3,831	8,017
Risk rating 3	7,303	17,611	3,265	4,294	23,413	55,886
Risk rating 4	2,548	3,700	2,656	9,719	19,109	37,732
Risk rating 5	—	—	3,743	—	2,077	5,820
Risk rating 6	—	—	1,479	109	276	1,864
Risk rating 7	—	13	170	257	2,005	2,445
Risk rating 8	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—
Total commercial and industrial	$11,004	$21,901	$12,774	$16,697	$55,713	$118,089
Current year-to-date gross write-offs	$—	$—	$—	$85	$—	$85
Commercial real estate
Risk rating 1	$—	$—	$—	$34	$—	$34
Risk rating 2	1,173	12,425	32,004	61,457	226	107,285
Risk rating 3	17,465	174,933	85,659	153,157	3,073	434,287
Risk rating 4	18,555	114,322	73,620	96,439	3,305	306,241
Risk rating 5	—	988	5,281	1,782	252	8,303
Risk rating 6	—	—	—	11,265	—	11,265
Risk rating 7	—	—	—	3,278	—	3,278
Risk rating 8	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—
Total commercial real estate	$37,193	$302,668	$196,564	$327,412	$6,856	$870,693
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—

	December 31, 2023
	Term loans amortized cost basis by origination year				Revolving loans amortized cost basis	Total
	2023	2022	2021	Prior
Residential real estate loans
Residential mortgage
Current	$41,022	$142,249	$106,018	$137,782	$—	$427,071
30-89 days past due	—	714	—	1,324	—	2,038
90+ days past due	—	—	—	—	—	—
Nonaccrual	106	396	204	2,021	—	2,727
Total residential mortgage	$41,128	$143,359	$106,222	$141,127	$—	$431,836
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—
Home equity
Current	$64	$339	$—	$444	$46,993	$47,840
30-89 days past due	—	—	—	—	296	296
90+ days past due	—	—	—	—	—	—
Nonaccrual	—	22	48	89	85	244
Total home equity	$64	$361	$48	$533	$47,374	$48,380
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—
Consumer loans
Current	$1,278	$496	$932	$1,649	$79	$4,434
30-89 days past due	—	5	28	6	—	39
90+ days past due	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—
Total consumer	$1,278	$501	$960	$1,655	$79	$4,473
Current year-to-date gross write-offs	$69	$1	$24	$15	$—	$109

The following table presents the activity related to the allowance for expected credit losses for the three and six months ended June 30, 2024 and 2023:

	Commercial and Industrial	Commercial Real Estate	Residential Mortgage	Home Equity	Consumer	Total
April 1, 2024	$1,784	$8,730	$4,391	$318	$77	$15,300
Charge-offs	(794)	—	—	—	(20)	(814)
Recoveries	5	4	—	—	9	18
Provision for (reversal of) credit losses	862	169	(258)	9	14	796
June 30, 2024	$1,857	$8,903	$4,133	$327	$80	$15,300

January 1, 2024	$1,770	$8,822	$4,443	$321	$44	$15,400
Charge-offs	(853)	—	—	(11)	(36)	(900)
Recoveries	5	11	—	—	31	47
Provision for (reversal of) credit losses	935	70	(310)	17	41	753
June 30, 2024	$1,857	$8,903	$4,133	$327	$80	$15,300

April 1, 2023	$1,327	$8,765	$4,653	$416	$59	$15,220
Charge-offs	—	—	—	—	(41)	(41)
Recoveries	—	—	7	—	9	16
Provision for (reversal of) credit losses	175	217	(173)	(91)	77	205
June 30, 2023	$1,502	$8,982	$4,487	$325	$104	$15,400

	Commercial and Industrial	Commercial Real Estate	Residential Mortgage	Home Equity	Consumer	Total
January 1, 2023	$1,094	$7,480	$3,921	$370	$135	$13,000
Cumulative effect of change in accounting principle	226	1,103	540	(11)	12	1,870
Charge-offs	—	—	—	—	(70)	(70)
Recoveries	—	10	—	1	17	28
Provision for (reversal of) credit losses	182	389	26	(35)	10	572
June 30, 2023	$1,502	$8,982	$4,487	$325	$104	$15,400

Troubled Loan Modifications
A loan modification is considered to be a TLM when the modification includes terms outside of normal lending practices to a borrower who is experiencing financial difficulties.
Typical concessions granted include, but are not limited to:
•	Agreeing to interest rates below prevailing market rates for debt with similar risk characteristics.
•	Extending the amortization period beyond typical lending guidelines for loans with similar risk characteristics.
•	Agreeing to an interest-only payment structure and delaying principal payments.
•	Forgiving principal.
•	Forgiving accrued interest.
To determine if a borrower is experiencing financial difficulties, factors we consider include:
•	The borrower is currently in default on any debt.
•	The borrower would likely default on any debt if the concession is not granted.
•	The borrower’s cash flow is insufficient to service all debt if the concession is not granted.
•	The borrower has declared, or is in the process of declaring, bankruptcy.
•	The borrower is unlikely to continue as a going concern (if the entity is a business).
Based on our historical loss experience, losses associated with TLMs are not significantly different than other impaired loans within the same loan segment. As such, TLMs are analyzed in the same manner as other impaired loans within their respective loan segment.
The following is a summary of the amortized cost basis of loan modifications granted to borrowers experiencing financial difficulty during the three and six months ended June 30, 2024:

	Three Months Ended June 30, 2024
	Interest Rate Reduction		Other-Than-Insignificant Payment Delay		Term Extension
	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables
Residential mortgage	$—	—%	$839	0.20%	$—	—%

	Six Months Ended June 30, 2024
	Interest Rate Reduction		Other-Than-Insignificant Payment Delay		Term Extension
	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables
Residential mortgage	$—	—%	$839	0.20%	$—	—%

There were no loan modifications granted to borrowers experiencing financial difficulty during the three or six month periods ended June 30, 2023.
The following is a summary of the period-end amortized cost basis of loan modifications granted to borrowers experiencing financial difficulty in the past 12 months as of:

	June 30, 2024
	Current	30-89 Days Past Due	90+ Days Past Due	Total
Residential mortgage	$977	$—	$—	$977

	December 31, 2023
	Current	30-89 Days Past Due	90+ Days Past Due	Total
Residential mortgage	$143	$—	$—	$143

We did not modify any loans by forgiving principal or accrued interest during the three or six month periods ended June 30, 2024 or 2023. We did not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in TLMs or whose loans are on nonaccrual as of June 30, 2024 or 2023. We closely monitor the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of our modification efforts. No modified loans were delinquent as of June 30, 2024 or 2023 and there were no TLMs that defaulted during the three or six month periods ended June 30, 2024 or 2023.
Credit Quality Indicators
The following table summarizes nonaccrual loans by loan class as of:

	June 30, 2024		December 31, 2023
	Total Nonaccrual Loans	Nonaccrual Loans with No ACL	Total Nonaccrual Loans	Nonaccrual Loans with No ACL
Commercial and industrial	$7,077	$4,206	$2,424	$—
Commercial real estate	174	174	169	169
Residential mortgage	2,273	2,273	2,727	2,727
Home equity	77	77	244	244
Consumer	—	—	—	—
Total	$9,601	$6,730	$5,564	$3,140

Loan delinquency was as follows as of:

	June 30, 2024
	Accruing			Nonaccrual	Total Loans	Total Past Due and Nonaccrual
	Current	30-89 Days Past Due	90+ Days Past Due
Commercial and industrial	$113,234	$20	$—	$7,077	$120,331	$7,097
Commercial real estate	863,758	268	—	174	864,200	442
Residential mortgage	412,236	3,894	—	2,273	418,403	6,167
Home equity	52,711	345	—	77	53,133	422
Consumer	3,841	7	14	—	3,862	21
Total	$1,445,780	$4,534	$14	$9,601	$1,459,929	$14,149

	December 31, 2023
	Accruing			Nonaccrual	Total Loans	Total Past Due and Nonaccrual
	Current	30-89 Days Past Due	90+ Days Past Due
Commercial and industrial	$115,652	$13	$—	$2,424	$118,089	$2,437
Commercial real estate	868,671	1,853	—	169	870,693	2,022
Residential mortgage	427,071	2,038	—	2,727	431,836	4,765
Home equity	47,840	296	—	244	48,380	540
Consumer	4,434	39	—	—	4,473	39
Total	$1,463,668	$4,239	$—	$5,564	$1,473,471	$9,803

Note 5 - Borrowings
Federal Home Loan Bank Borrowings
Borrowings from the FHLB and the associated assets pledged as collateral were as follows as of:

	June 30 2024		December 31 2023
	Amount	Rate	Amount	Rate
Fixed rate due 2025	10,000	4.11%	10,000	4.11%
Fixed rate due 2025	10,000	0.60%	10,000	0.60%
Fixed rate due 2026	10,000	3.88%	10,000	3.88%
Fixed rate symmetrical due 2027	20,000	3.76%	20,000	3.76%
Quarterly putable due 2029, putable quarterly starting 2025	40,000	3.89%	—	—%
Quarterly putable due 2031, putable quarterly starting 2025	50,000	3.80%	—	—%
Quarterly putable due 2033, putable quarterly starting 2024	20,000	3.28%	20,000	3.28%
Quarterly putable due 2028, putable quarterly staring 2024	—	—%	20,000	3.63%
Quarterly putable due 2030, putable quarterly staring 2024	—	—%	20,000	3.33%
Quarterly putable due 2030, putable quarterly staring 2024	—	—%	50,000	2.71%
Quarterly putable due 2033, putable quarterly starting 2024	—	—%	20,000	2.77%
Total Federal Home Loan Bank borrowings	$160,000	3.58%	$180,000	3.09%

Fair value of securities pledged as collateral	$651		$735
Loans pledged as collateral	$818,945		$788,650

The borrowings are payable at their maturity date; a prepayment penalty is assessed with early payoffs of borrowings. As of June 30, 2024 and December 31, 2023, we had the ability to borrow up to an additional $190,000 and $170,000, respectively, based on the lesser of the amount authorized by the Board of Directors or assets pledged as collateral.
Federal funds purchased generally mature within one to four days from the transaction date. The following table provides a summary of our federal funds purchased for the periods ended:

Three Months Ended June 30
2024			2023
Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period	Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period
$—	$—	—%	$—	$740	4.05%

Six Months Ended June 30
2024			2023
Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period	Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period
$—	$—	—%	$3,000	$852	5.16%

Subordinated Debentures and Trust Preferred Securities
We formed a trust and issued $12,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 3.00%), and the current rate at June 30, 2024 was 8.60%. We issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. We may redeem the subordinated debentures, in whole but not in part, any time at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
We formed a trust and issued $2,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 1.60%), and the current rate at June 30, 2024 was 7.19%. We issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. We may redeem the subordinated debentures, in whole but not in part, any time at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.
We are not considered the primary beneficiary of these trusts, therefore the trusts are not consolidated in our financial statements; rather, the subordinated debentures are presented as a liability.
As of June 30, 2024, the Parent had a term loan secured by our investment in the Bank. This loan has a term of 3 years with a scheduled maturity in 2027 and has a fixed rate of 7.75%. As of June 30, 2024, the outstanding balance of the note was $4,397.
As of June 30, 2024, the Parent had a $7,000 line of credit secured by our investment in the Bank. This instrument has a variable rate equal to Wall Street Journal Prime, which was 8.50% as of June 30, 2024, with a floor of 5.00%. We did not have any outstanding advances against this line as of June 30, 2024.
As of December 31, 2023, the Parent had an $8,000 line of credit secured by our investment in the Bank. This instrument had the option to be at a fixed or variable rate at the time of each draw and matured annually with any individual draw having a maturity of no more than 3 years. The fixed rate option would be priced at the time of draw. The variable rate spread was 2.25% over the 1 month BSBY, and the rate at December 31, 2023 was 7.63%. We had $4,500 in outstanding advances against this line as of December 31, 2023.
Note 6 - Earnings Per Share
The components in the earnings per common and diluted share computation follow for the periods ended:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net income	$1,980	$3,226	$4,770	$7,070
Weighted average common shares - issued and outstanding	4,488,080	4,457,806	4,484,638	4,454,198
Average unvested common stock grants	(26,500)	(29,916)	(29,160)	(29,461)
Weighted average common shares - basic	4,461,580	4,427,890	4,455,478	4,424,737
Basic and diluted earnings per common share	$0.44	$0.73	$1.07	$1.60

There were no common stock options or other common stock equivalents outstanding at June 30, 2024 or 2023.
Unvested stock grants were not considered in computing basic and diluted earnings per share because they are antidilutive for all periods presented.
Note 7 - Revenue Recognition
All of our revenue from contracts with customers included in the scope of ASC Topic 606 is recognized within noninterest income. Items outside the scope of ASC Topic 606 are noted as such. The following table presents our sources of noninterest income for the periods ended:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net gain on sales of residential mortgage loans(1)	$177	$198	$320	$359
Net gain on sales of commercial loans(1)	98	95	394	95
Service charges and fees
Debit card fees	254	323	916	961
Trust related administration	353	260	561	646
Investment services(1)	75	74	687	486
Service charges on deposit accounts	470	496	302	442
ATM card fees	162	224	141	140
Total	1,314	1,377	2,607	2,675

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net mortgage servicing rights(1)	(44)	(8)	(140)	99
Net change in fair value of equity investments(1)	(3)	(16)	(13)	(1)
Other
Residential mortgage loan servicing fees(1)	386	406	780	812
Increase in cash surrender value of corporate owned life insurance(1)	207	178	411	350
Other(1)	179	230	310	399
Total	772	814	1,501	1,561
Total noninterest income	$2,314	$2,460	$4,669	$4,788

(1)	Not within the scope of ASC Topic 606.
A description of our revenue streams accounted for under ASC 606 follows:
Trust related administration
We earn trust related income from contracts with customers to manage assets for investment, and/or to transact on their accounts. These fees are primarily earned over time as we provide the contracted monthly or quarterly services that are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction based are recognized at the point in time that the transaction is executed.
Service charges on deposit accounts and ATM and Debit card fees
We earn fees from deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include stop payment charges, statement rendering, ACH and ATM fees, are recognized at the time the transaction is executed as that is the point in time we fulfill the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which we satisfy the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with our performance obligation. Service charges and ATM fees on deposit accounts are withdrawn from the customer’s account as the transactions occur.
Note 8 - Noninterest Expenses
A summary of other noninterest expenses was as follows for the periods ended:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
ATM and debit card	$188	$179	$359	$340
FDIC insurance premiums	327	330	626	531
Telephone and communication	86	100	195	219
Amortization of core deposit intangibles	44	76	89	152
Other general and administrative	925	1,101	1,940	2,054
Total other noninterest expenses	$1,570	$1,786	$3,209	$3,296

Note 9 - Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.
Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3:	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market.
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of our financial assets and financial liabilities carried at fair value and all financial instruments disclosed at fair value. Transfers of assets or liabilities between levels of the fair value hierarchy are recognized at the beginning of the reporting period, when applicable.
In general, fair value is based upon quoted market prices, where available. If quoted market prices are not available, fair value is based upon third-party pricing services when available. Fair value may also be based on internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be required to record financial instruments at fair value. Any such valuation adjustments are applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.
While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the fair value amounts may change significantly after the date of our Interim Condensed Consolidated Balance Sheets.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Available-for-Sale Securities: The fair values of AFS debt securities are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
Equity Securities: The fair values of equity securities (Level 1 inputs) are determined by obtaining quoted prices on nationally recognized securities exchanges.
Residential Mortgage Loans Held-for-Sale, at Fair Value: The fair values of residential mortgage loans HFS are based on valuation models which use the market price for similar loans sold in the secondary market. As these prices are derived from market observable inputs, we categorize these loans HFS as Level 2.
Mortgage Servicing Rights: MSR are accounted for under the fair value measurement methodology. MSR are measured at fair value each reporting period and changes in the fair value are recorded to earnings in the period in which the fair value changes occur using a model that calculates the net present value of estimated future cash flows using various assumptions, including prepayment speeds, the discount rate and servicing costs. We classify the MSR subject to recurring fair value measurements as Level 3 valuation.
Derivatives: We utilize various derivative instruments to manage interest rate risk including interest rate caps, interest rate swaps, forward contracts, and interest rate lock commitments. Derivatives are reported at fair value utilizing Level 2 inputs. Substantially all of the derivative instruments held for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. We measure fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. In addition, we obtain third-party valuations. Derivatives are included in other assets or liabilities on our Interim Condensed Consolidated Balance Sheets.
A description of the various derivative instruments utilized is as follows:
Interest rate swaps: Interest rate swaps are designated as cash flow hedges which involve the receipt of variable amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Forward contracts: We enter into forward loan sales commitments to sell certain residential mortgage loans which are recorded at fair value based on valuation models. Our expectation of the amount of interest rate lock commitments that will ultimately close is a factor in determining the position. The valuation models utilize the fair value of related residential mortgage loans determined using observable market data.
Interest rate lock commitments: Our interest rate lock commitments are derivative instruments that are recorded at fair value based on valuation models that use the market price for similar loans sold in the secondary market. The interest rate lock commitments are adjusted for expectations of exercise and funding.
Assets measured at fair value on a recurring basis are summarized below as of:

	June 30, 2024
	Total	Level 1	Level 2	Level 3
Available-for-sale debt securities
U.S. Government and federal agency	$19,117	$12,059	$7,058	$—
State and municipal	17,581	—	17,581	—
Mortgage backed residential	40,091	—	40,091	—
Certificates of deposit	2,382	—	2,382	—
Collateralized mortgage obligations - agencies	18,690	—	18,690	—
Total available-for-sale debt securities	$97,861	$12,059	$85,802	$—
Equity securities	$1,515	$1,515	$—	$—
Mortgage servicing rights	$8,636	$—	$—	$8,636
Residential mortgage loans held-for-sale	$2,440	$—	$2,440	$—
Interest rate swaps	$1,223	$—	$1,223	$—
Forward contracts	$54	$—	$54	$—
Interest rate lock commitments	$22	$—	$22	$—

	December 31, 2023
	Total	Level 1	Level 2	Level 3
Available-for-sale debt securities
U.S. Government and federal agency	$20,964	$12,009	$8,955	$—
State and municipal	19,002	—	19,002	—
Mortgage backed residential	43,131	—	43,131	—
Certificates of deposit	2,582	—	2,582	—
Collateralized mortgage obligations - agencies	19,570	—	19,570	—
Total available-for-sale debt securities	$105,249	$12,009	$93,240	$—
Equity securities	$1,488	$1,488	$—	$—
Mortgage servicing rights	$8,776	$—	$—	$8,776
Residential mortgage loans held-for-sale	$747	$—	$747	$—
Interest rate swaps	$1,065	$—	$1,065	$—
Forward contracts	$1	$—	$1	$—
Interest rate lock commitments	$12	$—	$12	$—

There were no reclassifications between levels within the fair value hierarchy during the three and six months ended June 30, 2024 or 2023.
The following table provides a reconciliation of MSR measured at fair value using significant unobservable inputs (Level 3) on a recurring basis. Had there been any transfer into or out of Level 3, the amount included in “Transfers into (out of) Level 3” would represent the beginning balance of an item in the period during which it was transferred.

Activity in MSR measured at fair value using Level 3 inputs on a recurring basis consisted of the following for the periods ended:

	Three Months Ended June 30
	2024	2023
April 1	$8,680	$8,773
Net change in fair value	(44)	(8)
June 30	$8,636	$8,765

	Six Months Ended June 30
	2024	2023
January 1	$8,776	$8,666
Net change in fair value	(140)	99
June 30	$8,636	$8,765

The following table presents quantitative information about recurring Level 3 fair value measurements as of:

	June 30, 2024
	Fair Value	Valuation Technique	Unobservable Input	Range		Weighted Average
				Minimum	Maximum
Mortgage servicing rights	$8,636	Discounted cash flow	Discount rate	11.00%	11.00%	11.00%
			Prepayment speed	6.00%	23.59%	6.46%

	December 31, 2023
	Fair Value	Valuation Technique	Unobservable Input	Range		Weighted Average
				Minimum	Maximum
Mortgage servicing rights	$8,776	Discounted cash flow	Discount rate	11.00%	11.00%	11.00%
			Prepayment speed	6.00%	21.39%	6.42%

Our MSR valuations were supported by an analysis prepared by an independent third party. The analyses utilized the discounted cash flow valuation method. The unobservable inputs used in the fair value measurement of MSR are discount rate and prepayment speed. Significant changes in these assumptions could result in significant changes to the value of our MSR. Unobservable inputs were weighted by the relative fair value of the instruments.
Financial Instruments Recorded Using Fair Value Option
We elected the fair value option for residential mortgage loans held-for-sale. These loans are intended for sale and we believe that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the note and in accordance with our policy on loans held for investment. None of these loans were 90 days or more past due or in non-accrual status as of June 30, 2024 or December 31, 2023. There were no gains or losses attributable to instrument specific credit risk in the three or six months ended June 30, 2024 or 2023.
The aggregate fair value, contractual balance (including accrued interest), and gain or loss was as follows as of:

	June 30 2024	December 31 2023
Aggregate fair value	$2,440	$747
Contractual balance	2,424	728
Gain (loss)	$16	$19

The total amount of gains and losses from changes in fair value included in net income were as follows for the three and six months ended June 30:

	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Interest Income	$36	$30	$57	$43
Change in fair value	177	198	320	359
Total change in value	$213	$228	$377	$402

Assets Measured at Fair Value on a Nonrecurring Basis
There were no material assets recorded at fair value on a nonrecurring basis as of June 30, 2024 or December 31, 2023.
There were no liabilities recorded at fair value on a nonrecurring basis as of June 30, 2024 or December 31, 2023.
Disclosures About Fair Value of Financial Instruments
GAAP requires disclosures about the estimated fair value of our financial instruments, including those financial assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis. We utilized the fair value hierarchy in computing the fair values of our financial instruments. In cases where quoted market prices were not available, we employed the exit-price notion, using unobservable inputs requiring our judgment to estimate the fair values of our financial instruments, which are considered Level 3 valuations. These Level 3 valuations are affected by the assumptions made and, accordingly, are not necessarily indicative of amounts that would be realized in a current market exchange. It is also our general practice and intent to hold the majority of our financial instruments until maturity and, therefore, we do not expect to realize the estimated amounts disclosed.
A summary of carrying amounts and estimated fair values of our financial instruments not recorded at fair value in their entirety on a recurring basis on our Interim Condensed Consolidated Balance Sheets are disclosed in the table below as of:

		June 30, 2024		December 31, 2023
	Level in Fair Value Measurement Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Held-to-maturity securities	Level 2	$791	$767	$878	$868
Net loans	Level 3	$1,444,629	$1,355,796	$1,458,071	$1,387,580
Liabilities
Time deposits	Level 2	$324,313	$326,193	$295,142	$238,472
Federal Home Loan Bank borrowings	Level 2	$160,000	$157,549	$180,000	$177,552
Subordinated debentures	Level 2	$14,000	$14,000	$14,000	$14,000
Other borrowings	Level 2	$4,397	$4,397	$4,500	$4,500

There were no reclassifications between Level 1, Level 2 or Level 3 for the three or six months ended June 30, 2024 or 2023.
The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and cash equivalents, FHLB stock, non-marketable equity securities, accrued interest receivable, COLI, deposits without defined maturities, federal funds purchased and sold, and accrued interest payable.
Note 10 - Derivatives
Risk Management Objective of Using Derivatives
We are exposed to certain risk arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our assets and liabilities and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our mortgage loans, investments and borrowings.
Cash Flow Hedges of Interest Rate Risk
Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily uses interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. During the six months ended June 30, 2024 and twelve months ended December 31, 2023, such derivatives were used to hedge the variable cash flows associated with existing variable-rate borrowings and forecasted issuances of borrowings.
For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in AOCI and subsequently reclassified into interest expense in the same period(s) during which the hedged transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.
Fair Value Hedges of Interest Rate Risk
We are exposed to changes in the fair value of certain of our fixed-rate assets due to changes in benchmark interest rates. We use interest rate swaps to manage our exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, LIBOR. Interest rate swaps designated as fair value hedges involve the payments of fixed-rate amounts to a counterparty in exchange for receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.
For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.
Non-designated Hedges of Interest Rate Risk
Derivatives not designated as hedges are not speculative and result from a service we provide to certain customers. We execute interest rate swaps with commercial loan customers to facilitate their respective risk management strategies. The interest rate swaps are simultaneously hedged by offsetting derivatives that we execute with a third party, such that we minimize our net risk exposure resulting from such transactions. As the interest rate derivatives associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer derivatives and the offsetting derivatives are recognized directly in earnings.
The following table presents the carrying amounts of the hedged items accounted for as fair value hedges as of:

	Carrying Amount of the Hedged Assets		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets
Line Item in the Interim Condensed Consolidated Balance Sheets in Which the Hedged Item is Included	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Loans	$19,029	$19,612	$(1,015)	$(710)

The tables below presents the fair value of our derivative financial instruments as well as the classification on our Interim Condensed Consolidated Balance Sheets as of:

		June 30, 2024		December 31, 2023
Derivatives Designated as Hedging Instruments	Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate derivatives	Other Liabilities	$29,971	$1,223	$30,322	$1,065

		June 30, 2024		December 31, 2023
Derivatives not Designated as Hedging Instruments	Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate derivatives	Other Assets	$8,390	$71	$—	$—
	Other Liabilities	$8,390	$85	$—	$—

The table below presents the effect of cash flow hedge accounting on AOCI for the periods ended:

	Three Months Ended June 30
	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative		Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings
	2024	2023		2024	2023
Interest rate derivatives	$(82)	$10	Interest Expense	$(97)	$(165)

	Six Months Ended June 30
	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative		Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings
	2024	2023		2024	2023
Interest rate derivatives	$(132)	$(180)	Interest Expense	$(194)	$(316)

The table below presents the effect of our derivative financial instruments on the Interim Condensed Consolidated Statements of Income for the periods ended:

	Three Months Ended				Six Months Ended
	June 30, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense
Total amount of income and expense line items presented in the Interim Condensed Consolidated Statements of Income in which the effects of fair value or cash flow hedges are recorded	$138	$(97)	$121	$(165)	$—	$(194)	$—	$(316)
The effects of fair value and cash flow hedging:
Gain (loss) on fair value hedging relationship
Interest contracts
Hedged items	$(4)	$—	$(436)	$—	$(296)	$—	$(77)	$—
Derivatives designated as hedging instruments(1)	$142	$—	$557	$—	$296	$—	$77	$—
Gain (loss) on cash flow hedging relationship
Interest contracts
Amount of gain (loss) reclassified from accumulated other comprehensive income into earnings	$—	$(97)	$—	$(165)	$—	$(194)	$—	$(316)

(1)	Amounts include changes in fair value as well as net settlement on the derivatives.

Amount of gain (loss) reclassified from accumulated other comprehensive income into earnings as a result that a forecasted transaction is no longer probable of occurring.
The follow table presents the effect of our derivatives not designated as hedging instruments on the Interim Condensed Consolidated Statements of Income for the periods ended:

Derivatives Not Designated as Hedging Instruments under Subtopic 815-20	Location of Income or (Expense) Included in our Interim Condensed Consolidated Statements of Income on Derivatives Not Designated as Hedging Instruments	Total Amount of Income or (Expense) Included in our Interim Condensed Consolidated Statements of Income on Derivatives Not Designated as Hedging Instruments
		Three Months Ended		Six Months Ended
		June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest rate derivatives	Other income	$(13)	$—	$(13)	$—

The tables below present a gross presentation, the effects of offsetting, and a net presentation of our derivatives as of June 30, 2024 and December 31, 2023. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented:

Offsetting of Derivative Liabilities as of June 30, 2024
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Interim Condensed Consolidated Balance Sheets	Net Amounts of Liabilities presented in the Interim Condensed Consolidated Balance Sheets	Gross Amounts Not Offset in the Interim Condensed Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Received (Posted)	Net Amount
Interest rate derivatives	$1,223	$—	$1,223	$—	$5,707	$(4,484)

Offsetting of Derivative Liabilities as of December 31, 2023
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Interim Condensed Consolidated Balance Sheets	Net Amounts of Liabilities presented in the Interim Condensed Consolidated Balance Sheets	Gross Amounts Not Offset in the Interim Condensed Consolidated Balance Sheets
				Financial Instruments	Cash Collateral Received (Posted)	Net Amount
Interest rate derivatives	$1,065	$—	$1,065	$—	$5,555	$(4,490)

Mortgage Banking Derivatives
The following table summarizes the net gains (losses) relating to free-standing derivative instruments used for risk management for the periods ended:

		Three Months Ended June 30		Six Months Ended June 30
Instrument	Location	2024	2023	2024	2023
Mandatory forward contracts	Other noninterest income	$40	$30	$53	$6
Interest rate lock commitments	Net gain on sales of residential mortgage loans	$(14)	$10	$10	$34

The following table reflects the amount and fair value of mortgage banking derivatives included on our Interim Condensed Consolidated Balance Sheets as of:

	June 30, 2024		December 31, 2023
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Mandatory forward contracts	$2,424	$54	$428	$4
Interest rate lock commitments	—	22	300	12
Total included in other assets	$2,424	$76	$728	$16

	June 30, 2024		December 31, 2023
	Notional Amount	Fair Value	Notional Amount	Fair Value

Included in other liabilities:
Mandatory forward contracts	$2,299	$—	$1,231	$3
Interest rate lock commitments	—	—	138	—
Total included in other liabilities	$2,299	$—	$1,369	$3

Credit-risk-related Contingent Features
We have agreements with each of our derivative counterparties that contain a provision where if we either default, or are capable of being declared in default, on any of our indebtedness, then we could also be declared in default on our derivative obligations.
The fair value of derivatives in a net liability position (“out-of-the-money”), which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements as of June 30, 2024 and December 31, 2023 was $1,223 and $1,065, respectively. As of June 30, 2024 and December 31, 2023, we had minimum collateral posting thresholds with certain of our derivative counterparties and had posted collateral of $5,707 and $5,555, respectively, in cash collateral on deposit with counterparties. If we had breached any of these provisions, we could have been required to settle our obligations under the agreements at their termination value at June 30, 2024 and December 31, 2023 of $1,223 and $1,065, respectively.
Note 11 - Contingencies
Litigation
We are party to litigation arising during the normal course of business. In our opinion, based on consultation with legal counsel, the resolution of such litigation is not expected to have a material effect on our interim condensed consolidated financial statements.
Note 12 - Subsequent Events
We evaluated subsequent events after June 30, 2024 through the date our interim condensed consolidated financial statements were issued for potential recognition and disclosure.
On July 25, 2024, Fentura and ChoiceOne Financial Services, Inc. (“ChoiceOne”) entered into a merger agreement. Pursuant to the merger of Fentura with and into ChoiceOne, with ChoiceOne surviving the merger. Pursuant to the terms and subject to the conditions of the merger agreement, which has been approved by the Fentura Board of Directors and the ChoiceOne Board of Directors, each share of Fentura common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 1.35 shares of ChoiceOne common stock. The transaction is expected to close in the first quarter of 2025, subject to satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Fentura and ChoiceOne shareholders.
No other subsequent events require financial statement recognition or disclosure between June 30, 2024 and the date our interim condensed consolidated financial statements were issued.

Consolidated Financial Statements
Years Ended December 31, 2023, 2022 and 2021

Fentura Financial, Inc.

INDEPENDENT AUDITORS’ REPORT
March 19, 2024
Shareholders and Board of Directors
Fentura Financial, Inc.
Fenton, Michigan
Report on Audit of the Consolidated Financial Statements
Opinion
We have audited the accompanying consolidated financial statements of Fentura Financial, Inc. (the “Corporation”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively, the “financial statements”).
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fentura Financial, Inc. as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Fentura Financial, Inc., and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion on these consolidated financial statements.
Change in Accounting Principle
As described in Note 1 to the consolidated financial statements, in 2023 the Corporation adopted Accounting Standards Codification 326, Financial Instruments - Credit Losses. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Fentura Financial, Inc.’s ability to continue as a going concern within one year after the date of the consolidated financial statements are available to be issued.

Independent Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Fentura Financial, Inc.’s ability to continue as a going concern for a reasonable period of time.

Audit of Internal Control Over Financial Reporting
We also have audited, in accordance with attestation standards established by the American Institute of Certified Public Accountants, The State Bank’s, a wholly owned subsidiary of Fentura Financial, Inc., internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) relevant to internal reporting objectives for the express purposes of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), and our report thereon dated March 28, 2024 expressed an unqualified opinion on the effectiveness of The State Bank’s internal control over financial reporting.

Consolidated Balance Sheets
(Dollars in thousands)

	December 31
	2023	2022
ASSETS
Cash and due from banks	$90,661	$57,844
Available-for-sale debt securities, at fair value	105,249	122,563
Held-to-maturity debt securities	878	1,171
Equity securities	1,488	1,315
Residential mortgage loans held-for-sale, at fair value	747	493
Gross loans	1,473,471	1,436,166
Less allowance for credit losses	15,400	13,000
Net loans	1,458,071	1,423,166
Premises and equipment, net	14,561	15,571
Federal Home Loan Bank stock	9,179	10,215
Corporate owned life insurance	27,466	26,697
Mortgage servicing rights	8,776	8,666
Accrued interest receivable	4,472	4,002
Goodwill	8,853	8,853
Other assets	8,551	8,307
Total assets	$1,738,952	$1,688,863
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$423,019	$461,390
Interest bearing	971,163	871,493
Total deposits	1,394,182	1,332,883
Federal Home Loan Bank borrowings	180,000	202,000
Subordinated debentures	14,000	14,000
Other borrowings	4,500	6,350
Accrued interest payable and other liabilities	7,568	7,543
Total liabilities	1,600,250	1,562,776
Shareholders’ equity
Common stock, no par value; 10,000,000 shares authorized, 4,470,871 issued and outstanding (4,439,725 in 2022)	74,230	73,569
Retained earnings	74,309	63,044
Accumulated other comprehensive income (loss)	(9,837)	(10,526)
Total shareholders’ equity	138,702	126,087
Total liabilities and shareholders’ equity	$1,738,952	$1,688,863

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income
(Dollars in thousands except per share amounts)

	Year Ended December 31
	2023	2022	2021
Interest income
Loans, including fees	$75,382	$56,610	$45,129
Investments
Taxable	1,624	1,767	1,285
Tax-exempt	233	270	311
Fed funds sold and other	2,442	573	185
Total interest income	79,681	59,220	46,910
Interest expense
Deposits	20,528	4,023	2,090
Borrowings	7,559	2,744	646
Total interest expense	28,087	6,767	2,736
Net interest income	51,594	52,453	44,174
Credit loss expense (reversal)	(58)	3,105	(180)
Net interest income, after credit loss expense (reversal)	51,652	49,348	44,354
Noninterest income
Service charges and fees	5,252	5,283	4,533
Net gain on sales of residential mortgage loans	619	725	5,032
Net gain on sales of commercial loans	321	—	—
Net mortgage servicing rights	110	830	1,595
Net change in fair value of equity investments	13	(116)	(30)
Net loss on sale of available-for-sale securities	—	—	(1)
Other	2,956	3,158	2,951
Total noninterest income	9,271	9,880	14,080
Noninterest expenses
Compensation and benefits	22,397	21,449	20,059
Professional services	3,424	2,946	3,065
Furniture and equipment	2,775	3,217	2,904
Occupancy	2,425	2,327	2,016
Data processing	2,159	1,551	2,271
Advertising and promotional	1,605	1,589	1,328
Loan and collection	1,230	1,574	1,293
Other	6,653	5,932	4,727
Total noninterest expenses	42,668	40,585	37,663
Income before income tax expense	18,255	18,643	20,771
Income tax expense	3,626	3,710	4,192
Net income	$14,629	$14,933	$16,579
Basic and diluted earnings per common share	$3.30	$3.38	$3.60

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income
(Dollars in thousands)

	Year Ended December 31
	2023	2022	2021
Net income	$14,629	$14,933	$16,579
Other comprehensive income
Unrealized gains (losses) on available-for-sale securities	1,424	(13,716)	(2,400)
Tax effect(1)	(299)	2,879	503
Reclassification of net realized losses on available-for-sale securities	—	—	1
Unrealized gains (losses) on available-for-sale securities, net of tax	1,125	(10,837)	(1,896)
Unrealized gains (losses) on cash flow hedges	(1,245)	1,149	356
Reclassification adjustment for net interest expense included in net income	693	34	307
Unrealized gains (losses) on cash flow hedges	(552)	1,183	663
Tax effect(1)	116	(247)	(138)
Unrealized gains (losses) on cash flow hedges, net of tax	(436)	936	525
Other comprehensive income (loss), net of tax	689	(9,901)	(1,371)
Comprehensive income	$15,318	$5,032	$15,208

(1)	See Note 17 - Income Taxes for tax effect reconciliation.
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders’ Equity
(Dollars in thousands except per share amounts)

	Common Stock
	Common Shares Issued and Outstanding	Amount	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
January 1, 2021	4,694,275	$80,798	$34,324	$746	$115,868
Issuance of common shares under stock purchase and dividend reinvestment plans	22,527	558	—	—	558
Issuance of common shares under stock grant plan	9,827	—	—	—	—
Common shares vested under stock grant plan	—	76	—	—	76
Common shares forfeited under stock grant plan	(231)	(5)	—	—	(5)
Repurchase of common shares	(229,697)	(6,061)	—	—	(6,061)
Cumulative effect adjustment for change in accounting principle, net of tax impact(1)	—	—	301		301
Cash dividends paid ($0.32 per share)	—	—	(1,490)	—	(1,490)
Comprehensive income (loss)	—	—	16,579	(1,371)	15,208
December 31, 2021	4,496,701	$75,366	$49,714	$(625)	$124,455
Issuance of common shares under stock purchase and dividend reinvestment plans	20,493	523	—	—	523
Issuance of common shares under stock grant plan	9,245	—	—	—	—
Common shares vested under stock grant plan	—	123	—	—	123
Common shares forfeited under stock grant plan	(253)	(7)	—	—	(7)
Repurchase of common shares	(86,461)	(2,436)	—	—	(2,436)
Cash dividends paid ($0.36 per share)	—	—	(1,603)	—	(1,603)
Comprehensive income (loss)	—	—	14,933	(9,901)	5,032
December 31, 2022	4,439,725	$73,569	$63,044	$(10,526)	$126,087
Issuance of common shares under stock purchase and dividend reinvestment plans	22,811	498	—	—	498
Issuance of common shares under stock grant plan	8,871	—	—	—	—
Common shares vested under stock grant plan	—	175	—	—	175
Common shares forfeited under stock grant plan	(536)	(12)	—	—	(12)
Cumulative effect adjustment for change in accounting principle, net of tax impact(2)	—	—	(1,580)	—	(1,580)
Cash dividends paid ($0.40 per share)	—	—	(1,784)	—	(1,784)
Comprehensive income (loss)	—	—	14,629	689	15,318
December 31, 2023	4,470,871	$74,230	$74,309	$(9,837)	$138,702

(1)
Effective January 1, 2021, we elected to adopt the fair value measurement option for all MSR pursuant to FASB ASC 860 (“Transfers and Servicing”). This election resulted in a reclassification of $301 to retained earnings to reflect the difference between the fair value and the carrying amount of MSR, net of tax.

(2)
Effective January 1, 2023, we adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This election resulted in a reclassification of $1,580 from retained earnings, net of tax.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31
	2023	2022	2021
Cash flows from operating activities
Net income	$14,629	$14,933	$16,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of premises and equipment	2,146	2,580	2,406
Net amortization on securities	448	692	744
Net change in the fair value of equity investments	(13)	116	30
Net mortgage servicing rights income	(110)	(830)	(1,595)
Amortization of core deposit intangible assets	303	430	270
Credit loss expense (reversal)	(58)	3,105	(180)
Residential mortgage loans originated for sale	(38,444)	(36,839)	(196,650)
Proceeds from sales of residential mortgage loans	38,804	43,990	223,681
Net gain on sales of residential mortgage loans	(619)	(725)	(5,032)
Commercial loans originated for sale	(6,335)	—	—
Proceeds from sales of commercial loans	6,656	—	—
Net gain on sales of commercial loans	(321)	—	—
Net losses on sales of foreclosed assets	—	37	—
(Increase) decrease in the fair value of foreclosed assets	12	—	(26)
Loss on sale of available-for-sale securities	—	—	1
Net gains on sales of premises and equipment	—	—	(57)
Increase in cash surrender value of corporate owned life insurance	(723)	(681)	(634)
Common shares vested under stock grant plan	175	123	76
Common shares forfeited under stock grant plan	(12)	(7)	(5)
Amortization of right-of-use assets	385	380	315
Deferred income tax expense (benefit)	(612)	(508)	2,049
Net change in:
Accrued interest receivable and other assets	(283)	(1,960)	630
Accrued interest payable and other liabilities	(618)	(4,853)	(3,073)
Net cash provided by operating activities	15,410	19,983	39,529

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)
(Dollars in thousands)

	Year Ended December 31
	2023	2022	2021
Cash flows from investing activities
Activity in available-for-sale securities
Sales	$—	$—	$255
Calls, maturities, and principal paydowns	18,298	25,214	27,875
Purchases	—	—	(84,659)
Calls, maturities, and principal paydowns of held-to-maturity securities	285	330	445
Purchases of equity investments	(160)	(175)	(174)
Purchases of corporate owned life insurance	(46)	(46)	(15,045)
Net loan principal (originations) collections	(37,033)	(336,679)	12,015
Proceeds from sales of foreclosed assets	—	53	—
Net (purchases) redemptions of Federal Home Loan Bank stock	1,036	(6,507)	—
Cash paid for acquisition, net of cash acquired	—	—	4,996
Net purchases of premises and equipment	(1,136)	(1,194)	(2,708)
Net cash (used in) provided by investing activities	(18,756)	(319,004)	(57,000)

Cash flows from financing activities
Net increase in deposits	61,299	104,585	60,153
Net advances (repayments) on line of credit	(1,850)	5,350	1,000
Net advances (repayments) from Federal Home Loan Bank	(22,000)	167,000	—
Proceeds from common stock issuance	498	523	558
Repurchase of common shares	—	(2,436)	(6,061)
Cash dividends paid on common stock	(1,784)	(1,603)	(1,490)
Net cash provided by (used in) financing activities	36,163	273,419	54,160
Net change in cash and cash equivalents	32,817	(25,602)	36,689
Cash and cash equivalents, beginning of year	57,844	83,446	46,757
Cash and cash equivalents, end of year	$90,661	$57,844	$83,446
Supplemental cash flows information:
Interest paid	$27,130	$6,263	$2,729
Income taxes paid	6,400	3,055	7,394
Supplemental noncash information:
Reclassifications of foreclosed loans to other real estate owned	$316	$—	$63
Lease liabilities arising from obtaining right-of-use assets	514	434	1,101
Acquisition:
Fair value of tangible assets acquired	$—	$—	$104,791
Goodwill and other intangible assets	—	—	7,604
Fair value of liabilities assumed	—	—	96,895
Net assets acquired	—	—	9,866

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share amounts)
Note 1 - Nature of Operations and Summary of Significant Accounting Policies
Glossary of Abbreviations and Acronyms
The following abbreviations and acronyms may be used throughout these Notes to Consolidated Financial Statements.

ACH: Automated Clearing House	FNMA: Federal National Mortgage Association
ACL: Allowance for credit losses	FRB: Federal Reserve Bank
AFS: Available-for-sale	GAAP: Generally Accepted Accounting Principles
AIR: Accrued interest receivable	HFS: Held-for-sale
ALLL: Allowance for loan losses	HTM: Held-to-maturity
AOCI: Accumulated other comprehensive income	IRA: Individual retirement account
ARRC: Alternative Reference Rates Committee	LIBOR: London Interbank Offered Rate
ASC: Accounting Standards Codification	MSR: Mortgage servicing rights
ASU: Accounting Standards Update	NASDAQ: National Association of Securities Dealers Automated Quotations
ATM: Automated teller machine	NOW: Negotiable order of withdrawal
BSBY: Bloomberg Short Term Bank Yield Index	NSF: Non-sufficient funds
CDI: Core deposit intangible	OCI: Other comprehensive income
CECL: Current expected credit losses	OIS: Overnight Index Swap
CET1: Common equity tier 1	OREO: Other real estate owned
COLI: Corporate owned life insurance	OTTI: Other-than-temporary impairment
DRIP: Dividend Reinvestment Plan	PPP: Paycheck Protection Program
EPS: Earnings Per Common Share	SAB: Staff Accounting Bulletin
ESOP: Employee Stock Ownership Plan	SBA: U.S. Small Business Administration
FASB: Financial Accounting Standards Board	SERP: Supplemental Executive Retirement Plan
FDIC: Federal Deposit Insurance Corporation	SOFR: Secured Overnight Funding Rate
FHLB: Federal Home Loan Bank	TLM: Troubled loan modifications
FHLLC: Fentura Holdings LLC	USDA: United States Department of Agriculture
FHLMC: Federal Home Loan Mortgage Corporation	YTD: Year-to-date

Nature of Operations and Principles of Consolidation
The consolidated financial statements include references to the “Corporation”, “Company”, “Fentura”, “we”, “our”, “us”, and similar terms refer to the consolidated entity consisting of Fentura Financial, Inc. (the “Parent”) and its subsidiaries. References to The State Bank or the “Bank” refer to Fentura Financial, Inc.’s subsidiary, The State Bank. Intercompany transactions and balances are eliminated in consolidation.
We provide banking and trust services principally to individuals, small businesses and governmental entities through our twenty community banking offices and one loan production center serving Bay, Genesee, Ingham, Jackson, Livingston, Oakland, Saginaw and Shiawassee Counties in central and southeastern Michigan. Our primary deposit products are checking, savings, and term certificate accounts, and our primary lending products are residential mortgage, commercial real estate, commercial, home equity, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flows from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Our exposure to credit risk is substantially affected by the economy in our market area and by changes in commercial real estate values. While the loan portfolio is substantially commercial based, we are not dependent on any single borrower.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and future results could differ. Significant estimates include but are not limited to the determination of the ACL, the fair values of residential mortgage loans held-for-sale and associated mortgage derivatives, MSR, credit impairment of securities, goodwill and the carrying value of deferred income taxes.
Cash and Cash Equivalents and Restrictions on Cash
Cash and cash equivalents, includes cash and deposits with other financial institutions that have an initial maturity of less than 90 days. We maintain deposits with other financial institutions that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. We regularly evaluate the credit risk associated with the counterparties to these transactions and believes that we are not exposed to any significant credit risks on cash and cash equivalents.
As of December 31, 2023 and 2022, we had $6,073 and $5,786, respectively, in cash collateral on deposit with counterparties to interest rate swap transactions. Further information on our derivative instruments is included in Note 20.
Allowance for Credit Losses - Loans
In June 2016, FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments. This ASU (as subsequently amended by ASU 2018-19) significantly changed how we measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard replaced the current “incurred loss” approach with an “expected loss” model. The new model, referred to as the CECL model, applies to financial assets subject to credit losses and measured at amortized cost, and certain off-balance sheet credit exposures. The standard also expands the disclosure requirements regarding our assumptions, models, and methods for estimating the ACL. In addition, we now need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. A reasonable and supportable economic forecast is a key component of the CECL methodology. Results for reporting periods beginning on January 1, 2023 are presented under CECL while prior period amounts continue to be reported in accordance with the incurred loss accounting standards.
The allowance for credit losses (“allowance”) is a valuation account that is deducted from, or added to, the loans’ amortized cost basis to present the net amount expected to be ultimately collected on the loans. Loan losses are charged-off against the allowance when management determines the loan balance to be uncollectible. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Cash received on previously charged-off amounts is recorded as a recovery to the allowance.
Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. We adjust for current and forecasted factors based on trends in delinquencies, trends in charge-offs and recoveries, trends in the volume of loans, changes in underwriting standards, trends in loan review findings, the experience and ability of lending staff, concentrations of credit and changes in the value of collateral.
Reasonable and supportable economic forecasts are incorporated in determining our expected credit losses. The forecast period represents the time frame from the current period end through the point in time that we can reasonably forecast and support entity and environmental factors that are expected to impact the performance of our loan portfolio. Ideally, the economic forecast period would encompass the contractual terms of all loans; however, the ability to produce a forecast that is considered reasonable and supportable becomes more difficult and may not be possible in later periods. Subsequent to the end of the forecast period, we revert to historical loan data based on an ongoing evaluation of each economic forecast in relation to then current economic conditions as well as any developing loan loss activity and resulting historical data. As of December 31, 2023, we used a two-year reasonable and supportable economic forecast period, with a reversion back to historical immediately following the two year forecasted period.
We are not required to develop and use our own economic forecast model and elected to utilize economic forecasts from our third party CECL provider that analyzes and develops forecasts of the economy for the entire United States on at least a quarterly basis.
The allowance is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments, or pools, for analysis. After analyzing our loans, we determined the asset type or product type was the best pooling option that utilizes product-based call codes as the pooling / segmentations choice within the CECL model. Comparison of loan attributes and loss experience to peers was facilitated by this pooling choice.
After analyzing several prior periods, we concluded that the weighted-average rate methodology provided the most credible forecast representing our expectation for losses over the forecast period of three to five years forward, as compared to the most recent historical loss period of a three to five year lookback period. Lookback periods were determined individually for each loan portfolio loss pool, based on calculated weighted-average life.
We also consider expected credit losses associated with loan commitments over the contractual period in which we are exposed to credit risk on the underlying commitments, unless the obligation is unconditionally cancellable by us. Any allowance for off-balance sheet credit exposures is reported as an other liability on our Consolidated Balance Sheets and is increased or decreased through other noninterest expense on our Consolidated Statements of Income. No allowance is recognized if we have the unconditional right to cancel the obligation. The calculation includes consideration of the likelihood that funding will occur and then applying the expected credit loss as calculated using the weighted-average rate methodology for the corresponding balance sheet loan pool. Adjustments to the allowance are reported in the Consolidated Statements of Income as a component of credit loss expense.
Accrued interest receivable for loans is $4,641 at December 31, 2023 and is in included in accrued interest receivable on our Consolidated Balance Sheets. We elected not to measure an allowance for accrued interest receivable. We elected to reverse interest income for loans that are placed on nonaccrual status, which is generally when the loan becomes 120 days past due, or earlier if we believe the collection of interest is doubtful. We believe this election results in the timely reversal of uncollectible interest.
The allowance is a valuation account that is deducted from the loans amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when we believe the uncollectability of a loan balance is confirmed.
Troubled Loan Modifications
FASB issued ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This standard, which we adopted on January 1, 2023, eliminated the previous accounting guidance for troubled debt restructurings and added additional disclosure requirements for gross chargeoffs by year of origination. It also prescribes guidance for reporting modifications of loans to borrowers experiencing financial difficulty. Further information on our trouble loan modification activities is included in Note 4.
Debt Securities
Debt securities are classified as HTM and carried at amortized cost when we have the positive intent and the ability to hold them to maturity. Debt securities are classified as AFS when they might be sold before maturity. Debt securities AFS are carried at fair value, with unrealized holding gains and losses reported in OCI.
Allowance for Credit Losses - Held-to-Maturity Securities
Since the adoption of CECL, we measure credit losses on HTM debt securities on a collective basis by major security type with each type sharing similar risk characteristics, and consider historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. HTM debt securities are charged-off against the ACL when deemed uncollectible. Adjustments to the ACL are reported on our Consolidated Statements of Income in the provision for credit losses. We measure expected credit losses on HTM debt securities on a collective basis by major security type. Our HTM debt security portfolio consists of local municipal issued debt securities. The local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our HTM debt securities. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to a HTM debt security. All of our HTM debt securities were given a 1 rating as of December 31, 2023. At December 31, 2023 and at adoption of CECL on January 1, 2023, there was no ACL related to HTM debt securities. Accrued interest receivable on HTM debt securities totaled $7 at December 31, 2023 and is excluded from the estimate of credit losses.
Allowance for Credit Losses - Available-for-Sale Securities
As a result of the adoption of CECL, for AFS debt securities in an unrealized loss position, we determine whether we intend to sell or if it is more likely than not that we will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income with an allowance being established under CECL. Our AFS debt securities consist of multiple agency’s debt securities, as well as bank CD’s that have minimal credit quality risk, as they are guaranteed by the federal government or backed by FDIC insurance. These government backed AFS debt securities were not assessed for credit deterioration. Our population of AFS debt securities that are not agency backed are assessed for credit quality risk and they consist of debt securities issued by Municipalities. For AFS debt securities with unrealized losses not meeting these criteria, we evaluate whether any decline in fair value is due to credit loss factors. In making this assessment, we consider any changes to the rating of the security by rating agencies and adverse conditions specifically related to the issuer of the debt security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Changes in the ACL under ASU Topic 326-30 are recorded as provisions for credit loss expense. Losses are charged-off against the allowance when the collectability of an AFS debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income, net of income taxes. he local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our AFS debt securities that are not supported by the federal government or backed by FDIC insurance. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to an AFS debt security. All of our AFS debt securities were given a 3 rating or better. At December 31, 2023 and at adoption of CECL on January 1, 2023, there was no ACL related to AFS debt securities. Accrued interest receivable on AFS debt securities totaled $272 at December 31, 2023 and is excluded from the estimate for credit losses.
Equity Securities
Equity securities with readily determinable fair values are carried on the balance sheet at those determinable fair values. Equity securities without readily determinable fair values are carried at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer (measurement alternative).
Interest income includes amortization or accretion of purchase premiums or discounts. Premiums and discounts on securities are amortized or accreted on the level-yield method without anticipating prepayments, except for mortgage-backed securities, where prepayments are anticipated. Premiums on callable securities are to be amortized and accreted to their earliest call date when the call feature is deemed to be likely. Gains and losses on sales are based on the amortized cost of the security sold.
Residential Mortgage Loans Held-for-Sale
Residential mortgage loans held-for-sale are recorded at fair value as of each balance sheet date. The fair value includes the servicing value of the loans as well as any accrued interest.
Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.
Originated Loans
Loans that we have the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an ACL. Loan origination fees are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
Interest income on mortgage and commercial loans is discontinued and such loans are placed on nonaccrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in the process of collection. Mortgage loans are charged-off at 180 days past due and commercial loans are charged-off to the extent principal or interest is deemed uncollectible. Consumer loans continue to accrue interest until they are charged-off (no later than 120 days past due unless the loan is in the process of collection). Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include loans that are collectively evaluated to determine if the loan is well secured and in the process off collections.

All interest accrued but not received for loans placed on nonaccrual in the current year is reversed against interest income while interest accrued but not collected in prior years is reversed against the ACL. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Acquired Loans
Purchased loans are recorded at fair value at the date of acquisition based on a discounted cash flow methodology that considered various factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and whether or not a discount rate reflecting our assessment of risk is inherent in the cash flow estimates. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change.
Purchased credit impaired loans are accounted for in accordance with the provisions of FASB ASC Subtopic 310-30, “Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”). The cash flows expected to be collected on purchased loans are estimated based upon the expected remaining life of the underlying loans, which includes the effects of estimated prepayments. Purchased loans are considered credit impaired if there is evidence of credit deterioration at the date of purchase and if it is probable that not all contractually required payments will be collected. Purchased credit impaired loans are not classified as nonperforming assets as the loans are considered performing under ASC 310-30. Interest income, through accretion of the difference between the carrying value of the loans and the expected cash flows is recognized on all purchased loans accounted for under ASC 310-30. Expected cash flows are re-estimated quarterly for all loans accounted for under ASC 310-30. A decline in the present value of current expected cash flows compared to the previously estimated expected cash flows, due in any part to change in credit, is referred to as credit impairment and recorded as provision for credit losses during the period. Declines in the present value of expected cash flows only from the expected timing of such cash flows is referred to as timing impairment and recognized prospectively as a decrease in yield on the loan. Improvement in expected cash flows is recognized prospectively as an adjustment to the yield on the loan once any previously recorded impairment is recaptured. Accelerated discounts on acquired loans result from the accelerated recognition of a portion of the loan discount that would have been recognized over the expected life of the loan and occur when a loan is paid in full or otherwise settled. At December 31, 2023 all of our previously acquired loans were fully amortized.
Transfers of Financial Assets
Transfers of financial assets, including mortgage loans HFS, as described above, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the following occurs: (1) the assets have been legally isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. Other than servicing, we have no substantive continuing involvement related to these loans.
Derivative Instruments and Hedging Activities
ASC 815 provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (1) how and why an entity uses derivative instruments, (2) how the entity accounts for derivative instruments and related hedged items, and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain our objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.
As required by ASC 815, we record all derivatives on our Consolidated Balance Sheets at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.
The ARRC has identified SOFR to replace USD-LIBOR. ARRC has implemented a phased approach to the full transition to SOFR from USD-LIBOR that was completed on June 30, 2023. Prior to June 30, 2023, we had material contracts that were indexed to USD-LIBOR. On July 1, 2023, all contracts indexed to USD-LIBOR rates were transitioned. Derivatives indexed to the 1 month LIBOR transitioned to 1 month Fallback Rate SOFR, and derivatives indexed to 3 month LIBOR transitioned to 3 month Fallback Rate SOFR.
Further information on our derivative instrument and hedging activities is included in Note 20.
Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and mandatory forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair value of the interest rate lock is recorded at the time the commitment is executed and is adjusted for the expected exercise of the commitment before the loan is funded. In order to the hedge the change in interest rates resulting from our commitments to fund loans, we enter into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. Changes in the fair values of these derivatives are included in net gain on sales of residential mortgage loans included on our Consolidated Statements of Income.
Further information on our mortgage banking derivatives is included in Note 20.
Servicing
Servicing assets are recognized as separate assets when rights are acquired through the purchase or sale of financial assets. For sales of residential mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Effective January 1, 2021, we elected to adopt the fair value measurement option for all MSR pursuant to FASB ASC 860 (“Transfers and Servicing”). The effect of the adoption of the fair value measurement resulted in an increase in the value of MSR of $381 and an increase in shareholder’s equity of $301, net of tax. Under the fair value measurement method, we measure servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur.
Prior to the adoption of the fair value measurement option effective January 1, 2021, we utilized the amortization method for all MSR. Servicing assets were amortized in proportion to, and over the period, of net servicing income or net servicing loss and were assessed for impairment or increased obligation based on the fair value of rights compared to amortized cost at each reporting date. Impairment was determined by reviewing the vintage of the loans and comparing the prospective market interest rate to the rate on the current portfolio. Impairment was recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche.
Servicing fee income is recorded for fees earned for servicing loans for others. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recognized as income when earned.
Further information on our servicing assets is included in Note 5.

Other Real Estate Owned and Foreclosed Assets
Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure, and the redemption period has expired, or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. If fair value declines, a valuation allowance is recorded through a contra income account. Costs after acquisition are expensed as incurred. We did not provide any loans for sales of other real estate owned during 2023, 2022 or 2021.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value, if lower than the carrying amount.
Leases
We enter into leases in the normal course of business primarily for occupancy of certain branches, ATM locations and operational buildings. Leases are classified as operating or finance leases at the lease commencement date.
Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make cash payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term. We elected not to recognize leases with original lease terms of 12 months or less on our Consolidated Balance Sheets.
Operating lease expense consists of lease costs allocated over the remaining lease terms on a straight-line basis. Lease expenses are included in occupancy and equipment expenses on our Consolidated Statements of Income.
We use a FHLB borrowing rate at the lease commencement date to calculate the present value of lease payments when the rate implicit in a lease is not known. Refer to Note 7 for further information on our leases.
Corporate Owned Life Insurance
We hold life insurance policies purchased on the lives of key members of management. In the event of death of one of these individuals, we, as beneficiary of the policies, would receive a specified cash payment equal to the face value of the policy. Such policies are recorded at their cash surrender value, or the amount that can be currently realized as of the balance sheet date. The change in cash surrender value is an adjustment of premiums paid in determining the net expense or income recognized under the contracts for the year and is included in noninterest income.
Federal Home Loan Bank Stock
We are a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security. Both cash and stock dividends are reported as income on our Consolidated Statements of Income.
Stock Based Compensation
Compensation cost is recognized for stock options, restricted stock awards, and stock appreciation rights based on the fair value of these awards at the date of grant. A valuation model is utilized to estimate the fair value of stock options and stock appreciation rights. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Goodwill and Other Intangible Assets
Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination is not amortized but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that our fair value may be below our carrying value. Identifiable intangible assets are amortized over their estimated useful lives. CDI assets arising from whole bank and branch acquisitions are amortized using an accelerated method (sum-of-the-years’-digits) over their estimated useful lives of 7 years.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred income tax assets and liabilities. Deferred income tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. If determined necessary, a valuation allowance reduces deferred income tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination including the appeals process. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
We would recognize interest and/or penalties related to income tax matters in income tax expense. No such interest or penalties were imposed in 2023, 2022 and 2021.
Loan Commitments and Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Earnings Per Common Share
Basic and diluted EPS are calculated as net income divided by the weighted average number of common shares outstanding during the year. Common stock grants that have a grant date prior to the date of earnings per common share calculation, and ESOP shares, are considered outstanding for this calculation. Unvested common stock grants are not considered outstanding for this calculation.
Comprehensive Income
Comprehensive income consists of net income and OCI income (loss). OCI income (loss) includes unrealized gains and losses on securities AFS and cash flow hedges, net of income taxes, which are also recognized in OCI income (loss).
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In our opinion, all such matters are adequately covered by insurance, are without merit, or involve such amounts that would not have a significant effect on the financial position or results of our operations if disposed of unfavorably. Further information on loss contingencies is included in Note 25.
Fair Value of Financial Instruments
Fair value for assets and liabilities measured at fair value on a recurring or nonrecurring basis refers to the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants in the market which the reporting entity transacts such sales or transfers based on the assumptions market participants would use when pricing an asset or liability. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to unobservable data, such as the reporting entity’s own data.

We may choose to elect the fair value measurement option on eligible financial instruments. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. We elected to adopt the fair value measurement option for all MSR during the year ended December 31, 2021. The fair value option was not elected for any other financial assets or liabilities during 2023, 2022 or 2021.
There are three levels of inputs that may be used to measure fair values.
Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3:	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market.
Further information on Fair Value Measurements is included in Note 19.
Marketing Costs
Advertising and promotional costs are expensed as incurred.
Reclassifications
Certain items in the consolidated financial statements of prior years were reclassified to conform to the current year presentation.
Subsequent Events
In preparing these consolidated financial statements, we have evaluated, for potential recognition or disclosure, significant events or transactions that occurred during the period subsequent to December 31, 2023, the most recent balance sheet presented herein, through March 19, 2024, the date these Consolidated Financial Statements were available to be issued. No significant such events or transactions were identified.
Note 2 - Changes in Accounting Principles
Recently Adopted
On January 1, 2023, we adopted ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). In addition, ASU Topic 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities we do not intend to sell or believe that is more likely than not that we will be required to sell.
We adopted CECL effective January 1, 2023 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under CECL while prior period amounts continue to be reported in accordance with the incurred loss accounting standards. The transition adjustment of the CECL adoption included an increase in the ACL of $1,870, which included a $1,477 decrease to the retained earnings account to reflect the cumulative effect of adopting CECL on our Consolidated Balance Sheet, with the $393 tax impact portion being recorded as part of the deferred tax asset in other assets on our Consolidated Balance Sheet. The transition adjustment of the CECL adoption included an additional ACL for unfunded commitments of $130, which included a $103 decrease to the retained earnings account to reflect the cumulative effect of adopting CECL on our Consolidated Balance Sheet, with the $27 tax impact portion being recorded as part of the deferred tax asset in other assets on our Consolidated Balance Sheet.

The following table details the impact of the adoption of ASU Topic 326:

	January 1, 2023
	Pre-Adoption Allowance	Impact of Adoption	Post-Adoption Allowance	Cumulative Effect on Retained Earnings
Loans
Commercial and industrial	$1,094	$226	$1,320	$(179)
Commercial real estate	7,480	1,103	8,583	(871)
Residential mortgage	3,921	540	4,461	(427)
Home equity	370	(11)	359	9
Consumer loans	135	12	147	(9)
Total	$13,000	$1,870	$14,870	$(1,477)
Off-balance sheet credit exposures	$—	$130	$130	$(103)

We adopted ASU Topic 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As a result, the amortized cost basis remains the same before and after the effective date of ASU Topic 326. The effective interest rate on these debt securities was not changed. Amounts previously recognized in accumulated other comprehensive income as of January 1, 2023 relating to improvements in cash flows expected to be collected will be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after January 1, 2023 will be recorded in earnings when received.
We adopted ASU No. 2022-02 Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures on January 1, 2023. This ASU eliminates the accounting guidance for troubled debt restructurings (“TDRs”) by creditors in Subtopic 310-40, Receivables –Troubled Debt Restructurings by Creditors, while adding disclosures for certain loan restructurings by creditors when a borrower is experiencing financial difficulty. This guidance requires an entity to determine whether the modification results in a new loan or a continuation of an existing loan. Additionally, the ASU requires disclosures of current period gross charge-offs by year of origination for financing receivables. The adoption of ASU 2022-02 did not have a material impact on our 2023 financial results.
Under CECL for collateral dependent loans in instances where the borrower is experiencing financial difficulties, we adopted the practical expedient to measure the allowance based on the fair value of collateral. The allowance is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral and the recorded principal balance. If the fair value of the collateral exceeds the recorded principal balance, no allowance is required.
For HTM debt securities, we now establish allowances for credit losses on our HTM debt securities as of the date we adopted CECL and maintain such allowances thereafter. Because CECL requires institutions to measure expected credit losses on a collective or pool basis when similar risk characteristics exist, HTM debt securities that share similar risk characteristics will need to be collectively assessed for credit losses. At December 31, 2023, there was no ACL recognized on HTM debt securities.
Under ASU Topic 326, AFS debt securities that are in an unrealized loss position, we will first assess whether we intends to sell, or it is more likely than not that we will be required to sell the AFS security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the AFS debt security’s amortized cost basis will be written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, we will evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, we will consider the extent to which fair value is less than amortized cost, any changes to the rating of the AFS debt security by a rating agency, and adverse conditions specifically related to the AFS debt security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the AFS debt security are compared to the amortized cost basis of the AFS debt security. If the present value of cash flows from the AFS debt security to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses will be recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. At December 31, 2023, there was no ACL recognized on AFS debt securities.
On January 1, 2023, we adopted ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended, and ASU 2022-06 Reference Rate Reform (Topic 848). In March 2020, ASU 2020-04 was issued and refers to the facilitation of the effects of reference rate reform on financial reporting. The amendments in ASU 2020-04 are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to the reference rate reform. We had certain loan contracts that utilized a LIBOR reference rate. These loan contracts include language which allows us to substitute the reference rate. With the sunsetting of LIBOR on June 30, 2023, we elected to substitute the reference rate to utilize SOFR for these loan contracts effective July 1, 2023.
On January 1, 2023, we adopted ASU 2022-01 Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method. Under prior guidance, entities can apply the last-of-layer hedging method to hedge the exposure of a closed portfolio of prepayable financial assets to fair value changes due to changes in interest rates for a portion of the portfolio that is not expected to be affected by prepayments, defaults, and other events affecting the timing and amount of cash flows. ASU 2022-01 expands the last-of-layer method, which permits only one hedge layer, to allow multiple hedged layers of a single closed portfolio. To reflect that expansion, the last-of-layer method is renamed the portfolio layer method. ASU 2022-01 also (i) expands the scope of the portfolio layer method to include non-prepayable financial assets, (ii) specifies eligible hedging instruments in a single-layer hedge, (iii) provides additional guidance on the accounting for and disclosure of hedge basis adjustments under the portfolio layer method and (iv) specifies how hedge basis adjustments should be considered when determining credit losses for the assets included in the closed portfolio. At December 31, 2023, none of the derivative instruments included on our Consolidated Balance Sheets apply the last-of-layer hedging method, nor do they apply the portfolio layer hedging method under ASU 2022-01. The adoption of ASU 2022-01 did not have an impact on our 2023 financial statements.
Pending
As of December 31, 2023, there are no pending ASU pronouncements applicable to us.
Note 3 - Investment Securities
The following is a summary of the amortized cost and fair value of investment securities as of:

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government and federal agency	$22,425	$—	$(1,461)	$20,964
State and municipal	20,460	13	(1,471)	19,002
Mortgage backed residential	49,076	1	(5,946)	43,131
Certificates of deposit	2,728	—	(146)	2,582
Collateralized mortgage obligations - agencies	23,320	—	(3,750)	19,570
Total available-for-sale	$118,009	$14	$(12,774)	$105,249
Held-to-maturity state and municipal	$878	$—	$(10)	$868

There was no allowance for credit losses recorded for available-for-sale or held-to-maturity debt securities as of or for the year ended December 31, 2023.

	December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale
U.S. Government and federal agency	$24,394	$—	$(2,007)	$22,387
State and municipal	22,709	16	(1,964)	20,761
Mortgage backed residential	56,293	2	(6,183)	50,112
Certificates of deposit	7,426	—	(293)	7,133
Collateralized mortgage obligations - agencies	25,925	—	(3,755)	22,170
Total available-for-sale	$136,747	$18	$(14,202)	$122,563
Held-to-maturity state and municipal	$1,171	$—	$(25)	$1,146

The amortized cost and fair value of AFS debt securities grouped by contractual maturity were as follows as of December 31, 2023:

	Maturing
	Due in One Year or Less	After One Year But Within Five Years	After Five Years But Within Ten Years	After Ten Years	Securities with Variable Monthly Payments or Noncontractual Maturities	Total
U.S. Government and federal agency	$4,518	$17,907	$—	$—	$—	$22,425
State and municipal	1,296	16,552	1,286	1,326	—	20,460
Mortgage backed residential	—	—	—	—	49,076	49,076
Certificates of deposit	749	1,979	—	—	—	2,728
Collateralized mortgage obligations - agencies	—	—	—	—	23,320	23,320
Total amortized cost	$6,563	$36,438	$1,286	$1,326	$72,396	$118,009
Fair value	$6,429	$33,689	$1,191	$1,239	$62,701	$105,249

Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. As a result of their variable monthly payments, mortgage backed residential and collateralized mortgage obligations are not reported by a specific maturing group.
The amortized cost and fair value of state and municipal HTM debt securities grouped by contractual maturity were as follows as of December 31, 2023:

	Maturing
	Due in One Year or Less	After One Year But Within Five Years	After Five Years But Within Ten Years	After Ten Years	Securities with Variable Monthly Payments or Noncontractual Maturities	Total
Amortized Cost	$343	$305	$230	$—	$—	$878
Fair value	$341	$299	$228	$—	$—	$868

Information pertaining to AFS debt securities with unrealized losses aggregated by investment category for which an allowance for credit losses has not been recorded and the length of time that individual securities have been in a continuous loss position at December 31, 2023 is as follows:

	Less Than 12 Months		Over 12 Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government and federal agency	$1	$—	$1,460	$20,963	$1,461
State and municipal	3	530	1,468	17,849	1,471
Mortgage backed residential	1	—	5,945	43,018	5,946
Certificates of deposit	—	—	146	2,582	146
Collateralized mortgage obligations - agencies	—	—	3,750	19,570	3,750
Total	$5	$530	$12,769	$103,982	$12,774
Number of AFS debt securities in an unrealized loss position:		2		155	157

The following table shows the gross unrealized losses and estimated fair values of AFS and HTM debt securities aggregated by category and length of time that the securities have been in a continuous unrealized loss position at December 31, 2022:

	Less Than 12 Months		Over 12 Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. Government and federal agency	$12	$978	$1,995	$21,409	$2,007
State and municipal	374	8,872	1,615	12,270	1,989
Mortgage backed residential	102	2,008	6,081	47,999	6,183
Certificates of deposit	31	3,174	262	3,958	293
Collateralized mortgage obligations - agencies	146	1,925	3,609	20,245	3,755
Total	$665	$16,957	$13,562	$105,881	$14,227
Number of securities in an unrealized loss position:		99		107	206

There were no sales of AFS or HTM debt securities in the year ended December 31, 2023 or 2022.
The fair values of equity securities were as follows as of December 31:

	2023	2022
Securities with readily determinable fair values	$1,488	$1,315
Total equity securities	$1,488	$1,315

As of December 31, 2023 and 2022, securities with a carrying amount of $25,868 and $19,890, respectively, were pledged to secure public deposits and borrowings.
As of December 31, 2023 and 2022, there were no holdings of securities of any one issuer, other than the U.S. Government and federal agencies, in an amount greater than 10% of shareholders’ equity.
Allowance for Credit Losses - Available-for-Sale Securities
As of December 31, 2023, no allowance for credit losses has been recognized on AFS debt securities in an unrealized loss position, as we do not believe any of the AFS debt securities are impaired due to reasons of credit quality. This is based on our analysis of the underlying risk characteristics, including credit ratings, and other qualitative factors related to our AFS debt securities and consideration of our historical credit loss experience and internal forecasts. The issuers of these securities continue to make timely principal and interest payments under the contractual terms of the securities. Furthermore, we do not have the intent to sell any of the debt securities classified as AFS in the table above, and believes it is more likely than not that we will not have to sell any such debt securities before a recovery of cost. The unrealized losses are due to increases in market interest rates over the yields available at the time the underlying debt securities were purchased. The fair value is expected to recover as the debt securities approach their respective maturity date or repricing date, or if the market yields for such investments decline. We utilize a third party vendor to provide a detailed credit write-up for our AFS debt securities that are not supported by the federal government or backed by FDIC insurance. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to an AFS debt security. All of our AFS debt securities were given a 3 rating or better.
Allowance for Credit Losses – Held-to-Maturity Securities
Although all of the HTM debt securities held have been in an unrealized loss position for over 12 months as of December 31, 2023, no allowance for credit losses has been recognized, as we do not believe any of the HTM debt securities are impaired due to reasons of credit quality. We measure expected credit losses on HTM debt securities on a collective basis by major security type. Our HTM debt security portfolio consist of local municipal issued debt securities. The local municipalities are reviewed at least quarterly for credit worthiness. We utilize a third party vendor to provide a detailed credit write-up for our HTM debt securities. The third party vendor utilizes a proprietary scale between 1 and 8, whereas 1 is the strongest rating and 8 is the weakest rating assigned to a HTM debt security. All of our HTM debt securities were given a 1 rating as of December 31, 2023.
Unrealized losses on corporate bonds have not been recognized into income because the issuers bonds are of high credit quality (rated AA or higher), management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuers continue to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bonds approach maturity.
Note 4 - Loans and Allowance for Credit Losses
We primarily originate residential and commercial real estate, commercial and industrial, and consumer loans. The majority of our loan portfolio is based in Genesee, Oakland, Saginaw, Shiawassee, Livingston, Ingham and Jackson counties within central and southeast Michigan. The ability of our debtors to honor their contracts is dependent upon the real estate values and general economic conditions in these areas. A significant amount of our consumer and residential real estate loans are secured by various items of property. Commercial loans are secured primarily by real estate and business assets. Some of our loans are unsecured.
Total loans by class are summarized as follows as of December 31:

	2023	2022
Commercial loans
Commercial and industrial	$118,089	$106,616
Commercial real estate	870,693	869,496
Total commercial loans	988,782	976,112
Residential real estate loans
Residential mortgage	431,836	406,408
Home equity	48,380	47,768
Total residential real estate loans	480,216	454,176
Consumer loans	4,473	5,878
Gross loans	1,473,471	1,436,166
Less allowance for credit losses	(15,400)	(13,000)
Net loans	$1,458,071	$1,423,166

Included in total loans above are net deferred loan (fees) costs as of December 31:

	2023	2022
Net deferred loan (fees) costs	$2,602	$1,888

Following the adoption of ASU 2016-13 on January 1, 2023, we now categorize loans into risk categories based on relevant information about the ability of borrowers to service their debts such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans and is performed on a quarterly basis.
We use the following definitions for classified risk ratings for commercial and industrial and commercial real estate loans:
1: Loans of Exceptional Credit Quality - Loans supported by strong firms/individuals characterized as having minimum credit risk representing a prime credit. Generally fully secured by liquid, properly margined collateral.
2: Loans of High Quality - Loans protected by the borrower’s net worth representing desirable banking risk. Well-seasoned borrowers displaying strong financial condition, consistently superior earning performance, and access to a range of financing alternatives. The borrower’s trends and outlook, as well as those of its industry group, are positive.
3: Loans of Satisfactory Quality - Loans representing a reasonable credit risk. Characterized as being moderate to average risk to established borrowers that display sound financial condition and operating results. The capacity to service debt is stable and demonstrated at a level consistent with or above the industry norms. Borrower and industry trends and outlook are considered good.
4: Satisfactory - Acceptable - Loans to persons or entities with an average financial condition, adequate collateral margins, adequate cash flow to service long-term debt, and net worth comprised mainly of fixed assets are included in the category. These entities are minimally profitable now, with projections indicating continued profitability into the foreseeable future.
5: Satisfactory - Acceptable - Monitor - Loans that are characterized by borrowers who have marginal, but adequate cash flow, marginal profitability, and currently have been meeting the obligations of their loan structure. Adverse changes in the borrower’s circumstances and/or current economic conditions are more likely to impair their capacity for repayment. The borrower has, in the past, satisfactorily handled debts with us, but may be experiencing some minor delinquency in making payments, or other signs of temporary cash flow issues. Borrower may be experiencing declining margins or other negative financial trends, despite the borrower’s continued satisfactory condition and positive cash flow. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement, or declining but positive repayment capacity. This classification includes loans to new or established borrowers with satisfactory loan structure, but where near term economic or business issues appears to remain stable and the near-term projections would limit the ability for an improvement in the financial trends of the borrower.
6: Special Mention - Loans in this class have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in our credit position at some future date. These potential weaknesses may result in a deterioration of the repayment of the loan and increase the credit risk. Special mention assets are not adversely classified and do not expose us to sufficient risk to warrant adverse classification.
7: Substandard - Loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.
8: Doubtful - Loans are classified as doubtful because they have all the weaknesses inherent in those classified “Substandard” with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.
9: Loss - Loans are classified as loss because they are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. Charge-off is recommended.

We use the following definitions for classified risk ratings for residential mortgage, home equity and consumer loans:
Current - Loans are classified as current when payments are made on a timely basis and are not delinquent or in nonaccrual status.
30-89 days past due - Loans are classified as 30-89 days past due when payments are not paid in a timely manner and are considered delinquent.
90+ days past due - Loans are classified as 90+ days past due when payments continue to be delinquent beyond 89 days.
Nonaccrual - Loans are reviewed for nonaccrual when they become delinquent beyond 120 days. When a loan is placed in nonaccrual status, interest income recognized during the current year is reversed out of interest income on our Consolidated Statements of Income and interest income recognized in prior periods is reversed out of ACL on our Consolidated Balance Sheets.
The following table presents the amortized cost basis of loans by credit quality risk rating, class of financing receivable, and year of origination for term loans as of December 31, 2023:

	Term loans amortized cost basis by origination year				Revolving loans amortized cost basis
	2023	2022	2021	Prior		Total
Commercial loans
Commercial and industrial
Risk rating 1	$882	$—	$441	$—	$5,002	$6,325
Risk rating 2	271	577	1,020	2,318	3,831	8,017
Risk rating 3	7,303	17,611	3,265	4,294	23,413	55,886
Risk rating 4	2,548	3,700	2,656	9,719	19,109	37,732
Risk rating 5	—	—	3,743	—	2,077	5,820
Risk rating 6	—	—	1,479	109	276	1,864
Risk rating 7	—	13	170	257	2,005	2,445
Risk rating 8	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—
Total commercial and industrial	$11,004	$21,901	$12,774	$16,697	$55,713	$118,089
Current year-to-date gross write-offs	$—	$—	$—	$85	$—	$85
Commercial real estate
Risk rating 1	$—	$—	$—	$34	$—	$34
Risk rating 2	1,173	12,425	32,004	61,457	226	107,285
Risk rating 3	17,465	174,933	85,659	153,157	3,073	434,287
Risk rating 4	18,555	114,322	73,620	96,439	3,305	306,241
Risk rating 5	—	988	5,281	1,782	252	8,303
Risk rating 6	—	—	—	11,265	—	11,265
Risk rating 7	—	—	—	3,278	—	3,278
Risk rating 8	—	—	—	—	—	—
Risk rating 9	—	—	—	—	—	—
Total commercial real estate	$37,193	$302,668	$196,564	$327,412	$6,856	$870,693
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—

	Term loans amortized cost basis by origination year				Revolving loans amortized cost basis
	2023	2022	2021	Prior		Total
Residential real estate loans
Residential mortgage
Current	$41,022	$142,249	$106,018	$137,782	$—	$427,071
30-89 days past due	—	714	—	1,324	—	2,038
90+ days past due	—	—	—	—	—	—
Nonaccrual	106	396	204	2,021	—	2,727
Total residential mortgage	$41,128	$143,359	$106,222	$141,127	$—	$431,836
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—
Home equity
Current	$64	$339	$—	$444	$46,993	$47,840
30-89 days past due	—	—	—	—	296	296
90+ days past due	—	—	—	—	—	—
Nonaccrual	—	22	48	89	85	244
Total home equity	$64	$361	$48	$533	$47,374	$48,380
Current year-to-date gross write-offs	$—	$—	$—	$—	$—	$—
Consumer loans
Current	$1,278	$496	$932	$1,649	$79	$4,434
30-89 days past due	—	5	28	6	—	39
90+ days past due	—	—	—	—	—	—
Nonaccrual	—	—	—	—	—	—
Total consumer	$1,278	$501	$960	$1,655	$79	$4,473
Current year-to-date gross write-offs	$69	$1	$24	$15	$—	$109

The following table presents the activity related to the allowance for credit losses for the year ended December 31, 2023 under the CECL methodology:

	Commercial and Industrial	Commercial Real Estate	Residential Mortgage	Home Equity	Consumer	Total
December 31, 2022	$1,094	$7,480	$3,921	$370	$135	$13,000
Impact of adoption of ASC 326	226	1,103	540	(11)	12	1,870
Charge-offs	(85)	—	—	—	(109)	(194)
Recoveries	480	246	22	1	33	782
Provision for (reversal of) loan losses	55	(7)	(40)	(39)	(27)	(58)
December 31, 2023	$1,770	$8,822	$4,443	$321	$44	$15,400

Prior to the adoption of ASC 326 on January 1, 2023, we calculated the allowance for loan losses under the incurred loss methodology. The following table presents activity related to the allowance for loan losses in prior periods:

	Commercial and Industrial	Commercial Real Estate	Residential Mortgage	Home Equity	Consumer	Unallocated	Total
January 1, 2021	$673	$6,204	$3,484	$441	$99	$(1)	$10,900
Charge-offs	(522)	—	(52)	—	(40)	—	(614)
Recoveries	75	102	205	—	12	—	394
Provision for (reversal of) loan losses	517	44	(686)	(62)	6	1	(180)
December 31, 2021	743	6,350	2,951	379	77	—	10,500
Charge-offs	(494)	—	—	(30)	(116)	—	(640)
Recoveries	—	23	—	—	12	—	35
Provision for (reversal of) loan losses	845	1,107	970	21	162	—	3,105
December 31, 2022	$1,094	$7,480	$3,921	$370	$135	$—	$13,000

The following table presents the balance in the ALLL and the recorded investment in loans by loan class and impairment evaluation method as of December 31, 2022:

	Commercial and Industrial	Commercial Real Estate	Residential Mortgage	Home Equity	Consumer	Unallocated	Total
ALLL
Individually evaluated for impairment	$—	$—	$43	$—	$7	$—	$50
Collectively evaluated for impairment	1,094	7,480	3,878	370	128	—	12,950
Total	$1,094	$7,480	$3,921	$370	$135	$—	$13,000
Loans
Individually evaluated for impairment	$—	$183	$2,100	$40	$7	$—	$2,330
Collectively evaluated for impairment	106,616	869,313	404,308	47,728	5,871	—	1,433,836
Total	$106,616	$869,496	$406,408	$47,768	$5,878	$—	$1,436,166
Accrued interest receivable	$368	$2,043	$760	$365	$3	$—	3,539
Total recorded investment in loans	$106,984	$871,539	$407,168	$48,133	$5,881	$—	$1,439,705

For loans not accounted for under ASC 310-30, we individually assess all nonaccrual loans and TLMs for impairment.
The following table presents originated loans individually evaluated for impairment by loan class as of:

	December 31, 2022
	Contractual Principal Balance	Recorded Investment	ALLL Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial and industrial	$—	$—	$—	$247	$—
Commercial real estate	183	183	—	92	7
Residential mortgage	1,881	1,881	—	1,289	59
Home equity	40	40	—	61	2
Consumer	—	—	—	—	—

	December 31, 2022
	Contractual Principal Balance	Recorded Investment	ALLL Allocated	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Commercial and industrial	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Residential mortgage	219	219	43	348	11
Home equity	—	—	—	—	—
Consumer	7	7	7	4	—
Total	$2,330	$2,330	$50	$2,041	$79

	December 31, 2021
	Contractual Principal Balance	Recorded Investment	ALLL Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial and industrial	$494	$494	$—	$494	$13
Commercial real estate	—	—	—	7,257	3
Residential mortgage	697	697	—	849	27
Home equity	82	82	—	86	3
Consumer	—	—	—	3	—
With an allowance recorded
Commercial and industrial	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Residential mortgage	476	476	11	497	7
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$1,749	$1,749	$11	$9,186	$53

Troubled Loan Modifications
A loan modification is considered to be a TLM when the modification includes terms outside of normal lending practices to a borrower who is experiencing financial difficulties.
Typical concessions granted include, but are not limited to:
•	Agreeing to interest rates below prevailing market rates for debt with similar risk characteristics.
•	Extending the amortization period beyond typical lending guidelines for loans with similar risk characteristics.
•	Agreeing to an interest-only payment structure and delaying principal payments.
•	Forgiving principal.
•	Forgiving accrued interest.
To determine if a borrower is experiencing financial difficulties, factors we consider include:
•	The borrower is currently in default on any debt.
•	The borrower would likely default on any debt if the concession is not granted.
•	The borrower’s cash flow is insufficient to service all debt if the concession is not granted.
•	The borrower has declared, or is in the process of declaring, bankruptcy.
•	The borrower is unlikely to continue as a going concern (if the entity is a business).

Based on our historical loss experience, losses associated with TLMs are not significantly different than other impaired loans within the same loan segment. As such, TLMs are analyzed in the same manner as other impaired loans within their respective loan segment.
The following is a summary of the amortized cost basis of loan modifications granted to borrowers experiencing financial difficulty as of December 31, 2023:

	Interest Rate Reduction		Other-Than-Insignificant Payment Delay		Term Extension
	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables	Amortized Cost Basis	% of Total Class of Financing Receivables
Residential mortgage	$—	—%	$—	—%	$143	0.03%

We did not modify any loans by forgiving principal or accrued interest during 2023. We did not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in TLMs or whose loans are on nonaccrual as of December 31, 2023. We closely monitor the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of our modification efforts. No modified loans were delinquent as of December 31, 2023 and there were no TLMs that defaulted during 2023.
The following is a summary of our TDRs as of December 31, 2022:

	Accruing TDRs	Nonaccrual TDRs	Total	Reserves
Residential mortgage	$37	$—	$37	$2

There were no loans modified in a TDR and no TDRs that defaulted during 2022.
Credit Quality Indicators
The following table summarizes nonaccrual loan data by loan class as of December 31, 2023:

	Total Nonaccrual Loans	Nonaccrual Loans with No ACL
Commercial and industrial	$2,424	$—
Commercial real estate	169	169
Residential mortgage	2,727	2,727
Home equity	244	244
Consumer	—	—
Total	$5,564	$3,140

Loan delinquency was as follows as of:

	December 31, 2023
	Accruing
	Current	30-89 Days Past Due	90+ Days Past Due	Nonaccrual	Total Loans	Total Past Due and Nonaccrual
Commercial and industrial	$115,652	$13	$—	$2,424	$118,089	$2,437
Commercial real estate	868,671	1,853	—	169	870,693	2,022
Residential mortgage	427,071	2,038	—	2,727	431,836	4,765
Home equity	47,840	296	—	244	48,380	540
Consumer	4,434	39	—	—	4,473	39
Total	$1,463,668	$4,239	$—	$5,564	$1,473,471	$9,803

	December 31, 2022
	Accruing
	Current	30-89 Days Past Due	90+ Days Past Due	Nonaccrual	Total Loans	Total Past Due and Nonaccrual
Commercial and industrial	$105,960	$656	$—	$—	$106,616	$656
Commercial real estate	868,652	661	—	183	869,496	844
Residential mortgage	401,182	3,163	—	2,063	406,408	5,226
Home equity	47,077	651	—	40	47,768	691
Consumer	5,820	51	—	7	5,878	58
Total	$1,428,691	$5,182	$—	$2,293	$1,436,166	$7,475

Prior to the adoption of ASC 326 on January 1, 2023, we categorized loans into broad risk categories based on relevant information about the ability of borrowers to service their debts such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. We analyzed loans individually by classifying the loans as to credit risk. This analysis included non-homogeneous loans, such as commercial and commercial real estate loans and was performed on a quarterly basis.
We used the following definitions for classified risk ratings as of December 31, 2022:
Pass - Loans have a moderate to average risk to established borrowers that display sound financial condition and operating results. The capacity to service debt is stable and demonstrated at a level consistent with or above the industry norms. Borrower and industry trends and outlook are considered good.
Special Mention - Loans have a potential weakness that deserve our close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of our credit position at some future date.
Substandard - Loans are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.
Doubtful - Loans have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. We do not typically classify loans as doubtful. Loans that approach this status are charged-off.
Based on analysis performed as of December 31, 2022, the ending loan balance by risk category of loans by loan class was as follows:

	Pass	Special Mention	Substandard	Total
Commercial and industrial	$104,499	$2,117	$—	$106,616
Commercial real estate	865,585	561	3,350	869,496
Total	$970,084	$2,678	$3,350	$976,112

We considered the performance of the loan portfolio and its impact on the ALLL. For residential and consumer loan segments, we also evaluated credit quality based on the aging status of the loan, which was previously presented, and by payment activity. We defined performing loans as those which are accruing interest, and nonperforming loans as nonaccrual loans. The following table presents the ending loan balance in residential and consumer loans based on payment activity as of December 31, 2022:

	Performing	Nonperforming	Total
Residential mortgage	$404,345	$2,063	$406,408
Home equity	47,728	40	47,768
Consumer	5,871	7	5,878
Total	$457,944	$2,110	$460,054

Note 5 - Loan Servicing
Residential mortgage loans serviced for others are not reported as assets on our Consolidated Balance Sheets. The principal and corresponding escrow balances of these loans are as follows as of December 31:

	2023	2022
Residential mortgage loan portfolios serviced for:
FHLMC	$612,176	$645,665
Other secondary market holders	12,589	1,456
Total residential mortgage loan servicing portfolio	$624,765	$647,121
Custodial escrow balances maintained in connection with serviced loans	$976	$813

Servicing fee income is recorded for fees earned for servicing loans for others. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recognized as income when earned.
The following table outlines activity recorded within for MSR and mortgage servicing fees for the years ended December 31:

	2023	2022	2021
January 1	$8,666	$7,836	$4,885
Additions	530	1,522	3,832
Disposals	(387)	(1,533)	(1,114)
Change in valuation allowance	(33)	841	(148)
Change in accounting principle to fair value measurement(1)	—	—	381
December 31	$8,776	$8,666	$7,836
Mortgage servicing fees	$1,608	$1,721	$1,460

(1)	Change in fair value is a result of the adoption of the fair value measurement option pursuant to FASB ASC 860 as of January 1, 2021.
The following table outlines the key economic assumptions and the resulting estimated fair value of MSR as of December 31:

	2023	2022
Weighted average life (in months)	274	279
Discount rate	11.00%	11.25%
Prepayment speed range
Minimum	6.00%	6.00%
Maximum	21.39%	18.77%

Note 6 - Premises and Equipment, Net
Bank premises and equipment, net, was comprised of the following as of December 31:

	2023	2022
Land and land improvements	$3,346	$3,261
Building and building improvements	18,698	18,388
Furniture and equipment	13,935	13,489
Construction in progress	39	285
	36,018	35,423
Less accumulated depreciation	21,457	19,852
Total	$14,561	$15,571

Depreciation expense was as follows for the years ended December 31:

	2023	2022	2021
Depreciation of premises and equipment	$2,146	$2,580	$2,406

Note 7 - Leases
We enter into leases in the normal course of business primarily for occupancy of certain branches, ATM locations and operational buildings. We include lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain we will exercise the option. In addition, we have elected to account for any non-lease components in real estate leases as part of the associated lease component. We have also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on our Consolidated Balance Sheets.
Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases are recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising form the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
We use the incremental borrowing rate at lease commencement date to calculate the present value of lease payments when the implicit rate is not known. Our borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.
Right-of-use assets and operating lease liabilities, and the associated Consolidated Balance Sheet classifications as of December 31, 2023 and 2022 are as follows:

	Balance Sheet Classification	2023	2022
Right-of-use assets:
Operating leases	Other assets	$1,333	$1,204
Lease liabilities:
Operating leases	Accrued interest payable and other liabilities	$1,333	$1,204

Rent expense was $279, $246 and $214 for 2023, 2022 and 2021, respectively.
The following presents annual future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2023:

2024	$372
2025	350
2026	211
2027	157
2028	119
Thereafter	124
Net operating lease liabilities	$1,333

As of December 31, 2023, we have a weighted average remaining lease term of approximately 5 years, and utilized a weighted average discount rate of 2.88% to determine the present value of the lease payments over the lease term. Such leases have remaining terms ranging from 6 months to 12 years, none of which include options to terminate or extend the lease.

Note 8 - Goodwill and Other Intangible Assets
Identifiable intangible assets, which are included in other assets on our Consolidated Balance Sheets, were as follows as of:

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit premium resulting from acquisitions	$995	$462	$533

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit premium resulting from acquisitions	$3,521	$2,685	$836

Amortization expense associated with CDI was as follows for the years ended December 31:

	2023	2022	2021
Amortization of core deposit intangible assets	$303	$430	$270

Estimated amortization expense associated with CDI for each of the periods succeeding December 31, 2023 is as follows:

2024	$177
2025	142
2026	107
2027	71
2028	36
Total	$533

Note 9 - Deposits
The following is a summary of deposits as of December 31:

	2023	2022
Non-interest bearing demand	$423,019	$461,390
Interest bearing
Savings	273,302	351,066
Money market demand	223,827	170,459
NOW	178,892	176,620
Time deposits	295,142	173,348
Total deposits	$1,394,182	$1,332,883

Time deposits in excess of FDIC insurance limit of $250	$85,827	$22,269
Brokered deposits	$60,304	$70,000
Aggregate amount of overdrafts reclassified as loans	$299	$412

Scheduled annual maturities of time deposits for periods succeeding December 31, 2023, are summarized as follows:

2024	$239,183
2025	31,151
2026	22,171
2027	1,184
2028	1,453
Total	$295,142

Note 10 - Borrowings
Federal Home Loan Bank Borrowings
Borrowings from the FHLB and the associated assets pledged as collateral were as follows as of December 31:

	2023		2022
	Amount	Rate	Amount	Rate
Fixed rate due 2023	$—	—%	$65,000	4.16%
Fixed rate due 2025	10,000	4.11%	10,000	4.11%
Fixed rate due 2025	10,000	0.60%	10,000	0.60%
Fixed rate due 2026	10,000	3.88%	10,000	3.88%
Fixed rate symmetrical due 2027	20,000	3.76%	20,000	3.76%
Quarterly putable due 2028, putable quarterly staring 2024	20,000	3.63%	—	—%
Quarterly putable due 2030, putable quarterly staring 2024	20,000	3.33%	—	—%
Quarterly putable due 2030, putable quarterly staring 2024	50,000	2.71%	—	—%
Quarterly putable due 2032, putable quarterly starting 2023	—	—%	57,000	1.89%
Quarterly putable due 2032, putable quarterly starting 2023	—	—%	30,000	1.59%
Quarterly putable due 2033, putable quarterly starting 2024	20,000	3.28%	—	—%
Quarterly putable due 2033, putable quarterly starting 2024	20,000	2.77%	—	—%
Total Federal Home Loan Bank borrowings	$180,000	3.09%	$202,000	2.91%
Fair value of securities pledged as collateral	$735		$964
Loans pledged as collateral	$788,650		$759,013

The borrowings are payable at their maturity date; a prepayment penalty is assessed with early payoffs of borrowings. As of December 31, 2023, we had the ability to borrow up to an additional $170,000, based on the lesser of the amount authorized by the Board of Directors or assets pledged as collateral.
Federal funds purchased generally mature within one to four days from the transaction date. The following table provides a summary of our federal funds purchased for the years ended December 31:

2023			2022			2021
Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period	Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period	Maximum Month End Balance	Average Balance	Weighted Average Interest Rate During the Period
$3,000	$426	5.04%	$15,000	$3,294	2.79%	$—	$—	—%

Subordinated Debentures and Trust Preferred Securities
We formed a trust and issued $12,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 3.00%), and the current rate at December 31, 2023 was 8.65%. We issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. We may redeem the subordinated debentures, in whole but not in part, any time at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
We formed a trust and issued $2,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 1.60%), and the current rate at December 31, 2023 was 7.24%. We issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. We may redeem the subordinated debentures, in whole but not in part, any time at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.
We are not considered the primary beneficiary of these trusts, therefore the trusts are not consolidated in our financial statements; rather, the subordinated debentures are presented as a liability.
The Parent has entered into an $8,000 line of credit secured by our investment in the Bank. This instrument has the option to be at a fixed or variable rate at the time of each draw and matures annually with any individual draw having a maturity of no more than 3 years. The fixed rate option would be priced at the time of draw. As of December 31, 2023 and 2022, the variable rate spreads were 2.25% over the 1 month BSBY, and the current rate at December 31, 2023 was 7.63%. We had $4,500 and $6,350 in outstanding advances against this line as of December 31, 2023 and 2022, respectively.
Note 11 - Loan Commitments and Other Related Activities
Off-Balance Sheet Risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance sheet risk was as follows as of December 31:

	2023		2022
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans (at market rate)	$16,124	$1,447	$63,829	$18,448
Unused lines of credit and letters of credit	7,681	247,048	18,718	212,458

Commitments to make loans are generally made for periods of 90 days or less. As of December 31, 2023, commitments to make fixed rate loans have interest rates ranging from 4.25% to 9.50% and maturities ranging from 1 month to 30 years. As of December 31, 2022, commitments to make fixed rate loans had interest rates ranging from 3.25% to 9.00% and maturities ranging from 5 months to 30 years.
Allowance for Credit Losses - Unfunded Commitments
Following the adoption of ASU 2016-13 on January 1, 2023, we established an allowance for credit losses for unfunded loan commitments, which is included in accrued interest payable and other liabilities on our Consolidated Balance Sheets. The following table presents the activity related to the allowance for credit losses for unfunded commitments for the year ended December 31, 2023:

Total Allowance for Credit Losses - Unfunded Commitments
December 31, 2022	$—
Impact of adoption of ASC 326	130
Provision for unfunded commitments	(8)
December 31, 2023	$122

Note 12 - Regulatory Matters
We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a direct material effect on us. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items that are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Failure to meet capital requirements can initiate regulatory action. The final rules related to the implementation of the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Corporation and the Bank on January 1, 2015, with full compliance of all of the requirements fully phased in on January 1, 2019. The capital conservation buffer was 2.50% as of December 31, 2023 and 2022. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below). As of December 31, 2023 and 2022, the most recent notifications from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. We believe, as of December 31, 2023 and 2022, that we met all capital adequacy requirements to which we and the Bank are subject. There are no conditions or events since the notifications that we believe have changed our category.
Our principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies.
The tables below illustrate the regulatory capital amounts and ratios for the Corporation and the Bank as of December 31:

	2023
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
The Corporation	$168,665	11.91%	$148,712	10.50%	N/A	N/A
The State Bank	171,173	12.13%	148,222	10.50%	$141,164	10.00%
Tier 1 capital to risk weighted assets
The Corporation	153,265	10.82%	120,386	8.50%	N/A	N/A
The State Bank	155,773	11.03%	119,989	8.50%	112,931	8.00%
Common Tier 1 capital to risk weighted assets
The Corporation	139,265	9.83%	99,141	7.00%	N/A	N/A
The State Bank	155,773	11.03%	98,815	7.00%	91,757	6.50%
Tier 1 capital to average assets
The Corporation	153,265	8.77%	69,902	4.00%	N/A	N/A
The State Bank	155,773	8.94%	69,715	4.00%	87,144	5.00%

	2022
	Actual		Minimum Capital Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk weighted assets
The Corporation	$154,100	10.87%	$148,916	10.50%	N/A	N/A
The State Bank	156,336	11.06%	148,456	10.50%	$141,387	10.00%
Tier 1 capital to risk weighted assets
The Corporation	141,100	9.95%	120,551	8.50%	N/A	N/A
The State Bank	143,336	10.14%	120,179	8.50%	113,109	8.00%
Common Tier 1 capital to risk weighted assets
The Corporation	127,100	8.96%	99,278	7.00%	N/A	N/A
The State Bank	143,336	10.14%	98,971	7.00%	91,901	6.50%
Tier 1 capital to average assets
The Corporation	141,100	8.58%	65,763	4.00%	N/A	N/A
The State Bank	143,336	8.74%	65,587	4.00%	81,984	5.00%

Note 13 - Earnings Per Share
The components in the earnings per common and diluted share computation follow for the years ended December 31:

	2023	2022	2021
Net income	$14,629	$14,933	$16,579
Weighted average common shares - issued and outstanding	4,460,490	4,448,003	4,624,243
Average unvested common stock grants	(27,172)	(25,212)	(20,984)
Weighted average common shares - basic	4,433,318	4,422,791	4,603,259
Basic and diluted earnings per common share	$3.30	$3.38	$3.60

There were no common stock options or other common stock equivalents outstanding at December 31, 2023 or 2022.
Unvested stock grants for 27,172, 25,212 and 20,984 shares of common stock were not considered in computing basic and diluted earnings per common share for 2023, 2022 and 2021, respectively, because they were antidilutive.
Note 14 - Employee Benefit Plans
We have a noncontributory discretionary ESOP covering substantially all of our employees. It is a requirement of the Plan to invest principally in our common stock. We contributed $175, $150 and $125 to the Plan in 2023, 2022 and 2021, respectively. Contributions are allocated to participants based on relative compensation. Total allocated shares outstanding related to the ESOP were 38,020 as of December 31, 2023 and 2022. Allocated shares are included in the computation of dividends and earnings per share. Expenses related to the ESOP were $175, $150 and $125 in 2023, 2022 and 2021, respectively.
We also maintain a 401(k) Plan in which 100% of each employee’s contribution can be matched up to 3% of their gross pay and 50% can be matched on the next 2% of their gross pay with a discretionary contribution. Contributions to the Plan were $693, $570 and $445 in 2023, 2022 and 2021, respectively.
We have entered into SERP agreements with certain executives. The SERP agreements are designed to encourage executives to remain long term employees, and to provide specified benefits to certain key executives who contribute materially to the continued our growth, development and future business success. The retirement benefits are an unfunded obligation. As of December 31, 2023 and 2022, the accumulated liability for these plans totaled $1,063 and $925, respectively, and are included in accrued interest payable and other liabilities on our Consolidated Balance Sheets. Expenses related to the SERP agreements were $196, $101 and $210 in 2023, 2022 and 2021, respectively.
Note 15 - Revenue Recognition
All of our revenue from contracts with customers included in the scope of ASC Topic 606 is recognized within noninterest income. Items outside the scope of ASC Topic 606 are noted as such. The following table presents our sources of noninterest income for the years ended December 31:

	2023	2022	2021
Net gain on sales of residential mortgage loans(1)	$619	$725	$5,032
Net gain on sales of commercial loans(1)	321	—	—
Service charges and fees
Debit card fees	1,928	1,892	1,702
Trust related administration	1,078	1,103	788
Investment services(1)	1,059	1,004	1,044
Service charges on deposit accounts	897	1,002	751
ATM card fees	290	282	248
Total	5,252	5,283	4,533

	2023	2022	2021
Net mortgage servicing rights(1)	110	830	1,595
Net gain (loss) on sale of securities available-for-sale(1)	—	—	(1)
Net change in fair value of equity investments(1)	13	(116)	(30)
Other
Residential mortgage loan servicing fees(1)	1,608	1,721	1,460
Increase in cash surrender value of corporate owned life insurance(1)	723	681	634
PPP referral fees(1)	—	—	431
Other(1)	625	756	426
Total	2,956	3,158	2,951
Total noninterest income	$9,271	$9,880	$14,080

(1)	Not within the scope of ASC Topic 606.
A description of our revenue streams accounted for under ASC 606 follows:
Trust related administration
We earn trust related income from contracts with customers to manage assets for investment, and/or to transact on their accounts. These fees are primarily earned over time as we provide the contracted monthly or quarterly services that are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction based are recognized at the point in time that the transaction is executed.
Service charges on deposit accounts and ATM and Debit card fees
We earn fees from deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include stop payment charges, statement rendering, ACH and ATM fees, are recognized at the time the transaction is executed as that is the point in time we fulfill the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which we satisfy the performance obligation. Similarly, overdraft fees are recognized at the point in time that the overdraft occurs as this corresponds with our performance obligation. Service charges and ATM fees on deposit accounts are withdrawn from the customer’s account as the transactions occur.
Note 16 - Noninterest Expenses
A summary of other noninterest expenses was as follows for the years ended December 31:

	2023	2022	2021
ATM and debit card	$651	$711	$555
FDIC insurance premiums	1,131	621	525
Telephone and communication	437	439	400
Amortization of core deposit intangibles	303	430	270
Other acquisition related expenses	—	270	289
Other general and administrative	4,131	3,461	2,688
Total other noninterest expenses	$6,653	$5,932	$4,727

Note 17 - Income Taxes
The provision for income taxes reflected on our Consolidated Statements of Income consists of the following amounts for the years ended December 31:

	2023	2022	2021
Current expense	$4,238	$4,218	$2,063
Deferred (income) expense	(612)	(508)	2,129
Federal income tax expense	$3,626	$3,710	$4,192

The reconciliation of the provision for federal income taxes and the amount computed at the federal statutory rate of income before federal income tax expense is summarized as follows for the years ended December 31:

	2023	2022	2021
Income tax at statutory rate	$3,834	$3,915	$4,362
Effect of nontaxable income
Tax-exempt interest income	(64)	(74)	(79)
Increase in cash surrender value of corporate owned life insurance	(152)	(143)	(133)
Other	(37)	—	—
Total	(253)	(217)	(212)
Effect of nondeductible expenses	45	12	42
Federal income tax expense	$3,626	$3,710	$4,192

The net deferred income tax asset (liability) recorded includes the following amounts of deferred tax assets and liabilities as of December 31:

	2023	2022
Deferred tax assets
Allowance for credit losses	$3,234	$2,808
Compensation	223	239
Other comprehensive income tax adjustments	2,616	2,799
Other	123	61
Unfunded commitments	26	—
Total deferred income tax assets	6,222	5,907
Deferred tax liabilities
Premises and equipment	1,773	2,212
Mortgage servicing rights	1,843	2,162
Deferred loan fees (costs)	547	397
Core deposit intangible	112	176
Acquired loans	—	204
Prepaid expenses	258	239
Mortgage hedging instruments	3	3
Other	436	112
Total deferred income tax liabilities	4,972	5,505
Net deferred income tax asset (liability)	$1,250	$402

The deferred income tax assets are analyzed at each reporting period for changes affecting realizability and a valuation allowance may be recorded in future periods accordingly. The ultimate realization of these deferred income tax assets is primarily dependent on the generation of future taxable income during the periods in which those temporary basis differences become deductible. Changes in existing tax laws could also affect actual tax results and the valuation of deferred income tax assets over time. The accounting for deferred income taxes is based on an estimate of future results. Differences between anticipated and actual outcomes of these future tax consequences could have an impact on our consolidated operating results and financial position.
We concluded that there are no significant uncertain tax positions requiring recognition in our consolidated financial statements based on the evaluation performed for 2020 through 2023, the years which remain subject to examination by major tax jurisdictions as of December 31, 2023. We do not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Note 18 - Accumulated Other Comprehensive Income (Loss)
The following table presents a reconciliation of the changes in the components of AOCI and details the components of OCI, including the amount of income tax expense (benefit) allocated to each component of OCI:

	Unrealized Holding Gains (Losses) on Securities AFS	Unrealized Gains (Losses) on Cash Flow Hedges	Total
January 1, 2021	$1,528	$(782)	$746
Unrealized gains (losses) arising during the year	(2,400)	356	(2,044)
Reclassification adjustments for net (gains) losses included in net income	1	307	308
Net unrealized gains (losses)	(2,399)	663	(1,736)
Tax effect(1)	503	(138)	365
OCI, net of tax	(1,896)	525	(1,371)
December 31, 2021	(368)	(257)	(625)
Unrealized gains (losses) arising during the year	(13,716)	1,149	(12,567)
Reclassification adjustments for net (gains) losses included in net income	—	34	34
Net unrealized gains (losses)	(13,716)	1,183	(12,533)
Tax effect(1)	2,879	(247)	2,632
OCI, net of tax	(10,837)	936	(9,901)
December 31, 2022	(11,205)	679	(10,526)
Unrealized gains (losses) arising during the year	1,424	(1,245)	179
Reclassification adjustments for net (gains) losses included in net income	—	693	693
Net unrealized gains (losses)	1,424	(552)	872
Tax effect(1)	(299)	116	(183)
OCI, net of tax	1,125	(436)	689
December 31, 2023	$(10,080)	$243	$(9,837)

(1)	Based on federal income tax rate of 21% for all years presented.
The following table details reclassification adjustments and the related affected line items on our Consolidated Statements of Income for 2023, 2022 and 2021:

Details about Accumulated Other Comprehensive Income components	Amount Reclassified from Accumulated Other Comprehensive Income			Affected Line Item in the Consolidated Statements of Income
	2023	2022	2021
Realized gains (losses) on cash flow hedges	$(693)	$(34)	$(307)	Total interest expense
Net realized losses on available-for-sale securities	—	—	(1)	Net loss on sale of available-for-sale securities
Tax effect(1)	146	7	65	Income tax expense
	$(547)	$(27)	$(243)	Net income

(1)	Based on federal income tax rate of 21% for all years presented.

Note 19 - Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.
Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Our Level 2 valuations include government and government-sponsored enterprise debt obligations, including securities issued by the FHLB, FHLMC, FNMA, Federal Farm Credit Bank, securities issued by certain state and political subdivisions, residential mortgage-backed securities, certificates of deposit and collateralized mortgage obligations. Valuations are obtained from a third-party pricing service for these investment securities. Additionally included in Level 2 valuations are loans HFS and certain derivative assets.

Level 3:
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, yield curves and similar techniques. The determination of fair value requires our judgment or estimation and generally is corroborated by external data, which includes third-party pricing services. Our Level 3 valuations include impaired loans, goodwill, CDI assets, MSR, and OREO.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of our financial assets and financial liabilities carried at fair value and all financial instruments disclosed at fair value. Transfers of assets or liabilities between levels of the fair value hierarchy are recognized at the beginning of the reporting period, when applicable.
In general, fair value is based upon quoted market prices, where available. If quoted market prices are not available, fair value is based upon third-party pricing services when available. Fair value may also be based on internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be required to record financial instruments at fair value. Any such valuation adjustments are applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.
While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the fair value amounts may change significantly after the date of our Consolidated Balance Sheets.
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Available-for-Sale Securities: The fair values of AFS debt securities are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
Equity Securities: The fair values of equity securities (Level 1 inputs) are determined by obtaining quoted prices on nationally recognized securities exchanges.
Residential Mortgage Loans Held-for-Sale, at Fair Value: The fair values of residential mortgage loans HFS are based on valuation models which use the market price for similar loans sold in the secondary market. As these prices are derived from market observable inputs, we categorize these loans HFS as Level 2.
Mortgage Servicing Rights: MSR are accounted for under the fair value measurement methodology. MSR are measured at fair value each reporting period and changes in the fair value are recorded to earnings in the period in which the fair value changes occur using a model that calculates the net present value of estimated future cash flows using various assumptions, including prepayment speeds, the discount rate and servicing costs. We classify the MSR subject to recurring fair value measurements as Level 3 valuation.

Derivatives: We utilize various derivative instruments to manage interest rate risk including interest rate caps, interest rate swaps, forward contracts, and interest rate lock commitments. Derivatives are reported at fair value utilizing Level 2 inputs. Substantially all of the derivative instruments held for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. We measure fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. In addition, we obtain third-party valuations. Derivatives are included in other assets or liabilities on our Consolidated Balance Sheets.
A description of the various derivative instruments utilized is as follows:
Interest rate swaps: Interest rate swaps are designated as cash flow hedges which involve the receipt of variable amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
Forward contracts: We enter into forward loan sales commitments to sell certain residential mortgage loans which are recorded at fair value based on valuation models. Our expectation of the amount of interest rate lock commitments that will ultimately close is a factor in determining the position. The valuation models utilize the fair value of related residential mortgage loans determined using observable market data.
Interest rate lock commitments: Our interest rate lock commitments are derivative instruments that are recorded at fair value based on valuation models that use the market price for similar loans sold in the secondary market. The interest rate lock commitments are adjusted for expectations of exercise and funding.
Assets measured at fair value on a recurring basis are summarized below as of December 31:

	2023
	Total	Level 1	Level 2	Level 3
Available-for-sale debt securities
U.S. Government and federal agency	$20,964	$12,009	$8,955	$—
State and municipal	19,002	—	19,002	—
Mortgage backed residential	43,131	—	43,131	—
Certificates of deposit	2,582	—	2,582	—
Collateralized mortgage obligations - agencies	19,570	—	19,570	—
Total available-for-sale debt securities	$105,249	$12,009	$93,240	$—
Equity securities	$1,488	$1,488	$—	$—
Mortgage servicing rights	$8,776	$—	$—	$8,776
Residential mortgage loans held-for-sale	$747	$—	$747	$—
Interest rate swaps	$1,065	$—	$1,065	$—
Forward contracts	$1	$—	$1	$—
Interest rate lock commitments	$12	$—	$12	$—

	2022
	Total	Level 1	Level 2	Level 3
Available-for-sale debt securities
U.S. Government and federal agency	$22,387	$12,745	$9,642	$—
State and municipal	20,761	—	20,761	—
Mortgage backed residential	50,112	—	50,112	—
Certificates of deposit	7,133	—	7,133	—
Collateralized mortgage obligations - agencies	22,170	—	22,170	—
Total available-for-sale debt securities	$122,563	$12,745	$109,818	$—
Equity securities	$1,315	$1,315	$—	$—
Mortgage servicing rights	$8,666	$—	$—	$8,666

	2022
	Total	Level 1	Level 2	Level 3
Residential mortgage loans held-for-sale	$493	$—	$493	$—
Interest rate swaps	$1,903	$—	$1,903	$—
Forward contracts	$10	$—	$10	$—
Interest rate lock commitments	$(2)	$—	$(2)	$—

There were no reclassifications between levels within the fair value hierarchy during the years ended December 31, 2023 or 2022.
The following table provides a reconciliation of MSR measured at fair value using significant unobservable inputs (Level 3) on a recurring basis. Had there been any transfer into or out of Level 3, the amount included in “Transfers into (out of) Level 3” would represent the beginning balance of an item in the period during which it was transferred.
Activity in MSR measured at fair value using Level 3 inputs on a recurring basis consisted of the following for the years ended December 31:

	2023	2022
January 1	$8,666	$7,836
Net change in fair value	110	830
December 31	$8,776	$8,666

The following table presents quantitative information about recurring Level 3 fair value measurements as of December 31:

	2023
				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
Mortgage servicing rights	$8,776	Discounted cash flow	Discount rate	11.00%	11.00%	11.00%
			Prepayment speed	6.00%	21.39%	6.42%

	2022
				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
Mortgage servicing rights	$8,666	Discounted cash flow	Discount rate	11.25%	11.25%	11.25%
			Prepayment speed	6.00%	18.77%	6.31%

Our MSR valuations were supported by an analysis prepared by an independent third party. The analyses utilized the discounted cash flow valuation method. The unobservable inputs used in the fair value measurement of MSR are discount rate and prepayment speed. Significant changes in these assumptions could result in significant changes to the value of our MSR. Unobservable inputs were weighted by the relative fair value of the instruments.
Financial Instruments Recorded Using Fair Value Option
We elected the fair value option for residential mortgage loans held-for-sale. These loans are intended for sale and we believe that the fair value is the best indicator of the resolution of these loans. Interest income is recorded based on the contractual terms of the note and in accordance with our policy on loans held for investment. None of these loans were 90 days or more past due or in non-accrual status as of December 31, 2023 or 2022. There were no gains or losses attributable to instrument specific credit risk in the years ended December 31, 2023 or 2022.

The aggregate fair value, contractual balance (including accrued interest), and gain or loss was as follows as of December 31:

	2023	2022
Aggregate fair value	$747	$493
Contractual balance	728	486
Gain (loss)	$19	$7

The total amount of gains and losses from changes in fair value included in net income were as follows for the years ended December 31:

	2023	2022	2021
Interest Income	$144	$76	$406
Change in fair value	619	725	483
Total change in value	$763	$801	$889

Assets Measured at Fair Value on a Nonrecurring Basis
Held-to-Maturity Securities: Investment securities classified as HTM are recorded at fair value if the value is below amortized cost and we have determined no allowance for credit losses is deemed necessary as none of the securities were determined to have an unrealized loss that is the result of a credit impairment. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are generally measured using independent pricing models or other model-based valuation techniques that include market inputs, such as benchmark yields, reported trades, broker dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. At December 31, 2023 and 2022, no HTM securities were impaired. No credit loss expense was recognized on HTM securities in 2023, 2022, or 2021.
Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for credit losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.
Goodwill: Goodwill is subject to impairment testing on at least an annual basis. The assessment of goodwill for impairment requires a significant degree of judgment. In the event the assessment indicates that it is more-likely-than-not that the fair value is less than the carrying value, the asset is considered impaired and recorded at fair value. Goodwill that is impaired and subject to nonrecurring fair value measurements is a Level 3 valuation. At December 31, 2023 and 2022, no goodwill was impaired. No impairment was recognized in 2023, 2022, or 2021.
Core Deposit Intangible: The CDI is recorded at fair value when initially recorded. Subsequently, CDI assets are amortized primarily on an accelerated basis over a 7 year period and are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount exceeds the fair value of the asset. If CDI asset impairment is identified, we classify impaired CDI assets subject to nonrecurring fair value measurements as Level 3 valuations. At December 31, 2023 and 2022, no CDI assets were impaired. There was no impairment identified for CDI assets in 2023, 2022, or 2021.
Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as OREO are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third-party appraisals of the property. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available, which results in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

Certain assets may be required to be measured at fair value on a nonrecurring basis. The carrying value of these assets represent end of period values, which approximate the fair value measurements that occurred on the various measurement dates during the period. For assets measured at fair value on a nonrecurring basis, quantitative disclosures about fair value measurements for each major category of assets follow as of December 31:

	2023
	Total	Level 1	Level 2	Level 3
Other real estate owned	$597	$—	$—	$597

	2022
	Total	Level 1	Level 2	Level 3
Impaired loans	$176	$—	$—	$176
Other real estate owned	$293	$—	$—	$293

Qualitative information about Level 3 fair value instruments is as follows as of December 31:

	2023
	Fair Value	Valuation Technique	Unobservable Input	Weighted Average
Other real estate owned	$597	Appraisal Value - Real Estate	Discount Applied to Appraisal	10.00%

	2022
	Fair Value	Valuation Technique	Unobservable Input	Weighted Average
Impaired loans	$34	Discounted Cash Flows	Discount Rate	7.75%
Impaired loans	$142	Appraisal Value - Real Estate	Discount Applied to Appraisal	27.00%
Other real estate owned	$293	Appraisal Value - Real Estate	Discount Applied to Appraisal	10.00%

There were no liabilities recorded at fair value on a nonrecurring basis as of December 31, 2023 or 2022.
Disclosures About Fair Value of Financial Instruments
GAAP requires disclosures about the estimated fair value of our financial instruments, including those financial assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis. We utilized the fair value hierarchy in computing the fair values of our financial instruments. In cases where quoted market prices were not available, we employed the exit-price notion, using unobservable inputs requiring our judgment to estimate the fair values of our financial instruments, which are considered Level 3 valuations. These Level 3 valuations are affected by the assumptions made and, accordingly, are not necessarily indicative of amounts that would be realized in a current market exchange. It is also our general practice and intent to hold the majority of our financial instruments until maturity and, therefore, we do not expect to realize the estimated amounts disclosed.
A summary of carrying amounts and estimated fair values of our financial instruments not recorded at fair value in their entirety on a recurring basis on our Consolidated Balance Sheets are disclosed in the table below as of December 31:

		2023		2022
	Level in Fair Value Measurement Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Held-to-maturity securities	Level 2	$878	$868	$1,171	$1,146
Net loans (including impaired loans)	Level 3	$1,458,071	$1,387,580	$1,423,166	$1,379,900
Liabilities
Time deposits	Level 2	$295,142	$297,003	$173,348	$173,787
Federal Home Loan Bank borrowings	Level 2	$180,000	$177,754	$202,000	$199,977
Subordinated debentures	Level 2	$14,000	$14,000	$14,000	$14,000
Other borrowings	Level 2	$4,500	$4,500	$6,350	$6,350

There were no reclassifications between Level 1, Level 2 or Level 3 during 2023 or 2022.

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and cash equivalents, FHLB stock, non-marketable equity securities, accrued interest receivable, COLI, deposits without defined maturities, federal funds purchased and sold, and accrued interest payable.
Note 20 - Derivatives
Risk Management Objective of Using Derivatives
We are exposed to certain risk arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of our assets and liabilities and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our mortgage loans, investments and borrowings.
Cash Flow Hedges of Interest Rate Risk
Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily uses interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. During 2023, 2022, or 2021, such derivatives were used to hedge the variable cash flows associated with existing variable-rate borrowings and forecasted issuances of borrowings.
For derivatives designated and that qualify as cash flow hedges of interest rate risk, the gain or loss on the derivative is recorded in AOCI and subsequently reclassified into interest expense in the same period(s) during which the hedged transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.
Fair Value Hedges of Interest Rate Risk
We are exposed to changes in the fair value of certain of our fixed-rate assets due to changes in benchmark interest rates. We use interest rate swaps to manage our exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, LIBOR. Interest rate swaps designated as fair value hedges involve the payments of fixed-rate amounts to a counterparty in exchange for receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.
For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in interest income.
The following table presents the carrying amounts of the hedged items accounted for as fair value hedges as of December 31:

	Carrying Amount of the Hedged Assets		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Assets
Line Item in the Consolidated Balance Sheets in Which the Hedged Item is Included	2023	2022	2023	2022
Loans	$19,612	$20,004	$(710)	$(1,002)

The table below presents the fair value of our derivative financial instruments as well as the classification on our Consolidated Balance Sheets as of December 31:

		2023		2022
Derivatives Designated as Hedging Instruments	Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate derivatives	Other Liabilities	$30,322	$1,065	$41,005	$1,903

The table below presents the effect of cash flow hedge accounting on AOCI for the years ended December:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative			Location of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Earnings
	2023	2022	2021		2023	2022	2021
Interest rate derivatives	$(552)	$1,183	$663	Interest Expense	$(693)	$(34)	$(307)

During the next twelve months, we estimate that an additional $307 will be reclassified as a reduction in interest expense.
The table below presents the effect of our derivative financial instruments on the for the years ended December 31:

	2023		2022		2021
	Interest Income	Interest Expense	Interest Income	Interest Expense	Interest Income	Interest Expense
Total amount of income and expense line items presented in the Consolidated Statements of Income in which the effects of fair value or cash flow hedges are recorded	$1	$(693)	$(267)	$(34)	$(474)	$(307)
The effects of fair value and cash flow hedging:
Gain (loss) on fair value hedging relationship
Interest contracts
Hedged items	$292	$—	$(2,777)	$—	$(1,436)	$—
Derivatives designated as hedging instruments(1)	$(291)	$—	$2,510	$—	$962	$—
Gain (loss) on cash flow hedging relationship
Interest contracts
Amount of gain (loss) reclassified from accumulated other comprehensive income into earnings	$—	$(693)	$—	$(34)	$—	$(307)

(1)	Amounts include changes in fair value as well as net settlement on the derivatives.
Amount of gain (loss) reclassified from accumulated other comprehensive income into earnings as a result that a forecasted transaction is no longer probable of occurring.

The tables below present a gross presentation, the effects of offsetting, and a net presentation of our derivatives as of December 31, 2023 and 2022. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value, Note 19, provides the location that derivative assets and liabilities are presented:

Offsetting of Derivative Liabilities as of December 31, 2023
				Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received (Posted)	Net Amount
Interest rate derivatives	$1,065	$—	$1,065	$—	$5,555	$(4,490)

Offsetting of Derivative Liabilities as of December 31, 2022
				Gross Amounts Not Offset in the Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received (Posted)	Net Amount
Interest rate derivatives	$1,903	$—	$1,903	$—	$5,280	$(3,377)

Mortgage Banking Derivatives
The following table summarizes the net gains (losses) relating to free-standing derivative instruments used for risk management for the years ended December 31:

Instrument	Location	2023	2022
Mandatory forward contracts	Other noninterest income	$(9)	$(24)
Interest rate lock commitments	Net gain on sales of residential mortgage loans	$14	$(112)

The following table reflects the amount and fair value of mortgage banking derivatives included on our Consolidated Balance Sheets as of December 31:

	2023		2022
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in other assets:
Mandatory forward contracts	$428	$4	$1,486	$11
Interest rate lock commitments	300	12	225	2
Total included in other assets	$728	$16	$1,711	$13

Included in other liabilities:
Mandatory forward contracts	$1,231	$3	$187	$1
Interest rate lock commitments	138	—	715	4
Total included in other liabilities	$1,369	$3	$902	$5

Credit-risk-related Contingent Features
We have agreements with each of our derivative counterparties that contain a provision where if we either default, or are capable of being declared in default, on any of our indebtedness, then we could also be declared in default on our derivative obligations.
The fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements as of December 31, 2023 and 2022 was $1,065 and

$1,903, respectively. As of December 31, 2023 and 2022, we had minimum collateral posting thresholds with certain of our derivative counterparties and had posted collateral of $5,555 and $5,280, respectively, in cash collateral on deposit with counterparties. If we had breached any of these provisions, we could have been required to settle our obligations under the agreements at their termination value at December 31, 2023 and 2022 of $1,065 and $1,903, respectively.
Note 21 - Related Party Transactions
In the ordinary course of business, we extend loans to our principal officers, directors and affiliates. Such activity consisted of the following amounts for the years ended December 31:

	2023	2022
January 1	$6,530	$6,202
New loans	362	964
Repayments	(718)	(636)
December 31	$6,174	$6,530

Deposits from our principal officers, directors and affiliates as of December 31, 2023 and 2022 were $5,397 and $7,111, respectively.
Rent expense related to buildings leased from entities which are controlled by or affiliated with certain directors was as follows for the years ended December 31:

	2023	2022	2021
Rent payments to principal officers, directors, and affiliates	$52	$49	$47

Note 22 - Common Stock Purchase and Stock Based Compensation Plans
Director and Employee Stock Purchase Plan
The Director and Employee Stock Purchase Plan permits directors and employees to purchase shares of common stock made available for purchase under the plan at the average fair value of the shares over the most recent five days prior to the issuance date. Additionally, the plan allows directors to elect to receive shares of common stock in full or partial payment of the director’s retainer fees and meeting attendance fees. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the fair value of the stock on the first business day prior to the payment date. There were 9,901, 9,670 and 11,491 shares issued under the Director and Employee Stock Purchase Plan in 2023, 2022 and 2021, respectively.
Dividend Reinvestment Plan
The Automatic DRIP permits enrolled shareholders to automatically use dividends paid on common stock to purchase additional shares of our common stock at its fair value on the investment date. Any shareholder who is the beneficial or record owner of not more than 9.9% of the issued and outstanding shares of our common stock is eligible to participate in the plan. The total shares issuable under the DRIP are 400,000 as of December 31, 2023. There were 12,910, 10,823 and 11,036 shares issued under the DRIP in 2023, 2022 and 2021, respectively.
Stock Compensation Plan
We adopted a Stock Compensation Plan in 2017 to provide for discretionary grants of restricted stock, stock options, or stock appreciation rights to certain executives. The plan’s purpose is to enhance shareholder value by helping attract, and retain, the services of executives, upon whose judgment, initiative and efforts that we are substantially dependent, and to provide those persons with further incentives to enhance shareholder value. The plan is also established with the objective of encouraging common stock ownership by such executives and aligning their interests with those of stockholders. In the years ended December 31, 2023, 2022 and 2021, we issued grants of restricted stock. Under the plan, the shares partially vest at 20% each year, until fully vested at the end of five years. During the five year vesting period, the participants receive dividends or dividend equivalent compensation on the shares. The total shares issuable under the plan are 250,000 as of December 31, 2023.

A summary of changes in the nonvested shares is as follows:

	2023		2022		2021
	Shares	Weighted-Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value
January 1	23,550	$25.18	20,014	$23.05	13,910	$22.43
Granted	8,871	23.00	9,245	28.23	9,827	23.51
Vested	(7,313)	23.93	(5,456)	22.54	(3,492)	21.93
Forfeited	(536)	22.39	(253)	27.67	(231)	21.92
December 31	24,572	$24.83	23,550	$25.18	20,014	$23.05

As of December 31, 2023, 2022 and 2021, there was $610, $593 and $462, respectively, of total unrecognized compensation cost related to nonvested shares under the plan. The cost is expected to be recognized over a weighted average period of five years from grant date.
The total grant date fair value of shares vested in 2023, 2022, and 2021 was $175, $123 and $76, respectively.
Note 23 - Operating Segments
Our reportable segments are based on legal entities that account for at least 10% of net operating results. The operations of the Bank as of December 31, 2023, 2022 and 2021 represent approximately 90% or more of our consolidated total assets and operating results. As such, no additional segment reporting is presented.
Note 24 - Parent Company Only Financial Information
Condensed Balance Sheets

	December 31
	2023	2022
ASSETS
Cash on deposit at the Bank	$880	$267
Equity securities	596	436
Investment in subsidiaries	155,208	142,322
Equity investment in nonbank subsidiary	434	434
Other assets	678	3,571
Total assets	$157,796	$147,030

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debentures	$14,434	$14,434
Other borrowings	4,500	6,350
Interest payable	94	94
Other liabilities	66	65
Total liabilities	19,094	20,943
Shareholders’ equity	138,702	126,087
Total liabilities and shareholders’ equity	$157,796	$147,030

Condensed Statements of Income and Comprehensive Income

	Year Ended December 31
	2023	2022	2021
Income
Dividends from subsidiaries	$3,250	$—	$20,000
Other	2	—	—
Total income	3,252	—	20,000
Expenses
Interest	1,638	838	429
Merger related	—	—	289
Management fees	202	202	184
Director fees	271	224	177
Outside service	622	188	15
Other	304	195	199
Total expenses	3,037	1,647	1,293
Income (loss) before federal income taxes benefit	215	(1,647)	18,707
Federal income taxes benefit	(637)	(346)	(240)
Net income (loss) before equity in undistributed earnings of subsidiary	852	(1,301)	18,947
Undistributed (loss) earnings of subsidiaries	13,777	16,234	(2,368)
Net income	$14,629	$14,933	$16,579
Comprehensive income	$15,318	$5,032	$15,208

Condensed Statements of Cash Flows

	Year Ended December 31
	2023	2022	2021
Cash flows from operating activities
Net income	$14,629	$14,933	$16,579
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Equity in undistributed earnings of subsidiaries	(13,777)	(16,234)	2,368
Common shares vested under stock grant plan	175	123	76
Common shares forfeited under stock grant plan	(12)	(7)	(5)
Net change in other assets and other liabilities	2,894	(554)	27
Net cash provided by (used in) operating activities	3,909	(1,739)	19,045
Cash flows from investing activities
Purchases of equity investments	(160)	(175)	(174)
Net cash paid in business combinations	—	—	(15,500)
Net cash used in investing activities	(160)	(175)	(15,674)
Cash flows from financing activities
Net proceeds from common stock issuance	498	523	558
Cash dividends paid on common stock	(1,784)	(1,603)	(1,490)
Net advances on line of credit	(1,850)	5,350	1,000
Common stock repurchase	—	(2,436)	(6,061)
Net cash provided by (used in) financing activities	(3,136)	1,834	(5,993)
Net change in cash and cash equivalents	613	(80)	(2,622)
Cash and cash equivalents, beginning of year	267	347	2,969
Cash and cash equivalents, end of year	$880	$267	$347

Note 25 - Contingencies
Litigation
We are party to litigation arising during the normal course of business. In our opinion, based on consultation with legal counsel, the resolution of such litigation is not expected to have a material effect on our consolidated financial statements.
Environmental Matters
As a result of acquiring real estate from foreclosure proceedings, we are subject to potential claims and possible legal proceedings involving environmental matters. No such claims have been asserted as of December 31, 2023.

ANNEX G

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet and statement of income for ChoiceOne Financial Services, Inc. (“ChoiceOne”) and Fentura Financial, Inc. (“Fentura”), after giving effect to the merger, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Fentura will be recorded by ChoiceOne at their respective fair values on the date that the merger is completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on June 30, 2024. The pro forma condensed combined income statement for the six months ended June 30, 2024 gives effect to the merger as if the transaction had become effective on January 1, 2024. The pro forma condensed combined income statement for the year ended December 31, 2023 gives effect to the merger as if the transaction had become effective on January 1, 2023.
The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, nor does it include the funding cost or lost opportunity cost related to the stock consideration paid to Fentura shareholders and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
The pro forma financial statements do not include future estimated merger and integration costs expected to be incurred subsequent to January 1, 2025, in conjunction with the merger. Due diligence, professional fees, and other expenses related to the merger were incurred by ChoiceOne and Fentura during the six months ended June 30, 2024, but the pro forma condensed combined statement of income is not adjusted to exclude these costs.

Actual and Pro Forma Consolidated Balance Sheets (Unaudited)
ChoiceOne Financial Services, Inc. (ChoiceOne) and Fentura Financial Inc. (Fentura)
As of June 30, 2024
(Dollar amounts in thousands except per share data)

	ChoiceOne	Fentura	Pro Forma Adjustments		Pro Forma ChoiceOne and Fentura
Assets
Cash and cash equivalents	$101,002	$128,590	$(12,716)	A	216,876
Equity securities, at fair value	7,502	1,515			9,017
Securities available for sale, at fair value	491,670	97,861			589,531
Securities held to maturity, at amortized cost net of credit losses	392,699	791	(24)	B	393,466
Federal Home Loan Bank stock	4,449	9,179			13,628
Federal Reserve Bank stock	5,066	—			5,066
Loans held for sale	5,946	2,440			8,386
Loans held for investment	1,437,527	1,459,929	7,585	C	2,832,259
			(53,819)	D
			(18,963)	E
Allowance for credit losses	(16,152)	(15,300)	15,300	F	(35,115)
			(11,378)	G
			(7,585)	H
Net loans	1,421,375	1,444,629	(68,860)		2,797,144
Premises and equipment, net	27,370	13,661	4,000	I	45,031
Other real estate owned	272	—			272
Goodwill	59,946	8,853	(8,853)	J	105,165
			45,219	K
Other intangible assets	1,448	444	(444)	L	44,801
			43,353	M
Interest receivable and other assets	104,322	48,666	14,466	N	167,454
Total Assets	$2,623,067	$1,756,629	$16,141		$4,395,837
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$517,137	$404,521			$921,658
Interest bearing	1,582,365	1,022,538			2,604,903
Brokered deposits	27,177	—			27,177
Total Deposits	2,126,679	1,427,059	—		3,553,738
Borrowings	210,000	164,397	(1,000)	O	373,397
Subordinated debentures	35,630	14,000	(2,000)	P	47,630
Other liabilities	36,239	7,872	10,481	Q	54,592
Total liabilities	2,408,548	1,613,328	7,481		4,029,357
Total shareholders’ equity	214,519	143,301	8,660	R	366,480
Total Liabilities and Shareholders’ Equity	$2,623,067	$1,756,629	$16,141		$4,395,837
Book value per share	$28.32	$31.91			$26.88
Tangible book value per share	$20.22	$29.84			$15.88

See accompanying notes to unaudited pro forma condensed combined financial statements.

ChoiceOne Financial Services, Inc. and Fentura Financial, Inc.
Unaudited Pro Forma Condensed Statement of Income
Six Months Ended June 30, 2024
(Dollar amounts in thousands except per share data)

	ChoiceOne	Fentura	Pro Forma Adjustments		Pro Forma ChoiceOne and Fentura
Interest income	$58,376	$43,028	2	A	$110,121
			(251)	B
			1,798	C
			7,169	D
Interest expense	23,531	18,965	132	E	42,712
			84	F
Net interest income	$34,845	$24,063	$8,502		$67,410
Provision for credit losses	—	753			753
Noninterest income	8,134	4,669			12,803
Noninterest expense (excluding merger related expenses	27,962	22,087	2,893	G	53,229
			216	H
			63	I
			79	J
			(71)	K
Net income before income taxes	$15,017	$5,892	$5,322		$26,231
Income Tax	2,797	1,122	1,118	M	5,037
Net income	$12,220	$4,770	$4,205		$21,195
Net income per share
Basic	$1.62	$1.07			$1.55
Diluted	$1.61	$1.07			$1.55
Dividends per share	$0.54	$0.22			$0.37
Average shares outstanding
Basic	7,560,960	4,455,478	6,014,895		13,575,855
Diluted	7,598,215	4,455,478	6,014,895		13,613,110

See accompanying notes to unaudited pro forma condensed combined financial statements.

ChoiceOne Financial Services, Inc. and Fentura Financial, Inc.
Unaudited Pro Forma Condensed Statement of Income
Twelve Months Ended December 31, 2023
(Dollar amounts in thousands except per share data)

	ChoiceOne	Fentura	Pro Forma Adjustments		Pro Forma ChoiceOne and Fentura
Interest income	$98,980	$79,681	4	A	$196,096
			(502)	B
			3,595	C
			14,338	D
Interest expense	33,095	28,087	263	E	61,613
			168	F
Net interest income	$65,885	$51,594	$17,004		$134,483
Provision for credit losses	150	(58)			92
Noninterest income	14,906	9,271			24,177
Noninterest expense (excluding merger related expenses	55,074	42,668	5,786	G	104,101
			431	H
			126	I
			158	J
			(142)	K
Net income before income taxes	$25,567	$18,255	$10,645		$54,467
Income Tax	4,306	3,626	2,235	L	10,167
Net income	$21,261	$14,629	$8,409		$44,299
Net income per share
Basic	$2.82	$3.30			$3.26
Diluted	$2.82	$3.30			$3.25
Dividends per share	$1.05	$0.40			$0.72
Average shares outstanding
Basic	7,532,998	4,433,318	5,984,979		13,517,977
Diluted	7,572,290	4,433,318	5,984,979		13,557,269

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1—Basis of Presentation
The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving ChoiceOne and Fentura under the acquisition method of accounting with ChoiceOne treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Fentura will be recorded by ChoiceOne at their respective fair values and the excess of the merger consideration over the fair value of Fentura’s net assets will be allocated to goodwill.
If completed, the merger will provide for Fentura common shareholders to receive 1.35 shares of ChoiceOne common stock for each share of Fentura common stock they held immediately prior to the merger. Based on the closing trading price of shares of ChoiceOne common stock on the NASDAQ Stock Exchange on June 30, 2024, the value of the merger consideration of ChoiceOne common stock was $28.65 per share.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded. Adjustments will include, but not be limited to, changes in (i) fair value of Fentura’s assets and liabilities as additional information becomes available from independent third parties and management’s analysis and (ii) final analysis regarding the timing and treatment of certain merger related expenses from amounts included herein; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The accounting policies of both ChoiceOne and Fentura are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.
Note 2—Preliminary Purchase Price Allocation
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
Core deposit intangible assets of $40.4 million are included in the pro forma adjustments separate from goodwill and amortized on a sum of year digits method over 10 years. Goodwill totaling $45.2 million is included in the pro forma adjustments and is not subject to amortization.

Equity Consideration
Fentura shares outstanding June 30, 2024	4,490,087
Exchange ratio	1.35
ChoiceOne shares Issued	6,061,617
ChoiceOne Share Price (as of June 30, 2024)	$28.65
Total Consideration (dollars in thousands)	$173,665
Fentura Net Assets at Fair Value
Assets Acquired	$1,749,255
Liabilities Assumed	$1,620,809
Net Assets Acquired	$128,446
Preliminary pro forma goodwill (dollars in thousands)	$45,219

Note 3—Pro Forma Adjustments
The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.
Balance Sheet

A	Reflects adjustments to record ChoiceOne’s estimated transaction costs net of tax effect at ChoiceOne’s statutory federal tax rate of 21%.

B	Adjustment to record estimated fair value of held-to-maturity investments.

C	Estimated purchase credit discount CECL reserve gross up.

D	Estimated interest rate adjustment to record loans at fair value.

E	Estimated adjustment to record the gross credit mark on loans.

F	Estimated adjustment to record the elimination of existing Fentura allowance for credit losses.

G	Estimated adjustment to record day 2 CECL reserve on non-PCD loans (double dip).

H	Reflects the estimated adjustment to record day 2 PCD CECL reserve adjustment.

I	Estimated adjustment to record fixed assets at fair value.

J	Adjustment to record eliminate Fentura’s existing goodwill.

K
“Estimated Goodwill to be generated as a result of the total purchase price and net assets acquired. (See “Pro Forma Purchase Price”“ above for the allocation of the purchase price to net assets acquired”).”

L	Adjustment to eliminate Fentura’s existing CDI .

M	Adjustment to record estimated CDI at fair value and Customer list at estimated fair value.

N	Current/deferred tax assets created as a result of purchase accounting adjustments. All taxable adjustments were calculated using a 21% tax rate.

O	Adjustment to record borrowings at their estimated fair value.

P	Adjustment to record TruPS at their estimated fair value.

Q	Current/deferred tax liabilities created as a result of purchase accounting adjustments. All taxable adjustments were calculated using a 21% tax rate.

R	Estimated elimination of Fentura Financial Inc. common stock and value of merger consideration paid.

Income Statement

A	Investment securities estimated fair value adjustment amortization.

B	Adjustment for the estimated lost reinvestment income on cash paid for transaction expenses at an assumed lost yield equal to 5.0%

C	Estimated accretion of the credit adjustment on non-PCD loans.

D	Estimated accretion of the fair value adjustment on loans.

E	Estimated bank-level borrowing fair value adjustment amortization.

F	Holding Company TruPS estimated fair value adjustment amortization.

G	Estimated incremental CDI intangible amortization expense above historical CDI amortization expense based on a a 10 year sum of years digits calculation.

H	Estimated customer list intangible amortization expense.

I	Estimated capitalization of branch expenses.

J	Adjustment to reflect the increased depreciation expense related to the estimated fair value adjustment on fixed assets.

K	Reversal of Fentura’s CDI Amortization.

L	Tax effect on the pro forma adjustments at an assumed 21% effective tax rate.

ANNEX H
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Tangible Book Value Per Share
Tangible book value per share is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate (1) tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the respective period, and (2) tangible equity as common shareholders’ equity less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.
ChoiceOne and Fentura believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value. The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible equity and presents the tangible book value per share compared to book value per share for each of ChoiceOne and Fentura:

	ChoiceOne		Fentura
($ in thousands, except per share data)	As of and for the six months ended June 30, 2024	As of and for the year ended December 31, 2023	As of and for the six months ended June 30, 2024	As of and for the year ended December 31, 2023
Total shareholders’ equity	$214,519	$195,634	$143,301	$138,702
Less goodwill and intangibles	61,394	61,800	9,297	9,386
Tangible book value	$153,125	$133,834	$134,004	$129,316

Number of common shares outstanding	7,574	7,548	4,490	4,471

Book value per share	$28.32	$25.92	$31.91	$31.02
Tangible book value per share	$20.22	$17.73	$29.84	$28.92

Net Interest Margin
ChoiceOne and Fentura show net interest margin on a fully taxable equivalent basis, which is a non-GAAP financial measure. ChoiceOne and Fentura believe the fully taxable equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. The following tables reconcile, as of the dates set forth below, net interest margin on a fully taxable equivalent basis for each of ChoiceOne and Fentura:

	ChoiceOne
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average interest-earning assets	$2,490,648	$2,294,872	$2,378,646	$2,232,844
Tax-equivalent interest income	59,158	45,490	100,509	76,725
Interest expense	23,531	11,611	33,095	7,746
Net interest income (tax equivalent basis)	$35,627	$33,879	$67,414	$68,979
Net interest margin (tax equivalent basis)	2.88%	2.95%	2.83%	3.09%
Tax equivalent adjustment	(782)	(776)	(1,530)	(1,665)
Net interest income (GAAP)	$34,845	$33,103	$65,884	$67,314
Net interest margin (GAAP)	2.81%	2.88%	2.77%	3.01%

H-1

	Fentura
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Average interest-earning assets	$1,676,786	$1,606,599	$1,627,284	$1,429,605
Tax-equivalent interest income	43,055	38,266	79,743	59,292
Interest expense	18,965	11,804	28,087	6,767
Net interest income (tax equivalent basis)	$24,090	$26,462	$51,656	$52,525
Net interest margin (tax equivalent basis)	2.89%	3.32%	3.17%	3.67%
Tax equivalent adjustment	(27)	(34)	(62)	(72)
Net interest income (GAAP)	$24,063	$26,428	$51,594	$52,453
Net interest margin (GAAP)	2.87%	3.29%	3.17%	3.67%

Tangible Equity to Tangible Assets
Tangible equity to tangible assets is a non-GAAP financial measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. ChoiceOne and Fentura calculate tangible equity, as described above in “—Tangible Book Value Per Share,” and tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total common shareholders’ equity to total assets.
ChoiceOne and Fentura believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets without increasing tangible equity or tangible assets. The following tables reconcile, as of the dates set forth below, total shareholders’ equity to tangible equity and total assets to tangible assets for each of ChoiceOne and Fentura:

	ChoiceOne
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Shareholders’ equity	$214,519	$179,240	$195,634	$168,874
Total assets	2,623,067	2,483,726	2,576,706	2,385,915
Shareholders’ equity to assets (GAAP)	8.18%	7.22%	7.59%	7.08%

Goodwill	$59,946	$59,946	$59,946	$59,946
Core deposit intangible	1,448	2,304	1,854	2,809
Total intangible assets	$61,394	$62,250	$61,800	$62,755

Tangible shareholder’s equity	$153,125	$116,990	$133,834	$106,119
Tangible assets	2,561,673	2,421,476	2,514,906	2,323,160
Tangible shareholders’ equity to tangible assets	5.98%	4.83%	5.32%	4.57%

	Fentura
	As of and for the six months ended June 30,		As of and for the years ended December 31,
($ in thousands, except per share data)	2024	2023	2023	2022
Shareholders’ equity	$143,301	$130,690	$138,702	$126,087
Total assets	1,756,629	1,718,819	1,738,952	1,688,863
Shareholders’ equity to assets (GAAP)	8.16%	7.60%	7.98%	7.47%

Goodwill	$8,853	$8,853	$8,853	$8,853
Core deposit intangible	444	684	533	836
Total intangible assets	$9,297	$9,537	$9,386	$9,689

Tangible shareholder’s equity	$134,004	$121,153	$129,316	$116,398
Tangible assets	1,747,332	1,709,282	1,729,566	1,679,174
Tangible shareholders’ equity to tangible assets	7.67%	7.09%	7.48%	6.93%

H-2